Exhibit 4.1

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT,

dated as of December 29, 2009,

among

GREEKTOWN HOLDINGS, L.L.C.

and

GREEKTOWN HOLDINGS II, INC.,
each as a Borrower, a Debtor and a Debtor-In-Possession,

GREEKTOWN CASINO, L.L.C., TRAPPERS GC PARTNER, L.L.C., CONTRACT
BUILDERS CORPORATION and REALTY EQUITY COMPANY, INC.,
each as a Subsidiary Guarantor, a Debtor and a Debtor-In-Possession,

VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,

JEFFERIES FINANCE LLC,
as the Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,
as the Syndication Agent

and

GOLDMAN SACHS LENDING PARTNERS LLC AND JEFFERIES FINANCE LLC,
as the Co-Lead Arrangers and the Co-Bookrunners

		Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	3

SECTION 1.1.	Defined Terms	3

SECTION 1.2.	Use of Defined Terms	30

SECTION 1.3.	Cross-References	30

SECTION 1.4.	Accounting and Financial Determinations	30

ARTICLE II	COMMITMENTS AND BORROWING PROCEDURES	30

SECTION 2.1.	Commitments	30

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SCHEDULE I	-	Disclosure Schedule

SCHEDULE II	-	Schedule of Prepetition Rate Protection Agreements

EXHIBIT A	-	Form of DIP Order

EXHIBIT B	-	Budget

EXHIBIT C	-	Form of Lender Assignment Agreement

EXHIBIT D	-	Form of Borrowing Request

EXHIBIT E	-	Tax Certificate

EXHIBIT F	-	Form of Compliance Certificate

EXHIBIT G	-	Form of Cash Collateral Account Agreement

EXHIBIT H	-	Real Property Descriptions

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SENIOR SECURED SUPERPRIORITY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

          THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of December 29, 2009, among GREEKTOWN HOLDINGS, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (“Greektown Holdings”) and GREEKTOWN HOLDINGS II, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Greektown Corporation”, together with Greektown Holdings, the “Borrowers” and each, a “Borrower”), GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Operating Company”), TRAPPERS GC PARTNER, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“TGCP”), CONTRACT BUILDERS CORPORATION, a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Contract Builders”), and REALTY EQUITY COMPANY, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Realty Equity”, and together with the Operating Company, TGCP and Contract Builders, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the various financial institutions as are or may become parties hereto (collectively, the “Lenders”), JEFFERIES FINANCE LLC (“Jefferies”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as the syndication agent (in such capacity, the “Syndication Agent”), and Goldman Sachs and Jefferies, as co-lead arrangers (in such capacity, the “Co-Lead Arrangers”) and co-bookrunners (in such capacity, “Co-Bookrunners”).

WITNESSETH:

          WHEREAS, on May 29, 2008 (the “Petition Date”), the Borrowers, the Subsidiary Guarantors and the Other Debtors (each a “Debtor” and collectively, the “Debtors”) each filed a separate voluntary petition for relief (each a “Case” and collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the “Bankruptcy Court”); and

          WHEREAS, the Borrowers, the Subsidiary Guarantors and the Other Debtors are continuing to operate their respective businesses and manage their respective properties as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code; and

          WHEREAS, on June 9, 2008 (the “Original Closing Date”), the Borrowers, the Subsidiary Guarantors, the lenders party thereto from time to time (the “Original Lenders”), Merrill Lynch Capital Corporation, as the administrative agent (“Original Administrative Agent”), Wachovia Bank, National Association, as the issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, as the co-lead arrangers and the joint book runners, and Wachovia Capital Markets, LLC, as the syndication agent, entered into that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement (as amended and restated as of February 20, 2009, and as further amended through the date hereof, the “Original DIP Credit Agreement”); and

          WHEREAS, the Original DIP Credit Agreement provided post-petition financing to the Borrowers in the form of a senior secured superpriority debtor-in-possession loan facility in the aggregate principal amount of $196,000,000 (the “Original DIP Facility”; the Obligations thereunder, the “Original Loans”);

          WHEREAS, prior to the Original Closing Date (such term and other capitalized terms being used herein with the meanings provided in Section 1.1), (x) 50% of the Operating Company Membership Interests are owned directly by Kewadin Greektown Casino, L.L.C. (“Kewadin”) which, in turn, is 100% owned by Kewadin Casinos Gaming Authority (the “Authority”) and which, in turn, is 100% owned by the Sault Ste. Marie Tribe of Chippewa Indians (the “Tribe”) and (y) 50% of the Operating Company Membership Interests are owned directly by Monroe Partners, L.L.C. (“Monroe”), which, in turn, is 97.1875% owned directly by Kewadin and 2.8125% owned directly by, or subject to options for the benefit of, other Persons; and

          WHEREAS, on or before December 2, 2005, (x) 50% of the Operating Company Membership Interests were transferred to Greektown Holdings by Kewadin and (y) 50% of the Operating Company Membership Interests were transferred to Greektown Holdings by Monroe and, after giving effect to such transfers, the Operating Company is a wholly-owned Subsidiary of Greektown Holdings; and

          WHEREAS, as of the Effective Date, 50% of the Greektown Holdings Membership Interests are owned directly by each of Kewadin and Monroe; and

          WHEREAS, as of the Effective Date, Greektown Corporation is a wholly-owned subsidiary of Greektown Holdings; and

          WHEREAS, the Borrowers have requested that the Original DIP Facility be replaced with a new senior secured superpriority debtor-in-possession loan facility in the maximum aggregate principal amount of $210,000,000 (the “DIP Facility”), that the Original Loans be paid in full, in cash, and that the Original DIP Credit Agreement be refinanced and replaced in its entirety as set forth in this Agreement; and

          WHEREAS, it is the intention of the parties hereto that the terms of this Agreement shall supersede the terms of the Original DIP Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than provisions thereof which expressly survive the termination of the Original DIP Credit Agreement, in each case, to the extent provided for therein); and

          WHEREAS, the Borrowers desire to obtain Term A Loans and Delayed Draw Commitments from the Lenders on the Effective Date; and

          WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article VI), to make such Term A Loans, enter into such Delayed Draw Commitments and make such Delayed Draw Loans to the Borrowers; and

          WHEREAS, the proceeds of the Term A Loans will be advanced to the Borrowers which will be used by the Borrowers, so that they may fund the repayment in full of the outstanding obligations under the Original DIP Credit Agreement,

          WHEREAS, the proceeds of the Delayed Draw Loans will be advanced to the Borrowers, which will be used by the Borrowers, so that they may fund capital contributions to the Operating Company, to pay for costs incurred by the Operating Company in accordance with the Budget and as otherwise permitted under this Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.1. Defined Terms. The following terms (whether or not italicized) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          “Administrative Agent” means Jefferies, and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 10.4.

          “Affected Lender” is defined in clause (a) of Section 4.7.

          “Affiliate” means, relative to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person excluding, however, any trustee under, or any committee with responsibility for administering, any Plan). With respect to any Lender or Approved Fund, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote more than 50% of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power

                    (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be; or

                    (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Affiliate Transaction” is defined in Section 8.2.14.

          “Agent” means the Administrative Agent or the Syndication Agent, as the context requires.

          “Agreement” means, on any date, this Senior Secured Superpriority Debtor-in-Possession Credit Agreement as in effect on the Effective Date, and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified.

          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Borrower or Subsidiary Guarantor provides to Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or the Lenders by means of electronic communications pursuant to Section 13.2(b).

          “Approved Fund” means, relative to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          “Asset Sale” is defined in Section 8.2.12.

          “Assignee Lender” is defined in Section 13.11.1.

          “Authority” is defined in the recitals.

          “Authorized Representative” means, relative to any Person, those of its officers or managers or managing members (in the case of a limited liability company) whose signatures and incumbency have been certified in a certificate of such Person delivered to the Administrative Agent.

          “Available Cash” means all of the Borrowers’ and Subsidiary Guarantors’ cash that constitutes the Prepetition Lenders’ cash collateral (as defined in Bankruptcy Code Section 363(a)) in which the Prepetition Lenders have a security interest and any other cash and cash collateral.

          “Bankruptcy Code” is defined in the preamble.

          “Bankruptcy Court” is defined in the recitals.

          “Board of Directors” means, relative to any Person, (x) for so long such Person is a corporation, the Management Board or Board of Directors, as the case may be (as such terms are defined in the Organizational Documents of such Person) appointed pursuant to the Organizational Documents of such Person or (y) on and after such time as such Person is no longer a corporation, the substantially equivalent governing body of such Person.

          “Board of Managers” means, relative to any Person, (x) for so long such Person is a limited liability company, the Management Board or Board of Managers, as the case may be (as such terms are defined in the Organizational Documents of such Person) appointed pursuant to the Organizational Documents of such Person or (y) on and after such time as such Person is no longer a limited liability company, the board of directors or substantially equivalent governing body of such Person.

          “Borrower” is defined in the preamble.

          “Borrowing” means the Loans made by the Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

          “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Representative of each Borrower substantially in the form of Exhibit D hereto.

          “Budget” means a budget substantially in the form of Exhibit B, prepared on a rolling thirteen (13) week basis, which sets forth all of the Borrowers’ and Subsidiary Guarantors’ expenditures and cash flow, with such initial Budget (being in form and substance acceptable to the Administrative Agent and Lenders) covering the period from the Effective Date to and including the date that ends on the last day of the thirteenth (13th) week thereafter, and deliverable to the Administrative Agent at the end of each Budget Period with monthly updates pursuant to Section 8.1.3.

          “Budget Period” means the thirteen (13) week period covered by the Budget that has been delivered by the Borrowers pursuant to Section 8.1.3.

          “Building Department” means City of Detroit Department of Building and Safety Engineering.

          “Business Day” means any day which is not a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

          “Business Plan” means a twelve-month business plan of the Borrowers and Operating Company, which shall include projections (with monthly financial statements and monthly budgeted cash flows and disbursements) for a twelve-month period beginning January 1, 2010 and ending December 31, 2010.

          “Capital Expenditures” means, for any period, expenditures for fixed or capital assets made during such period which, in accordance with GAAP, are required to be (x) classified as capital expenditures and (y) shown as such on the applicable balance sheet, excluding, however, any such asset acquired in connection with a replacement and maintenance program that is properly expensed in accordance with GAAP.

          “Capital Stock” means, relative to any Person, any and all shares, interests (including Membership Interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

          “Capitalized Lease Liability” means, relative to any Person, any monetary obligation of such Person under any leasing or similar arrangement which, in accordance with GAAP, is required be classified as a capitalized lease, and, for purposes of this Agreement and each other Loan Document, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

          “Carve-Out” means the (i) unpaid fees of the Clerk of the Bankruptcy Court and the U.S. Trustee pursuant to 28 U.S.C. § 1930(a) and (ii) the reasonable fees and expenses of Professionals (but not any “success fee” or “transaction fee” owed to such Professional) retained by the Debtors and any official committee appointed in the Cases prior to delivery of a Carve-Out Trigger Notice, in each case, as reflected in the Budget.

          “Carve-Out Trigger Notice” means a notice delivered by the Administrative Agent to the Borrowers’ counsel and the lead counsel retained by any official committee appointed in the Cases following the occurrence of an Event of Default, expressly stating that the Post-Default Carve-Out has been invoked and referencing the relevant default provision under Article IX hereof.

          “Case” and “Cases” are defined in the recitals.

          “Cash Collateral Account” means, on any date, any and all “deposit accounts” (as defined in the Uniform Commercial Code as in effect in the State of New York) established by the Borrowers from time to time with the Depository subject to a Cash Collateral Account Agreement for the benefit of the Secured Parties in accordance with Section 8.1.24.

          “Cash Collateral Account Agreement” means, on any date, the Cash Collateral and Control Agreement, substantially in the form of Exhibit G hereto or in such other form agreed upon by the Borrowers, the Depository and the Administrative Agent, for the benefit of the Secured Parties, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified.

          “Cash Equivalent Investment” means, at any time, (u) United States Dollars, (v) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, however, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) month from the date of acquisition, (w) certificates of deposit and eurodollar time deposits with maturities of one (1) month or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one (1) month and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of “B” or better, (x) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in item (v) and (w) entered into with any financial institution meeting the qualifications specified in item (w), (y) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one (1) month after the date of acquisition and (z) money market funds substantially all of the assets of which constitute Cash Equivalent Investments of the kinds described in items (u)-(y) of this definition.

          “CERCLA” is defined in clause (a) of the definition of “Environmental Law”.

          “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

          “Certificate of Occupancy” means a permanent or temporary certificate of occupancy, in either case, for the Improvements specified in such certificate of occupancy issued by the

Building Department pursuant to applicable Legal Requirements, which permanent or temporary certificate of occupancy shall permit the Improvements to be used for their intended purposes.

          “Change of Control” means:

                    (a) any sale or transfer of a substantial portion of the Permanent Casino Complex; or

                    (b) any “Transfer” (as defined in the Development Agreement) which is not expressly permitted by the Development Agreement (whether or not such Transfer is permitted by this Agreement); or

                    (c) any transfer or change in control not permitted by Michigan Gaming Law, the MGCB or the MGCB Approval.

          “City” means the City of Detroit, Michigan.

          “Co-Bookrunners” is defined in the preamble.

          “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

          “Co-Lead Arrangers” is defined in the preamble.

          “Commitment” means, as the context may require, a Term A Commitment or a Delayed Draw Commitment.

          “Commitment Amount” means, as the context may require, the Term A Commitment Amount or the Delayed Draw Commitment Amount.

          “Commitment Fee” is defined in Section 3.3.2.

          “Committee” means the official statutory committee of unsecured creditors appointed in the Cases pursuant to Section 1102 of the Bankruptcy Code.

          “Compliance Certificate” means a certificate duly completed and executed by an Authorized Representative of Greektown Holdings substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring compliance by Greektown Holdings and its Subsidiaries with the covenants contained herein.

          “Consolidated EBITDAR” means, for any applicable period, the sum (without duplication) of

                    (a) Net Income of Greektown Holdings and its Subsidiaries for such period,

          plus

                    (b) the amount deducted by Greektown Holdings and its Subsidiaries in determining Net Income for such period, representing

                              (i) Interest Expense; plus

                              (ii) the amount deducted, in determining Net Income, of all federal, state and local income taxes (including, without duplication, any state single business, unitary or similar taxes, but excluding any reduction in tax liability pursuant to Section 12 of the Michigan Gaming Control and Revenue Act) (whether paid in cash or accrued or deferred); plus

                              (iii) depreciation expense; plus

                              (iv) amortization expense; plus

                              (v) restructuring expenses as set forth in the Budget in the amounts actually incurred; plus

                              (vi) other non-cash items reducing the net income of Greektown Holdings and its Subsidiaries less other non-cash items increasing such net income.

          “Construction Documents” means, collectively, the Jenkins Skanska Contract and any other Material Contracts entered into on, prior to or after the Effective Date, relating to the development, construction, maintenance or operation of the Permanent Casino Complex including all amendments in effect as of the Effective Date, as the same may be amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

          “Contingent Liability” means, relative to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection or standard contractual indemnities entered into in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation underlying such Contingent Liability and (y) the maximum amount for which such Person may be liable pursuant to the terms of the Instrument evidencing such Contingent Liability; provided, however, if such primary obligation and the maximum amount thereof for which such Person may be liable are not stated or determinable, then the amount of any Person’s obligation under such Contingent Liability shall be such Person’s maximum anticipated liability (assuming such Person is required to perform) in respect thereof as reasonably determined by the Administrative Agent.

          “Contract Builders” is defined in the preamble.

          “Contract Builders Mortgage” means, on any date, the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the principal amount of $290,000,000,

made by Contract Builders, as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded with the Wayne County (Michigan) Register of Deeds, covering the Real Property described on Exhibit H-5, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.

          “Contract Builders Parcel” means that portion of the Surplus Parcels owned by Contract Builders described in Exhibit H-5.

          “Contractor” means any construction consultant, architect, contractor, subcontractor, supplier, laborer, or any other Person engaged by Greektown Holdings or any of its Subsidiaries under a contract.

          “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

          “Credit Extension” means the making of a Loan by a Lender.

          “Debtor” and “Debtors” are defined in the recitals.

          “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

          “Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

          “Delayed Draw Commitment” means, on any date, relative to any Delayed Draw Lender, (i) the result obtained by multiplying the Delayed Draw Commitment Amount by such Delayed Draw Lender’s Percentage as reduced by (ii) the principal amount of any Delayed Draw Loans made by such Delayed Draw Lender as of such date. The amount and Percentage of the Delayed Draw Commitment of each Delayed Draw Lender is set forth on such Lender’s signature page hereto or in a Lender Assignment Agreement.

          “Delayed Draw Commitment Amount” means the aggregate principal amount of Delayed Draw Loans which the Delayed Draw Lenders are obligated to make pursuant to clause (a) of Section 2.1. The Delayed Draw Commitment Amount is $20,000,000.

          “Delayed Draw Commitment Termination Date” means the earliest of (a) the DIP Facility Termination Date, and (b) the date upon which the Delayed Draw Commitment is reduced to zero.

          “Delayed Draw Lender” means any Lender which has made a Delayed Draw Commitment or holds a Delayed Draw Loan.

          “Delayed Draw Loans” is defined in clause (b) of Section 2.1.1.

          “Depository” means such Person designated from time to time by the Administrative Agent to serve as the depository bank under the Cash Collateral Account Agreement.

          “Development Agreement” means the Revised Development Agreement among the City, the EDC and the Operating Company, dated as of August 2, 2002, as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof.

          “DIP Collateral” is defined in clause (a) of Section 11.1.

          “DIP Facility” is defined in the recitals.

          “DIP Facility Termination Date” means the earliest of:

                    (a) the Stated Maturity Date;

                    (b) the effective date of a plan of reorganization for the Borrowers;

                    (c) the date on which any sale or transfer of a substantial portion of the Permanent Casino Complex occurs;

                    (d) [reserved]; and

                    (e) the date of the occurrence of any Event of Default and either (x) the declaration of all or any portion of the Loans to be immediately due and payable pursuant to Section 9.2 or (y) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.

          “DIP Order” means, collectively, the order or orders of the Bankruptcy Court entered in the Borrowers’ and the Subsidiary Guarantors’ Cases after a final hearing under Bankruptcy Rule 4001 which order or orders shall be substantively in the form of Exhibit A and otherwise in form and substance satisfactory to the Administrative Agent and the Borrowers, and (i) shall approve and authorize on a final basis (including the expiration of all appeals and extension periods) the DIP Facility and related transactions, all provisions thereof, and the priorities, Liens and claims granted therein, and (ii) shall prohibit the assertion of claims arising under Section 506(c) of the Bankruptcy Code against the Prepetition Agent, the Prepetition Lenders, the Administrative Agent or any Lender.

          “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Administrative Agent.

          “Dollar” and the symbol “$” mean lawful money of the United States.

          “Downgraded Lender” is defined in clause (b) of Section 4.7.

          “Easement” means any easement appurtenant, easement in gross, license agreement or other right running for the benefit of the Operating Company or appurtenant to the Permanent

Casino Complex, the Improvements thereon, and the Surplus Parcels, including those easements and licenses described in the Development Agreement and each title policy.

          “EDC” means the Economic Development Corporation of the City of Detroit.

          “Effective Date” means the date this Agreement becomes effective pursuant to Section 13.8.

          “Eligible Assignee” means (A) any of the following entities: (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof (provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country); and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies or (B) a Lender, an Affiliate of a Lender or an Approved Fund; or (C) any other Person (other than a natural Person) approved by the Administrative Agent after consultation with the Borrowers (but only if no Default exists hereunder); provided, however, that Greektown Holdings, its Subsidiaries, Monroe, Kewadin, the Authority, the Tribe or any of their Affiliates shall not be an Eligible Assignee.

          “Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, Liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, reasonable attorneys’ and consultants’ fees, resulting from any obligation under, or violation of, any Environmental Law or any Permit issued under any such Environmental Law including (x) any and all claims by Governmental Instrumentalities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (y) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

          “Environmental Law” means any of:

                    (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) (“CERCLA”);

                    (b) the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.) (“Clean Water Act” or “CWA”);

                    (c) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) (“RCRA”);

                    (d) the Atomic Energy Act of 1954 (42 U.S.C. Section 2011, et seq.);

                    (e) the Clean Air Act (42 U.S.C. Section 7401, et seq.);

                    (f) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001, et seq.);

                    (g) the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136, et seq.) (“FIFRA”);

                    (h) the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

                    (i) the Safe Drinking Water Act (42 U.S.C. Sections 300f, et seq) (“SDWA”);

                    (j) the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201, et seq.);

                    (k) the Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.) (“TSCA”);

                    (l) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.) (“HMTA”);

                    (m) the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901, et seq.) (“UMTRCA”);

                    (n) the Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.) (“OSHA”);

                    (o) the Michigan Natural Resources and Environmental Protection Act (MCL 324.3101-.21551); and

                    (p) all other federal, state and local Legal Requirements which govern Hazardous Substances, and the regulations adopted pursuant to all such foregoing laws;

in each case, as amended by an amendment thereto or succeeded by a successor law, statute or regulation thereto.

          “Environmental Matter” means any:

                    (a) release, emission, entry or introduction into the air including the air within buildings and other natural or man-made structures above ground in quantities or concentrations exceeding standards set by Environmental Laws;

                    (b) discharge, release or entry into water including into any river, watercourse, lake or pond (whether natural or artificial or above ground or which joins or flows into any such water outlet above ground) or reservoir, or the surface of the riverbed or of other land supporting such waters, ground waters, sewer or the sea in quantities or concentrations exceeding standards set by Environmental Laws;

                    (c) deposit, disposal, keeping, treatment, importation, exportation, production, transportation, handling, processing, carrying, manufacture, collection, sorting or presence of any Hazardous Substance in quantities or concentrations exceeding standards set by Environmental Laws (including, in the case of waste, any substance which constitutes a scrap material or an effluent or other unwanted surplus substance arising from the application of any process or activity (including making it reusable or reclaiming substances from it) and any substance or article which is required to be disposed of as being broken, worn out, contaminated or otherwise spoiled);

                    (d) nuisance, noise, health and safety at work, industrial illness, industrial injury due to environmental factors, environmental health problems (including asbestosis or any other illness or injury caused by exposure to asbestos) or genetically modified organisms; or

                    (e) conservation, preservation or protection of the natural or man-made environment or any living organisms supported by the natural or man-made environment.

          “Equity Interest” means, relative to any Person, Capital Stock and all warrants, options or other rights to acquire Capital Stock (excluding, however, any debt security that is convertible into, or exchangeable for, Capital Stock) of such Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

          “Event of Default” is defined in Section 9.1.

          “Event of Loss” means, relative to any property or asset (tangible or intangible, real or personal), (x) any loss, destruction or damage of such property or asset, (y) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of all or a part of such property or asset, or confiscation of all or a part of such property or asset or the requisition of the use of all or a part of such property or asset or (z) any settlement in lieu of item (y).

          “Excess Available Cash” means, at any time, Available Cash in excess of $35,000,000.

          “Existing Indebtedness” means Indebtedness of Greektown Holdings and its Subsidiaries in existence on the Effective Date.

          “Existing Operating Leases” means those Operating Leases disclosed in Item 8.2.8 of the Disclosure Schedule.

          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to

                    (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                    (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          “FF&E” means all furnishings, fixtures and equipment at, on or about the Improvements.

          “First Day Orders” means all orders entered by the Bankruptcy Court on the Petition Date or within five (5) Business Days of the Petition Date or based on motions fled on the Petition Date.

          “Fiscal Quarter” means a calendar quarter ending on the last day of March, June, September or December.

          “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2000 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

          “Fitch” means Fitch Investor Services, Inc. or any successor thereto.

          “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

          “GAAP” is defined in Section 1.4.

          “Gaming Equipment” means the gaming equipment and gaming devices which are regulated under any Michigan Gaming Law or other applicable Legal Requirement (such as slot machines, cashless wagering systems and associated equipment) together with all improvements, additions or substitutions thereto.

          “Gaming License” means any and all duly issued and valid licenses, approvals, registrations, findings of suitability and authorizations relating to gaming at the Permanent Casino Complex under the Michigan Gaming Laws or required by the MGCB or necessary for the operation of gaming at the Permanent Casino Complex, as the case may be.

          “Goldman Sachs” is defined in the preamble.

          “Governmental Approvals” means all approvals, consents, waivers, orders, acknowledgments, authorizations, certificates, registrations, permits, environmental permits, and licenses required under applicable Legal Requirements to be obtained from any Governmental Instrumentality for the Permanent Casino Complex, or any portion thereof, for the use, occupancy, and operation of the Permanent Casino Complex.

          “Governmental Instrumentality” means any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the City, the EDC, the MGCB, any zoning authority, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the F.R.S. Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

          “Greektown Corporation” is defined in the preamble.

          “Greektown Holdings” is defined in the preamble.

          “Greektown Holdings Membership Interest” means a Membership Interest as defined in the Organizational Documents of Greektown Holdings.

          “Greektown Surplus Parcels” means that portion of the Surplus Parcels owned by the Operating Company, described in Exhibit H-7.

          “Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Environmental Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 1.01 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R. Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R. Part 260.10, specifically including Appendices VII and VIII of Subpart D of 40 C.F.R. Part 261; those substances designated as hazardous substances in 40 C.F.R. Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R. Part 171.8; those substances regulated as hazardous materials, hazardous substances or toxic substances in 40 C.F.R. Part 1910; those substances defined as hazardous materials, hazardous substances or toxic substances in any other Environmental Laws; and those substances defined as hazardous materials, hazardous substances or toxic substances in the regulations adopted pursuant to said laws, whether or not such regulations or publications are specifically referenced herein.

          “Hedging Liabilities” means any obligations of a party under any swap, cap, collar, forward, future, option, structured securities or other derivatives agreement or similar arrangement.

          “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document referred to in this Agreement or such other Loan

Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

          “Hotel/Garage” means that portion of the Permanent Casino Complex described on Exhibit H-3.

          “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Person, any qualification or exception to such opinion or certification

                    (a) which relates to the limited scope of examination of matters relevant to such financial statement; or

                    (b) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to a default under Section 8.2.4.

          “Imposition” means any real estate tax, payment in lieu of taxes or other assessment levied, assessed or imposed against any of the Surplus Parcels or the Permanent Casino Complex, and any water rates, sewer rentals or other governmental, municipal or public dues, charges or impositions, of every nature and to whomever assessed, that may now or hereafter be levied or assessed upon any of the Surplus Parcels or the Permanent Casino Complex, or upon the rents, issues, income, proceeds or profits thereof, whether the Imposition is levied directly or indirectly against any of the Surplus Parcels or the Permanent Casino Complex or as excise taxes or income taxes.

          “Improvement” means any building, structure or other improvements located, constructed or to be located or constructed on any of the Surplus Parcels or the Permanent Casino Complex.

          “including” and “include” means including, without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

          “Indebtedness” means, relative to any Person, without duplication:

                    (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                    (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (or reimbursement agreements in respect thereof), whether or not drawn, and banker’s acceptances issued for the account of such Person;

                    (c) all Capitalized Lease Liabilities of such Person,

                    (d) all other items which, in accordance with GAAP, would be required to be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined (other than accounts payable and accrued expenses by the Operating Company or its Subsidiaries arising in the ordinary course of business in connection with the operation of the Permanent Casino Complex, in each such case, to the extent set forth in the Budget);

                    (e) net liabilities of such Person under all Hedging Liabilities;

                    (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date that the obligation is incurred, and indebtedness (excluding, however, prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and the obligations of the Operating Company or its Subsidiaries under the Development Agreement), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness that is limited in recourse to such property owned or being purchased shall, for purposes of this clause (f), be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such obligations of such Person and (ii) the fair market value of the property for which such Indebtedness has been incurred; and

                    (g) all Contingent Liabilities of such Person in respect of any of the foregoing that are required to be included as a liability in accordance with GAAP.

For all purposes of this Agreement, (x) the Indebtedness of any Person shall include the proportion of Indebtedness of any partnership in which such Person is a general partner or joint venturer with liability for the entire indebtedness of the joint venture and (y) the amount of any Indebtedness outstanding as of any date shall be the principal amount thereof, together with any interest thereon that is more than thirty (30) days past due.

          “Indemnified Liability” is defined in Section 13.4.

          “Indemnified Parties” is defined in Section 13.4.

          “INHAM Exemption” is defined in clause (d) of Section 2.8.

          “Instrument” means any contract, agreement, indenture, mortgage, deed of trust, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any Lien (or right or interest therein) is granted or perfected.

          “Insurance Premium Agreement” means the Premium Finance Agreement and Disclosure Statement among First National Bank of Kansas (purchased and serviced by Universal Premium Acceptance Corporation), Meadowbrook Insurance Agency and the Operating Company with respect to certain insurance policies effective as of January 15, 2009, as effective upon approval by the Bankruptcy Court.

          “Insurance Requirement” means any provisions of any insurance policy covering or applicable to Greektown Holdings or any of its Subsidiaries, any of the Surplus Parcels or the Permanent Casino Complex or any portion thereof, all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any body exercising similar functions) applicable to or affecting any of the Surplus Parcels or the Permanent Casino Complex or any portion thereof, any use or condition thereof or Greektown Holdings or its Subsidiaries.

          “Interest Expense” means, for any period, the consolidated interest expense (net of cash interest income) of Greektown Holdings and its Subsidiaries (including, to the extent Greektown Holdings and its Subsidiaries have any Contingent Liability in respect of such interest expense, the interest expense of other Persons) for such period, as determined on a consolidated basis in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding, however, deferred financing costs and other non-cash interest expense.

          “Investment” means, relative to any Person,

                    (a) any loan or advance made by such Person to any other Person (including Affiliates) (excluding, however, commission, travel, petty cash and similar advances to managers, officers and employees made in the ordinary course of business);

                    (b) any Contingent Liability of such Person;

                    (c) any ownership or similar interest held by such Person in any other Person; and

                    (d) any other item that is required to be classified as an investment on a balance sheet of such Person prepared in accordance with GAAP.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

          “Jefferies” is defined in the preamble.

          “Jenkins Skanska” means Jenkins/Skanska Venture, LLC.

          “Jenkins Skanska Contract” means, on any date, the construction contract between the Operating Company and Jenkins Skanska, including all amendments in effect as of the Effective Date, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

          “Kewadin” is defined in the recitals.

          “Legal Requirement” means, relative to any Person or property, all laws (including Michigan Gaming Laws, if applicable), statutes, codes, regulations, rules, acts, ordinances,

permits, licenses, authorizations, directions and requirements of all Governmental Instrumentalities, departments, commissions, boards, courts, authorities, agencies, officials and officers, and any deed restrictions or other requirements of record, applicable to such Person or such property, or any portion thereof or interest therein or any use or condition of such property or any portion thereof or interest therein (including those relating to zoning, planning, subdivision, building, safety, health, use, environmental quality and other similar matters).

          “Lender” is defined in the preamble and, in addition, shall include any Person that becomes a Lender pursuant to Section 13.11.1.

          “Lender Assignment Agreement” means a lender assignment agreement substantially in the form of Exhibit C hereto.

          “Lender Default” means (x) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or (y) a Lender having notified the Administrative Agent or the Borrowers that it does not intend to comply with its obligations under Section 2.3, as a result of the appointment of a receiver or conservator with respect to such Lender or otherwise at the direction or request of any regulatory agency or authority.

          “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigations, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and reasonable consultants’ and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by, or asserted or awarded against, any Lender or any of such Lender’s parent and subsidiary corporations, and their Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

                    (a) any Hazardous Substances on, in, under or affecting all or any portion of any of the Surplus Parcels or the Permanent Casino Complex or the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from Greektown Holdings, any of its Subsidiaries or any of their properties;

                    (b) any misrepresentation, inaccuracy or breach of any warranty, contained in Section 7.14;

                    (c) any violation or claim of violation by Greektown Holdings or any of its Subsidiaries of any Environmental Laws; or

                    (d) the imposition of any Lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Substances from the any of the Surplus Parcels or the Permanent Casino Complex by Greektown Holdings or any of its Subsidiaries or in connection with any property owned or formerly owned by them.

          “Lender’s Tax” is defined in Section 4.2.

          “Lien” means, relative to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof or any option or other agreement to sell or give a security interest therein).

          “Loan” means, as the context may require, a Term A Loan or a Delayed Draw Loan.

          “Loan Documents” means, collectively, this Agreement, the Orders, each Borrowing Request, the Cash Collateral Account Agreement and any other agreement, certificate, document or Instrument delivered in connection with this Agreement or designated as a Loan Document by the Borrowers and the Administrative Agent and such other agreements, whether or not specifically mentioned herein or therein.

          “Loan Parties” means the Borrowers and the Subsidiary Guarantors.

          “Loss Proceeds” is defined in clause (b) of Section 8.1.18.

          “Mandatory Prepayment” is defined in clause (b) of Section 3.1.1.

          “Material Adverse Effect” means any, event, development or circumstance which has or could reasonably be expected to have a material and adverse effect on (i) the business, assets, property or financial condition of the Borrowers and the Subsidiary Guarantors, taken as a whole or (ii) the validity or enforceability of the Loan Documents or the rights, remedies, options or benefits of the Administrative Agent and the Lenders thereunder; provided, however, that no events related to the commencement and continuation of the Cases shall be deemed to constitute a Material Adverse Effect, and the existence of the automatic stay pursuant to Section 362 of the Bankruptcy Code shall be considered in determining materiality.

          “Material Contract” means the contracts and agreements set forth in Item 6.1.17 of the Disclosure Schedule, and any other contract or agreement a having a value in excess of Two Million ($2,000,000) Dollars that is entered into after the Effective Date from time to time, by (a) the Operating Company (or by Contract Builders or Realty Equity with respect to the Surplus Parcels or by TGCP with respect to the Trappers Alley Parcel) with any Person for performance of services or sale of goods or services in connection with the operation or maintenance of the Surplus Parcels or the Permanent Casino Complex, and (b) the Borrowers or any of their Subsidiaries with any Contractor for performance of services or sale of goods or services in connection with the design, engineering, installation, construction, operation or maintenance of the Surplus Parcels or the Permanent Casino Complex, including all warranties and guarantees of all such contracts, including all amendments in effect as of the Effective Date, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement.

          “Membership Interest” means, relative to any Person which is a limited liability company, a membership interest or a limited liability company interest, as the case may be, of such Person.

          “MGCB” means the Gaming Control Board of the State of Michigan or any other gaming authority with jurisdiction over the Permanent Casino Complex, the gaming business of the Operating Company, or over Kewadin, Monroe, Greektown Holdings or its Subsidiaries or any Person that owns directly or indirectly any of the Capital Stock of the Kewadin, Monroe or Greektown Holdings or its Subsidiaries, as the case may be.

          “MGCB Approval” means any of (i) an order granted by the MGCB approving entry into the transaction contemplated by this Agreement pursuant to Rule 432.1508 and Rule 432.1509 of the Administrative Rules promulgated by the MGCB and granting all necessary supplier-licensing exemptions applicable to the transactions contemplated by this Agreement; or (ii) an order granted by the MGCB waiving the rights of the MGCB to approve such transactions; or (iii) an order of any court, state or federal, that requires the MGCB to approve this Agreement pursuant to Rule 432.1508 and Rule 432.1509 of the Administrative Rules promulgated by the MGCB and granting all necessary supplier-licensing exemptions applicable to the transactions contemplated by this Agreement or otherwise reverses or rules unnecessary any such approval requirement by the MGCB.

          “Michigan Gaming Law” means the Michigan Gaming Control and Revenue Act, as codified in Public Act 69 of 1997, MCLA 432.201, et seq., as amended from time to time, and the Administrative Rules, Resolutions, or Executive Orders of the MGCB promulgated thereunder, as amended from time to time.

          “Monroe” is defined in the recitals.

          “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereto.

          “Mortgage” means, on any date, the Consolidated, Amended and Restated Mortgage dated as of April 13, 2007, made by the Operating Company and TGCP, each as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded in Liber 46207, Page 1302 of the Official Records of Wayne County, Michigan, covering the Trappers Alley Parcel, the Permanent Casino Complex and the Real Property described on Exhibits H-1(A), H-4 and H-7, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.

          “Net Income” means, for any period, the aggregate of all amounts which, on a consolidated basis in accordance with GAAP, would be required to be included in determining the consolidated net income of Greektown Holdings and its Subsidiaries for such period.

          “Non-Defaulting Lender” means and includes each Lender other than a “Defaulting Lender”.

          “Non-U.S. Lender” is defined in Section 4.2.

          “Obligations” means (x) all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Greektown Holdings and its Subsidiaries under this Agreement to any Agent and any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising in connection with this Agreement, or pursuant to the terms of any of the Loan Documents, including all interest, fees, charges, reasonable expenses, reasonable attorneys’ fees and costs and expenses, reasonable consultants’ fees and reasonable accountants’ fees chargeable to Greektown Holdings and its Subsidiaries in connection with such Person’s dealings with Greektown Holdings and its Subsidiaries and payable by Greektown Holdings and its Subsidiaries hereunder or thereunder; (y) any and all sums advanced by the Agents or the Lenders in order to complete or preserve the DIP Collateral or preserve any Secured Parties’ security interest in the DIP Collateral, including all protective advances; and (z) in the event of any proceeding for the collection or enforcement of, or any “working out” of, the Obligations after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the DIP Collateral, or of any exercise by any Secured Party of its rights under the Loan Documents, together with reasonable attorneys’ fees and costs and expenses.

          “Obligor” means, as the context may require, the Borrowers, the Subsidiaries of Greektown Holdings (other than Greektown Corporation) and each other Person (other than the Administrative Agent or any Lender) to the extent such Person is obligated under this Agreement or any other Operative Document.

          “Operating Company” is defined in the recitals.

          “Operating Company Membership Interest” means a Membership Interest as defined in the Organizational Documents of the Operating Company.

          “Operating Lease” means any lease for any equipment or Real Property at or for the benefit of the Surplus Parcels or the Permanent Casino Complex, as applicable, and classified as an “operating lease” under GAAP; provided, however, “Operating Lease” shall not include any Participating Lease.

          “Operative Documents” means any Loan Document, Project Document, Construction Document or other Material Contract.

          “Organizational Document” means, relative to any Obligor, as applicable, its certificate or articles of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, operating agreement, limited liability company or operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of capital stock.

          “Original Closing Date” is defined in the recitals.

          “Original DIP Credit Agreement” is defined in the recitals.

          “Original DIP Facility” is defined in the recitals.

          “Original Lenders” is defined in the recitals.

          “Original Loans” is defined in the recitals.

          “Other Debtors” means Kewadin and Monroe.

          “Parking Structures” means that portion of the Permanent Casino Complex described in Exhibit H-4.

          “Participant” is defined in Section 13.11.2.

          “Participating Lease” means any lease for Gaming Equipment entered into by the Operating Company or its Subsidiaries, as lessee, whereby the rental payable to the lessor thereunder, in whole or in part, is based upon a percentage of the revenues produced by the Gaming Equipment covered by such lease.

          “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or any other applicable substantially similar state or territorial law (excluding however, a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Greektown Holdings, any of its Subsidiaries or any corporation, trade or business that is, along with Greektown Holdings or any of its Subsidiaries, a member of a Controlled Group, has liability or a reasonable expectation of liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          “Percentage” means, relative to any Lender, the applicable percentage relating to such Lender’s portion of the Term A Commitment Amount or Delayed Draw Commitment Amount, as the case may be, as set forth on such Lender’s signature page attached hereto or as set forth in a Lender Assignment Agreement under the applicable column heading, in each case, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 13.11.1. A Lender shall not have any Commitment to make Term A Loans or Delayed Draw Loans, as the case may be, if its percentage under the applicable column heading is zero percent (0%).

          “Permanent Casino” means the portion of the Permanent Casino Complex described on Exhibit H-1 and the Trappers Alley Parcel.

          “Permanent Casino Complex” means the Permanent Casino, the Hotel/Garage and the Parking Structures.

          “Permit” means any material building, construction, land use, environmental or other permit, license, franchise, approval, consent and authorization (including central bank and planning board approvals from applicable Governmental Instrumentalities) required for or in connection with the construction, ownership, use, occupation and operation of the Surplus Parcels and the Permanent Casino Complex and the transactions provided for in this Agreement and the other Operative Documents; provided, however, “Permit” shall not include any permit, license, approval, consent or authorization of the MGCB.

          “Permitted Asset Sale” is defined in Section 8.2.12.

          “Permitted Lien” means any of the following types of Liens (excluding, however, any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim and any such Lien expressly prohibited by any applicable terms of any of the Operative Documents):

                    (a) Liens in favor of the Borrowers;

                    (b) Liens securing the Obligations under the Loan Documents;

                    (c) Liens set forth in Item 8.2.3 of the Disclosure Schedule;

                    (d) (x) Liens for Impositions or (y) statutory Liens of landlords, and carriers’, warehousemen’s, construction, suppliers’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business or under the Construction Documents, in the case of each of items (x) and (y), with respect to amounts that either (1) are not yet delinquent or (2) are being contested in good faith by appropriate proceedings; provided, however, that, in each case, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

                    (e) easements, rights-of-way, navigational servitude, restrictions, minor defects, minor encroachments or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of Greektown Holdings or any of its Subsidiaries, any of the Surplus Parcels or the Permanent Casino Complex;

                    (f) Liens created by the Development Agreement;

                    (g) licenses of patents, trademarks and other intellectual property rights granted by Greektown Holdings or its Subsidiaries in the ordinary course of business;

                    (h) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (excluding, however, obligations for the payment of borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the DIP Collateral on account thereof, for amounts (x) not yet overdue or (y) that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (2) in the case of a Lien with respect to any portion of the DIP

Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the DIP Collateral on account of such Lien;

                    (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time due and payable or which is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (x) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (y) in case of any charge or claim which has or may become a Lien against any of the DIP Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the DIP Collateral to satisfy such charge or claim;

                    (j) judgment Liens not constituting an Event of Default;

                    (k) Liens arising from precautionary UCC financing statement filings with respect to Operating Leases permitted under Section 8.2.8;

                    (l) Liens securing the Prepetition Credit Agreement;

                    (m) separate Liens granted by the Operating Company to each seller or lessor which is a party to each agreement set forth on Schedule I to secure the obligations of the Operating Company thereunder provided that the Lien so granted covers only the Gaming Equipment and the proceeds thereof that are to be provided under the applicable purchase order and no other DIP Collateral; and

                    (n) a Lien granted by the Operating Company to the First National Bank of Kansas and Universal Premium Acceptance Corporation pursuant to the Insurance Premium Agreement to secure the obligations of the Operating Company thereunder provided that the Lien so granted covers only the actual amount of the premium to be refunded to the Borrowers thereunder and no other DIP Collateral.

                    (o) Liens in connection with Existing Indebtedness which have been granted on or before the Effective Date.

          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, joint stock company, firm, association, trust or unincorporated organization, government, governmental agency, Governmental Instrumentality, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

          “Petition Date” is defined in the recitals.

          “Plan” means any Pension Plan or Welfare Plan.

          “Plan of Reorganization” means the First Amended Joint Plans of Reorganization for the Debtors Proposed by Noteholder Plan Proponents Including Official Committee of Unsecured Creditors and Indenture Trustee, filed on November 20, 2009, with the Bankruptcy Court in connection with the cases, as such Plan of Reorganization may be amended, restated, supplemented or otherwise modified from time to time.

          “Post-Default Carve-Out Account” is defined in clause (a) of Section 8.1.5.

          “Post-Default Carve-Out” is defined in clause (a) of Section 8.1.5.

          “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or distributions, as applicable, or upon liquidation, dissolution or winding up.

          “Prepetition Agent” means Merrill Lynch Capital Corporation, as agent under the Prepetition Credit Agreement.

          “Prepetition Cash Collateral” means the Prepetition Lenders’ cash collateral, as defined in Section 363(a) of the Bankruptcy Code.

          “Prepetition Collateral” means the collateral securing the Prepetition Loans.

          “Prepetition Credit Agreement” means that certain Credit Agreement dated as of December 2, 2005 by and among the Borrowers, the lenders party thereto from time to time (the “Prepetition Lenders”), the Prepetition Agent, KeyBank National Association, as the existing issuer, National City Bank of the Midwest, as replacement issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the sole lead arranger, the sole book runner and the syndication agent, and Wachovia Securities, National City Bank of the Midwest, Wells Fargo Bank, National Association and Fifth Third Bank, as the co-documentation agents, as amended through the date hereof.

          “Prepetition Lenders” is defined in the term Prepetition Credit Agreement.

          “Prepetition Loans” means the Prepetition Obligations under the Prepetition Credit Agreement.

          “Prepetition Obligations” means “Obligations” as defined in the Prepetition Credit Agreement.

          “Prepetition Rate Protection Agreements” means the agreements as set forth on Schedule II.

          “Prepetition Secured Parties” means, collectively, each Secured Party as such term is defined in the Prepetition Credit Agreement.

          “Professionals” means, collectively, any and all professional Persons, retained by one or more of the Borrowers or the Subsidiary Guarantors or the official committee of unsecured creditors appointed pursuant to an order of the Bankruptcy Court.

           “Project Documents” means, collectively, the Development Agreement and all Instruments evidencing ownership of the Permanent Casino Complex by the Operating Company and its Subsidiaries, in each case, as the same may be amended from time to time in accordance with the terms and conditions hereof and thereof.

          “Quarterly Payment Date” means the last Business Day of each Fiscal Quarter.

          “Real Property” means, relative to any Person, such Person’s present and future right, title and interest (including any leasehold estate) in

                    (a) any plots, pieces or parcels of land;

                    (b) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever;

                    (c) any other interests in property constituting appurtenances to the Surplus Parcels or the Permanent Casino Complex or which hereafter shall in any way belong, relate or be appurtenant thereto; and

                    (d) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clause (c).

          “Realty Equity” is defined in the preamble.

          “Realty Equity Mortgage” means, on any date, the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the principal amount of $290,000,000, made by Realty Equity, as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded with the Wayne County (Michigan) Register of Deeds, covering the Real Property described on Exhibit H-6, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.

          “Realty Equity Parcel” means that portion of the Surplus Parcels owned by Realty Equity described on Exhibit H-6.

          “Register” is defined in clause (b) of Section 2.4.

          “Release” means a “release”, as such term is defined in CERCLA.

          “Required Insurance” is defined in clause (b) of Section 8.1.9.

          “Required Lenders” means, at any time, Non-Defaulting Lenders holding more than 66⅔% of the sum of the aggregate outstanding principal amount of the Loans then held by such Non-Defaulting Lenders.

          “Restricted Payment” is defined in clause (b) of Section 8.2.6.

          “Restructuring Advisor” means Conway, MacKenzie & Dunleavy, with the engagement led by Charles Moore, or any other individual approved by the Administrative Agent, as restructuring advisor to the Borrowers and Subsidiary Guarantors.

          “S&P” means Standard & Poor’s Ratings Group, Inc., a New York corporation, or any successor thereto.

          “Secured Party” means the Lenders and the Agents and, in each case, their respective successors, transferees and assigns.

          “Senior Notes” means those certain senior unsecured notes in an amount of up to $185,000,000 issued by the Borrowers pursuant to the Senior Notes Indenture.

          “Senior Notes Indenture” means the indenture dated December 2, 2005, as amended, restated, supplemented or otherwise modified from time to time, under which the Borrowers issued the Senior Notes.

          “Stated Maturity Date” means, with respect to all of the Loans, September 30, 2010.

          “Subsidiary” means, relative to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding capital stock (or other ownership interest) having ordinary voting power to elect the board of directors, managers or other voting members of the governing body of such Person (irrespective of whether at the time Capital Stock (or other ownership interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Except as otherwise indicated herein, references to Subsidiaries refer to Subsidiaries of Greektown Holdings.

          “Subsidiary Guarantor” and “Subsidiary Guarantors” are defined in the preamble.

          “Subsidiary Surplus Parcels” means, collectively, the Contract Builders Parcel and the Realty Equity Parcel.

          “Supplemental Insurance Agreement” is defined in clause (b) of Section 8.1.9.

          “Surplus Parcels” means, collectively, the Subsidiary Surplus Parcels and the Greektown Surplus Parcels.

          “Syndication Agent” is defined in the preamble.

          “TALP” means Trappers Alley Limited Partnership.

          “Tax” means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including interest, penalties and additions in connection therewith.

          “Tax Certificate” means a Tax Certificate substantially in the form of Exhibit E hereto.

          “Term A Commitment” means, on any date, relative to any Term A Lender, (i) the result obtained by multiplying the Term A Commitment Amount by such Term A Lender’s Percentage as reduced by (ii) the principal amount of any Term A Loans made by such Term A Lender as of such date. The amount and Percentage of the Term A Commitment of each Term A

Lender is set forth on such Lender’s signature page hereto or in a Lender Assignment Agreement.

          “Term A Commitment Amount” means the aggregate principal amount of Term A Loans which the Term A Lenders are obligated to make pursuant to clause (a) of Section 2.1. The Term A Commitment Amount is $190,000,000.

          “Term A Lender” means any Lender which has made a Term A Commitment or holds a Term A Loan.

          “Term A Loans” is defined in clause (a) of Section 2.1.1.

          “TGCP” is defined in the preamble.

          “TGCP Mortgage” means, on any date, the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing in the principal amount of $290,000,000, made by TGCP, as the mortgagor, to the Prepetition Agent for the benefit of the Prepetition Secured Parties, as the mortgagee, and recorded in Liber 44031, Page 189 of the Official Records of Wayne County, Michigan, covering the Real Property described on Exhibit H-2, and as thereafter from time to time further amended, supplemented, amended and restated or otherwise modified.

          “Transaction” means the transactions contemplated by the Operative Documents.

          “Trappers Alley Lease” means, on any date, the Lease, between the Operating Company and TALP dated as of February 1, 1999, (i) as amended by the First Amendment to Lease Agreement, dated as of July 30, 1999, and the Second Amendment to Lease Agreement, dated as of November 19, 1999, and (ii) as assigned by that certain Assignment and Assumption of Lease Agreement dated April 30, 2001 by TALP, as assignor, to TGCP, as assignee, and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified in accordance with the terms hereof.

          “Trappers Alley Parcel” means that portion of the Permanent Casino Complex leased by TALP to the Operating Company pursuant to the Trappers Alley Lease, as more particularly described in Exhibit H-2 hereto.

          “Tribe” is defined in the recitals.

          “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

          “Unsuitable Lender” is defined in clause (c) of Section 4.7.

          “U.S. Trustee” means the United States Trustee for the Eastern District of Michigan, Southern Division.

          “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-

56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

          “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

          SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the Disclosure Schedule, any Borrowing Request, Compliance Certificate, notice or other communications delivered from time to time in connection with this Agreement or any other Loan Document. All references in the Loan Documents to the “DIP Credit Agreement” shall be deemed to refer to this Agreement.

          SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any item or clause are references to such item or clause of such Article, Section or definition.

          SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, and all accounting determinations and computations hereunder or thereunder (including under Section 8.2.4) shall be made, in accordance with the generally accepted accounting principles (“GAAP”) applied in the United States in the preparation of the financial statements to be provided by Greektown Holdings and its Subsidiaries from time to time in accordance with Section 8.1.1. If any change in accounting principles from those used in the preparation of the audited financial statement referred to in Section 7.6 hereafter occasioned by the promulgation of any rule, regulation, pronouncement, interpretation or opinion by or required by GAAP would result in a change in the method of calculation of financial covenants, standards or terms found in clause (b) of Section 8.1.1 or Section 8.2.4, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for determining compliance with such Sections shall be the same after such change as if such change had not been made; provided, however, the parties hereto agree to construe all terms of an accounting or financial nature in accordance with GAAP as in effect prior to any such change in accounting principles until the parties hereto have amended the applicable provisions of this Agreement.

ARTICLE II

COMMITMENTS AND BORROWING PROCEDURES

          SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to make Loans pursuant to its Commitments, in each case as described in this Section 2.1. No Lender shall have any liability for the failure of another Lender to make its Commitment available or to advance such Lender’s Percentage of any Loans to be made to the Borrowers.

               SECTION 2.1.1 Loans and Commitments.

                    (a) Term A Loans. On the Effective Date, each Lender that has a Term A Commitment will make a loan (relative to such Lender, its “Term A Loan”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of such Borrowing of the Term A Loans to be made to the Borrowers for use in accordance with the Budget to fund the repayment in full of the outstanding obligations under the Original DIP Credit Agreement and for payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Facility. On the terms and subject to the conditions hereof, the Borrowers may prepay the Term A Loans but no amount paid or prepaid with respect to the Term A Loans may be reborrowed.

                    (b) Delayed Draw Loans. On any Business Day occurring from and after the Effective Date but prior to the Delayed Draw Commitment Termination Date, each Delayed Draw Lender that has a Delayed Draw Commitment will make a loan (relative to such Lender, its “Delayed Draw Loan”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of such Borrowing of the Delayed Draw Loans to be made to the Borrowers on such day for use in accordance with the Budget and for payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Facility. On the terms and subject to the conditions hereof, the Borrowers may prepay the Delayed Draw Loans but no amount paid or prepaid with respect to the Delayed Draw Loans may be reborrowed.

               SECTION 2.1.2 Lenders Not Permitted or Required to Make Loans. No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of:

                    (a) all Term A Loans

                         (i) of all Lenders with a Term A Commitment would exceed the Term A Commitment Amount, or

                         (ii) of such Lender with a Term A Commitment would exceed such Lender’s Term A Commitment; or

                    (b) all Delayed Draw Loans

                         (i) of all Lenders with a Delayed Draw Commitment would exceed the Delayed Draw Commitment Amount reduced by the aggregate amount of the outstanding Delayed Draw Loans, or

                         (ii) of such Lender with a Delayed Draw Commitment would exceed such Lender’s Delayed Draw Commitment reduced by such Lender’s then outstanding Delayed Draw Loans.

               SECTION 2.1.3 Termination of Commitments. The Term A Commitments shall terminate automatically and without further action at 5:00 p.m. New York City time, on the Effective Date. The Delayed Draw Commitments shall terminate automatically and without further action on the Delayed Draw Commitment Termination Date.

          SECTION 2.2. Use of Available Cash and Cash Collateral. The Borrowers and the Subsidiary Guarantors shall not spend any cash, including cash collateral and Available Cash except as approved pursuant to the Budget and as permitted pursuant to Section 8.2.7. The Borrowers and the Subsidiary Guarantors will use Available Cash to fund the Budget; provided, however, that if at any time the Borrowers and the Subsidiary Guarantors have Excess Available Cash, such Excess Available Cash shall be applied to the prepayment of the Loans and the Prepetition Loans in accordance with clause (b) of Section 3.1.1. The use of Available Cash by the Borrowers and the Subsidiary Guarantors shall terminate from and after acceleration of the DIP Facility by the Required Lenders upon the occurrence of an Event of Default.

          SECTION 2.3. Borrowing. Loans shall be made by the Lenders in accordance with this Section 2.3 and shall be used by Borrowers in accordance with Section 8.1.12 and in accordance with the Budget and as permitted pursuant to Section 8.2.7.

               SECTION 2.3.1 Borrowing Procedure. On the terms and subject to the conditions of this Agreement, by delivering a Borrowing Request to the Administrative Agent, Greektown Holdings (a) shall irrevocably request, with respect to Term A Loans, on or before 10:00 a.m., New York City time, not less than one Business Day prior to the Effective Date, that a Borrowing for the entire Term A Commitment Amount be made, and (b) may irrevocably request from time to time, with respect to the Delayed Draw Loans, on or before 10:00 a.m., New York City time, on a Business Day, on not less than one Business Day’s notice and not more than five (5) Business Days’ notice, that a Borrowing be made in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request, executed by an Authorized Representative of the Borrowers and the Subsidiary Guarantors to the effect that (i) the proposed Credit Extension and its intended use are consistent with the terms of the Loan Documents and the Budget, (ii) the Borrowers and the Subsidiary Guarantors have observed or performed all of their covenants and other agreements and have satisfied in all material respects every condition contained in the Loan Documents to be observed, performed or satisfied by one or more of them, and (iii) such Authorized Representative has no knowledge of any Default or Event of Default. On or before 2:00 p.m. (New York City time) on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify by notice to the Lenders. To the extent funds for Loans are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the account specified in the Borrowing Request.

               SECTION 2.3.2 Term A Loans. On the terms and subject to the conditions of this Agreement, Greektown Holdings shall irrevocably request that Term A Loans be made by the Term A Lenders. The request for such Term A Loans shall be made in accordance with Section 2.3.1.

               SECTION 2.3.3 Delayed Draw Loans. On the terms and subject to the conditions of this Agreement and prior to the Delayed Draw Commitment Termination Date, Greektown Holdings may from time to time irrevocably request that Delayed Draw Loans be made by the Delayed Draw Lenders. Any such request for such unfunded Delayed Draw Loans shall be made in accordance with Section 2.3.1.

          SECTION 2.4. Register.

                    (a) The Administrative Agent agrees to record in the Register each Borrowing and each Lender’s Loan referenced in Section 2.3 and each payment of interest pursuant to Section 3.2.4. The Administrative Agent shall make appropriate entries in the Register which shall evidence, inter alia, the date of each Borrowing, the outstanding principal of, and the interest rate applicable to the Loans and the date and amount of all payments made with respect to the Loans (each Lender shall make corresponding entries in its books and records). Such entries by the Administrative Agent in the Register shall be conclusive and binding on the Borrowers and the Lenders absent manifest error; provided, however, that the failure of the Administrative Agent to make any such entries shall not limit or otherwise affect any Obligations of the Borrowers or any other Obligor.

                    (b) Each Borrower hereby designates the Administrative Agent to serve as each Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Syndication Agent, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a duly executed Lender Assignment Agreement. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

          SECTION 2.5. [RESERVED]

          SECTION 2.6. Superpriority Nature of Obligations and Loans.

                    (a) Except as otherwise provided in the DIP Order, the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, shall have the senior secured status afforded by Sections 364(c) and 364(d) of the Bankruptcy Code, all as more fully provided in the DIP Order.

                    (b) Except as otherwise provided in the DIP Order, the Obligations shall constitute superpriority administrative expense claims in each of the Cases, as more fully provided in the DIP Order. Except as expressly set forth herein or in the DIP Order, no other claim having a priority superior or pari passu to that granted to the Obligations shall be granted or approved.

          SECTION 2.7. No Discharge; Survival of Claims.

                    (a) The Obligations hereunder shall not be discharged (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) by the entry of an order (i) confirming any plan of reorganization in any of the Cases unless paid in full in cash; (ii) converting any of the Cases to a case under Chapter 7 of the Bankruptcy Code or (iii) dismissing any of the Cases and (b) until the full and indefeasible payment of the Obligations, the superpriority administrative claim granted to the Obligations and all Liens granted to the Administrative Agent shall continue in full force and effect and maintain their priority as set forth in the DIP Order.

          SECTION 2.8. Waiver of any Priming Rights. Other than the Carve-Out and the Post-Default Carve-Out or as expressly provided for in the DIP Order, each Borrower and each Subsidiary Guarantor hereby irrevocably waives any right, pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or superior priority than the Liens securing the Obligations, or to approve or grant a claim of equal or superior priority to the Obligations.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

          SECTION 3.1. Repayments and Prepayments; Application.

               SECTION 3.1.1 Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan upon the DIP Facility Termination Date. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.

                    (a) From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Term A Loans and the Delayed Draw Loans, pro rata, provided, however, that

                         (i) all such voluntary prepayments shall require at least one (1) but no more than five (5) Business Days’ prior written notice to the Administrative Agent and the Syndication Agent; and

                         (ii) all such voluntary partial prepayments shall be in an aggregate minimum amount of $3,000,000 and an integral multiple of $1,000,000.

                    (b) The Borrowers shall make mandatory prepayments of principal (the “Mandatory Prepayments”) pursuant to Section 2.2 in an amount equal to the Excess Available Cash set forth in the report to the Administrative Agent and the Prepetition Agent pursuant to clause (e) of Section 8.1.1, which shall be applied in accordance with Section 3.1.2; provided, however, that no amount paid or prepaid with respect to the Loans may be reborrowed. Each Mandatory Prepayment set forth in the immediately preceding sentence shall be paid to the

Administrative Agent and applied in accordance with this Agreement. The portion of the Mandatory Prepayments allocable to the Term A Loans and the Delayed Draw Loans will be applied pro rata among the outstanding principal balances thereof based on the aggregate principal amount of the Term A Loans and the Delayed Draw Loans or then outstanding. If, after giving effect to such Mandatory Prepayments, the outstanding principal balance of the Term A Loans and the Delayed Draw Loans has been reduced to zero, the unapplied portion thereof shall be applied to the outstanding Prepetition Loans in accordance with the terms of the Prepetition Credit Agreement.

               SECTION 3.1.2 Application. Amounts paid or prepaid pursuant to Section 3.1.1 (other than amounts paid to the Prepetition Agent which shall be applied in accordance with the Prepetition Credit Agreement) shall be paid to the Administrative Agent, for the ratable account of the Lenders, and applied as set forth in this Section.

                    (a) So long as no Event of Default has occurred and is continuing, and except as otherwise set forth in clause (b) of Section 3.1.1, the Administrative Agent shall apply all amounts received in accordance with the provisions of this Agreement first, to all Obligations (other than principal and interest on the Loans), second, to accrued and unpaid interest on the Term A Loans and the Delayed Draw Loans, applied on a pro rata basis, third, to the aggregate outstanding principal amount of the Term A Loans and the Delayed Draw Loans, applied on a pro rata basis, and fourth, to the Prepetition Obligations in accordance with the Prepetition Credit Agreement.

                    (b) After an Event of Default has occurred and so long as such Event of Default is continuing, all amounts received by the Administrative Agent shall be applied first, to the costs and expenses of protecting and preserving the security interests of the Lenders under the Loan Documents, second, to the costs and expenses of protecting and preserving the DIP Collateral, third, to the costs and expenses of enforcing the rights of the Lenders under this Agreement and the other Operative Documents, fourth, to all other Obligations due under this Agreement and the other Operative Documents (other than principal and interest on the Loans), fifth, to accrued and unpaid interest on the Term A Loans and the Delayed Draw Loans, applied on a pro rata basis, sixth, to the aggregate outstanding principal amount of the Term A Loans and the Delayed Draw Loans, applied on a pro rata basis, and seventh, after all amounts evidenced and secured by the Loan Documents have been indefeasibly paid in full, in cash, and Greektown Holdings and its Subsidiaries have performed their obligations under the Loan Documents, the balance, if any, shall be applied against the Prepetition Obligations in accordance with the Prepetition Credit Agreement.

          SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

               SECTION 3.2.1 Interest Rate. The Loans shall accrue interest at a rate per annum equal to 11.0%.

               SECTION 3.2.2 Post-Default Rates. From and after the occurrence of an Event of Default (and only during such period that such Event of Default is continuing), the Borrowers shall pay in the case of any overdue amounts in respect of Loans or other monetary obligations, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to, (a) in the case of Loans, the rate that would otherwise be applicable to such Loans pursuant to Section 3.2.1, plus 2.00%, and (b) in the case of other monetary obligations, the rate that would otherwise be applicable to Loans pursuant to Section 3.2.1, plus 2.00%.

               SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, to the Administrative Agent, for the ratable account of the Lenders, in arrears, without duplication:

                    (a) on the Stated Maturity Date therefor;

                    (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

                    (c) on each Quarterly Payment Date occurring after the Effective Date;

                    (d) on that portion of any Loan the Stated Maturity Date of which is accelerated pursuant to Section 9.2, immediately upon such acceleration; and

                    (e) on each Quarterly Payment Date pursuant to Section 3.2.4 in the amount thereof.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

               SECTION 3.2.4 Interest Paid In Kind. In addition to the interest accruing pursuant to Section 3.2.1, additional interest shall accrue and be payable in kind on each of the Loans in an amount equal to three and a half percent (3.5%) per annum of the then outstanding principal amount of the Term A Loans or the Delayed Draw Loans, as applicable. On each Quarterly Payment Date, such principal amount of the Term A Loans or the Delayed Draw Loans, as applicable, shall increase by such accrued amount of additional interest.

          SECTION 3.3. Fees.

               SECTION 3.3.1 Agency Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, an agency fee in the amount of $150,000. The Borrowers agree to pay to the Syndication Agent, for its own account, a syndication agency fee in the amount of $150,000. The Borrowers agree to pay to each Co-Lead Arranger, for its own account, an arrangement fee of $100,000 each. Such fees shall be fully earned and payable on the Effective Date and shall be non refundable.

               SECTION 3.3.2 Commitment Fee. From and after the Effective Date, the Borrowers shall pay, to the Administrative Agent, for the ratable account of the Lenders, a non-refundable fee (the “Commitment Fee”) on the daily average undrawn amount of the Delayed Draw Commitment Amount at a rate equal to one percent (1.00%) per annum. The Commitment

Fee shall be payable on each Quarterly Payment Date in arrears to the Lenders which have made a commitment to make a Delayed Draw Loan in proportion to their respective unfunded Delayed Draw Commitment and upon any termination of any Delayed Draw Commitment, in each case, for the number of days elapsed over a 360-day year.

ARTICLE IV

TAX AND OTHER PROVISIONS

          SECTION 4.1. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Instrumentality affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon written notice from time to time by such Lender to Greektown Holdings, Greektown Holdings and its Subsidiaries shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers; provided, however, if requested by the Borrowers, such Lender shall provide reasonably appropriate documentation confirming the amount of such compensation. In determining such amount, such Lender may use any method of averaging and attribution that it (determines in good faith in its sole and absolute discretion) shall deem applicable.

          SECTION 4.2. Lender’s Tax. All payments by the Borrowers of principal of, and interest on, the Credit Extensions and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and other taxes based on a Lender’s net income or gross receipts imposed on such Lender by a Governmental Instrumentality located in (i) the jurisdiction where such Lender is organized or (ii) any jurisdiction in which such Lender maintains a lending office which is applicable to the Transactions contemplated hereunder (each such non-excluded item being called a “Lender’s Tax”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Lender’s Tax pursuant to any applicable law, rule or regulation, then Greektown Holdings and its Subsidiaries shall,

                    (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                    (b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

                    (c) pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Lender’s Tax is directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Lender’s Tax and the Borrowers will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Lender’s Tax (including any Lender’s Tax on such additional amount) shall equal the amount such Person would have received had not such Lender’s Tax been asserted.

          If Greektown Holdings and its Subsidiaries fail to pay any Lender’s Tax when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, Greektown Holdings and its Subsidiaries shall indemnify the Lenders for any incremental Lender’s Tax, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.2, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.

          Each Lender that is organized under the laws of a jurisdiction other than the United States or a State thereof (for purposes of this Section 4.2, a “Non-U.S. Lender”) shall, prior to the date on which any Loan is made hereunder (or in the case of a Lender that becomes a party to this Agreement pursuant to Section 4.7 or any Assignee Lender, before it becomes a party hereto) (a) execute and deliver to Greektown Holdings and the Administrative Agent one or more (as Greektown Holdings or the Administrative Agent may reasonably request) United States Internal Revenue Service Form W-8BEN or Form W-8ECI or such other forms or documents (or successor forms or documents), appropriately completed, certifying in each case that such Lender or Assignee Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and an applicable Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-9 or successor applicable form (if required by law), as the case may be, to establish an exemption from United States backup withholding tax or (b) if such Non-U.S. Lender is not a “bank” or other person described in Section 881 (c) (3) of the Code and cannot deliver either Form W-8BEN or Form W-8ECI pursuant to clause (a) above, execute and deliver to Greektown Holdings and the Administrative Agent one or more (as Greektown Holdings or Administrative Agent may reasonably request) copies of the Tax Certificate, Form W-8BEN or Form W-8ECI (or any successor form) and any other certificate or statement of exemption required under the Code or Treasury Regulations issued thereunder, appropriately completed, certifying that such Lender or Assignee Lender is entitled to receive payments under this Agreement without deduction or withholding of United States federal income tax and establishing an exemption from United States backup withholding tax. All Lenders other than Non-U.S. Lenders shall, prior to the date on which any Loan is made hereunder (or in the case of a Lender that becomes a party to this Agreement pursuant to Section 4.7 or is an Assignee Lender, before such Lender becomes a party hereto), execute and deliver to Greektown Holdings and the Administrative Agent one or more copies (as Greektown Holdings or Administrative Agent may reasonably request) of United States Internal Revenue Form W-9 or successor applicable form (if required by law), as the case may be, to establish exemption from United States backup withholding tax.

          Each Lender which undertakes to deliver to Greektown Holdings a Tax Certificate, a Form W-8BEN, Form W-8ECI or Form W-9 pursuant to the preceding paragraph shall further undertake to deliver to Greektown Holdings two further copies of said Tax Certificate, Form W-8BEN, Form W-8ECI or Form W-9 (if required by law), or successor applicable forms, or other manner of certification, as the case may be, on or before the date that such form expires or becomes obsolete or after the occurrence of an event requiring a change in the most recent form delivered by it to Greektown Holdings and the Administrative Agent, and such extensions or renewals thereof as may be reasonably requested by Greektown Holdings or Administrative Agent, certifying in the case of a Tax Certificate, Form W-8BEN or Form W-8ECI that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any case an event (including any change in treaty, law or regulation) has occurred prior to the date on which such delivery would otherwise be required which renders all forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN, Form W-8ECI or Form W-9, establishing an exemption from backup withholding.

          SECTION 4.3. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrowers pursuant to this Agreement or any other Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11.00 a.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to Greektown Holdings. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

          SECTION 4.4. Sharing of Payments. If any Lender (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 4.1 or 4.2) in excess of its pro rata share of payments then or therewith obtained by all other Lenders, such Lender, shall purchase from the other Lenders, such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of

                    (a) the amount of such selling Lender’s required repayment to the purchasing Lender to

                    (b) total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.5) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

          SECTION 4.5. Setoff. Each Lender shall, with the consent of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants upon the execution of this Agreement to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of applicable Legal Requirements (including prohibitions against any such appropriation and application with respect to payroll and trust accounts of the Borrowers maintained with such Lender) and Section 4.4. Each Lender agrees promptly to notify Greektown Holdings and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

          SECTION 4.6. Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.1 or 4.2 it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Sections 4.1 or 4.2.

          SECTION 4.7. Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If

                    (a) (i) any Lender (an “Affected Lender”) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to Section 4.1 or 4.2 and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of Greektown Holdings than with respect to the other Lenders or (ii) a Lender becomes a Defaulting Lender, the Borrowers may, within thirty (30) days of receipt by Greektown Holdings of such demand or notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation) or from the date that such Lender becomes a Defaulting Lender, as the case may be, give notice in writing to the Administrative Agent and such Affected Lender or such Defaulting Lender of its intention to replace such Affected Lender or such Defaulting Lender, with another financial institution and, within thirty (30) days after the date of such notice, designate the financial institution which is to replace such Affected Lender or Defaulting Lender. The Administrative Agent agrees to use commercially reasonable efforts to assist Greektown Holdings in replacing such Affected Lender or Defaulting Lender. If the Administrative Agent shall, in the exercise of its reasonable discretion and within thirty (30) days of its receipt of the notice which so designates such financial institution, notify Greektown Holdings and such Affected Lender or such Defaulting Lender in writing that the designated financial institution is satisfactory to the Administrative Agent (provided, however, that the Administrative Agent’s consent shall not be required where such financial institution is already a Lender or an Approved Fund which has been approved, if required, by the MGCB), then such Affected Lender or such Defaulting Lender shall, subject to any approval rights of the MGCB, assign, in accordance with Section 13.11.1, all of its Commitments, Loans, its rights and obligations under this Agreement and all other Loan Documents to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) such Affected Lender’s or such Defaulting Lender’s then existing Commitment Amount(s) and the outstanding principal amount of Loans held by such Affected Lender or such Defaulting Lender and (y) the absence of Liens arising by, through and under the Affected Lender or such Defaulting Lender) and shall be on terms and conditions reasonably satisfactory to such Affected Lender or such Defaulting Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Affected Lender’s or such Defaulting Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.1 and 4.2), owing to such Affected Lender or such Defaulting Lender hereunder and (iii) the Borrowers shall pay to such Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by such Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1).

                    (b) (i) If S&P, Moody’s, Fitch (Individual Rating) or Thompson’s Bank Watch (or Insurance Watch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service) (or Duff & Phelps, Inc., if such Lender is neither an Approved Fund or an insurance company nor rated by S&P, Moody’s, Fitch or Thompson’s Bank Watch)) shall, after the date that any Person becomes a Lender and prior to the date that all of the Commitments of such Lender have been fully funded, downgrade the long term certificate of deposit rating or long-term senior unsecured debt rating of such Lender (a “Downgraded Lender”), and the resulting ratings shall be below BBB+, Baa1, C or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company rated by Best’s Insurance Reports (or BBB+, in the case of a Lender (other than an Approved Fund) which is neither rated by S&P, Moody’s, Fitch or Thompson’s Bank Watch nor an insurance company))), respectively, or the equivalent, Greektown Holdings may, within thirty (30) days of receipt by Greektown Holdings of notice of such downgrade and while such downgrade is in effect, give notice in writing to the Administrative Agent and such Downgraded Lender (and Greektown Holdings) of its intention to replace such Downgraded Lender (or have such Downgraded Lender replaced) with another financial institution and, within thirty (30) days after the date of such notice, designate the financial institution which is to replace such Downgraded Lender. The Administrative Agent agrees to use commercially reasonable efforts to assist Greektown Holdings in replacing such Downgraded Lender. If the Administrative Agent shall, in the exercise of its reasonable discretion and within thirty (30) days of its receipt of the notice which so designates such financial institution, notify Greektown Holdings and such Downgraded Lender in writing that the designated financial institution is satisfactory to the Administrative Agent (such consent not being required where such financial institution is already a Lender or an Approved Fund and has also obtained all necessary approvals, if required, by the MGCB), then such Downgraded Lender shall, subject to any approval rights of the MGCB, assign, in accordance with Section 13.11.1, all of its Commitments, Loans, its rights and obligations under this Agreement and all other Loan Documents to such designated financial institution; provided, however, that (1) such assignment shall be without recourse, representation or warranty (except as to (A) such Downgraded Lender’s then existing Commitment Amount(s) and the principal amount of Loans held by such Downgraded Lender and (B) the absence of Liens arising by, through and under the Downgraded Lender) and shall be on terms and conditions reasonably satisfactory to such Downgraded Lender and such designated financial institution, (2) the purchase price paid by such designated financial institution shall be in the amount of such Downgraded Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.1 and 4.2), owing to such Downgraded Lender hereunder and (3) the Borrowers shall pay to the Downgraded Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Downgraded Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1).

                    (c) To the extent applicable, if the MGCB shall determine that any Lender (an “Unsuitable Lender”) does not meet the suitability standards prescribed under any applicable Michigan Gaming Law or the suitability standards of such gaming authority, and is not deemed exempt by the MGCB from such suitability standards, as the case may be, Greektown Holdings may give notice in writing to the Administrative Agent and such Unsuitable Lender of its intention to replace such Unsuitable Lender with a financial institution designated in such notice. If the Administrative Agent shall, in the exercise of its reasonable discretion and promptly following its receipt of such notice, notify Greektown Holdings and such Unsuitable Lender in writing that the designated financial institution is satisfactory to the Administrative Agent (provided, however, that the Administrative Agent’s consent shall not be required where such financial institution is already a Lender or an Approved Fund which has been approved, if required, by the MGCB), then such Unsuitable Lender shall, subject to any approval rights of the MGCB, assign, in accordance with Section 13.11.1, all of its Commitments, Loans, its rights and obligations under this Agreement and all other Loan. Documents to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except as to (x) such Unsuitable Lender’s then existing Commitment Amount(s) and the principal amount of Loans held by such Unsuitable Lender and (y) the absence of Liens arising by, through and under the Unsuitable Lender) and shall be on terms and conditions reasonably satisfactory to such Unsuitable Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Unsuitable Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.1 and 4.2), owing to such Unsuitable Lender hereunder and (iii) Greektown Holdings and its Subsidiaries shall pay to the Unsuitable Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Unsuitable Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11.1); provided, further, however, that if Greektown Holdings fails to find a substitute financial institution within any time specified by the MGCB for the withdrawal of such Unsuitable Lender (the “Withdrawal Period”), Greektown Holdings and its Subsidiaries shall, if required by the MGCB, pay in full the outstanding principal amount of the Loans made by such Unsuitable Lender (without giving effect to Section 4.4) and shall be deemed to have requested a reduction in each of the aggregate amounts of the Commitment Amounts relating to all Commitments held by such Lender, in each case, in an amount equal to such Unsuitable Lender’s then existing Commitment Amounts.

                    (d) (i) If in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement that requires the consent of all the Lenders or all affected Lenders, the consent of the Required Lenders is obtained, but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lenders (so long as all non-consenting Lenders are so replaced) with one ore more persons pursuant to clause (ii) below, so long as at the time of such replacement, each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent, a Lender Assignment Agreement to evidence such sale and purchase and shall deliver to the Administrative Agent any note (if notes have been issued in respect of such Lender’s Loans and/or Commitments) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute and Lender Assignment Agreement shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

                              (ii) The Borrower shall be permitted to replace any non-consenting Lender; provided that (A) such replacement does not conflict with any Legal Requirement (B) the replacement Lender shall purchase, at par, all Loans, Commitments and other amount owing to such replaced Lender on or prior to the date of replacement, (C) the replacement Lender shall be reasonably satisfactory to the Administrative Agent, (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.11.1 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (E) the Borrowers shall pay all additional amounts (if any) required to be paid pursuant to Section 4.1 or Section 4.2, as the case may be, (F) no Event of Default under Section

9.1.1 or 9.1.9 shall have occurred and be continuing at the time of such replacement, and (G) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

                    (e) Upon any termination or assignment described in clauses (a), (b), (c) or (d), such replaced Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.

ARTICLE V

[RESERVED]

ARTICLE VI

CONDITIONS TO CREDIT EXTENSIONS; EFFECTIVENESS

          SECTION 6.1. Conditions Precedent to the DIP Facility. The availability of the DIP Facility shall be conditioned upon satisfaction or waiver of the following conditions precedent.

               SECTION 6.1.1 DIP Order.

                    (a) The Bankruptcy Court shall have entered the DIP Order substantially in the form of Exhibit A, upon motion in form. and substance satisfactory to the Administrative Agent and on such prior notice to such parties as may be satisfactory to the Administrative Agent.

                    (b) The DIP Order shall not have been reversed, modified or amended without the prior written consent of the Administrative Agent, stayed, vacated or subject to any pending appeal.

                    (c) The Debtors shall be in compliance with the DIP Order.

               SECTION 6.1.2 Delivery of Budget. The Borrowers shall have delivered a thirteen (13) week Budget and a one-year projected financial model budget for 2010 with monthly consolidated income statements, balance sheets and statements of earnings and cash flow of each of Greektown Holdings and each of its Subsidiaries, in each case, that are satisfactory to the Administrative Agent and the Lenders.

               SECTION 6.1.3 Restructuring Advisor. The Borrowers shall have retained the Restructuring Advisor on terms and in a capacity vesting it with authority over the operations of the Operating Company and the Borrowers that are acceptable to the Administrative Agent.

               SECTION 6.1.4 Approval by MGCB; Effectiveness of Licenses. (a) the MGCB Approval shall have been obtained for the DIP Facility and related transactions and all provisions thereof, in form and substance satisfactory to the Administrative Agent, the Syndication Agent and the Borrowers, (b) the Borrowers shall have provided evidence satisfactory to the

Administrative Agent regarding the continued effectiveness of the Gaming License, liquor license(s) and legal authority to conduct gaming from the MGCB or the City; provided, however, that if such licenses are current and outstanding as of the Effective Date, the condition in this clause (b) shall be deemed satisfied, and (c) the Debtors shall be in compliance with the MGCB Approval.

               SECTION 6.1.5 Taxes and Liens Paid. All Taxes (other than Taxes that are being contested in good faith by appropriate proceedings, with adequate, segregated reserves established therefor) and Liens, except for Permitted Liens, shall have been paid and current and no action shall have been taken against the Real Property owned by the Borrowers or the Subsidiary Guarantors or any Improvements constructed thereon with regard to eminent domain.

               SECTION 6.1.6 Operative Documents. Except as set forth in Item 7.21 of the Disclosure Schedule, each Operative Document shall be in full force and effect, without amendment after the Effective Date (other than amendments which are permitted by this Agreement or which have otherwise been approved by the Administrative Agent and, in each case, which have been delivered to the Administrative Agent pursuant to Section 6.1.17), and in a form which was approved by the Administrative Agent, except as otherwise permitted pursuant to this Agreement. Except as set forth in Item 6.1.6 and Item 7.21 of the Disclosure Schedule, all obligations and requirements thereunder which are to be performed or satisfied, as the case may be, shall have been performed and satisfied in all material respects (taking into account the application of Section 13.3 of the Development Agreement) and both before and after giving effect to this Agreement and any Instruments required hereunder, no act, condition or event shall exist which, with the giving of notice and/or passage of time would constitute a breach or event of default thereunder.

               SECTION 6.1.7 Authority of Greektown Holdings and its Subsidiaries. Greektown Holdings shall deliver to the Administrative Agent (x) a copy of the Organizational Documents of it and its Subsidiaries, certified by an Authorized Representative of Greektown Holdings and such Subsidiary, as applicable, and (y) a copy of one or more resolutions or other authorizations of the Board of Managers or Board of Directors, as applicable, of Greektown Holdings and its Subsidiaries certified by the Authorized Representative of such Board of Managers or Board of Directors, as applicable, as being in full force and effect on the Effective Date, authorizing the Loans herein provided for, and the execution, delivery and performance of this Agreement, and any Instruments required hereunder or thereunder to which each such Person is a party.

               SECTION 6.1.8 Incumbency of Greektown Holdings and its Subsidiaries. Greektown Holdings shall deliver to the Administrative Agent a certificate from it and each of its Subsidiaries, signed by an Authorized Representative of Greektown Holdings or such Subsidiary, as applicable, and dated as of the Effective Date, as to the incumbency of the Person or Persons authorized to execute and deliver this Agreement, and any Instruments or agreements required hereunder or thereunder to which each such Person is a party.

               SECTION 6.1.9 Corporate Proceedings. All corporate, limited liability company, partnership and legal proceedings and all Instruments in connection with the transactions contemplated by this Agreement, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents, including records of corporate, limited liability company or partnership proceedings and copies of any approval by any Governmental Instrumentality required in connection with the Loans and the transactions contemplated hereby and by the other Loan Documents, which the Administrative Agent may reasonably have requested in connection therewith, such documents to be reasonably satisfactory in form and substance to the Administrative Agent and, where appropriate, to be certified by the requisite corporate, limited liability company or partnership officers or Governmental Instrumentalities.

               SECTION 6.1.10 No Violation of Certain Regulations. Neither the entering into of this Agreement, nor any Instrument executed in connection therewith, shall violate any law, including Regulation T, Regulation U or Regulation X of the Board of Governors of the FRS Board.

               SECTION 6.1.11 Fees. All amounts required to be paid to or deposited with the Administrative Agent, the Prepetition Agent and the Prepetition Lenders and all Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and, instruments referred to in this Section 6.1 (including without limitation, all reasonable fees and expenses of counsel incurred in connection herewith) and other fees and costs payable in accordance with the Budget, shall have been paid or deposited, as the case may be, in full, except to the extent that any such fees or other costs are to be paid in accordance with Section 8.1.31. Each Borrower shall have paid or cause to be paid (i) all Taxes, fees, expenses and other charges then due and payable by it under this Agreement and the other Loan Documents, including all Taxes, fees, costs and expenses due and payable pursuant to Sections 3.3 and 13.3, if then invoiced, in each case to the extent required to be paid by the Borrowers and (ii) all Taxes (as such term is defined in the Prepetition Credit Agreement), fees, expenses and other charges then due and payable by it under the Prepetition Credit Agreement, in each case, on or before the Effective Date.

               SECTION 6.1.12 Delivery of Loan Documents by the Borrowers. The Administrative Agent shall have received this Agreement duly executed and delivered by Authorized Representatives of the Borrowers and satisfactory to the Administrative Agent, along with such other documents deemed necessary or appropriate with respect to the DIP Facility, in each case, satisfactory to the Lenders in their sole discretion.

               SECTION 6.1.13 Insurance Polices. Insurance maintained pursuant to the Prepetition Credit Agreement shall be in place and in full force and effect and coverage shall extend to the Surplus Parcels, the Permanent Casino Complex, the Easements and the Improvements thereon (except any insurance coverage for the design and construction of the Permanent Casino Complex that was terminated upon completion of such design and construction, and any insurance coverage that is no longer required to be maintained under the terms of the respective Construction Documents).

               SECTION 6.1.14 Satisfactory Form and Substance. All documents, closing certificates, resolutions, solvency letters and/or certificates executed or submitted pursuant hereto by or on behalf of Greektown Holdings or any of its Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel and the Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.

               SECTION 6.1.15 Ownership of Greektown Holdings. Each of Kewadin and Monroe shall own all of the issued and outstanding Capital Stock of Greektown Holdings, and Greektown Holdings shall own all of the issued and outstanding Capital Stock of the Operating Company, Greektown Corporation and each Subsidiary Guarantor.

               SECTION 6.1.16 Other Documents. The Administrative Agent shall have received such other documents and evidence as the Administrative Agent may reasonably request in connection with the transactions contemplated by this Agreement.

               SECTION 6.1.17 Material Contracts. Greektown Holdings shall deliver to the Administrative Agent a copy of each Operative Document (together with all amendments, waivers, consents or other modifications thereto) of it and its Subsidiaries, certified by an Authorized Representative of Greektown Holdings and such Subsidiary, as applicable, as being true and correct copies and in full force and effect, except as set forth in Item 7.21 of the Disclosure Schedule.

               SECTION 6.1.18 Board of Managers. The Borrowers shall have installed Louis Glazier and Jacob Miklojcik, who shall have been approved by the MGCB, as members of the Board of Managers of the Operating Company and Greektown Holdings which shall consist of either (i) five (5) voting board members or (ii) three (3) voting board members, in each case, after Louis Glazier and Jacob Miklojcik have been installed as such members.

               SECTION 6.1.19 Consolidated EBITDAR. The Borrowers shall have delivered a Compliance Certificate, executed by the chief financial or accounting Authorized Representative of Greektown Holdings, showing that Consolidated EBITDAR for the month ending on November 30, 2009 shall not be less than $4,600,000.

               SECTION 6.1.20 USA PATRIOT Act Compliance. The Borrowers and the Subsidiary Guarantors shall have complied with all requests made by the Administrative Agent or any Lender pursuant to Section 13.22.

          SECTION 6.2. Conditions Precedent to All Loans. Not in limitation but in furtherance of the other conditions in this Agreement and the other Loan Documents after the Effective Date, the following ongoing conditions, in addition to the conditions contained in Section 6.1, shall be satisfied or waived prior to making any Loan.

               SECTION 6.2.1 Representations and Warranties. Both before and after giving effect to any Borrowing, the following statements shall be true and correct:

                    (a) the representations and warranties contained in Article VII excluding, however, those contained in Section 7.8) and each other Loan Document are accurate as if made on the Effective Date (except those that relate to a different date) except to the extent that the failure of the foregoing to be the case could not reasonably be expected to result in a Material Adverse Effect;

                    (b) except as disclosed by Greektown Holdings and its Subsidiaries to the Administrative Agent pursuant to Section 7.8 of this Agreement there exists

                              (i) no material litigation which could reasonably be expected to result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of any Operative Document; and

                              (ii) no material development shall have occurred in any litigation disclosed pursuant to Section 7.8 which could reasonably be expected to result in a Material Adverse Effect;

                    (c) except as set forth in Item 6.2.1 of the Disclosure Schedule, there is no act, event or condition which could reasonably be expected to result in a Material Adverse Effect;

                    (d) except as set forth in Item 6.2.1 and Item 7.21 of the Disclosure Schedule, there is no default or event of default with respect to the Development Agreement, any other Material Contract or the Trappers Alley Lease which could be reasonably be expected to result in a Material Adverse Effect; and

                    (e) no claims that are senior to or pari passu with the superpriority claims of the Administrative Agent and the Lenders shall exist, other than the Carve-Out and the Post-Default Carve-Out.

               SECTION 6.2.2 No Events of Default or Material Adverse Effect. No Default or Material Adverse Effect shall have occurred and be continuing or, after giving effect to any Borrowing, could reasonably be expected to result, as certified by the Borrowers in the relevant Borrowing Request.

               SECTION 6.2.3 Borrowing Request. The Administrative Agent shall have received a Borrowing Request for the Loan being requested, executed by an Authorized Representative and reviewed by the Restructuring Advisor together with all attachments, exhibits and certificates which conform to the requirements of Section 2.3. Each delivery of a Borrowing Request and the acceptance by the Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 6.2.1 and 6.2.2 are true and correct in all material respects.

               SECTION 6.2.4 Certificate of Occupancy. Except as set forth in Item 6.2.4 of the Disclosure Schedule, the Certificate of Occupancy shall be in full force and effect and not subject to any judicial or administrative proceedings (except for routine administrative procedures relating to any extension thereof so long as no facts or circumstances exist which indicate that such extension may not be timely granted without material difficulty, expense or delay) and all rights to contest the issuance thereof have expired.

               SECTION 6.2.5 Fees and Expenses. The Borrowers shall have paid out of the requested Borrowing or otherwise all fees, expenses and other charges then due and payable by it under this Agreement and the other Loan Documents or under any agreements between the Administrative Agent and any of its agents, legal counsel, consultants or other advisors, including, without limitation, all fees and expenses to be paid on the Effective Date and/or as set forth in the Budget.

               SECTION 6.2.6 No Restriction. No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain Greektown Holdings or its Subsidiaries, the Administrative Agent and/or any of the Lenders from making the Borrowing to be made by it on the date set forth in the Borrowing Request.

               SECTION 6.2.7 Permits.

                    (a) Except as set forth in Item 6.2.7 of the Disclosure Schedule, all Permits as required to have been obtained by Greektown Holdings and its Subsidiaries or any other Person by the date of such Borrowing shall have been issued and be in full force and effect, shall not be subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by the date of such Borrowing) that could reasonably be expected to require material modification or revocation and all applicable appeal periods with respect thereto shall have expired and a true and correct copy thereof, if not previously delivered, shall have been delivered to the Administrative Agent.

                    (b) With respect to any of the Permits as not yet required to be obtained by the date of such Borrowing, (x) each such Permit is of a type that is routinely granted on application and (y) no facts or circumstances exist which indicate that any such Permit will not be timely obtainable without material difficulty, expense or delay by Greektown Holdings, its Subsidiaries or the applicable Person, respectively, prior to the time that it becomes required.

               SECTION 6.2.8 Satisfactory Form and Substance. All documents, closing certificates, resolutions and/or certificates executed or submitted with respect to such Borrowing shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel and the Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.

               SECTION 6.2.9 Searches. The Administrative Agent shall have received such judgment, federal tax lien, building code violation and other searches of public records as the Administrative Agent may reasonably require with respect to the Surplus Parcels and the Permanent Casino Complex.

               SECTION 6.2.10 Other Documents. The Administrative Agent shall have received such other documents and evidence as the Administrative Agent may reasonably request.

          SECTION 6.3. [Reserved]

          SECTION 6.4. No Waiver or Estoppel.

                    (a) The making of any Loan hereunder shall not preclude the Administrative Agent from later asserting (and enforcing any remedies it may have in connection therewith) that any representation, warranty or certification made or deemed made by the Borrowers in connection with such Loan was not true and accurate when made. No course of dealing or waiver by the Administrative Agent in connection with any condition precedent to any Loan under this Agreement shall impair any right, power or remedy of the Administrative Agent with respect to any other condition precedent, or be construed to be a waiver thereof; nor shall the action of the Administrative Agent in respect of any Loan affect or impair any right, power or remedy of the Administrative Agent in respect of any other Loan.

                    (b) Unless express notice is delivered to the Borrowers by the Administrative Agent and without prejudice to the generality of clause (a) above, any waiver by any such Person of any condition under this Agreement shall not affect the right of such Person to require compliance of the condition so waived for the purpose of any subsequent Loan.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make the Commitments hereunder, each Borrower represents and warrants unto the Administrative Agent and each Lender as set forth in this Article VII.

          SECTION 7.1. Organization, etc. Greektown Holdings and each of its Subsidiaries is validly organized and existing and in good standing under the laws of the state or jurisdiction of its organization, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification and where failure to do so could reasonably be expected to result in a Material Adverse Effect; and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement and each of the other Operative Documents to which it is a party and to own, hold and, if applicable, lease its property and to conduct its business substantially as currently conducted by it the absence of which could reasonably be expected to result in a Material Adverse Effect; provided, however, that the failure of Greektown Holdings or any of its Subsidiaries to be in good standing in the State of Michigan shall be deemed to be a Material Adverse Effect.

          SECTION 7.2. Due Authorization; Non-Contravention, etc. The execution, delivery and performance by Greektown Holdings and its Subsidiaries of this Agreement and each of the other Operative Documents to which it is a Party, and participation by Greektown Holdings and its Subsidiaries, in the consummation of all aspects of the Transaction, and the execution, delivery and performance by Greektown Holdings and its Subsidiaries of the other material agreements executed and delivered in connection with the Transaction are, in each case, within the such Person’s powers, have been duly authorized by all necessary action, and do not

                    (a) contravene any Organizational Documents of such Person;

                    (b) contravene any of the Operative Documents or any other material contractual restriction binding on or affecting such Person;

                    (c) contravene (i) any court decree or order binding on or affecting any such Person or (ii) any Legal Requirement binding on or affecting any such Person; or

                    (d) result in, or require the creation or imposition of, any Lien on any of such Person’s properties (other than Permitted Liens).

          SECTION 7.3. Government Approval, Regulation, etc. After giving effect to the DIP Order, except for the approvals, exemptions and determinations set forth in the MGCB Approval, and as except as set forth in Item 7.3 of the Disclosure Schedule, no authorization or approval or other action by, and no notice to or filing with, any Governmental Instrumentality or regulatory body or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect and except for filings and registrations of any UCC financing statements, the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage or intellectual property filings (all of which have been duly executed and delivered to the Administrative Agent on or before the Effective Date by the Borrowers) reasonably advisable or necessary to record the Lenders’ security interest in certain personal, real or intellectual property included in the DIP Collateral) is required for the due execution, delivery or performance by the Borrowers of this Agreement and any other Loan Document to which it is a party, in each case by the parties thereto, or the consummation of the Transaction.

          SECTION 7.4. Validity, etc. After giving effect to the DIP Order, this Agreement, each of the Operative Documents previously executed by Greektown Holdings and its Subsidiaries and each of the Loan Documents executed by Greektown Holdings and its Subsidiaries will, on the due execution and delivery thereof by such Person, constitute the legal, valid and binding obligation of such Person enforceable against it in accordance with its terms (except, in any case above, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles of equity).

          SECTION 7.5. Budget. The Budget:

                    (a) sets forth the amount allocated to each line item during the thirteen (13) week period covered by such Budget and the total amounts which are anticipated to be incurred through the end of such thirteen (13) week period;

                    (b) is consistent in all material respects with the provisions of the Loan Documents, the DIP Order, the Business Plan and the Plan of Reorganization;

                    (c) has been prepared in good faith, and to the best knowledge of each Borrower, fairly represents the Borrowers’ current expectation as to the matters covered thereby.

          SECTION 7.6. Financial Information. The financial statements of Greektown Holdings and its Subsidiaries, furnished or to be furnished to the Administrative Agent pursuant to Section 8.1.1 or otherwise have been prepared in accordance with GAAP consistently applied, and present fairly the financial condition of Greektown Holdings and its Subsidiaries, as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of operations, equity amounts, cash flow and all other financial information of Greektown Holdings and its Subsidiaries furnished or to be furnished pursuant to Section 8.1.1 or otherwise have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the financial condition of Greektown Holdings and its Subsidiaries, as at the dates thereof and the results of their operations for the periods then ended, except that quarterly financial statements need not include footnote disclosure and may be subject to ordinary year-end adjustment.

          SECTION 7.7. No Material Adverse Effect. No Material Adverse Effect has occurred since the date of the financial statements of Greektown Holdings and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 8.1.1.

          SECTION 7.8. Litigation, Labor Controversies etc. There is no pending material litigation, action, proceeding, or labor controversy which could reasonably be expected to result in a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Operative Document, except as disclosed in Item 7.8 of the Disclosure Schedule.

          SECTION 7.9. Ownership of Properties. Greektown Holdings and its Subsidiaries do not own, lease or hold any option to own or lease any Real Property other than the Surplus Parcels, the Permanent Casino Complex, the Easements, the Improvements and the properties listed in Item 7.9 of the Disclosure Schedule. Greektown Holdings and its Subsidiaries (x) in the case of Real Property owned by it or them, has good and marketable fee title to, (y) in the case of Real Property leased by it or them, holds valid and enforceable leasehold interests in, all of such owned or leased Real Property and (z) have good legal and beneficial title to the property, assets and revenues on which each purports to grant Liens pursuant to the Loan Documents, in each case, free and clear of all Liens or claims, except for Permitted Liens. Greektown Holdings and its Subsidiaries (x) in the case of personal property owned by it or them, has good and valid title to, and (y) in the case of personal property leased by it or them, holds valid and enforceable leasehold interests in, all of such material personal properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens other than Permitted Liens. Neither Greektown Holdings nor its Subsidiaries are a party to any agreement which grants an option to any such Person to purchase or lease any Real Property or personal property.

          SECTION 7.10. Taxes.

                    (a) Greektown Holdings and its Subsidiaries have filed, or caused to be filed, all material Tax and informational returns that are required to have been filed by it or them in any jurisdiction, and have paid all material Taxes shown to be due and payable on such returns and all other Taxes and assessments payable by it or them, to the extent the same have become due and payable (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established reserves therefor by allocating amounts that are adequate for the payment thereof and are required by GAAP.

                    (b) Neither Greektown Holdings nor its Subsidiaries have incurred any material Tax liability in connection with the Surplus Parcels, the Permanent Casino Complex, the Easements or the Improvements thereon or the other transactions contemplated by the Operative Documents which has not been disclosed in writing to, and approved by, the Administrative Agent, except as set forth in Item 7.10(b) of the Disclosure Schedule.

          SECTION 7.11. Pension and Welfare Plans. Prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, unless such Lien is not valid pursuant to the Bankruptcy Code. Except as disclosed in Item 7.11 of the Disclosure Schedule, no condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Greektown Holdings or its Subsidiaries of any material liability, fine or penalty. Except as disclosed in Item 7.11 of the Disclosure Schedule neither Greektown Holdings nor its Subsidiaries have any material Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

          SECTION 7.12. Permits. There are no material Permits that are required or will become required for the ownership or operation of the Surplus Parcels, the Permanent Casino Complex, the Easements or the Improvements thereon. Each Permit as required to be obtained by the date that this representation is deemed to be made is in full force and effect and is not at such time subject to any appeals or further proceedings (other than with respect to renewal of such Permit from time to time) or to any unsatisfied condition (that is required to be satisfied by the date that this representation is deemed to be made) that may allow modification or revocation. Each Permit as not required to have been obtained by the date that this representation is deemed to be made is of a type that is routinely granted on application. Except as set forth in Item 7.12 of the Disclosure Schedule, neither Borrower has any reason to believe that any Permit so indicated will not be obtained before it becomes necessary for the continued operation of the Permanent Casino Complex or that obtaining such Permit will result in undue expense or delay. Except as set forth in Item 7.12 of the Disclosure Schedule, none of Greektown Holdings or any of its Subsidiaries are in material violation of any condition in any Permit.

          SECTION 7.13. Reorganization Matters. The Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and proper notice of the hearings to consider entry of the DIP Order has been given.

                    (a) After the entry of the DIP Order, the Obligations will constitute allowed administrative expense claims in each of the Cases having priority over all administrative expense claims and unsecured claims against each Borrower and each Subsidiary Guarantor now existing or hereafter arising, of any kind whatsoever, to the extent provided and as more fully set forth in the DIP Order.

                    (b) The DIP Order is in full force and effect and has not been reversed, stayed, modified, varied or amended without the consent of the Administrative Agent and the Required Lenders.

                    (c) The Bankruptcy Court shall have entered the DIP Order in form and substance satisfactory to the Administrative Agent (A) authorizing and approving the DIP Facility, the Loan Documents and the transactions contemplated hereby and by the other Loan Documents, including, without limitation, the granting of the superpriority status, security interests and liens, and the payment of all fees, referred to herein and in any other Loan Document and (B) lifting the automatic stay to permit the Loan Parties to perform their obligations and the Administrative Agent and the Lenders to exercise their rights and remedies with respect to the DIP Facility, this Agreement and the other Loan Documents, which DIP Order shall be in full force and effect, shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent and the Required Lenders. All orders entered by the Bankruptcy Court pertaining to cash management, adequate protection and the DIP Facility shall, and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to Administrative Agent. The Prepetition Agent under the Prepetition Credit Agreement, the Prepetition Lenders, the Original Administrative Agent and the Original Lenders shall not have objected to the entry of the DIP Order; and pursuant to the terms of the DIP Order, the automatic stay shall have been modified to permit the creation and perfection of the Secured Parties’ Liens and security interests and shall have been automatically vacated to permit enforcement of the Secured Parties’ rights and remedies under this Agreement and the other Loan Documents.

                    (d) After the entry of the DIP Order, notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the DIP Facility Termination Date (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder and under the other Loan Documents, without further application to or order by the Bankruptcy Court, as more fully set forth in and subject to the DIP Order.

          SECTION 7.14. Environmental Warranties. Except as set forth in Item 7.14 in the Disclosure Schedule:

                    (a) all facilities and property (including underlying groundwater) owned or leased by Greektown Holdings and its Subsidiaries have been, and continue to be, owned or leased by such Person in material compliance with all Environmental Laws;

                    (b) there have been no past, and there are no pending or threatened

                              (i) claims, complaints, notices or requests for information received by Greektown Holdings or its Subsidiaries with respect to any alleged violation of any Environmental Law, or

                              (ii) complaints, notices or inquiries to Greektown Holdings or its Subsidiaries regarding potential liability under any Environmental Law relating to such facilities and property;

                    (c) there have been no Releases of Hazardous Substances at, on or under any property now or previously owned or leased by Greektown Holdings or its

Subsidiaries or relating to the Surplus Parcels, the Permanent Casino Complex, or any Easements or the Improvements thereon that, singly or in the aggregate, have, or could reasonably be expected to result in a Material Adverse Effect;

                    (d) Greektown Holdings and its Subsidiaries have been issued and are in material compliance with all Permits relating to environmental matters which are necessary for its and their businesses;

                    (e) no property now or previously owned or leased by Greektown Holdings or its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                    (f) there are no underground storage tanks, active or, to either Borrower’s knowledge, abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Greektown Holdings or its Subsidiaries;

                    (g) to each Borrower’s knowledge, neither it nor the Subsidiaries of Greektown Holdings have directly transported or directly arranged for the transportation of any Hazardous Substances to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Greektown Holdings or its Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                    (h) to each Borrower’s knowledge, there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by Greektown Holdings or its Subsidiaries; and

                    (i) no conditions exist at, on or under any property owned or leased by Greektown Holdings or its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.

          SECTION 7.15. Intellectual Property. Greektown Holdings or its Subsidiaries own or license (as the case may be) or will own or hold licenses for all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as Greektown Holdings considers necessary for the conduct of the businesses of Greektown Holdings and its Subsidiaries without any infringement upon rights of other Persons and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which could reasonably be expected to result in a Material Adverse Effect except as may be disclosed in Item 7.15 in the Disclosure Schedule.

          SECTION 7.16. Regulations U and X. Greektown Holdings and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock and do not own any margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in

F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 7.16 with such meanings.

          SECTION 7.17. Accuracy of Information. None of the factual information (including the Operative Documents and Schedule I), taken as a whole, heretofore or contemporaneously furnished by or on behalf of Greektown Holdings or its Subsidiaries to the Administrative Agent or any Lender for the purposes of, or in connection with, the Loan Documents contains any untrue statement of a material fact, or omits to state any material fact necessary to make such information, taken as a whole, not misleading. No factual information, taken as a whole, hereafter furnished in connection with any Operative Document by Greektown Holdings or its Subsidiaries to any of the Administrative Agent or any Lender will contain any untrue statement of a material fact on the date as of which such information, taken as a whole, is dated or certified and, and such factual information, shall not on the date as of which such information is dated or certified, omit to state any material fact necessary to make such information, not misleading. The projections that have been or will be made available to the Administrative Agent by or on behalf of the Borrowers have been or will be prepared in good faith based upon reasonable assumptions.

          SECTION 7.18. Existing Defaults. Except as set forth in Item 7.18 of the Disclosure Schedule, there is no breach which has occurred and is continuing under any of the Operative Documents beyond the expiration of applicable grace, notice or cure periods.

          SECTION 7.19. Contingent Liabilities. Neither Greektown Holdings nor its Subsidiaries has any material Contingent Liabilities in respect of Indebtedness or obligations except those authorized under or contemplated by the Operative Documents and not prohibited by this Agreement.

          SECTION 7.20. Business Debt Contracts etc. Neither Greektown Holdings nor its Subsidiaries after being acquired by either Borrower has conducted any business other than the business contemplated by the Operative Documents. Neither Greektown Holdings nor its Subsidiaries has any outstanding Indebtedness other than Indebtedness incurred or permitted under the Loan Documents or liabilities other than those incurred or permitted under the Loan Documents, and is not a party to or bound by any contract other than as contemplated by the Operative Documents to which such Person is a party or permitted under the Loan Documents.

          SECTION 7.21. Material Contracts. Each of the Material Contracts which have been executed by or on behalf of the Borrowers, the Operating Company and/or their Subsidiaries, as applicable, (w) except as set forth in Item 7.21 of the Disclosure Schedule, is in full force and effect, and there are no material defaults thereunder on the part of the Borrowers, any of their Subsidiaries or, to the best knowledge of the Borrowers, of the other party thereto which have not been previously disclosed in writing to the Administrative Agent (nor has any event, act or condition occurred which, with notice or expiration of any applicable grace period, or both, would constitute an event of default thereunder by the Borrowers, any of their Subsidiaries or, to the best knowledge of the Borrowers, the other party thereto, as the case may be and which has not been previously disclosed in writing to the Administrative Agent), (x) has not been terminated, modified, amended or assigned, except as set forth in Item 7.21 of the Disclosure Schedule or as otherwise permitted hereunder, and (y) has been delivered to the Administrative Agent prior to the Effective Date.

          SECTION 7.22. Utilities. All utility services necessary for the operation of the Surplus Parcels, the Permanent Casino Complex, the Easements, the Improvements, and all other property owned by Greektown Holdings or its Subsidiaries for its intended purposes are available at such Real Estate, as applicable, on commercially reasonable terms.

          SECTION 7.23. Fees and Enforcement. Other than amounts that have been paid in full or will have been paid in full by the Effective Date or the date thereafter when due for same, no material fees or Taxes, including stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity or enforceability of the Operative Documents.

          SECTION 7.24. ERISA Compliance. Greektown Holdings, its Subsidiaries and each member of the Controlled Group have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each Pension Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or a Pension Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Unless otherwise permitted under the Bankruptcy Code, neither the execution of this Agreement or the other Operative Documents nor the consummation of the Transactions is reasonably expected to constitute a “prohibited transaction” on the part of the Borrowers or any member of the Controlled Group within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under (i) Section 408 of ERISA, (ii) under Section 4975(d) of the Code, (iii) regulations thereunder or (iv) an individual or class exemption.

          SECTION 7.25. Labor Disputes; Acts of God; Casualty and Condemnation. The Surplus Parcels, the Permanent Casino Complex, the Easements, the Improvements thereon and the business of Greektown Holdings and its Subsidiaries or, to the best knowledge of the Borrowers, any other party to a Construction Document, are not affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty, except as set forth in Item 7.25 in the Disclosure Schedule as in effect on the Effective Date. As of the date that this representation is made or deemed to be remade, there is no casualty or condemnation proceeding pending or, to the best knowledge of the Borrowers, threatened, affecting all or a portion of the Surplus Parcels, the Permanent Casino Complex, the Easements or the Improvements thereon.

          SECTION 7.26. Liens. Except for Permitted Liens, neither Greektown Holdings nor its Subsidiaries has secured or agreed to secure any Indebtedness by any Lien upon any of its or their present or future revenues or assets, upon the Greektown Holdings Membership Interests, the Equity Interests of Greektown Corporation, the Operating Company Membership Interests or Equity Interests of their Subsidiaries. Neither Greektown Holdings nor its Subsidiaries has any outstanding Lien or obligation to create Liens on or with respect to any of its properties or revenues, other than Permitted Liens.

          SECTION 7.27. Offices, Location of Collateral. The “location” (as such term is used in Section 9-301 of the Uniform Commercial Code as in effect in the State of New York from time to time) of Greektown Holdings and its Subsidiaries is Michigan. Greektown Holdings’ federal employer identification number is 20-3579386. Greektown Corporation’s federal employer identification number is 20-3711715. The Operating Company’s federal employer identification number is 38-3337941.

          SECTION 7.28. Government Regulation. Neither Greektown Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness, other than the Michigan Gaming Laws, or which may otherwise render all or any portion of the Obligations unenforceable.

          SECTION 7.29. No Brokers. Each Borrower represents that no broker or finder was responsible for or involved with the parties in connection with the transactions contemplated by this Agreement and the other Loan Documents and that there is no obligation for the payment of any brokerage commission, compensation or fee of any kind with respect to this Agreement or any other Loan Document except those set forth in Item 7.29 in the Disclosure Schedule.

          SECTION 7.30. No Building Code Violation. Greektown Holdings represents that neither it nor its Subsidiaries has received any notice from any Governmental Instrumentality of any building or other similar violation with respect to the Surplus Parcels, the Permanent Casino Complex, the Easements, the Improvements thereon or other property owned by it or them and that there are no such violations except as may be set forth in Item 7.30 in the Disclosure Schedule.

          SECTION 7.31. Subsidiaries.

                    (a) Greektown Holdings represents that it has no Subsidiaries other than the Operating Company, Greektown Corporation, TGCP, the owner of the property described on Exhibit H-2, Contract Builders, the owner of the property described on Exhibit H-5 and Realty Equity, the owner of the property described on Exhibit H-6.

                    (b) Greektown Corporation represents that it has no Subsidiaries.

          SECTION 7.32. MGCB Approval. Greektown Holdings represents that

                    (a) as of the Effective Date, the MGCB Approval (y) is in full force and effect and (z) is not subject to any appeals or further proceedings;

                    (b) the MGCB Approval has granted Jefferies, in its capacity hereunder as the Administrative Agent, Goldman Sachs in its capacity hereunder as the Syndication Agent, and the Lenders hereunder on the date hereof, an exemption from the supplier-licensing requirements under Michigan Gaming Law, and as of the date that this representation is made or deemed made the MGCB Approval provides that Assignee Lenders and Participants are not subject to such supplier-licensing requirements;

                    (c) except as set forth in Item 7.32 of the Disclosure Schedule, neither it nor its Subsidiaries has received any notice from the MGCB or any other Governmental Instrumentality stating that a violation exists or has occurred under or with respect to the MGCB Approval or other Legal Requirement applicable to the Surplus Parcels, the Permanent Casino

Complex, the Easements, the Improvements thereon or other property owned by it or them which violation of such other Legal Requirement could reasonably be expected to result in a Material Adverse Effect; and

                    (d) no order, judgment or decree of any Governmental Instrumentality purports to enjoin or restrain Greektown Holdings or any of its Subsidiaries from engaging in the gaming activities at the Permanent Casino Complex as presently conducted or enjoin or restrain Greektown Holdings or any of its Subsidiaries, the Lenders or any of the Administrative Agent from entering into this Agreement or any of the other Operative Documents to which any of them is a party.

          SECTION 7.33. Prepetition Liens and Security.

                    (a) The Borrowers and the Subsidiary Guarantors recognize and acknowledge that the credit extended by the Prepetition Agent and the Prepetition Lenders pursuant to the Prepetition Credit Agreement (including the funding of any letters of credit post--petition and amounts due with respect to the Prepetition Rate Protection Agreements) is secured by valid, perfected, enforceable first-priority Liens and security interests in the Prepetition Collateral granted by the Borrowers and the Subsidiary Guarantors to the Prepetition Agent, Prepetition Lenders and the Prepetition Secured Parties, which Liens and security interests are not subject to challenge, subordination (other than validly perfected Liens arising under the Construction Documents), defense, disallowance or otherwise are avoidable, except for validly perfected construction liens.

                    (b) Any objection or challenge by any statutory committee appointed in the Cases, creditor, or party in interest in the Cases to the Prepetition Agent’s, the Prepetition Lenders’ and the Prepetition Secured Parties’ Liens and security interests in the Prepetition Collateral shall have been made within ninety (90) days of the Petition Date. The statutory committee appointed in the Cases, creditors, and other parties in interest in the Cases failed to challenge or object to the Prepetition Agent’s, the Prepetition Lenders’ and the Prepetition Secured Parties’ Liens and security interests in the Prepetition Collateral within such time period, and have been deemed to have accepted such Liens and security interests and waived such party’s rights to challenge such Liens and security interests.

          SECTION 7.34. No Offsets. None of the Borrowers has any offsets or defenses to their obligations under the Loan Documents nor any claims or counterclaims against the Administrative Agent or the Lenders.

ARTICLE VIII

COVENANTS

          SECTION 8.1. Affirmative Covenants. Each Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been indefeasibly paid and performed in full (other than indemnification Obligations not then due and payable), each Borrower will perform or cause to be performed the obligations set forth in this Section 8.1.

               SECTION 8.1.1 Financial Information, Reports, Notices, etc. Greektown Holdings will furnish, or will cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:

                    (a) as soon as available and in any event within thirty (30) days after the end of each month other than the last month of any Fiscal Quarter, a consolidated income statement, a balance sheet and a statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries, in each case, as of the end of such month, certified as complete and correct by the chief financial or accounting Authorized Representative of Greektown Holdings;

                    (b) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, a copy of the quarterly consolidated audited financial statements for such Fiscal Quarter for the Operating Company, a consolidated balance sheet of Greektown Holdings and each of its Subsidiaries as of the end of such Fiscal Quarter and a consolidated statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous year and ending with the end of such Fiscal Quarter, in the case of the Operating Company as audited, and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, in the case of the Operating Company as audited (without any Impermissible Qualification) by nationally recognized independent public accountants reasonably acceptable to the Administrative Agent (as of the Effective Date, Ernst & Young is acceptable to the Administrative Agent);

                    (c) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual consolidated audited financial statements for such Fiscal Year for Greektown Holdings and each of its Subsidiaries, including therein a balance sheet of Greektown Holdings and each of its Subsidiaries as of the end of such Fiscal Year and a statement of earnings and cash flow of Greektown Holdings and each of its Subsidiaries for such Fiscal Year, in each case as audited (without any Impermissible Qualification) by nationally recognized independent public accountants reasonably acceptable to the Administrative Agent (as of the Effective Date, Ernst & Young is acceptable to the Administrative Agent);

                    (d) as soon as available and in any event within thirty (30) days after the end of each calendar month, a Compliance Certificate, executed by the chief financial or accounting Authorized Representative of Greektown Holdings, showing compliance with its covenants set forth herein;

                    (e) as soon as available, and in any event within thirty (30) days after the end of each calendar month, a report (with a copy to the Prepetition Agent) setting forth the amount of Available Cash and Excess Available Cash as of the end of the preceding month;

                    (f) as soon as possible and in any event within five (5) days after the occurrence of a Default under the Loan Documents or any “Event of Default” as defined in and under the Development Agreement, any material approval by the MGCB (including the MGCB Approval), a statement of the chief executive, financial or accounting Authorized Representative of Greektown Holdings setting forth details of such Default or other default, as the case may be, and the action which such Person has taken and proposes to take with respect thereto;

                    (g) as soon as possible and in any event within five (5) Business Days after (w) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy of the type and materiality described in Section 7.8, (x) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 7.8, (y) the occurrence of any material dispute or adverse development between the Borrowers or any of their Subsidiaries and Jenkins Skanska, any Contractor or any Subcontractor or (z) the Borrowers or any of their Subsidiaries obtains knowledge of any material dispute or adverse development between Jenkins Skanska and any Contractor or Subcontractor, notice thereof and, to the extent the Administrative Agent reasonably requests, copies of all documentation relating thereto, except to the extent that such delivery would breach any confidentiality agreement or affect adversely the privileged nature of any such document;

                    (h) promptly after the sending or filing thereof, copies of all material reports, registration statements and financial statements delivered to the MGCB or any other Governmental Instrumentality with respect to the Permanent Casino Complex or the Development Agreement;

                     (i) as soon as possible and in any event within five (5) Business Days after becoming aware of (v) the institution of any steps by Greektown Holdings, any of its Subsidiaries or any other Person to terminate any Pension Plan if termination of such plan would reasonably be expected to result in a liability to Greektown Holdings or any of its Subsidiaries in excess of $1,000,000, (w) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (x) the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that Greektown Holdings, its Subsidiaries or any member of either Borrowers’ Controlled Group furnish a bond or other security to the PBGC or such Pension Plan, (y) the occurrence of any event with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Greektown Holdings or any of its Subsidiaries of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto or (z) any material increase in the Contingent Liability of Greektown Holdings or any of its Subsidiaries with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

                    (j) promptly upon receipt thereof, copies of all detailed management letters submitted to Greektown Holdings or any of its Subsidiaries by the independent public accountants referred to in clause (c) in connection with each audit made by such accountants of the books of Greektown Holdings and its Subsidiaries;

                    (k) promptly and in any event within five (5) Business Days after the receipt thereof, any material notice received by Greektown Holdings, any of its Subsidiaries, Monroe, Kewadin, the Authority or the Tribe from the MGCB, including exception reports, which notice relates to the operation or maintenance of the Permanent Casino Complex, any

Permit related thereto or any Equity Interest in Greektown Holdings, its Subsidiaries, Kewadin, Monroe or the Authority;

                    (l) as soon as possible and in any event within five (5) days after the notice of any termination or any requests for indemnification or payment of any other party or any other notice (unless delivered pursuant to clause (f) of this Section 8.1.1) relating to material rights or obligations with respect to the Development Agreement, the MGCB Approval or any other Project Document;

                    (m) any change in the Authorized Representatives of Greektown Holdings, any of its Subsidiaries or the Authority and such notice shall include a certified specimen signature of any new Authorized Representative so appointed and, if requested by the Administrative Agent, satisfactory evidence of the authority of such new Authorized Representative;

                    (n) the occurrence or existence of any Environmental Matter requiring notice to a Governmental Instrumentality or with respect to which notice is received from a Governmental Instrumentality;

                    (o) any Event of Loss or any other event or development which could reasonably be expected to result in a Material Adverse Effect;

                    (p) promptly, but in no event later than five (5) days after the receipt thereof by Greektown Holdings or any of its Subsidiaries, copies of (x) any material document or agreement entered into on or after the Effective Date, relating to the development, construction, maintenance or operation of the Permanent Casino Complex and any Permits obtained or entered into by Greektown Holdings or its Subsidiaries after the Effective Date, (y) any amendment, supplement or other modification to any Permit received by the Borrowers after the Effective Date and (z) all material notices relating to the Surplus Parcels and the Permanent Casino Complex, Greektown Holdings or its Subsidiaries received by or delivered to Greektown Holdings, any of its Subsidiaries, Monroe, Kewadin, the Authority or the Tribe from any Governmental Instrumentality or any other Person; and

                    (q) periodic reporting packages and such other information respecting the condition or operations, financial or otherwise, of Greektown Holdings and its Subsidiaries as required by the other Loan Documents (including monthly updates to the Budget, weekly and monthly cash flow variance reports and explanations to be delivered no later than 12:00 noon New York time every Wednesday in a form acceptable to the Required Lenders, information and reports from the chief accounting or financial Authorized Representative of Greektown Holdings, in such detail as the Administrative Agent or any Lender through the Administrative Agent may reasonably request, with respect to the terms of and information provided pursuant to any Compliance Certificate), the Development Agreement, or the MGCB Approval, and as the Prepetition Agent or any Lender through the Administrative Agent may from time to time reasonably request.

               SECTION 8.1.2 Compliance with Laws, etc. Greektown Holdings and its Subsidiaries will comply in all material respects with all applicable Legal Requirements, including:

                    (a) the post-petition maintenance and preservation of the corporate or other organizational existence of Greektown Holdings and its Subsidiaries and each of their material rights, privileges and contractual obligations; and

                    (b) the payment, before the same become delinquent, of all material post-petition obligations, including material Taxes, assessments and charges imposed upon it or upon: its property by any Governmental Instrumentality, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves, if any, in accordance with GAAP shall have been set aside on its books.

               SECTION 8.1.3 Budget and Variance, as Modified or Approved by Agent.

                    (a) Attached to this Agreement as Exhibit B is the Budget covering the Budget Period commencing on January 1, 2010 and ending on April 1, 2010. Within ten (10) Business Days prior to April 1, 2010 and each Budget Period thereafter, the Borrowers shall deliver to the Administrative Agent a Budget covering the thirteen (13) weeks commencing on the first Business Day after the end of the current Budget Period which Budget shall satisfactory in form and substance to the Required Lenders; provided, however, that the line items in such Budget specifying the amount of anticipated expenses included within the Carve-Out shall neither limit the Borrowers’ expenditures in respect of such line items nor reduce or limit the Carve-Out. The Budget shall set forth all of the Borrowers’ and the Subsidiary Guarantors’ cash flow and certain expenditures.

                    (b) The Borrowers shall deliver to the Administrative Agent an updated Budget every month which shall cover the thirteen (13) weeks commencing on the first Business Day after the end of every month following the month in which the second Budget was delivered pursuant to clause (a) above.

                    (c) No later than 12:00 noon New York time on Wednesday of each calendar week (or, if such Wednesday is not a Business Day, on the next succeeding Business Day), in form and substance that is acceptable to the Administrative Agent, the Borrowers shall deliver to the Administrative Agent a variance report/reconciliation setting forth in reasonable detail any variances from the Budget on the basis of (i) the actual preceding week and (ii) the cumulative thirteen (13) week period, together with an explanation of such variances.

                    (d) [Reserved]

                    (e) From and after the Effective Date, the expenditures and cash flow during each Budget Period of the Borrowers and their Subsidiaries shall be set forth in the line items in such Budget, as such Budget may be modified from time to time with the consent of the Administrative Agent; provided however, that if such modification (whether in a line item or in the aggregate) is deemed to be material in the sole discretion of the Administrative Agent, then such modification may only be made with the consent of the Required Lenders.

                    (f) Except for the Carve Out and the Post-Default Carve-Out, prior to repayment in full of the DIP Facility and the termination of the Commitments, all payments to be made by the Borrowers whether from proceeds of the Loans or Available Cash shall be made in accordance with the Budget. The Borrowers shall promptly provide the Administrative Agent with reasonably detailed back-up documentation relating to the Borrowers’ and Operating Company’s cash flows as may be reasonably requested by the Administrative Agent from time to time.

                    (g) Except for the Post-Default Carve-Out, prior to the repayment in full of the DIP Facility the termination of the Commitments, all payments (inclusive of costs, expenses and fees) to be made by the Borrowers or the Operating Company shall be made in accordance with the Budget or as otherwise set forth herein.

                    (h) The Borrowers and the Subsidiary Guarantors shall not spend any cash, including cash collateral and Available Cash, except as approved pursuant to the Budget.

               SECTION 8.1.4 Business Plan.

                    (a) The Borrowers shall have delivered the Business Plan to the Administrative Agent.

                    (b) Each Borrower and Subsidiary Guarantor shall operate its respective business and conduct its respective operations in accordance with the Business Plan, as approved by the Administrative Agent.

               SECTION 8.1.5 Carve-Out. The Carve-Out shall be reflected in (but not limited by) the Budget.

                    (a) On the day on which a Carve-Out Trigger Notice is given to the Borrowers, the Borrowers shall fund a segregated account (the “Post-Default Carve-Out Account”) in an aggregate amount equal to $2,250,000 plus the actual amount of incurred and unpaid fees and expenses of Professionals incurred by the Debtors and any official committee appointed in the Cases prior to the date of the delivery of the Carve-Out Trigger Notice, whether or not in excess of the budgeted amount for such fees and expenses of Professionals through such date (the “Post-Default Carve-Out”).

                    (b) Amounts on deposit in the Post-Default Carve-Out Account shall be used solely to satisfy the fees and expenses of Professionals incurred by the Debtors and any official committee appointed in the Cases arising under the Post-Default Carve-Out and the balance in the Post-Default Carve-Out Account shall not be available to pay the principal amount of the Loans or to pay any prepetition or other post-petition obligations until such time as the fees and expenses of Professionals incurred by the Debtors and any official committee appointed in the Cases arising under the Carve-Out and the Post-Default Carve-Out shall have been paid in full, notwithstanding any purported or asserted Lien, claim or right to such balance.

                    (c) Nothing herein shall constitute a waiver by the Prepetition Agent, the Prepetition Lenders, the Administrative Agent or the Lenders of their rights to object to the fees and expenses of any Professional retained by the Debtors or an official committee appointed in the Cases, all such rights being specifically reserved.

                    (d) Notwithstanding the foregoing, the DIP Facility, all cash, cash collateral and Available Cash, the Carve-Out and the Post-Default Carve-Out (including any proceeds on deposit in the Post-Default Carve-Out Account) shall not be available for any fees or expenses incurred by any party, including any Debtor or any official committee appointed in the Cases, or its or their Professionals, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings, contested matter, objection, other litigation or discovery against any of the Prepetition Agent, the Prepetition Lenders, the Administrative Agent, the Lenders, or their advisors, agents or subagents, including, without limitation, challenging the amount, validity, perfection, priority or enforceability of, or asserting any defense, counterclaim or offset to, the Obligations and the Liens and claims granted hereunder in favor of the Prepetition Agent, the Prepetition Lenders, the Administrative Agent and the Lenders.

               SECTION 8.1.6 Continued Effectiveness of Licenses. Except as set forth in Item 8.1.6 of the Disclosure Schedule, the Gaming License, liquor license(s) and legal authority to conduct gaming from the MGCB or the City shall continue to be effective.

               SECTION 8.1.7 Maintenance of Properties; Operation; Reserves. Greektown Holdings and its Subsidiaries will maintain, preserve, protect and keep the portion of the Surplus Parcels and the Permanent Casino Complex owned or leased by it or them in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times. Greektown Holdings and its Subsidiaries (other than Greektown Corporation) will operate the portion of the Permanent Casino Complex owned and/or leased by it or them in a manner consistent in all material respects with the Development Agreement. Greektown Holdings and its Subsidiaries shall maintain adequate working capital reserves and other reserves as set forth in the Budget.

               SECTION 8.1.8 Insurance.

                    (a) Greektown Holdings and each of its Subsidiaries shall maintain the insurance required under the Prepetition Credit Agreement and the Required Insurance and shall comply in all material respects with the Insurance Requirements.

                    (b) The Borrowers agree to maintain (or cause each of their Subsidiaries to maintain), with financially sound and reputable insurers, insurance (including, without limitation, professional liability insurance, commercial general liability insurance, automobile liability insurance, workers compensation insurance, disability benefits insurance, umbrella/excess liability insurance, builder’s all risk and pollution liability insurance) with respect to liabilities, losses or damage in respect of the Surplus Parcels, the Permanent Casino Complex, the assets, properties and businesses of the Borrowers and each of their Subsidiaries, as may from time to time customarily be carried or maintained under similar circumstances by companies of established reputation engaged in similar construction projects and similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for casinos and companies similarly situated in the industry (such insurance, the “Required Insurance”).

               SECTION 8.1.9 Books and Records. Greektown Holdings and each of its Subsidiaries shall maintain adequate books, accounts and records with respect to the Surplus Parcels, the Permanent Casino Complex and the other property owned by it in compliance in all material respects with the regulations of any Governmental Instrumentality having jurisdiction thereof and, with respect to financial statements, in accordance with GAAP. Subject to Michigan Gaming Laws, Greektown Holdings and each of its Subsidiaries shall permit (at the Borrowers” sole cost and expense) employees, agents and accountants of the Administrative Agent at any reasonable times and upon reasonable prior notice to inspect the Surplus Parcels, the Permanent Casino Complex, and the other property owned by it, to examine or audit all of the books, accounts and records pertaining or related thereto or to Greektown Holdings and its Subsidiaries, to make copies and memoranda thereof and, with respect to any Environmental Matters, to perform any tests or studies and prepare any reports reasonably required by the Administrative Agent. So long as no Event of Default has occurred and is continuing, the Borrowers shall not be obligated to pay for more than one inspection, examination and audit requested by the Administrative Agent during each calendar quarter.

               SECTION 8.1.10 Environmental. Greektown Holdings and each of its Subsidiaries will:

                    (a) use and operate the Surplus Parcels and the Permanent Casino Complex in material compliance with all Environmental Laws, keep all necessary Permits relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Substances thereat in material compliance with all applicable Environmental Laws;

                    (b) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to potential liability under or non-compliance with, Environmental Laws in connection with the Surplus Parcels and the Permanent Casino Complex, and shall promptly resolve or diligently undertake to resolve any material non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law; and

                    (c) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 8.1.10.

               SECTION 8.1.11 Additional Collateral. Greektown Holdings shall and shall cause its Subsidiaries to cause the Administrative Agent to have at all times a first priority perfected security interest (subject only to Permitted Liens) in all of the property (real and personal) owned from time to time by Greektown Holdings or any of its Subsidiaries to the extent the same constitutes or would constitute “Security” under the Loan Documents. Without limiting the generality of the foregoing, Greektown Holdings shall and shall cause its Subsidiaries to execute, deliver and/or file (as applicable) or cause to be executed, delivered and/or filed (as applicable), pledge agreement(s), the security agreement(s), mortgages, Uniform

Commercial Code (Form UCC-1) financing statements, Uniform Commercial Code continuation statements, Uniform Commercial Code termination statements, and other documentation necessary to grant and perfect such security interest, in each case in form and substance satisfactory to the Administrative Agent.

               SECTION 8.1.12 Use of Proceeds. The Borrowers shall apply the proceeds of the Credit Extensions:

                    (a) in the case of Term A Loans, to repay all outstanding obligations under the Original DIP Credit Agreement on the Effective Date; and

                    (b) in the case of the Delayed Draw Loans, to make capital contributions to the Operating Company which the Operating Company will use in accordance with the Budget as approved by the Administrative Agent.

               SECTION 8.1.13 Repayment of Indebtedness. The Borrowers shall repay or cause to be repaid all Indebtedness due under this Agreement and the other Loan Documents in accordance with the terms hereof and thereof, as the case may be. In the case of any Indebtedness of Greektown Holdings or its Subsidiaries under any of the Operative Documents which is not an Obligation and the repayment of which is limited by any term of such Operative Documents, the Borrowers shall repay or cause to be repaid such Indebtedness in accordance with such limitation.

               SECTION 8.1.14 Compliance with Legal Requirements. Except as set forth in Item 8.1.14 of the Disclosure Schedule, Greektown Holdings and each of its Subsidiaries shall (x) own, maintain and operate the Surplus Parcels and the Permanent Casino Complex in compliance in all material respects with all applicable Legal Requirements, including the Permits, the Environmental Laws and Michigan Gaming Laws and (y) procure, maintain and comply, or cause to be procured, maintained and complied with, in all material respects, the Certificate of Occupancy and all Permits required for any ownership, financing, maintenance or operation of the Surplus Parcels and the Permanent Casino Complex or any part thereof at or before the time each such Permit becomes necessary for the ownership, financing, maintenance or operation thereof, as the case may be, as contemplated by the Operative Documents, except that Greektown Holdings and its Subsidiaries may, at their expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements, provided, however, that (1) none of the Administrative Agent, any of the Lenders, Greektown Holdings, its Subsidiaries, Kewadin, Monroe or the Authority would be subject to any liability for failure to comply therewith, (2) all proceedings to enforce such Legal Requirements against the Administrative Agent, the Lenders, Greektown Holdings, its Subsidiaries, Kewadin, Monroe or the Authority are effectively stayed during the entire pendency of such contest and (3) the Permanent Casino Complex may be operated for its intended purpose. Greektown Holdings and its Subsidiaries shall comply in all material respects with the obligations of the Operating Company under the Development Agreement in accordance with the terms thereof (subject to any waivers, amendments, modifications, replacements or restatements thereof, in each case, as permitted by this Agreement).

               SECTION 8.1.15 Security Interest in Newly Acquired Property. If Greektown Holdings or any of its Subsidiaries shall at any time acquire any interest in property not covered by the Loan Documents or enter into any material document or agreement after the Effective Date, relating to the development, construction, maintenance or operation of the Permanent Casino Complex, then promptly upon such acquisition or execution such Person so acquiring or executing, as the case may be, shall give notice thereof to the Administrative Agent and, if requested by the Administrative Agent, shall or shall cause any Subsidiaries of such Person to execute, deliver and record a supplement to the Loan Documents, reasonably satisfactory in form and substance to the Administrative Agent, subjecting such interests to the Lien and security interests created by the applicable Loan Documents (with the priority contemplated thereby in favor of each Secured Party) and deliver to the Administrative Agent, on behalf of the Secured Parties, Consents (with such changes thereto as are reasonably acceptable to the Administrative Agent) with respect to the collateral assignment of any such Project Document and shall supplement, modify and amend all Schedules and Exhibits to this Agreement and all Project Documents, as required by the Administrative Agent in its sole discretion, to reflect such acquisition (each of which shall be in form and substance satisfactory to the Administrative Agent in its sole discretion).

               SECTION 8.1.16 Proper Legal Forms. Greektown Holdings and its Subsidiaries shall take all action within their control required or advisable to ensure that each of the Operative Documents is in proper form for the enforcement thereof.

               SECTION 8.1.17 Preserving the DIP Collateral; Further Assurances. Greektown Holdings and its Subsidiaries shall undertake all actions and execute all further documents, financing statements, agreements and instruments which are necessary or appropriate in the reasonable judgment of the Administrative Agent and as required by the Michigan Gaming Laws or as may be required by other applicable law to (x) effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Loan Documents; (y) maintain the Secured Parties’ respective security interests under the Loan Documents in the DIP Collateral in full force and effect at all times (including the priority thereof) and (z) preserve and protect the DIP Collateral and protect and enforce such Person’s rights and title and the respective rights of the Secured Parties to the DIP Collateral, including the making or delivery of all filings and recordations (including filing UCC and other financing statements and mortgages in form and substance satisfactory to the Administrative Agent), the delivery to the Administrative Agent of all such instruments and documents (including title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section, the payments of fees and other charges, the issuance of supplemental documentation, the discharge of all claims or other Liens (other than the Permitted Liens) adversely affecting the respective rights of the Secured Parties to and under the DIP Collateral (except to the extent same is being contested in good faith by appropriate governmental proceedings promptly instituted and diligently contested, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in case of any charge or claim which has or may become a Lien against any of the DIP Collateral, such Lien shall be subject and subordinate in all respects to the Liens held by the Administrative Agent (unless bonded) and such contested proceedings conclusively operate to stay the sale of any portion of the DIP Collateral to satisfy such charge or claim which has or may become a Lien against any of the DIP Collateral) and the publication or other delivery of notice to third parties. The Borrowers and the Subsidiary Guarantors agree to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

               SECTION 8.1.18 Application of Insurance and Condemnation Proceeds.

                    (a) As a material inducement to the Lenders to enter into this Agreement, if any Event of Loss shall occur with respect to any Improvements on the Surplus Parcels or the Permanent Casino Complex, or any part thereof, Greektown Holdings and its Subsidiaries shall (x) promptly upon discovery or receipt of notice thereof provide written notice thereof to the Administrative Agent, (y) diligently pursue all its rights to compensation against all relevant insurers, reinsurers and/or Governmental Instrumentalities, as applicable, in respect of such event and (z) not, without consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed), compromise or settle any claim involving an amount in excess of $2,000,000 per claim.

                    (b) All awards, amounts, damages, compensation, payments, settlements and proceeds (including instruments) in respect of any Event of Loss including the proceeds of any insurance policy required to be maintained by Greektown Holdings or its Subsidiaries hereunder and awards or settlements from any condemnation (collectively, “Loss Proceeds”) shall be applied as provided in this clause (b); subject, however, to the applicable provisions of the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage, the Development Agreement and/or the Trappers Alley Lease. All Loss Proceeds shall be paid and disbursed in accordance with the terms of Section 3.4 of the Mortgage. If any Loss Proceeds are paid directly to Greektown Holdings, any of its Subsidiaries, Kewadin, Monroe or the Authority or any Affiliate of any of the foregoing by any insurer, reinsurer, Governmental Instrumentality or such other payor, (x) such Loss Proceeds shall be received in trust for application in accordance with this Section, (y) such Loss Proceeds shall be segregated from other funds of such Person and (z) if required under Section 3.4 of the Mortgage, such Person shall pay (or, if applicable, Greektown Holdings shall cause such Person to pay) such Loss Proceeds over to the Administrative Agent in the same form as received (with any necessary endorsement) for deposit in such account.

               SECTION 8.1.19 Compliance with Project Documents. Except as set forth in Item 8.1.19 of the Disclosure Schedule, Greektown Holdings and its Subsidiaries shall comply duly and promptly, in all material respects, with their obligations, and enforce all of their respective rights, under all Project Documents.

               SECTION 8.1.20 Accountant’s Engagement Letter. At least annually after the Effective Date, Greektown Holdings shall inform the independent certified public accountant which it engaged to audit, prepare or review the financial statements required to be delivered in accordance herewith in writing that the primary intent of Greektown Holdings in retaining such accountant is to benefit the Lenders. Greektown Holdings shall promptly deliver a copy of each such letter to the Administrative Agent.

               SECTION 8.1.21 Available Cash. On or before the date that the report of Available Cash is delivered to the Administrative Agent as required under clause (e) of Section 8.1.1, the Borrowers shall deliver, together with such report, all Excess Available Cash as set forth in such report to the Administrative Agent, as applicable pursuant to Section 3.1.1(b).

               SECTION 8.1.22 Estoppel Certificates. Within fifteen (15) Business Days after request by the Administrative Agent, Greektown Holdings or the Operating Company on its behalf shall request the City to deliver to the Administrative Agent an estoppel certificate executed by the City and the EDC pursuant to Section 14.25 of the Development Agreement and shall thereafter use reasonable efforts and diligence to cause delivery thereof by the City and the EDC.

               SECTION 8.1.23 Cash Management. Subject to the Budget and Section 3.1, the Borrowers and Subsidiary Guarantors shall maintain a cash management system substantially identical to the cash management system that they maintained immediately prior to the Petition Date, including but not limited to, the maintenance of the accounts established in connection with the Prepetition Credit Agreement and the related agreements.

               SECTION 8.1.24 Cash Collateral Account. No later than February 1, 2010, each Cash Collateral Account of the Borrowers and the Subsidiaries shall be subject to a Cash Collateral Account Agreement, which shall be duly executed and delivered by Authorized Representatives of the Borrowers and the Depository and shall be in form and substance satisfactory to the Administrative Agent. The Cash Collateral Accounts shall be subject to (a) a first priority perfected Lien of the Administrative Agent for the benefit of the Lenders, and (b) the sole dominion and control of the Administrative Agent. The Borrowers and the Subsidiaries hereby agree that they shall not open any other deposit accounts, unless they have delivered a written notice thirty (30) days prior to opening such account, to the Administrative Agent. The Borrowers and Subsidiaries also agree that such new deposit accounts shall be subject to a Cash Collateral Account Agreement upon being opened, in accordance with the provisions hereof.

               SECTION 8.1.25 Compliance with Construction Documents. Except as set forth in Item 8.1.25 of the Disclosure Schedule, the Borrowers shall comply (and shall cause each of their Subsidiaries to comply) duly and promptly, in all material respects, with their obligations, and enforce all of their respective rights, under all Construction Documents, except where the failure to comply or enforce such rights, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

               SECTION 8.1.26 Reorganization Matters. The Borrowers will submit to the Administrative Agent all pleadings, motions, applications and judicial information, in each case filed by or on behalf of the Borrowers or any Subsidiary Guarantor with the Bankruptcy Court or provided by or to the Trustee (or any information officer, examiner or interim receiver, if any, appointed in any Case) or any Committee, at the time such document is filed with the Bankruptcy Court, or provided by or, to the Trustee (or any information officer, monitor or interim receiver, if any, appointed in any Case) or any Committee.

               SECTION 8.1.27 Restructuring Advisor. The Borrowers shall maintain the retention of the Restructuring Advisor on terms and in a capacity vesting it with authority over the operations of the Operating Company and the Borrowers that are acceptable to the Administrative Agent.

               SECTION 8.1.28 Preservation of Corporate Existence; Restrictions. Each Borrower and Subsidiary Guarantor shall preserve and maintain its legal existence, rights (charter and statutory), material licenses and franchises, except as permitted by Section 8.2.11.

               SECTION 8.1.29 Sharing of Information. The Administrative Agent shall have the option, but not the obligation, to share all information delivered by the Borrowers pursuant to Section 8.1 with the Prepetition Agent and the Prepetition Lenders.

               SECTION 8.1.30 Certificate of Occupancy. Except as set forth in Item 8.1.30 of the Disclosure Schedule, all Certificates of Occupancy existing on the date of this Agreement and all other Certificates of Occupancy obtained after the Effective Date shall be in full force and effect and, in the case of a temporary Certificate of Occupancy, if such temporary Certificate of Occupancy shall provide for an expiration date, such temporary certificate of occupancy shall be renewed or extended no later than fifteen (15) days prior to the applicable expiration date.

               SECTION 8.1.31 Payment of Certain Fees and Expenses. Each Borrower and Subsidiary Guarantor shall use their best efforts to pay, in full, in cash, each of the fees and expenses set forth in Item 8.1.31 of the Disclosure Schedule (the “Fees and Expenses”) no later than February 1, 2010; provided, however, that if the Borrowers and Subsidiary Guarantors fail to make such payments by such date, the Borrowers and the Subsidiary Guarantors shall pay such Fees and Expenses in full, in cash, from Available Cash or from the proceeds of a Borrowing under this Agreement no later than March 31, 2010.

               SECTION 8.1.32 [Reserved].

               SECTION 8.1.33 Notices of Meetings. The Borrowers shall provide the Administrative Agent with reasonable advance notice of all official meetings that any Loan Party shall have with the MGCB or the City where the proposed topic for discussion shall include any Loan Party’s compliance with the DIP Credit Agreement or the Development Agreement. For the avoidance of doubt, an official meeting shall not include any meeting which covers on-site regulatory matters.

               SECTION 8.1.34 [Reserved].

          SECTION 8.2. Negative Covenants. Each Borrower agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been indefeasibly paid and performed in full (other than indemnification Obligations not then due and payable), Greektown Holdings and its Subsidiaries will perform the obligations set forth in this Section 8.2.

               SECTION 8.2.1 Business Activities. Greektown Holdings will not engage in any business activity except the ownership of the Operating Company Membership Interests (with respect to Greektown Holdings), the ownership of the Equity Interests of Greektown Corporation, and, together with Greektown Corporation, the performance of the Obligations and such activities as are reasonably incidental or substantially similar thereto. The Operating

Company and its Subsidiaries will not engage in any business activity, except the ownership and operation of the Permanent Casino Complex or the Surplus Parcels (in the case of the Operating Company or the Subsidiaries, as the case may be), performing its obligations (in the case of the Operating Company) under the Development Agreement and such activities as are reasonably incidental or substantially similar thereto.

               SECTION 8.2.2 Indebtedness.

                    (a) Greektown Holdings and its Subsidiaries will not, directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness or issue any shares of Preferred Stock, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein (except as allowed under Section 8.2.5 hereof) or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person, other than, without duplication, the following:

                              (i) The Borrowers may incur Indebtedness in respect of the Credit Extensions;

                              (ii) Existing Indebtedness;

                              (iii) Indebtedness of the Operating Company incurred in connection with the Participating Leases; and

                              (iv) Indebtedness of the Operating Company incurred in connection with the Insurance Premium Agreement.

                    (b) With respect to its interest in Greektown Corporation, Greektown Holdings will not directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

                    (c) Accrual of interest, the accretion of the accreted value of principal and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

               SECTION 8.2.3 Liens. Neither Greektown Holdings nor its Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, excluding, however, Permitted Liens.

               SECTION 8.2.4 Consolidated EBITDAR; Minimum Liquidity.

                    (a) Greektown Holdings and its Subsidiaries will not, as of the close of any calendar month, permit Consolidated EBITDAR (a) to be less than the amount set forth below in the second column opposite such month and (b) on a cumulative basis commencing January 1, 2010, to be less than the amount set forth below in the third column opposite the last month in such period:

Month ending on	Consolidated EBITDAR (in $, on a monthly basis)	Consolidated EBITDAR (in $, on a cumulative basis since January 1, 2010)

January 31, 2010	3,800,000	3,800,000
February 28, 2010	4,500,000	8,300,000
March 31, 2010	5,800,000	14,100,000
April 30, 2010	5,300,000	19,400,000
May 31, 2010	5,600,000	25,000,000
June 30, 2010	5,000,000	30,000,000
July 31, 2010	5,800,000	35,800,000
August 31, 2010	4,800,000	40,600,000
September 30, 2010	4,500,000	45,100,000

                    (b) Greektown Holdings and its Subsidiaries will not permit, at any time after the Effective Date, the sum of (i) all Available Cash, (ii) Cash Equivalent Investments of the Loan Parties permitted under Section 8.2.5 and (iii) the aggregate unused amount of the Commitments in effect at such time, to be less than $5,000,000 in the aggregate. For the avoidance of doubt, the calculation of the forgoing amount shall not include any cash that is “floor cash”, “cage cash” or otherwise considered to be located at the Permanent Casino Complex.

               SECTION 8.2.5 Investments. Neither Greektown Holdings nor its Subsidiaries shall make, incur, assume or suffer to exist any Investment in any other Person, except the following investments by the Operating Company, as set forth in the Budget:

                    (a) Cash Equivalent Investments;

                    (b) without duplication, Investments to the extent permitted as Indebtedness pursuant to Section 8.2.2;

                    (c) without duplication, Investments permitted as Capital Expenditures pursuant to Section 8.2.7;

                    (d) Investments constituting (x) accounts receivable arising, (y) trade debt granted or (z) deposits made in connection with the purchase price of goods or services, in each case, in the ordinary course of business;

                    (e) Investments and contributions required under Section 3.5 of the Development Agreement;

provided, however, that

                    (f) any Investment which when made complied with the requirements of clauses (w), (x) or (y) of the definition of the term “Cash Equivalent Investment” may continue to be held, notwithstanding that such Investment, if made thereafter, would not comply with such requirements; and

                    (g) no Investment otherwise permitted by clauses (b), (c), or (f) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

               SECTION 8.2.6 Restricted Payments, etc. On and at all times after the date hereof

                    (a) neither Greektown Holdings nor its Subsidiaries shall declare, pay or make any dividend or distribution (in cash, property or obligations) on any Equity Interest (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries or on any warrants, options or other rights with respect to any Equity Interests (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries (other than dividends or distributions payable in its Equity Interests or warrants to purchase its Equity Interests or splitups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any Equity Interests (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries, or warrants, options or other rights with respect to any shares of any Equity Interests (now or hereafter outstanding) of Greektown Holdings or its Subsidiaries;

                    (b) Except as set forth in the Budget, Greektown Holdings will not and will not permit its Subsidiaries to

                         (i) make any payment or prepayment of principal of, or make any payment of interest on, the Senior Notes or the Indebtedness under items (ii) and (iii) of clause (a) of Section 8.2.2 or any subordinated debt; or

                         (ii) redeem, purchase or defease, the Senior Notes or the Indebtedness under items (ii) or (iii) of clause (a) of Section 8.2.2 or any subordinated debt or make any payment for purposes of funding any of the foregoing;

(the foregoing prohibited acts referred to in clauses (a) and (b) being herein collectively referred to as “Restricted Payments”); provided, however, that

                    (c) notwithstanding the provisions of clause (a) above, Greektown Holdings shall be permitted to cause the Operating Company to make Restricted Payments to Greektown Holdings in the amount required to make the payments due under the Loan Documents.

               SECTION 8.2.7 Capital Expenditures etc. Neither Greektown Holdings nor its Subsidiaries shall make or commit to make Capital Expenditures, other than the Capital Expenditures in an aggregate amount not to exceed the Capital Expenditures set forth in the Budget, plus $150,000.

               SECTION 8.2.8 Rental Obligations. Neither Greektown Holdings nor its Subsidiaries shall enter into at any time any arrangement which involves the leasing by such Person from any lessor of any real or personal property (or any interest therein), which does not create a Capitalized Lease Liability, except (x) the leases disclosed in Item 7.9 of the Disclosure Schedule, (y) the Existing Operating Leases and (z) other Operating Leases which are part of the Budget, provided, however, that payments made or to be made by the Operating Company with respect to Operating Leases, including the Existing Operating Leases, shall not exceed the applicable amounts therefor set forth in the Budget.

               SECTION 8.2.9 Contracts; Take or Pay Contracts. The Borrowers shall not enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services. Neither the Operating Company nor its Subsidiaries shall enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires (other than default remedies under Construction Documents) that payment be made by such Person regardless of whether such materials, supplies, other property or services are in fact or can be required to be delivered or furnished to it (other than with respect to remedies for defaults under the Construction Documents).

               SECTION 8.2.10 Management Agreement and Management Services Agreement. The Borrowers shall not enter into or be a party to any management contract, management services agreement or advisor agreement. Except as set forth in the Budget, neither the Operating Company nor its Subsidiaries shall, enter into or be a party to any management contract, management services agreement, advisor agreement, any agreement covering FF&E or any other contract material to the operation and management of the Surplus Parcels or the Permanent Casino Complex.

               SECTION 8.2.11 Consolidation; Merger, etc. Neither Greektown Holdings nor its Subsidiaries shall liquidate or dissolve, consolidate with, or merge into or with, enter into a joint venture or other combination with, any other Person, or purchase or otherwise acquire any Person (by any means) all or substantially all of the assets of any Person (or of any division thereof).

               SECTION 8.2.12 Restrictions on Dispositions. Neither Greektown Holdings nor its Subsidiaries shall, sell, transfer, lease, contribute or otherwise convey (including by way of merger), or grant options, warrants or other rights with respect to, any of its or their assets (including accounts receivable and Capital Stock) to any Person (each such conveyance, an “Asset Sale”) without the prior written consent of the Administrative Agent; provided, however, that the Operating Company and its Subsidiaries may, without the prior consent of the Administrative Agent, (x) make dispositions in the ordinary course of its business, and (y) dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Operating Company or its Subsidiaries, so long as (A) such disposition does not materially and adversely affect the ability of the Operating Company or its Subsidiaries to own and operate the Permanent Casino Complex in accordance with the Development Agreement and this Agreement, (B) the consideration received for the disposition thereof shall be in an amount at least equal to the fair market value thereof as reasonably determined by the Administrative Agent and (D) in the case of clause (y), such disposed property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens and by such removal and replacement the Operating Company and its Subsidiaries shall be deemed to be part of the DIP Collateral. Each disposition set forth in the proviso of this Section 8.2.12 shall constitute a “Permitted Asset Sale”.

               SECTION 8.2.13 Modification of Project Documents, Material Contracts and Certain Agreements.

                    (a) Neither Greektown Holdings nor its Subsidiaries shall, directly or indirectly, enter into, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under the Project Documents without the consent of the Administrative Agent; provided, however, that no such consent shall be required with respect to any such amendment, modification or supplement that (x) is non-material or (y) does not materially affect (i) the value of the DIP Collateral, (ii) the ability of Greektown Holdings and its Subsidiaries to perform in all material respects its and their obligations under the Operative Documents and (iii) the ability of the Operating Company and its Subsidiaries to own and operate the Permanent Casino Complex in the manner owned and operated prior to any such amendment. If the Administrative Agent withholds its consent with respect to any amendment for which its consent is required hereunder, the Administrative Agent shall provide the Borrowers, the Operating Company and the City with the reasons therefore in accordance with Section 13.17.

                    (b) Without the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrowers will not (and will cause each of their Subsidiaries to not) directly or indirectly, enter into, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under (w) any Permit, the effect of which could reasonably be expected to have a Material Adverse Effect, or (x) any other Material Contract, provided that prior written consent shall not be required if such amendment, modification, termination, supplement or waiver has a value less than Five Hundred Thousand ($500,000) Dollars.

               SECTION 8.2.14 Transactions with Affiliates. The Borrowers shall not, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”). Except as disclosed in Item 8.2.14 of the Disclosure Schedule, neither the Operating Company nor its Subsidiaries shall enter into, or be a party to, an Affiliate Transaction without the prior written approval of the Administrative Agent. The foregoing provisions will not apply to any payments, transfers or dispositions pursuant to the following: (i) any employment, indemnification, non-competition or confidentiality agreement entered into by the Operating Company or its Subsidiaries in the ordinary course of business on terms customary in the casino business; (ii) Restricted Payments permitted by the provisions of Section 8.2.6; and (iii) the payment of reasonable fees and expenses to members of the Board of Managers or the Board of Directors, as the case may be, of Greektown Holdings or its Subsidiaries who are not employees of Greektown Holdings or its Subsidiaries.

               SECTION 8.2.15 Negative Pledges, Restrictive Agreements, etc. Neither Greektown Holdings nor its Subsidiaries shall, enter into any agreement (excluding, however, this Agreement and any other Loan Document, governing any Indebtedness prohibiting

                    (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; or

                    (b) the ability of Greektown Holdings or its Subsidiaries to amend or otherwise modify any Operative Document.

               SECTION 8.2.16 Sale and Leaseback. The Borrowers shall not enter into any agreement or arrangement with one another or any other Person providing for the leasing by it of any real or personal property. Neither the Operating Company nor its Subsidiaries shall, enter into any agreement or arrangement with each other or any other Person providing for the leasing by the Operating Company or any such Subsidiary of real or personal property which has been or is to be sold or transferred by the Operating Company or such Subsidiary, as the case may be, to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary, as applicable.

               SECTION 8.2.17 Capital Stock. The Authority shall not issue, transfer or sell any Capital Stock of Kewadin or Monroe, neither Kewadin nor Monroe shall issue, transfer or sell any Capital Stock of Greektown Holdings, and neither Greektown Holdings nor its Subsidiaries shall issue, transfer or sell any Capital Stock of its Subsidiaries (whether for value or otherwise) to any Person.

               SECTION 8.2.18 Hazardous Substances. Neither Greektown Holdings nor its Subsidiaries shall, release, emit or discharge into the environment any Hazardous Substances in material violation of any Environmental Law, Legal Requirement or Permit.

               SECTION 8.2.19 No Other Powers of Attorney. Neither Greektown Holdings nor its Subsidiaries shall, execute or deliver any agreement creating any Lien (other than Permitted Liens), powers of attorney (other than powers of attorney for signatories of documents permitted or contemplated by the Project Documents or provided for in the Project Documents), or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of the Loan Documents.

               SECTION 8.2.20 Creation of Subsidiaries. From and after the Effective Date, (a) neither Greektown Holdings nor its Subsidiaries shall create any Subsidiary and (b) Kewadin and Monroe shall not create any Subsidiary without the prior consent of the Administrative Agent.

               SECTION 8.2.21 Modification of MGCB Approval. Neither Greektown Holdings nor its Subsidiaries shall, directly or indirectly, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under the MGCB Approval without the prior consent of the Administrative Agent; provided, however, that no such consent shall be required with respect to any such amendment, modification or supplement if (x) such amendment, modification or supplement is non-material or (y) after giving effect thereto, the MGCB Approval, as so amended, modified or supplemented, as the case may be (i) is at least as favorable to Greektown Holdings, its Subsidiaries and all other Persons to which the MGCB Approval is applicable as it was prior to such amendment and (ii) does not materially affect (a) the value of the DIP Collateral, (b) the ability of Greektown Holdings and its Subsidiaries to perform in all material respects its and their obligations under the Operative Documents, and (c) the ability of the Operating Company and its Subsidiaries to own and operate the Permanent Casino Complex in the manner owned and operated prior to any such amendment.

               SECTION 8.2.22 Modification of Senior Notes or the Senior Notes Indenture. Neither Greektown Holdings nor its Subsidiaries shall, (i) directly or indirectly, amend, modify, terminate, supplement or waive a right under or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or grant any consent under the Senior Notes, the Senior Notes Indenture or any other debt instrument subordinate to the Loans, (ii) make any payment or prepayment of principal of, or make any payment of interest on, the indebtedness thereunder regardless of when due or (iii) redeem, purchase or defease the indebtedness thereunder, in each case, without the prior consent of the Administrative Agent.

               SECTION 8.2.23 Chapter 11 Claims. No Borrower shall, nor shall any Borrower permit any of the Subsidiary Guarantors to, agree to, incur, create, assume, suffer to exist or permit (a) any administrative expense, unsecured claim, or other superpriority claim or Lien which is pari passu with or senior to the claims or liens of the Secured Parties against the Loan Parties hereunder and the Prepetition Secured Parties, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out, the Post-Default Carve-Out or as otherwise provided in the DIP Order or (b) any payment of pre-petition claims except as authorized by order of the Bankruptcy Court.

               SECTION 8.2.24 Orders. No Loan Party shall, nor shall any Loan Party permit any of its subsidiaries to, make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Loan Documents or the DIP Order without the prior written consent of the Administrative Agent and the Required Lenders.

               SECTION 8.2.25 No Changes in Fiscal Year. The fiscal year of the Borrowers ends on December 31 of each year; and the Borrowers shall not, nor shall it permit any of the Subsidiary Guarantors to, change its fiscal year from its present basis, unless the Administrative Agent shall have approved such change.

ARTICLE IX

EVENTS OF DEFAULT

          SECTION 9.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 9.1 shall constitute an “Event of Default”.

               SECTION 9.1.1 Non-Payment of Obligations. The Borrowers shall default in the payment or prepayment when due of

                    (a) [reserved];

                    (b) any principal of or interest on any Loan, and, with respect to any Default in the payment of interest, such Default shall continue unremedied for a period of two (2) Business Days; or

                    (c) any fee described in Article III or any fee related to any other Obligation and such Default shall continue unremedied for a period of two (2) days.

               SECTION 9.1.2 Breach of Warranty. Any representation or warranty of Greektown Holdings or any of its Subsidiaries made hereunder, in any other Loan Document executed by any such Person or the Development Agreement or in any other writing or certificate furnished by or on behalf of Greektown Holdings or its Subsidiaries to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V hereof) is or shall be incorrect when made or deemed to have been made in any material respect and, with respect to the Development Agreement, no Event of Default (as defined in the Development Agreement) would result thereunder or Material Adverse Effect could reasonably be expected to result therefrom.

               SECTION 9.1.3 Non-Performance of Certain Covenants and Obligations. Either Borrower, any of their Subsidiaries or any other Person named therein shall default in the due performance and observance of any of its obligations and under Sections 8.1.6, 8.1.12, 8.1.23, 8.1.24, 8.1.31 and 8.2 herein or Section 3.10 of the Development Agreement.

               SECTION 9.1.4 Non-Performance of Other Covenants and Obligations. Greektown Holdings or any of its Subsidiaries shall default in the due performance and observance of any Loan Document executed by it, and such default (i) shall continue unremedied for a period of thirty (30) days (or such other period of time during which performance is required under the applicable Loan Document) after notice thereof shall have been given to such Person and the Borrowers by the Administrative Agent, or (ii) shall continue unremedied for a period of fifteen (15) days in the case of defaults under Section 8.1.3.

               SECTION 9.1.5 Default on Other Indebtedness. A post-petition default shall occur in the payment when due, whether by acceleration or otherwise, of any Indebtedness of Greektown Holdings or any of its Subsidiaries (other than Indebtedness described in Section 9.1.1) in excess of $1,000,000, if the effect of such default (a) is to accelerate the maturity of any such Indebtedness or (b) such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or redeem such Indebtedness to be required to be made, prior to its expressed maturity, or (c) results in such Indebtedness not being paid in full at the time of maturity.

               SECTION 9.1.6 Judgments. Any judgment or order entered after the Petition Date with respect to a claim arising after the Petition Date for the payment of money in excess of $10,000,000 individually or in the aggregate (excluding, however, any amounts fully covered by insurance (less any applicable deductible) or indemnification and as to which the insurer or the indemnifying party, as the case may be, has acknowledged its responsibility to cover such judgment or order) shall be rendered against Greektown Holdings, any of its Subsidiaries, the Surplus Parcels or the Permanent Casino Complex, and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within forty-five (45) days after the entry thereof.

               SECTION 9.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan

                    (a) termination of a Pension Plan if, as a result of such termination, Greektown Holdings, any of its Subsidiaries or any such member would reasonably be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

                    (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA and such failure continues for thirty (30) days or more.

               SECTION 9.1.8 Change of Control. Any Change of Control shall occur.

               SECTION 9.1.9 Bankruptcy Matters. Any of the following events shall occur:

                    (a) The filing of a motion or the entry of an order: (i) to obtain additional or replacement financing under Section 364(c) or (d) of the Bankruptcy Code or otherwise (including but not limited to the refinance, extension, renewal, restructure, replacement or issuance of other Indebtedness in exchange or replacement for the Loans or Commitments hereunder, in whole or in part) or not otherwise permitted pursuant to the Loan Documents; (ii) to grant any Lien on any DIP Collateral except as permitted hereunder and under the other Loan Documents; (iii) except as provided in the DIP Order, to use cash collateral of the Secured Parties under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent or (iv) that reduces, sets-off or subordinates the Obligations; or

                    (b) the filing by any Debtor of any plan of reorganization that is either unsatisfactory to the Administrative Agent or that does not provide for indefeasible payment in full and satisfaction of the Obligations as required herein, on the effective date of such plan of reorganization; or

                    (c) the DIP Order shall be reversed, amended, supplemented, stayed, vacated or otherwise modified (or any Debtor shall apply for authority to do so) without the prior written consent of the Administrative Agent, or shall cease to be in full force and effect or is stayed in any respect; or any Debtor fails to perform any of its obligations under the DIP Order; or

                    (d) the dismissal of any Case, or the conversion of any Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal or conversion of any Case; or

                    (e) except the DIP Order, the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy

Code (i) to allow any creditor or other third party to proceed against, execute upon or enforce a Lien on, any material asset or assets of the Borrowers or Subsidiary Guarantors, or (ii) with respect to any Lien of or the granting of any Lien on any DIP Collateral to any state or local environmental or regulatory agency or authority that would have a Material Adverse Effect or priority over any Lien of the Lenders; or

                    (f) [reserved]; or

                    (g) [reserved]; or

                    (h) the entry of an order under Section 506(c) of the Bankruptcy Code surcharging the DIP Collateral or the Prepetition Collateral; or

                    (i) the entry of an order in any of the Cases avoiding or requiring repayment of any portion of the payments made on account of the Obligations; or

                    (j) the appointment of an interim or permanent trustee in any Case or the appointment of a receiver, responsible officer or an examiner in any Case with enlarged powers beyond the duty to investigate and report, as set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code; or the sale without the consent of the Administrative Agent, of all or substantially all of any Borrower’s or any Subsidiary Guarantor’s assets (either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in any Case, or otherwise), that does not provide for payment in full of the Obligations and termination of the Lenders’ commitment to make Loans or other extensions of credit hereunder; or

                    (k) the entry of an order in any of the Cases granting any other superpriority administrative claim or Lien equal or superior to that granted to the Administrative Agent, on behalf of itself and the Lenders (other than the Carve-Out, the Post-Default Carve-Out and as expressly provided in the DIP Order), or any Borrower or Subsidiary Guarantor shall file any pleading requesting such relief; or

                    (l) the payment of pre-petition claims without court order; or

                    (m) the bringing or supporting of a motion or the filing of any plan of reorganization or disclosure statement attendant thereto by any Borrower or Subsidiary Guarantor seeking, or otherwise consenting to, any of the foregoing in any of the Cases.

               SECTION 9.1.10 Impairment of DIP Collateral, etc. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto or Greektown Holdings or any of its Subsidiaries, any other Obligor shall, directly or indirectly, repudiate any Loan Document or contest in any manner such effectiveness, validity, binding nature or enforceability or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to valid and senior construction Liens as set forth in Item 9.1.10 of the Disclosure Schedule, except as otherwise permitted hereunder.

               SECTION 9.1.11 Breach of Project Documents and Material Contracts. Except for breaches and defaults that exist as of the Effective Date as are set forth in the Disclosure Schedule, or as otherwise set forth in Section 9.1.3, Greektown Holdings, its Subsidiaries or any other Person shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Project Document or other Material Contract to which such Person is a party and such breach or default shall continue unremedied for thirty (30) days after notice from the Administrative Agent to Greektown Holdings, as applicable; provided, however, that in the case of any Project Document or other Material Contract,

                    (a) [Reserved],

                    (b) if the breach or default is reasonably susceptible to cure within ninety (90) days but cannot be cured within such thirty (30) day period despite Greektown Holdings (or its applicable Subsidiary) or such other Person’s, as the case may be, good faith. and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such thirty (30) day period (but in no event longer than ninety (90) days) if remedial action reasonably likely to result in cure is promptly instituted within such thirty (30) day period and is thereafter diligently pursued until the breach or default is corrected; and

                    (c) if the breach is by a Person other than Greektown Holdings or any of its Subsidiaries, then no Event of Default shall be deemed to have occurred as a result of such breach if immediately upon such breach (but in no event more than two (2) Business Days after the Borrowers become aware of such breach) the Borrowers provide written notice thereof to the Administrative Agent and such breach has not had and would not reasonably be expected to have a Material Adverse Effect.

               SECTION 9.1.12 Termination or Invalidity of Project Documents and Material Contracts; Abandonment of Permanent Casino Complex.

                    (a) Except as set forth in Item 7.21 of the Disclosure Schedule, if any Project Document or Material Contract shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect; provided, however, that no Event of Default shall be deemed to have occurred as a result of such termination if Greektown Holdings provides written notice to the Administrative Agent immediately upon such termination (but in no event more than two (2) Business Days after Greektown Holdings or any of its Subsidiaries becomes aware of such termination) and such termination has not had and could not reasonably be expected to result in a Material Adverse Effect;

                    (b) The Operating Company shall cease to own and lease all portions of the Surplus Parcels, the Permanent Casino Complex and the Easements which are material and necessary for the purpose of owning, maintaining and operating the Surplus Parcels and the Permanent Casino Complex, in the manner contemplated by the Development Agreement and this Agreement;

                    (c) The Operating Company and its Subsidiaries shall cease to own the portion of the Permanent Casino Complex owned by each of them or the Easements which are material and necessary for the purpose of owning, maintaining and operating such portion of the

Permanent Casino Complex or shall abandon the Permanent Casino Complex or the Surplus Parcels, or otherwise cease operations of the Permanent Casino Complex as required under the Development Agreement and this Agreement or shall sell or otherwise dispose of its interest in the Permanent Casino Complex; or

                    (d) Greektown Holdings, any of its Subsidiaries, Monroe, Kewadin, the Authority or the Tribe shall repudiate any of the Loan Documents or contest the validity thereof.

               SECTION 9.1.13 Government Authorizations. Any Permit necessary for the ownership, maintenance, financing or operation of the Permanent Casino Complex shall be lawfully modified, refused, rejected, suspended, revoked or canceled, or allowed to lapse (including casino, gaming or gambling business) or a notice of a material violation is issued under any Permit, by the issuing agency or other Governmental Instrumentality having jurisdiction, or any proceeding is commenced by any Governmental Instrumentality for the purpose of modifying, suspending, revoking or canceling any Permit and such modification, refusal, rejection, revocation or loss of such Permit or such notice of a material violation or proceeding is reasonably likely to result in a Material Adverse Effect.

               SECTION 9.1.14 Gaming License; Liquor License. Any Gaming License or approval by the MGCB covering the operation of the Permanent Casino Complex and the Operating Company, expires without renewal, terminates without renewal or is lawfully revoked or such Gaming License no longer exclusively covers the Permanent Casino Complex, and such event could reasonably be expected to result in a Material Adverse Effect. The MGCB Approval expires without renewal, terminates without renewal or is lawfully revoked or any Gaming License is transferred to another casino or the Borrowers or the Subsidiary Guarantors otherwise lose the legal authority to conduct gaming from the MGCB or the City. Any liquor license of the Borrowers or the Subsidiary Guarantors expires without renewal, terminates without renewal or is lawfully revoked and such expiration, termination or revocation in reasonably likely to result in the inability to sell alcoholic beverages as sold at the Permanent Casino Complex as of the Effective Date.

               SECTION 9.1.15 Material Adverse Effect. The occurrence of a Material Adverse Effect.

               SECTION 9.1.16 Matters Relating to the Tribe. Failure of the Tribe at all times prior to the indefeasible payment of the Obligations to be a federally recognized Indian tribe or the assertion of any claim of sovereign or other form of immunity to enforce or collect upon the Loan Documents (including, without limitation, any claim of immunity from service of process, immunity from jurisdiction of any court or tribunal, immunity from attachment of property prior to entry of judgment and from attachment in aid of execution and immunity from execution on a judgment).

               SECTION 9.1.17 Breach of Approvals by the MGCB. If Greektown Holdings or any of its Subsidiaries shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any applicable approval by the MGCB, including, without limitation, the MGCB Approval, and such breach or default shall continue unremedied for any applicable grace period provided in any such approval or, if no grace period is provided, for two (2) Business Days from the date of such breach or default unless, prior to the expiration of the applicable cure period, such breach or default is irrevocably waived in writing by all of the other parties thereto.

               SECTION 9.1.18 Application of Conservator Provisions under Michigan Gaming Law. If for any reason whatsoever, any of the conservator provisions of the Michigan Gaming Law are lawfully applied to Greektown Holdings, any of its Subsidiaries or any of the property owned, leased or held by any of them.

               SECTION 9.1.19 Forced Sale. If the MGCB shall lawfully order a forced sale of any of the Borrowers, the Subsidiary Guarantors or the Project or any portion thereof.

               SECTION 9.1.20 Failure to Retain Restructuring Advisor. If the Borrowers fail to retain the Restructuring Advisor in accordance with this Agreement.

               SECTION 9.1.21 Matters Relating to the Authority.

                    (a) With respect to its interest in Kewadin, if the Authority shall directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

                    (b) With respect to its interest in Kewadin, if the Authority shall create, incur, assume or suffer to exist any Lien upon such interest or any proceeds, income, distributions or profits therefrom, or assign or convey any right to receive proceeds, income distributions or profits therefrom, excluding, however, Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

               SECTION 9.1.22 Matters Relating to Kewadin.

                    (a) With respect to its interest in Monroe and Greektown Holdings, if Kewadin shall directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than (i) Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas, Jim Papas, Arthur Blackwell, Christopher Jackson, Marvin Beatty, David Akins, Jamal Harris, Robert Smith, George Evans, J.C. Douglas, Victoria Suane Loomis, Harris & Associates 401(k) Plan, Barden Nevada or Barden Nevada Gaming LLC.

                    (b) If Kewadin shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income, distributions or profits therefrom, or assign or convey any right to receive any proceeds, income, distributions or profits therefrom, excluding, however, (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas, Jim Papas, Arthur Blackwell, Christopher Jackson, Marvin Beatty, David Akins, Jamal Harris, Robert Smith, George Evans,

J.C. Douglas, Victoria Suane Loomis, Harris & Associates 401 (k) Plan, Barden Nevada or Barden Nevada Gaming LLC.

               SECTION 9.1.23 Matters Relating to Monroe.

                    (a) With respect to its interest in Greektown Holdings, if Monroe shall directly or indirectly, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness secured by a Lien against such interest other than (i) Indebtedness secured by Liens in favor of the Administrative Agent for the benefit of the Secured Parties or (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas or Jim Papas.

                    (b) If Monroe shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, or any proceeds, income, distributions or profits therefrom, or assign or convey any right to receive any proceeds, income, distributions or profits therefrom, excluding, however, (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) Indebtedness secured by Liens in favor of Ted Gatzaros, Maria Gatzaros, Viola Papas or Jim Papas.

          SECTION 9.2. Action if Event of Default. If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, after direction by the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers and the Subsidiary Guarantors, terminate the DIP Facility, declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, or, as the case may be, the Commitments shall terminate; provided, however, that the entire outstanding principal balance of all Loans shall become immediately due and payable and the Delayed Draw Commitments shall automatically terminate without any action by the Required Lenders, the Administrative Agent or otherwise, upon (i) a sale, transfer or conveyance of all or a portion of the Surplus Parcels or the Permanent Casino Complex, or (ii) the occurrence of an Event of Default under Section 9.1.8 or Section 9.1.9. The Bankruptcy Court shall retain exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the DIP Facility, the DIP Order and with respect to the Prepetition Collateral and the DIP Collateral. In addition to the foregoing, after direction by the Required Lenders, the Administrative Agent shall, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that the Lenders may elect, subject to the foregoing), including, without prejudice to the Lenders’ other rights and remedies, the following:

                    (a) exercise the right (after providing five (5) Business Days’ prior notice to the Borrowers and Subsidiary Guarantors and any statutory committee of the occurrence of the DIP Facility Termination Date) to realize on all DIP Collateral without the necessity of obtaining any further relief or order from the Bankruptcy Court, subject to the right of the Borrowers and Subsidiary Guarantors to seek continuation of the automatic stay during such five (5) Business Days’ period solely on the basis that no Event of Default has occurred;

                    (b) suspend or terminate the Lenders’ obligation to make additional Borrowings, to process requests by the Borrowers and to perform any other obligations of the Lenders which are expressly subject to there not being a Default under this Agreement shall be terminated;

                    (c) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, make or do the same in such manner and to such extent as the Lenders may deem necessary to protect the security hereof, the Lenders being authorized to enter upon and take possession of the portion of the Surplus Parcels and the Permanent Casino Complex for such purposes, and any sums expended for such purposes shall become part of the Indebtedness evidenced and secured by the Mortgage and the Realty Equity Mortgage, as applicable;

                    (d) commence, appear in and/or defend any action or proceedings purporting to affect the DIP Collateral, and/or any additional or other security therefor, the interests, rights, powers or duties of the Lenders hereunder, whether brought by or against Greektown Holdings, its Subsidiaries or the Lenders;

                    (e) pay, purchase, contest or compromise any claim, debt, Lien, charge or encumbrance that in the judgment of the Lenders may impair or reasonably appear to impair the security of the Mortgage, the Realty Equity Mortgage and the TGCP Mortgage, as applicable, or the other Loan Documents, the interests of the Lenders or the rights, powers and/or duties of the Lenders hereunder and any sums expended for such purposes shall become part of the Indebtedness evidenced and secured by the Loan Documents;

                    (f) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, the Lenders (and their nominee and/or designee) are authorized either by themselves or by their agents or by a receiver appointed by a court of competent jurisdiction, to enter into and upon and take and hold possession of any portion or all of the Permanent Casino Complex, the Surplus Parcels and/or the Improvements thereon, both real and personal, and exclude Greektown Holdings, its Subsidiaries and all other Persons therefrom and thereupon the Lenders (or their nominee or designee) may, (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Permanent Casino Complex and the Surplus Parcels and conduct business thereat, (ii) take possession of all materials, supplies, tools, equipment and construction facilities and appliances located on the Permanent Casino Complex and the Surplus Parcels, and perform any and all work and labor existing at the time the Lenders (or their nominee and/or designee) enter into possession of the Permanent Casino Complex and the Surplus Parcels, and perform any and all work and labor necessary to operate and maintain the Permanent Casino Complex and the Surplus Parcels, and all sums expended in so doing, together with interest on such total amount at the rate set forth in Section 3.2.2, shall be repaid by the Borrowers to the Lenders upon demand and shall be secured by the Loan Documents, (iii) employ watchmen to protect the Permanent Casino Complex and the Surplus Parcels, (iv) make alterations, additions, renewals, replacements and improvements to the Permanent Casino Complex and the Surplus Parcels, (v)

exercise all rights and powers of Greektown Holdings and its Subsidiaries with respect to the Permanent Casino Complex and the Surplus Parcels, and pursuant to or under the Development Agreement, the Operative Documents or any agreements relating to the Permanent Casino Complex and the Surplus Parcels, whether in the name of Greektown Holdings, its relevant Subsidiary or otherwise, including the right to make, cancel, enforce or modify the Development Agreement or any agreements relating to the Permanent Casino Complex and the Surplus Parcels, (vi) obtain and evict tenants and other Persons, and demand, sue for, collect and receive all earnings, revenues, rents, issues, profits and other income from the Surplus Parcels and the Permanent Casino Complex and every part thereof, the Development Agreement or any agreements relating to the Permanent Casino Complex and the Surplus Parcels, and (vii) apply the receipts therefrom to the payment of the Indebtedness evidenced and secured by the Loan Documents in accordance with this Agreement, after deducting therefrom all expenses (including reasonable attorneys’ fees and costs and expenses) incurred in connection with the aforesaid operations and all amounts to pay the Impositions, assessments, insurance and other charges in connection with the Permanent Casino Complex and the Surplus Parcels, as well as just and reasonable compensation for the services of the Administrative Agent, the Lenders and their counsel, agents and employees;

                    (g) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, exercise all rights and remedies under the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage and the other Loan Documents;

                    (h) institute an action, suit or proceeding in equity for the specific performance by Greektown Holdings and its Subsidiaries of any covenant, condition, or agreement contained herein or in any of the other Loan Documents;

                    (i) subject to the applicable requirements of the MGCB and the Development Agreement, apply, for the appointment of a custodian, receiver, liquidator or conservator of the Surplus Parcels and the Permanent Casino Complex without regard for the adequacy of the security for the Indebtedness evidenced and secured by the Loan Documents;

                    (j) set off and apply all monies on deposit in any account or any other monies of Greektown Holdings or any of its Subsidiaries on deposit with the Administrative Agent to the satisfaction of the Obligations under all of the Loan Documents; and

                    (k) subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, exercise any and all rights and remedies available to it under applicable law or any of the Operative Documents.

Except as otherwise set forth herein, all sums expended by the Lenders for any of the purposes described above shall be deemed to have been advanced to the Borrowers under and pursuant to the provisions of this Agreement, shall bear interest at the rate of interest set forth in Section 3.2.2 and shall be secured by the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage and the other DIP Collateral; provided, however, the Borrowers shall have the right to challenge the amount of such sums. The Administrative Agent or the Lenders (or their nominee or designee) may at any time discontinue any action or remedy commenced by it or them, as the case may be, or change any course of action undertaken by it or them, and in such event, the

Administrative Agent and the Lenders (or their nominee or designee) shall not be bound by any requirements or limitations of time contained in the Mortgage, the Realty Equity Mortgage, the TGCP Mortgage or the other Loan Documents. For the foregoing purposes, Greektown Holdings and its Subsidiaries, to the fullest extent permitted by law, hereby constitutes and appoints the Administrative Agent (or its nominee or designee) as the true and lawful agent, and attorney-in-fact of each such Person with full power of substitution and hereby empowers the Administrative Agent (and its nominee or designee) to take such action and require such performance as it deems necessary or desirable. This agency and power of attorney shall be deemed to be coupled with an interest and shall be irrevocable.

ARTICLE X

THE AGENTS

          SECTION 10.1. Designation of the Agents. Each Lender hereby makes the following designations:

                    (a) Each Lender hereby designates Jefferies to act as the Administrative Agent under and for purposes of this Agreement and the other Loan Documents and authorizes Jefferies, in its capacity as the Administrative Agent, to act on behalf of such Lender under this Agreement and the other Loan Documents. Subject to the terms and conditions hereof, Jefferies accepts such appointment and agrees to act as the Administrative Agent on behalf of the Lenders and to perform the duties of the Administrative Agent in accordance with the provisions of this Agreement and the other Loan Documents. Each Lender hereby designates Goldman Sachs to act as the Syndication Agent under and for purposes of this Agreement and the other Loan Documents and authorizes Goldman Sachs, in its capacity as the Syndication Agent, to act on behalf of such Lender under this Agreement and the other Loan Documents. Subject to the terms and conditions hereof, Goldman Sachs accepts such appointment and agrees to act as the Syndication Agent on behalf of the Lenders and to perform the duties of the Syndication Agent in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers or any of their Subsidiaries. The use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender agrees that each Agent, at its option, may delegate its duties, rights and powers, and that each sub-agent shall implement all such duties, rights and powers on behalf of such Agent, that are required of such Agent, as the case may be, on behalf of the Lenders. Each Agent and such sub-agent may perform any and all of their duties and exercise their rights and powers through their respective Affiliates, directors, officers, employees, agents and advisors. The exculpatory provisions of Section 10.3 shall apply to such sub-agent and each such Affiliate, director, officer, employee, agent and advisor and to their respective activities. Each Agent may replace such sub-agent upon consent of the Required Lenders and the exculpatory provisions of Section 10.3 shall apply to such replacement sub-agent.

                    (b) Each Lender authorizes the Administrative Agent to act on behalf of such Lender under this Agreement and the other Loan Documents and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent, by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.

                    (c) Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against such Agent, in any way relating to or arising out of this Agreement or the other Loan Documents, including reasonable attorneys’ fees, consultants’ fees and as to which such Agent is not reimbursed by or on behalf of the Borrowers; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses (i) which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the gross negligence or willful misconduct of such Agent, or (ii) which arise from the failure of another Lender to make its portion of the Commitment Amount available or to advance such Lender’s Percentage of any Loans to be made to the Borrowers (in which case such other Lender shall have responsibility for indemnification therefor). Neither Agent shall be required to take any action hereunder or under any other Operative Document, or to prosecute or defend any suit in respect of this Agreement or any other Operative Document, unless such Agent is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent shall be or become, in the respective determination of such Agent, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

          SECTION 10.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 5:00 p.m., New York City time, on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and at the Federal Funds Rate (in the case of a Lender, for the first two (2) Business Days after which such amount has not been repaid) and thereafter at the interest rate applicable to Loans comprising such Borrowing. Nothing in this Section shall affect or impair the rights or remedies of the Borrowers against such Lender so long as such amount and interest, if any, has been repaid by the Borrowers to the Administrative Agent.

          SECTION 10.3. Exculpation. No Agent shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing no Agent or any of such Agent’s directors, officers, employees or agents (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby the Administrative Agent is required to exercise in writing by the Required Lenders (or such other Lenders as shall be required by Section 13.1), (iii) except as expressly set forth herein, shall have any duty to disclose, and shall not be liable for failure to disclose any information relating to Greektown Holdings or any of its Subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of such Agent’s Affiliates, (iv) shall be liable for any action taken by the such Agent with the consent or at the request of the Required Lenders (or such other number of Lenders as shall be required by Section 13.1), (v) shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Greektown Holdings, any of its Subsidiaries or a Lender, (vi) shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for such Agent’s own willful misconduct or gross negligence, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (vii) shall be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, (viii) shall be responsible for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, (ix) shall be responsible for the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security or (x) shall have any duty to make any inquiry respecting the performance by Greektown Holdings or any of its Subsidiaries of its obligations hereunder or under any other Loan Document. Any inquiry which may be made by any Agent shall not obligate such Agent to make any further inquiry or take any action. Each Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent believes to be genuine and to have been presented by a proper Person.

          SECTION 10.4. Successors. Each Agent may resign as such at any time upon at least fifteen (15) Business Days’ prior notice to the Borrowers and the Lenders. If any Agent at any time shall resign, the Required Lenders may, after consultation with Greektown Holdings (but only if no Default then exists hereunder) and subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, appoint another Lender as a successor to such Agent which shall thereupon become such Agent hereunder. If no successor for such Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within fifteen (15) Business Days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders and after consultation with Greektown Holdings (such consultation being required only if no Default then exists hereunder) and subject to any required approval of the MGCB and the terms and conditions of the Development Agreement, appoint a successor to act in the capacity of such retiring Agent which shall be one of the Lenders or a commercial lending institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial lending institution and having (x) a combined capital and surplus of at least $250,000,000 and (y) a credit rating of “A” or better by S&P or a comparable rating by Moody’s; provided, however, that if, after expending all reasonable commercial efforts, such retiring Agent is unable to find a commercial lending institution which is willing to accept such appointment and which meets the qualifications set forth in item (y), such retiring Agent shall be permitted to appoint as its successor from all available commercial lending institutions willing to accept such appointment such institution having the highest credit rating of all such available and willing institutions. Upon the acceptance of any appointment by a successor Agent hereunder, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of such retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation, the provisions of

                    (a) this Article X shall inure to its benefit as to any actions taken or omitted to be taken by such retiring Agent while it was Administrative Agent or Syndication Agent under this Agreement, as applicable; and

                    (b) Section 13.3 and Section 13.4 shall continue to inure to its benefit.

          SECTION 10.5. Loans by Each Agent. Each Agent shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Greektown Holdings, it’s Subsidiaries, Kewadin, Monroe, the Authority, the Tribe or any Subsidiary or Affiliate thereof as if such Person was not an Agent hereunder.

          SECTION 10.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agents and each other Lender, and based on such Lender’s review of the financial information of Greektown Holdings, its Subsidiaries, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document. Notwithstanding the foregoing or anything else to the contrary herein, with respect to any Default hereunder, no Lender shall exercise any independent rights, remedies or options against Greektown Holdings or any of its Subsidiaries (other than pursuant to Section 4.5) hereunder or any other action that is not pursuant to the Loan Documents.

          SECTION 10.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by or on behalf of the Borrowers pursuant to the terms of this Agreement and the other Loan Documents (unless concurrently delivered to the Lenders by or on behalf of the Borrowers). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from or on behalf of the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement or any other Loan Document.

          SECTION 10.8. Consultants and Reports.

                    (a) The Administrative Agent, in its sole discretion, may from time to time appoint independent consultants, including but not limited to, financial advisors, as the Administrative Agent may choose (the “Independent Consultants”). As soon as practicable, notice of the appointment of any such Independent Consultant shall be given by the Administrative Agent to Greektown Holdings. All reasonable fees and expenses of the Independent Consultants shall be paid by or on behalf of the Borrowers.

                    (b) Each of the Independent Consultants shall be contractually obligated to the Administrative Agent to carry out the activities requested by the Administrative Agent. Greektown Holdings and each of its Subsidiaries acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties except for the gross negligence and willful misconduct of the Independent Consultant; provided, however, the foregoing standard of care shall not affect the standard of care which is required under any letter or agreement pursuant to which an Independent Consultant was engaged or the rights, remedies and options of the Lenders under any such letter or agreement.

               SECTION 10.8.2 Co-Lead Arrangers, Co-Bookrunners and Syndication Agent. The Co-Lead Arrangers, Co-Bookrunners and Syndication Agent hereunder shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Lender to the extent it is a Lender hereunder. Without limiting the foregoing, the Lender so identified as a “Co-Lead Arranger”, “Co-Bookrunner” or “Syndication Agent” shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified as a “Co-Lead Arranger”, a “Co-Bookrunner” or a “Syndication Agent” in deciding to enter into this Agreement and each other Loan Document to which it is a party, or in taking or not taking action hereunder or thereunder.

ARTICLE XI

DIP COLLATERAL

          SECTION 11.1. Grant of Liens; Collateral.

                    (a) Subject to the Carve-Out and the Post-Default Carve-Out, pursuant to Bankruptcy Code Section 364(c)(1) the Administrative Agent and the Secured Parties have been granted a superpriority administrative claim over any and all administrative claims of the type specified in Bankruptcy Code Section 503(b) and 507(b). As collateral for the Loans and security for the full and timely payment and performance of all Obligations when due (whether at stated maturity, by acceleration or otherwise), the Administrative Agent, for the benefit of the Secured Parties, is hereby granted (i) pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority Lien on all assets of the Borrowers and Subsidiary Guarantors that are unencumbered as of the commencement of the Cases, but not including avoidance actions under Sections 544-553 of the Bankruptcy Code or the proceeds therefrom; (ii) pursuant to Section

364(c)(3) of the Bankruptcy Code, a perfected Lien on all other assets of the Borrowers and Subsidiary Guarantors (other than the assets referred to in the following clause), junior only to the valid, perfected and non-avoidable Liens on such assets as of the Petition Date and to valid Liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; (iii) pursuant to Section 364(d)(1) of the Bankruptcy Code, a perfected senior priming Lien on all of the Borrowers’ and Subsidiary Guarantors’ assets that are subject to the Liens of the Prepetition Agent and the Prepetition Lenders under the Prepetition Credit Agreement; and (iv) subject to any valid and senior construction Liens, pursuant to Sections 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 503(b) of the Bankruptcy Code, a claim and Liens on any pre-petition and post-petition Improvements (all of which being hereinafter collectively referred to as, the “DIP Collateral”);

                    (b) Except for the Carve-Out and the Post-Default Carve-Out, the superpriority claims of the Administrative Agent and the Secured Parties hereunder shall at all times be senior to the rights of the Debtors, any Chapter 11 trustee and any Chapter 7 trustee, or any creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases if any of the Cases are converted to cases under Chapter 7 of the Bankruptcy Code.

          SECTION 11.2. No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the DIP Order. The Administrative Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, any other Loan Document or the DIP Order.

          SECTION 11.3. Adequate Protection. The Prepetition Agent, the Prepetition Lenders and the Prepetition Secured Parties have been granted adequate protection in accordance with the DIP Order to the extent of any diminution in the value of the Prepetition Collateral as of the Petition Date, including but not limited to any diminution in value resulting from (i) the use of the Prepetition Cash Collateral pursuant to Bankruptcy Code Section 363(a), (ii) the use, sale or lease of Prepetition Collateral (other than the Prepetition Cash Collateral) pursuant to Bankruptcy Code Section 363(c), (iii) the grant of the priming liens to the Lenders under Bankruptcy Code Section 364(d), or (iv) the imposition of the automatic stay pursuant to Bankruptcy Code Section 362(a), in the form of (a) the reimbursement of all reasonable and documented fees and expenses incurred by professionals for the Prepetition Agent including, without limitation, the reasonable disbursements of counsel and any financial consultant, advisor or expert advising the Prepetition Lenders, (b) the accrual and owing of interest due under the Prepetition Credit Agreement at the default rates set forth therein, which accrued interest shall be added to the outstanding principal of the Prepetition Loans on each Quarterly Payment Date; (c) a Lien immediately junior only to the Lien granted to the Administrative Agent and the Secured Parties on the DIP Collateral, and (d) subject to payment of the Carve-Out and the Post-Default Carve-Out, a superpriority claim under Section 507(b) of the Bankruptcy Code.

ARTICLE XII

GUARANTY

          SECTION 12.1. Guaranty. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to the Borrowers by reason of the Commitments, and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary Guarantor party hereto hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent and the Secured Parties, the due and punctual payment of all present and future Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest as set forth in the DIP Order). In case of failure by the Borrowers or other Obligor punctually to pay any Obligations guaranteed hereby, each Subsidiary Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrowers or such Obligor, it being agreed that this is a guaranty of payment as opposed to a guaranty of collection.

          SECTION 12.2. Guaranty Unconditional. The obligations of each Subsidiary Guarantor under this Article XII shall be unconditional, irrevocable and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

                    (a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of the Borrowers or other Obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

                    (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

                    (c) any change in the corporate existence, structure, or ownership of, any Borrower or other Obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrowers or other Obligor or of any other guarantor contained in any Loan Document;

                    (d) the existence of any claim, set-off, or other rights which any Borrower or other Obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, or any other Person, whether or not arising in connection herewith;

                    (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrowers or other Obligor, any other guarantor, or any other Person or Property;

                    (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrowers or other Obligor, regardless of what obligations of the Borrowers or other Obligor remain unpaid;

                    (g) any invalidity or unenforceability relating to or against the Borrowers or other Obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrowers or other Obligor or any other guarantor of the principal of or interest on any Loan or any other amount payable under the Loan Documents; or

                    (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Subsidiary Guarantor under this Article XII.

          SECTION 12.3. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Subsidiary Guarantor’s obligations under this Article XII shall remain in full force and effect until the Commitments are terminated, and the principal of and interest on the Loans and all other amounts payable by the Borrowers and the Subsidiary Guarantors under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrowers or other Obligor or any Subsidiary Guarantor under the Loan Documents is rescinded, or otherwise, each Subsidiary Guarantor’s obligations under this Article XII with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

          SECTION 12.4. Subrogation. Each Subsidiary Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations shall have been paid in full subsequent to the termination of all the Commitments. If any amount shall be paid to a Subsidiary Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations and all other amounts payable by the Borrowers hereunder and the other Loan Documents and (y) the termination of the Commitments, such amount shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders or be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

          SECTION 12.5. Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, or any other Person against the Borrowers or other Obligor, another guarantor, or any other Person.

          SECTION 12.6. Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Subsidiary Guarantor under this Article XII shall be limited to the maximum amount that can be guaranteed without rendering such Guarantor’s obligations under this Article XII void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

          SECTION 12.7. Acceleration of Guaranty. Each Subsidiary Guarantor agrees that, in the event the DIP Facility is terminated pursuant to Section 9.2 and if such event shall occur at a time when any of the Obligations of the Borrowers and each other Obligor may not then be due and payable, such Subsidiary Guarantor will pay to the Administrative Agent for the account of the Secured Parties forthwith the full amount which would be payable hereunder by such Borrower or Obligor if all such Obligations were then due and payable.

          SECTION 12.8. Benefit to Subsidiary Guarantors. The Borrowers and the Subsidiary Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrowers has a direct impact on the success of each Subsidiary Guarantor. Each Subsidiary Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

          SECTION 12.9. Subsidiary Guarantor Covenants. Each Subsidiary Guarantor shall take such action as the Borrowers are required by this Agreement to cause such Subsidiary Guarantor to take, and shall refrain from taking such action as the Borrowers are required by this Agreement to prohibit such Subsidiary Guarantor from taking.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

          SECTION 13.1. Waivers Amendments etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders and approved in a manner consistent with the MGCB Approval; provided, however, that no such amendment, modification or waiver shall:

                    (a) extend the DIP Facility Termination Date or modify this Section without the consent of all Lenders;

                    (b) increase the aggregate amount of any Lender’s then existing Commitment Amounts, increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitments or reduce any fees described in Article III payable to any Lender without the consent of such Lender;

                    (c) extend the Stated Maturity Date for any Lender’s Loan, or reduce the principal amount of or rate of interest on any Lender’s Loan, without the consent of such Lender; provided, however, that any vote to rescind any acceleration made pursuant to Section 9.2 of amounts owing with respect to the Loans and other Obligations shall require the consent of all Lenders;

                    (d) change the definition of “Required Lenders” or any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

                    (e) discharge or subordinate the Liens of the Mortgage, the Contract Builders Mortgage, the Realty Equity Mortgage or the TGCP Mortgage, or release any Borrower, Subsidiary Guarantor or other Obligor, or release or subordinate any material portion of the other security interests granted pursuant to the Loan Documents, in each case, without the consent of all Lenders;

                    (f) affect adversely the interests, rights or obligations of the Administrative Agent, unless consented to by the Administrative Agent;

                    (g) change Section 4.4, without the consent of all Lenders; or

                    (h) extend the “Delayed Draw Commitment Termination Date” without the consent of all of the Delayed Draw Lenders;

                    (i) amend clause (b) of Section 3.1.1 or Section 3.1.2 without the consent of each Lender thereby affected.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle them to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent or any Lender under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

          SECTION 13.2. Notices.

                    (a) Notices Generally. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or set forth in the Lender Assignment Agreement or at such other address or facsimile number as may be designated by such party in a notice to the other parties. All such notices and communications shall be deemed to have been properly given if (x) hand delivered with receipt acknowledged by the recipient; (y) if mailed, upon the fifth Business Day after the date on which it is deposited in registered or certified mail, postage prepaid, return receipt requested or (z) if by Federal Express or other nationally-recognized express courier service with instructions to deliver on the following Business Day, on the next Business Day after delivery to such express courier service. Notices and other communications may also be properly given by facsimile but shall be deemed to be received upon automatic facsimile confirmation of receipt thereof by the intended recipient machine therefor with the original of such notice or communication to be given in the manner provided in the second sentence of this Section; provided, however, that the failure to deliver a copy in accordance with the second sentence of this Section shall not invalidate the effectiveness of such facsimile notice. A copy of each notice required to be given hereunder shall be simultaneously delivered or transmitted to the MGCB by the Person giving such notice. As of the Effective Date, the address of the MGCB to which each such notice shall be delivered or transmitted is Michigan Gaming Control Board, Lottery Building, 101 East Hillsdale, Lansing, Michigan 48833, Attention: Executive Director.

                    (b) Electronic Communications.

                    (i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                    (ii) Each Borrower and each Subsidiary Guarantor understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

                    (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

          SECTION 13.3. Payment of Costs and Expenses. The Borrowers agree to pay on demand all reasonable expenses of the Administrative Agent (including the reasonable fees, charges, disbursements and out-of-pocket expenses of its advisors and Bracewell & Giuliani LLP, as counsel to the Administrative Agent and Lenders, of any conflict counsel deemed reasonably necessary by the Administrative Agent, and of two (2) local counsel, if any, who may be retained by counsel to the Administrative Agent and Lenders) in connection with

                    (a) the negotiation, preparation, execution, delivery and administration (including Syndtrak expenses) of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

                    (b) the syndication of the DIP Facility;

                    (c) the filing, recording, refiling or rerecording of any Loan Document or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or the terms of any Loan Document;

                    (d) the enforcement of this Agreement or any other Loan Document; and

                    (e) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

                    (f) the Administrative Agent’s active participation in the Bankruptcy Court proceedings; and

                    (g) the preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Instrumentality arising out of this Agreement, any other Operative Documents or any Obligation evidenced and secured by the Loan Documents or the participation in any public or investigatory hearing or meeting.

          SECTION 13.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, whether or not the transactions contemplated hereby shall be consummated, each Borrower hereby indemnifies, exonerates and holds each Agent, each Co-Lead Arranger, each Co-Bookrunner, each Lender and each Independent Consultant and each of their respective officers, attorneys, members, directors, employees, agents and Affiliates (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                    (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, or the use or the proposed use of such proceeds, including all Indemnified Liabilities arising in connection with the Transaction;

                    (b) this Agreement and any other Loan Document or the transactions contemplated hereby or thereby (including any action brought by or on behalf of Greektown Holdings or any of its Subsidiaries as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Credit Extensions; provided, however, that any such action is resolved in favor of such Indemnified Party);

                    (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by Greektown Holdings or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not any Agent or any Lender is party thereto;

                    (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by Greektown Holdings or any of its Subsidiaries;

                    (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any Real Property owned or operated by Greektown Holdings or any of its Subsidiaries of any Hazardous Substances (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Greektown Holdings or any of its Subsidiaries;

                    (f) each Lender’s and Agent’s Environmental Liability (the indemnification herein for any Environmental Claim shall survive repayment of the Obligations and any transfer of the property of Greektown Holdings or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure, regardless of whether caused by, or within the control of, Greektown Holdings or any of its Subsidiaries); or

                    (g) the liability of any of the Indemnified Parties with respect to the Development Agreement;

except for, in each case, (x) any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (y) any such Indemnified Liabilities arising from actions, occurrences, or events that take place after conveyance to the Administrative Agent for the benefit of the Secured Parties of the portion of the Permanent Casino Complex and the Surplus Parcels by foreclosure or deed in lieu of foreclosure. Each Borrower and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against any Agent or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any of the Indemnified Parties is strictly liable under any Environmental Laws, each Borrower’s obligation to such Person under this indemnity shall likewise be without regard to fault on the part of either Borrower with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

          SECTION 13.5. Survival. The obligations of the Borrowers under Sections 4.1, 4.2, 13.3 and 13.4, and the obligations of the Lenders under Section 10.1, shall, in each case, survive any assignment from one Lender to another (in the case of Sections 13.3 and 13.4) and any termination of this Agreement, the payment in full of all the Obligations and the termination of all the Commitments. The representations and warranties made by the Borrowers and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

          SECTION 13.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 13.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

          SECTION 13.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers, each Agent and each Lender (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent, notice thereof shall have been given by the Administrative Agent to the Borrowers and each Lender, and all other conditions set forth in Article VI shall have been satisfied or waived.

          SECTION 13.9. Governing Law; Entire Agreement. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (INCLUDING PROVISIONS WITH RESPECT TO INTEREST, LOAN CHARGES AND COMMITMENT FEES) SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR DEED OF TRUST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. This Agreement, the DIP Order and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any and all prior agreements, written or oral, with respect thereto.

          SECTION 13.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                    (a) neither Borrower may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; provided, however, that notwithstanding anything to the contrary in the Loan Documents (other than the requirement that the then outstanding Obligations hereunder be paid in full in cash on the effective date of the Plan of Reorganization), subject to any required approval of the MGCB, the Borrowers shall, and shall be permitted to, assign all of their Obligations and rights under the Loan Documents to a new holding company (“Newco”) if such is formed to directly or indirectly hold substantially all of the Capital Stock of Greektown Holdings (such assignment, together with the assumption by Newco of all of the Borrowers’ Obligations and rights under the Loan Documents, the “Emergence Assignment”); provided that the Emergence Assignment shall occur on the effective date of the Plan of Reorganization (but prior to the repayment in full in cash of the Obligations on such date). Upon the effectiveness of the Emergence Assignment, (i) the Borrowers shall become Subsidiary Guarantors for all purposes under the Loan Documents and (ii) the Borrowers shall be automatically released from all of their Obligations as Borrowers; and

                    (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 13.11.

          SECTION 13.11. Sale and Transfer of Loans; Participations in Loans. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 13.11.

               SECTION 13.11.1 Assignments. Subject to any required approval of the MGCB and the terms and conditions of the Development Agreement and upon prior notice to each Agent and consultation with Greektown Holdings (but only if no Default then exists hereunder), any Lender with the consent of the Administrative Agent (provided, however, that no such notice to or consent by any Agent or consultation with Greektown Holdings shall be required with respect to any assignment or sale by or to Jefferies or Goldman Sachs or their respective Affiliates; and further provided, however, that such consent shall not be unreasonably delayed or withheld by the Administrative Agent if the assignee is exempt from the supplier licensing requirements under applicable Michigan Gaming Laws) may assign or sell all or any fraction of such Lender’s total Loans and Commitments to an Eligible Assignee (each Person described in the foregoing clause as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”) in a minimum aggregate amount of $1,000,000 with respect to the Loans (or, if less, the entire remaining amount of such Lender’s Loans and Commitments) or such lesser amount agreed to by Greektown Holdings and the Administrative Agent, provided, that such minimum aggregate amount shall not be applicable in the case of assignments by such Lender to another Lender, any Approved Fund or its Affiliate. The Borrowers and each other Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until

                    (a) notice of such assignment and delegation, together with (i) payment instructions, (ii) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.2 and (iii) addresses and related information with respect to such Assignee Lender (including, if required, information required by the MGCB), shall have been delivered to Greektown Holdings and the Administrative Agent by such Lender and such Assignee Lender;

                    (b) such Assignee Lender shall have executed and delivered to the Borrowers and each Agent, a Lender Assignment Agreement, accepted by the Administrative Agent;

                    (c) the processing fees described below shall have been paid; and

                    (d) the Lender Assignment Agreement has been registered in the Register in accordance with Section 2.4.

From and after the date that the Administrative Agent accepts such Lender Assignment Agreement and the Administrative Agent records the information therein in the Register, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Accrued interest on that part of each assigned Loan and Commitment, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Such assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement; provided, however, that only one fee shall be payable for simultaneous multiple assignments made by a Lender to or from its Affiliates; and further, provided, however, that no such fee shall be due from the assignor Lender or the Assignee Lender with respect to any Lender Assignment Agreement to which Jefferies or Goldman Sachs is a party or if the Administrative Agent, in its sole discretion, elects to waive such fee. Any attempted assignment and delegation not made in accordance with this Section 13.11.1 shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrowers or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender that is an investment fund that invests in bank loans may, without the consent of the Administrative Agent or the Borrowers, pledge all or any portion of its interest and rights (but may not delegate any of its duties or obligations hereunder or under any other Loan Document, including its Commitment(s), if any) to any trustee or any other representative of holders of obligations owed or securities issued by such investment fund as security for such obligations or securities.

               SECTION 13.11.2 Participations. Subject to any required approval of the MGCB, and the terms and conditions of the Development Agreement and upon prior written notice to Greektown Holdings and each Agent, any Lender may at any time sell to one or more commercial banks or other Persons (other than an Obligor or an Affiliate of an Obligor) (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that

                    (a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

                    (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

                    (c) the Borrowers and each other Obligor and each Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

                    (d) no Participant, unless such Participant is an Affiliate of such Lender or an Approved Fund or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (a), (b), (f) or, to the extent requiring the consent of such Lender, clause (c) of Section 13.1;

                    (e) the Borrowers shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold;

                    (f) each Participant shall provide promptly after request and in any event not later than ten (10) Business Days after such request (or shorter period of time if required by the MGCB) all information required by the MGCB; and

                    (g) no sale of any participation interest shall be effective until such sale has been recorded in the Register in accordance with Section 2.4.

Each Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.1, 4.2, 4.4 or 4.5 shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.1 or 4.2 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrowers for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section 13.11.2 shall indemnify and hold harmless the Borrowers and each Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrowers or such Agent as a result of the failure of either Borrower or such Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or such Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Lender organized under the laws of a jurisdiction other than the United States that was entitled to deliver to the Borrowers, such

Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN, Form W-8ECI or Form W-9 (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

          SECTION 13.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Syndication Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Greektown Holdings or any of its Affiliates in which either Greektown Holdings or such Affiliate is not restricted hereby from engaging with any other Person.

          SECTION 13.13. Execution by Authorized Representative. Any signature by any Authorized Representative on this Agreement, any Loan Document and any other instrument and certificate executed or to be executed pursuant to or in connection with this Agreement or such other Loan Documents is provided only in such Authorized Representative’s capacity as an officer or member of the Person in question, and not in any way in such Authorized Representative’s personal capacity.

          SECTION 13.14. Waiver of Jury Trial. THE AGENTS, THE LENDERS, EACH BORROWER AND EACH SUBSIDIARY GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE BORROWERS OR THE SUBSIDIARY GUARANTORS IN CONNECTION HEREWITH OR THEREWITH. EACH BORROWER AND EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH AGENT AND EACH LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

          SECTION 13.15. Maximum Rate of Interest. Nothing contained in this Agreement or in any other Loan Documents shall be construed to permit the Lenders to charge or receive at any time interest, fees or other charges in excess of the amounts which the Lenders are legally entitled to charge and receive under any law to which such interest, fees or charges are subject. In no contingency or event whatsoever shall the compensation payable to the Lenders by any Person, howsoever characterized or computed, hereunder or under any of the other Loan Documents, exceed the highest rate permissible under any law to which such compensation is subject. There is no intention that the Lenders shall contract for, charge or receive compensation in excess of the highest lawful rate, and, in the event it should be determined that the Lenders have contracted for any rate of interest in excess of the highest lawful rate, then ipso facto such rate shall be reduced to the highest lawful rate so that no amounts shall be charged or received which are in excess thereof, and, in the event it should be determined that any excess over such highest lawful rate has been charged or received, the Lenders shall promptly refund such excess to the Person entitled thereto; provided, however, that, if lawful, any such excess shall be paid by the Borrowers to the Lenders as additional interest (accruing at a rate equal to the maximum legal rate minus the rate provided for hereunder) during any subsequent period when regular interest is accruing hereunder at less than the maximum legal rate.

          SECTION 13.16. Time of Essence. Time is of the essence as to all times and dates set forth in or applicable to this Agreement with respect to all payments to be made by or on behalf of the Borrowers hereunder; provided, however, that whenever any payment to be made under the Loan Documents shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest payable hereunder.

          SECTION 13.17. Consent or Approval of the Administrative Agent and the Lenders.

                    (a) Any request by the Borrowers for consent or approval by the Administrative Agent and/or the Lenders under this Agreement or any of the other Operative Documents shall be given in writing in accordance with Section 13.2. Except where a specific time period for response is otherwise provided in this Agreement, the Administrative Agent shall have five (5) Business Days and the Lenders shall have fifteen (15) Business Days to grant or deny any such request. If the Administrative Agent fails to respond to any such request in writing within such five (5) Business Day period or the Lenders fail to respond to any such request in writing within such fifteen (15) Business Day period, the Borrowers’ request shall be deemed disapproved.

                    (b) No Claims may be made by the Borrowers or any other Person against the Administrative Agent, the Lenders, any Affiliate of the foregoing, or the officers, directors, employees, attorneys, consultants or agents of any of them for special, indirect, consequential or punitive damages in respect of any Claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Operative Documents, or an act, omission, or event occurring in connection therewith; and each Borrower, for itself and for all Persons claiming by, through and under it, waives, releases, and agrees not to sue upon any Claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          SECTION 13.18. No Third Party Beneficiary. All conditions of the obligations of the Lenders to make Loans hereunder are imposed solely and exclusively for the benefit of the Lenders, and no Person (x) shall have standing to require satisfaction of such conditions or be entitled to assume that the Lenders will refuse to make Loans in the absence of strict compliance with any or all of such conditions or (y) shall, under any circumstances, be deemed to be a beneficiary under this Agreement or of such conditions, any or all of which may be waived in whole or in part by the Administrative Agent or the Lenders at any time if they, in their sole discretion, deem. it advisable to do so. The waiver by the Lenders at any time of any of such conditions shall be deemed to be made pursuant to, and not in modification of, this Agreement.

          SECTION 13.19. Cumulative Remedies. No right or remedy conferred upon the Administrative Agent or the Lenders in this Agreement is intended to be exclusive of any other right or remedy contained in the other Loan Documents or at law and equity and every such right and remedy shall be cumulative and shall be in addition to every other right or remedy contained in the other Loan Documents and as now or hereafter available to the Lenders at law or in equity, by statute or otherwise.

          SECTION 13.20. Estoppel Certificates. Each Borrower and its Subsidiaries shall, execute and deliver, or cause to be executed and delivered, to the Administrative Agent all instruments and certificates as the Administrative Agent may reasonably request (including estoppel certificates certifying that the Loans and each of the Loan Documents are in full force and effect and that there are no defenses or offsets, claims or counterclaims with respect thereto or if there are, stating the nature of such defenses, offsets, claims or counterclaims) to effect, confirm or assure the rights, remedies and Liens intended to be granted to the Lenders under the Loan Documents.

          SECTION 13.21. Joint and Several Liability of Borrowers and the Subsidiary Guarantors.

                    (a) Each Borrower and each Subsidiary Guarantor is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and each Subsidiary Guarantor and in consideration of the undertakings of the other Borrowers and Subsidiary Guarantors to accept joint and several liability for the Obligations.

                    (b) Each Borrower and each Subsidiary Guarantor, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers and Subsidiary Guarantors, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 13.21), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower and each Subsidiary Guarantor without preferences or distinction between them.

                    (c) if and to the extent that either Borrower or any Subsidiary Guarantor shall fail to make any payment with respect to any of the Obligations as and when due, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers and Subsidiary Guarantors will make such payment with respect to, or perform, such Obligation.

                    (d) The Obligations of each Borrower and each Subsidiary Guarantor under the provisions of this Section 13.21 constitute the absolute and unconditional, full recourse Obligations of each Borrower and each Subsidiary Guarantor enforceable against each such Borrower and Subsidiary Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

                    (e) Except as otherwise expressly provided in this Agreement, each Borrower and each Subsidiary Guarantor hereby waives notice of acceptance of its joint and several liability, notice of any borrowings issued under or pursuant to this Agreement, notice of the occurrence of any Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable laws, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower and each Subsidiary Guarantor hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by either Borrower or any Subsidiary Guarantor in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of either Borrower or any Subsidiary Guarantor. Without limiting the generality of the foregoing, each Borrower and each Subsidiary Guarantor assents to any other action or delay in acting or failure to act on the part of any Administrative Agent or Lender with respect to the failure by either Borrower or any Subsidiary Guarantor to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 13.21, afford grounds for terminating, discharging or relieving either Borrower or any Subsidiary Guarantor, in whole or in part, from any of its Obligations under this Section 13.21, it being the intention of each Borrower and each Subsidiary Guarantor that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower or Subsidiary Guarantor under this Section 13.21 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower and each Subsidiary Guarantor under this Section 13.21 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower, any Subsidiary Guarantor or the Administrative Agent or any Lender. The joint and several liability of the Persons composing Borrowers and Subsidiary Guarantors hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers, Subsidiary Guarantor or the Administrative Agent or any Lender.

                    (f) Each Borrower and each Subsidiary Guarantor represents and warrants to the Administrative Agent and the Lenders that such Borrower and Subsidiary Guarantor is currently informed of the financial condition of the other Borrowers and the other Subsidiary Guarantors and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower and each Subsidiary Guarantor further represents and warrants to the Administrative Agent and the Lenders that such Borrower or Subsidiary Guarantor has read and understands the terms and conditions of the Loan Documents. Each Borrower and each Subsidiary Guarantor hereby covenants that such Borrower or Subsidiary Guarantor will continue to keep informed of the Borrowers’ and the Subsidiary Guarantors’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

                    (g) The provisions of this Section 13.21 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against either or both of the Borrowers and any of the Subsidiary Guarantor as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrower or the other Subsidiary Guarantors or to exhaust any remedies available to it or them against the other Borrower or the other Subsidiary Guarantors to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 13.21 shall remain in effect until all of the Obligations shall have been paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of either Borrower, any Subsidiary Guarantor, or otherwise, the provisions of this Section 13.21 will forthwith be reinstated in effect, as though such payment had not been made.

                    (h) Each Borrower and each Subsidiary Guarantor hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrower or any other Subsidiary Guarantor with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which either Borrower or any Subsidiary Guarantor may have against the other Borrower or any other Subsidiary Guarantor with respect to any payments to the Administrative Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to either Borrower or any Subsidiary Guarantor, their debts or their assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrower or the Subsidiary Guarantors therefor.

                    (i) Each Borrower and each Subsidiary Guarantor hereby agrees that the payment of any amounts due with respect to the Indebtedness owing by either Borrower or any Subsidiary Guarantor to the other Borrower or the Subsidiary Guarantors are hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower and each Subsidiary Guarantor hereby agrees that it will not demand, sue for or otherwise attempt to collect any indebtedness of the other Borrower or the Subsidiary Guarantors owing to such Borrower or to any such Subsidiary Guarantor until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower or Subsidiary Guarantor shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower or Subsidiary Guarantor as trustee for the Administrative Agent, and the Administrative Agent shall deliver any such amounts to the Lenders for application to the Obligations in accordance with Section 3.1.2.

          SECTION 13.22. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and each Subsidiary Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and each Subsidiary Guarantor, which information includes the name and address of the Borrowers and each Subsidiary Guarantor and other information that will allow such Lender or such Agent, as applicable, to identify the Borrowers and each Subsidiary Guarantor in accordance with the USA PATRIOT Act.

          SECTION 13.23. No Fiduciary Duties. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrowers, their stockholders and/or their affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrowers, their stockholders or their affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrowers, their stockholders or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrowers, their stockholders or their Affiliates on other matters) or any other obligation to Borrowers except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrowers, their management, stockholders, creditors or any other Person. Each Borrower acknowledges and agrees that such Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrowers, in connection with such transaction or the process leading thereto.

[No further text]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:
GREEKTOWN HOLDINGS, L.L.C., as a
debtor and debtor-in-possession

By: /s/ Cliff Vallier

Name: Cliff Vallier

Title: Chief Financial Officer

GREEKTOWN HOLDINGS II, INC., as a
debtor and debtor-in-possession

By: /s/ Cliff Vallier

Name: Cliff Vallier

Title: Chief Financial Officer, President, Secretary and Treasurer

Address for Notices:

555 E. Lafayette Street
Detroit, Michigan 48226
Facsimile: (313) 961-3007
Attention: Cliff Vallier, Chief Executive
Officer and Chief Financial Officer

with a copy to:

Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
Facsimile: (906) 635-4969
Attention: Darwin McCoy, Tribal Chairman
James Bias, Tribal Counsel

and:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Facsimile: (513) 651-6981
Attention: Ronald E. Gold, Esq.

Signature Page to DIP Credit Agreement

SUBSIDIARY GUARANTORS:
GREEKTOWN CASINO, L.L.C., as a debtor
and debtor-in-possession

By: /s/ Cliff Vallier

Name: Cliff Vallier

Title: Chief Financial Officer

TRAPPERS GC PARTNER, L.L.C., as a
debtor and debtor-in-possession

By: /s/ Cliff Vallier

Name: Cliff Vallier

Title: Secretary and Treasurer

CONTRACT BUILDERS CORPORATION,
as a debtor and debtor-in-possession

By: /s/ Cliff Vallier

Name: Cliff Vallier

Title: Secretary and Treasurer

REALTY EQUITY COMPANY, INC., as a
debtor and debtor-in-possession

By: /s/ Cliff Vallier

Name: Cliff Vallier

Title: Secretary and Treasurer

Address for Notices:

555 E. Lafayette Street
Detroit, Michigan 48226
Facsimile: (313) 961-3007
Attention: Cliff Vallier, Chief Executive
Officer and Chief Financial Officer

Signature Page to DIP Credit Agreement

SUBSIDIARY GUARANTORS continued

with a copy to:

Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
Facsimile: (906) 635-4969
Attention: Darwin McCoy, Tribal Chairman;
James Bias, Tribal Counsel

and:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Facsimile: (513) 651-6981
Attention: Ronald E. Gold, Esq.

Signature Page to DIP Credit Agreement

AGENTS AND LENDERS:	JEFFERIES FINANCE LLC, as the
Administrative Agent, Co-Lead Arranger and
Co-Bookrunner

By: /s/ E. J. Hess

Name: E. J. Hess

Title: Managing Director

Address for Notices:

Jefferies Finance LLC
520 Madison Ave, 16th Floor
New York NY 10022
Attn: General Counsel

with a copy to:

Bracewell & Giuliani LLP
1177 Avenue of the Americas
New York, New York 10036
Facsimile: (212) 508-6101
Attention: Kurt A. Mayr, Esq.
Kristen V. Campana, Esq.

Signature Page to DIP Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC,
as Syndication Agent, Co-Lead Arranger,
Co-Bookrunner and Lender

By: /s/ Alison R. Lift

Name: Alison R. Lift

Title: Authorized Signatory

Address for Notices:

Goldman Sachs Lending Partners LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Andrew Caditz
Telecopier: (212) 428-1243
Email: Andrew.Caditz@gs.com
Email: Ficc-ny-closers@gs.com

with a copy to:

Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York 10004
Attention:

Telecopier: (212) 902-3000

with a copy to:

Latham & Watkins LLP
233 South Wacker Drive
Suite 5800
Chicago, IL 60606
Attention: Bradley E. Kotler, Esq.

Term A Commitment Amount:	$190,000,000
Percentage of Term A Commitment Amount:	100%
Delayed Draw Commitment Amount:	$20,000,000
Percentage of Delayed Draw Commitment Amount:	100%

Signature Page to DIP Credit Agreement

SCHEDULES TO

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT,

dated as of December 29, 2009,

among

GREEKTOWN HOLDINGS, L.L.C.

and

GREEKTOWN HOLDINGS II, INC.,
each as a Borrower, a Debtor and a Debtor-In-Possession,

GREEKTOWN CASINO, L.L.C., TRAPPERS GC PARTNER, L.L.C., CONTRACT
BUILDERS CORPORATION and REALTY EQUITY COMPANY, INC.,
each as a Subsidiary Guarantor, a Debtor and a Debtor-In-Possession,

VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,

JEFFERIES FINANCE LLC,
as the Administrative Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,
as the Syndication Agent

and

GOLDMAN SACHS LENDING PARTNERS LLC AND JEFFERIES FINANCE LLC,
as the Co-Lead Arrangers

SCHEDULE I	-	Disclosure Schedule

SCHEDULE II	-	Prepetition Rate Protection Agreements

SCHEDULE I

DISCLOSURE SCHEDULE

I.	Item 6.1.6: Operative Documents

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering.

II.	Item 6.1.17: Material Contracts

	•	The Jenkins Skanska Contract.

•

The Operating Company and Hnedak Bobo Group entered into a certain Standard Form of Agreement Between Owner and Architect, dated December 1, 2005, as amended. The Architect Agreement was not assumed and was not rejected by the Debtors in connection with the bankruptcy Case.

•

The Operating Company, through its purchasing agent, Purchasing Management International, L.P., entered into a written contract (PMI Purchase Order Nos. 119 and 120) with Impex Development LLC for the provision of furniture and other FF&E items for the Hotel/Garage component of the Permanent Casino Complex.

	•	The Fine Point Group and the Operating Company entered into a Consulting Agreement dated as of December 31, 2008.

	•	The Development Agreement.

III.	Item 6.2.1: Representations and Warranties

	A.	Item 6.2.1(c):

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. Specifically, the City has alleged that the Operating Company has failed to comply with the City’s SD-5 zoning ordinance by failing to construct the interior improvements to the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex. The City has further alleged that, under Detroit Municipal Code Chapter 10.5, the City has the right to revoke the Operating Company’s authorization to conduct gaming operations at the Permanent Casino Complex due to the alleged violation of the SD-5 zoning ordinance.

	B.	Item 6.2.1(d):

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. Specifically, the City has alleged that the Operating Company has failed to comply with the City’s SD-5 zoning ordinance by failing to construct the interior improvements to the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex. The City has further alleged that, under Detroit Municipal Code Chapter 10.5, the City has the right to revoke the Operating Company’s authorization to conduct gaming operations at the Permanent Casino Complex due to the alleged violation of the SD-5 zoning ordinance.

IV.	Item 6.2.4: Certificate of Occupancy

•

Hotel/Garage: The temporary Certificate of occupancy has expired. The Operating Company has submitted to the City of Detroit Building & Safety Engineering Department all required submittals for issuance of a permanent Certificate of Occupancy.

•

Permanent Casino: To obtain the permanent certificate of occupancy for the Permanent Casino, the Operating Company must first obtain from the City’s Building & Safety Engineering Department an amended or replacement building permit for the Permanent Casino based on permit drawings showing the Event Center as core and shell space without interior improvements other than life safety improvements. The City’s Planning Department officials have determined that the completion of the Event Center as core and shell space would constitute a material change to the July 15, 2006 conceptual drawing approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex and that the amended or replacement building permit cannot be issued until the revised permit drawings are approved by City Council. The Operating Company has taken steps required to obtain the approval of City Council. The Planning Commission has scheduled a public hearing on the Operating Company’s requested change to the July 15, 2006 site plan approval drawings for December 3, 2009. It will be necessary for City Council to conduct a public hearing and approve the Operating Company’s requested change to the July 15, 2006 site plan approval drawings.

V.	Item 6.2.7: Permits

•

The Operating Company obtained a building permit from the City’s Department of Building & Safety Engineering for the construction of the Permanent Casino based on permit drawings which showed the Event Center as completed space. The Operating Company has attempted to obtain an amended or replacement building permit for the Casino based on permit drawings showing the Event Center as core and shell space without construction of interior improvements other than life safety improvements. The City’s Planning Commission officials have determined that the completion of the Event Center as core and shell space would constitute a material change to the July 15, 2006 conceptual site plan approval drawings approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex and that the amended or replacement building permit cannot be issued until the revised permit drawings for the Event Center are approved by City Council. The Operating Company has taken steps required to obtain the approval of City Council. The Planning Commission has scheduled a public hearing on the Operating Company’s requested change to the July 15, 2006 site plan approval drawings for December 3, 2009. It will be necessary for City Council to conduct a public hearing and approve the change to the July 15, 2006 site plan approval drawings.

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. More specifically, the City has alleged that, under Detroit Municipal Code Chapter 10.5, the City has the right to revoke the Operating Company’s authorization to conduct gaming operations at the Permanent Casino Complex due to the Operating Company’s alleged violation of the City’s SD-5 zoning ordinance for failure to construct the interior improvements for the Event Center in accordance with the July 15, 2006 conceptual drawings approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex.

•

A Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005, exists.

•

A Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008, exists.

•	The City has issued a violation for failure to submit as-built electrical drawings for the parking structure portion of the Hotel/Garage.

•	The matters set forth in Item 8.1.30 of this Schedule I are incorporated into this Item 6.2.7 by reference.

VI.	Item 7.3: Governmental Approvals

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. More specifically, the City has alleged that, under Detroit Municipal Code Chapter 10.5, the City has the right to revoke the Operating Company’s authorization to conduct gaming operations at the Permanent Casino Complex due to the Operating Company’s alleged violation of the City’s SD-5 zoning ordinance for failure to construct the interior improvements for the Event Center in accordance with the July 15, 2006 conceptual drawings approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex.

•

The Operating Company obtained a building permit from the City’s Department of Building & Safety Engineering for the construction of the Permanent Casino based on permit drawings which showed the Event Center as completed space. The Operating Company has attempted to obtain an amended or replacement building permit for the Casino based on permit drawings showing the Event Center as core and shell space without construction of interior improvements other than life safety improvements. The City’s Planning Commission officials have determined that the completion of the Event Center as core and shell space would constitute a material change to the July 15, 2006 conceptual site plan approval drawings approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex and that the amended or replacement building permit cannot be issued until the revised permit drawings for the Event Center are approved by City Council. The Operating Company has taken steps required to obtain the approval of City Council. The Planning Commission has scheduled a public hearing on the Operating Company’s requested change to the July 15, 2006 site plan approval drawings for December 3, 2009. It will be necessary for City Council to conduct a public hearing and approve the change to the July 15, 2006 site plan approval drawings.

•

A Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005, exists.

•

A Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008, exists.

•	The City has issued a violation for failure to submit as-built electrical drawings for the parking structure portion of the Hotel/Garage.

•	The matters set forth in Item 8.1.30 of this Schedule I are incorporated into this Item 7.3 by reference.

VII.	Item 7.8: Litigation, Labor Controversies etc.

A.	Litigation

Court	Case No.	Date	Parties	Notes/Status

Wayne County Circuit Court	06-604544-CZ	02/14/06	Catherine Simmons v. Greektown Casino, L.L.C. and Steven Ford.	Other general civil – stayed. Civil claims. Removed to U.S. District Ct. 5:06cv11266. Returned to Wayne Co. Cir. Ct. Settled on 6.8.07 for $7,500.00. Claim of Appeal filed 02/12/09.

	07-719185-CD	07/18/07	Teala Booker v. Greektown Casino, L.L.C	Employment discrimination and wrongful termination claims. Administratively closed.

	08-101833-NI	01/23/08	Chester Baughan v. Greektown Casino, L.L.C.	Car accident with Valet Driver. Personal injury auto negligence claims. Case closed.

	08-111885-CK	05/08/08	Gray & Gray Productions Inc. v. Greektown Casino, L.L.C.	Contract action. Case closed.

	08-113248-CK	05/23/08	Greektown Casino, L.L.C. v. Raid Elias Jamil	Collections litigation. Default judgment entered against Jamil on 11/14/08. Case closed.

	08-116037-CZ	06/25/08	Greektown Casino, L.L.C. v Dimitrios Flerianos	Collections litigation.

Case closed.

08-119354-NO	07/31/08	Valerie Kaczor v. Greektown Casino, L.L.C.	Personal Injury claims. Case closed.

08-122462-CZ	09/04/08	Greektown Casino, L.L.C. v. Ali Ahmad Sabra	Collections litigation. Case settled and order of Dismissal with Prejudice entered on 12/5/08. Case closed.

08-123009-NO	09/10/08	Juan Morales v. Greektown Casino, L.L.C.	Personal injury claims. Settled on 10/2/09 for $15,000.00. Case closed.

08-125351-NI	10/03/08	Dana Weeks v. John Doe, Greektown Casino, L.L.C., Greektown and Encompass Property and Casualty	Personal injury auto negligence claims. Case closed.

08-127016-CL	10/22/08	Kenneth Higham v. Greektown Casino LLC dba Greektown Casino	Labor relations. Case closed.

09-013933-CH	06/05/09	Barnes & Sweeney Enterprises c. Greektown Casino LLC, Chezcore Inc. and Jenkins Skanska Venture LLC	Housing and real estate. Case closed.

09-026122-CD	10/26/09	Peaks, Carl v. Greektown Casino	Ordinance misdemeanor drinking driving offence. Pending.

08-015971-CZ	11/14/08	Greektown Casino, L.L.C. v. Kelvin Bostelman	Collections litigation. Case closed.

07-726148-CH	9/28/07	Mitchell & Sons Plumbing, Inc. v. Greektown Casino, L.L.C., Gray & Gray Productions, Corona Construction, Inc.,	Construction lien foreclosure and unjust enrichment. Administratively

			Stewart Anderson d/b/a Vlad Electric, Merrill Lynch Corporation and Keybank National Association	closed.

	07-728702-CZ		George Alexander v. Greektown Casino, LLC	Breach of contract. Administratively closed.

	05-53989-CD		Tamara Ciaramitaro v. Greektown Casino, L.L.C.	Greektown’s motion for summary disposition was granted on October 26, 2007 and the case was dismissed. Plainitff filed a claim of appeal, Case no. 28193. Stay Order applied 6/11/08.

	07-703249-CZ		Bernard Bouschor v. Greektown Casino, L.L.C.	Breach of contract. Administratively closed.

	08-118353-CZ	7/22/08	Lynora Adams-Beal v. Greektown Casino, L.L.C.	Administratively closed.

	07-704722-NS		Raelene Halley v. Greektown Casino, L.L.C.	Negligence claim. Administratively closed.

	07-728248-NO		Leslie Sestito vs. Greektown Casino, L.L.C. and Ronald Moore	Defamation and emotional distress claims. Arbitration awarded $135,000 on 6/30/08. Administratively closed.

	08-119354-NO		Nancy Ashford v. Greektown Casino, L.L.C.	Sex discrimination. Administratively closed.

36th District Court	08-135083		Greektown Casino, L.L.C. v. Sufian Saba	File was written off. Awaiting receipt of dismissal order from court.

	08-135082		Greektown Casino, L.L.C. v. Daniel Labes	Proposed Order of dismissal filed with court. Awaiting receipt of dismissal order from the court.

	08-146749		Greektown Casino, L.L.C. v Tam Van Nugyen	Administratively closed.

U.S. District Court – Eastern District	2:07cv15004	11/26/07	Joseph M. Ogundu v. Greektown Casino, L.L.C., Mark Castillo and John Doe	False arrest and defamation claims. other civil rights (440) stayed - REASSIGNED removed from Wayne County Circuit Court case no. 07-728902 NO

	2:07cv15258	12/10/07	Rodwell Campbell v. Greektown Casino, UAW Local 7777, Detroit Casino Council	Labor/management relations (wrongful termination claims). Case closed. Removed from Wayne County Circuit Court case no. 07-725196.

	2:07cv12881	07/11/07	Jimmy Jadan v. Greektown Casino, LLC and United Auto Workers Local 7777

Labor and management relations claims. Complaint filed. No further action taken after complaint was filed – Order filed 07/29/09 for Jaden to show cause why the court should not dismiss his complaint for failure to prosecute.

	5:06cv11266	03/27/06	Catherine Simmons v. Greektown Casino, L.L.C. and Steven Ford	Civil rights claims. Removed from Wayne County Circuit Court case no. 06-604544 CZ

	2:07cv13583		Greektown Casino, L.L.C., Kewadin Casinos Gaming	Appeal from insurance coverage

			Authority, and Kewadin Greektown Casino, L.L.C. v. Zurich American Insurance Company and American Home Assurance Company	declaratory judgment. 6th Circuit mediator indicated that Zurich is ready to resolve without filing briefs or arguing the case. Stayed by automatic stay.

	2:07cv12797		Gary Greene v Greektown Casino, L.L.C.	Violations of Family Medical Leave Act, Disability Civil Rights and Intentional Infliction of Emotional distress. Administratively closed. Stayed by automatic stay.

	2:09cv13492	09/04/09	Ciaramitaro v. Unum Life Insurance company of America and Greektown Casino, LLC	Other contract claims. Scheduling order for ERISA filed 11/6/09.

	2:09cv12460- PDB-RSW	06/22/09	Greektown Holdings, LLC, Debtor, City of Detroit, Appellant	Bankruptcy appeal of case in USBC- DT 08-53104. Appeal 28 USC 158. Notice to appear filed 10/14/09.

Genesee County Circuit Court	07-87579		Greektown Casino, L.L.C. v. John Mansour	Collection litigation. Administratively closed.

U.S. 6th Circuit Court of Appeals	08-1433	4/2/08	Greektown Casino, L.L.C., Kewadin Casinos Gaming Authority, and Kewadin Greektown Casino, L.L.C. v. Zurich American Insurance Company and American Home Assurance Company	Contract: insurance appeal. Stayed upon motion by Greektown.

U.S. Bankruptcy Court Eastern District of MIchigan	08-05014-wsd	09/2/02	Helen Ealy and Pinella Hatch v. Greektown Casino, L.L.C.	Adversary proceedings instituted. Claims related to alleged breach of settlement agreement. Held in abeyance per order of court May 1, 2009.

	08-05458-wsd	10/22/08	Kenneth Higham v. Greektown Casino, L.L.C. dba Greektown Casino.	Labor relations claims. Adversary proceedings instituted. Remanded to circuit court on 6/23/09 per court order. Adversary proceeding was closed on 6/29/09.

	09-05714-wsd	8/10/09	City of Detroit v. Greektown Casino, L.L.C.	Adversary case. Order setting aside clerk’s entry of default filed 11/6/09.

B.	Active Workers’ Compensation Claims

Name of Employee	Claim	Estimated Potential Liability/Exposure

Frances G. Safford	Work related injury	$4,800 plus unknown outstanding medical payments

Ali Fittahey	Slip and fall by valet driver	$3,390 of unpaid medical bills under cost containment which may reduce the medical bills by 60% to 70%.

Walter A. Boykin	Disability of pulmonary system as a result of smoke exposure during employment	Unknown. Believed to be a modest liability.

Sonja Johnson	Work-related disability. Received surgery for carpel tunnel syndrome.	Unknown. Plaintiff was paid sickness and accident benefits during the time off work. Demand $180,000.00. Trial Date 1/01/10.

Jeanne D. Cates	Alleged shoulder injury	Unknown. Plaintiff treated by Company doctor and received physical therapy, but was dissatisfied and began treatment with her own physician who recommends surgery

Arturo Cendana	Injuries related to neck and cervical spine	Claim settled for $20,322.26. Due to current bankruptcy status Greektown cannot proceed to redemption without specific authorization

Kelvin Echols	Slip and fall injury

There is significant exposure due to his young age. Authority should be extended up to 2 yrs of benefits or up to $52,000.00 to resolve the indemnity claim in this matter. In addition, there is a Medicaid lien of $560.15, which will have to be addressed (as of 3/23/09). Authority up to $52,560.15.

Brenda Hicks	Injury to right shoulder, left arm and multiple body parts	Plaintiff made a demand of $53,000. Conflicting medical evidence exists and reasonable liability estimated at $20,000 to $30,000. Requesting authority up to $35,000, Trial date on 1/20/10.

Lisa Griffin	psychological/psychiatric injury	Plaintiff made a demand for $18,000. Very conflicting medical evidence exists and reasonable liability estimated at $7,500. Settled 7/15/09 for $10,000.00.

Mike Edmonson	Motor vehicle accident	Unknown. Greektown believes it has a significant defense to this claim.

Trina Smith	Injury to neck and back.	$20,000 to $25,000. Trial Date 12/9/09.

Roshawnda Rozier	Injury to neck and back	Previous settlement demand of $140,000 or 7 years of benefits. Reasonable liability estimated at $50,000 to $60,000. Settled on 9/27/09 for $85,000.00.

Doris W. Holman	Closed head injury, knees, ankles, neck left shoulder, left side and hands injury

If the case were tried today the accrued owing including interest would be $21,036.90, made up of $19,863.93 indemnity plus $1,172.97 interest. In light of this, the $60,000 demand is not out of line. It is so low due to the plaintiff’s age. ($40,000 for wage loss and $20,000 in medical for the MSA). Trial date = 12/8/09. Employee request nursing/attendant care and attorney fee on medical.

Tiffany Roberson	Shoulder and back injury	Settled for $6,000.00 on 8/24/09.

Janice Shaw	Hands, wrists and arm injury

The plaintiff’s ongoing subjective, complaints of pain, there are no objective findings by multiple doctors. Demand $60,000, Control Date 1/13/10, We are requesting & awaiting authorization for $20,000 (closed period).

Jerry Jackson	Slip and fall injury

Plaintiff made demand of $75,000. Medical records and examination are pending. Control Date of 12-3-09. Plaintiff is no longer working at BC/Bs and our co-defense attorney has filed a petition for determination of rights bringing in Blue Cross. Records suggesting that plaintiff did have some knee problems while working at BC/Bs in 2001 and 2002. He also did file a claim for STD benefits for the same knee while working at BC/BS.

C.

Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005.

D.

Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008.

E.

On May 12, 2009, Jenkins/Skanska submitted a claim against the Operating Company in the amount of $507,316 for reimbursement of legal fees alleged to be due under the Construction Contract. This amount is being negotiated by Jenkins/Skanska and the Operating Company and has not been paid. The claim has not yet been submitted to arbitration.

F.

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. On August 10, 2009, counsel for the City sent a Notice of Default to the Operating Company listing additional defaults under the Development Agreement.

G.

Entertainment Interests Group, L.L.C. (“EIG”) has filed identical Proofs of Claim dated August 29 and September 2, 2008 in the amounts of $30,133,700 against Greektown Holdings, Kewadin, and Monroe for damages arising from their alleged breach of a May 2, 2008 Purchase Agreement under which EIG purportedly agreed to purchase a 40% interest in the Operating Company. Greektown Holdings, Kewadin, and Monroe dispute that they breached this Purchase Agreement, and they instead contend that EIG breached the Purchase Agreement and treated the Purchase Agreement as terminated and has admitted that it was impossible for it to perform. Regardless, Greektown Holdings,

Kewadin, and Monroe contend that EIG has not been harmed by any breach and has not lost any profits and, in any event, will do much better investing its funds elsewhere in other ventures.

H.

The Operating Company, through its purchasing agent, Purchasing Management International, L.P., entered into a written contract (PMI Purchase Order Nos. 119 and 120) with Impex Development LLC for the provision of furniture and other FF&E items for the Hotel/Garage component of the Permanent Casino Complex. On January 8, 2009, Impex Development LLC defaulted under the Purchase Orders, and the Operating Company obtained the furniture and FF&E items from substitute suppliers so that the February 15, 2009 opening of the Hotel/Garage for business was not delayed. The Operating Company has asserted a claim against Impex Development LLC in the amount of $1,397,002.

I.	The matters set forth in Item 6.27 of this Schedule I are incorporated into this Item 7.8 by reference.

VIII.	Item 7.9: Ownership of Properties

A.

In addition to the Permanent Casino Complex, the Surplus Parcels, the Easements, and the Improvements, Greektown Holdings or one of its Subsidiaries hold a real property interest in the following properties:

		1.	Leasehold interest:

			•	Ground lease located at 1041 St. Antoine Street (St. Mary’s School Building).

			•	Lease Agreement dated June 1, 2009 between Warehouse Associates LLC and the Operating Company.

		2.	The Subsidiaries are lessors in the following leases:

			•	Retail Lease Agreement dated November 5, 1998 between the Operating Company and Acropolis Baker, Inc.

			•	Parking Lease Agreement dated February 25, 1992 between the City of Detroit Downtown Development Authority and the Operating Company (assigned from 400 Monroe Associates), as amended (Atheneum).

			•	Retail Lease Agreement dated March 1, 2005 between the Operating Company and Cold Stone Creamery, Inc.

			•	Retail Lease Agreement dated December 30, 2003 between the Operating Company and Detroit Cocktail Club, LLC (Delux Lounge).

			•	Lease Agreement dated May 1, 2003 between the Operating Company and The End Zone Chicken and Ribs, LLC.

			•	Lease dated October 1, 1979 between TGCP (successor in interest to Americal Development Corporation) and Dimitrios Pappas and Ted Gatzaros, as amended (Pegasus).

			•	Lease Agreement for Parking Spaces dated September 11, 2006 between the Operating Company and Boydell Development, Inc.

			•	Retail Lease Agreement dated March 1, 2007 between the Operating Company and Cold Stone Creamery, Inc.

			•	Retail Lease Agreement, dated January 1, 2007, by and between the Operating Company and Dionysis LLC (Europa).

•	Retail Lease Agreement, dated March 16, 2007, by and between the Operating Company and Mobile-1 Michigan, LLC (Mobile-1).

•	Office Lease Agreement, dated October 1, 2009, by and between the Operating Company and Sulejman Abdulai (dba The Ham Shop).

IX.	Item 7.10(b): Taxes

	•	Exceptions to Section 7.10(b): None.

X.	Item 7.11: Pension and Welfare Plans

	•	Exceptions to Section 7.11: None.

XI.	Item 7.12: Permits

•

The Operating Company obtained a building permit from the City’s Department of Building & Safety Engineering for the construction of the Permanent Casino based on permit drawings which showed the Event Center as completed space. The Operating Company has attempted to obtain an amended or replacement building permit for the Casino based on permit drawings showing the Event Center as core and shell space without interior improvements other than life safety improvements. The City’s Planning Department officials have determined that the completion of the Event Center as core and shell space would constitute a material change to the July 15, 2006 conceptual drawing approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex and that the amended or replacement building permit cannot be issued until the revised permit drawings are approved by City Council. The Operating Company has taken steps required to obtain the approval of City Council. The Planning Commission has scheduled a public hearing on the Operating Company’s requested change to the July 15, 2006 site plan approval drawings for December 3, 2009. It will be necessary for City Council to conduct a public hearing and approve the change to the July 15, 2006 site plan approval drawings.

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. On August 10, 2009, counsel for the City sent a Notice of Default to the Operating Company listing additional defaults under the Development Agreement.

•

A Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005, exists.

•

A Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008, exists.

•	The City has issued a violation for failure to submit as-built electrical drawings for the parking structure portion of the Hotel/Garage.

•	The matters set forth in Item 8.1.30 of this Schedule I are incorporated into this Item 7.12 by reference.

XII.	Item 7.14: Environmental Warranties

	•	Exceptions to Section 7.14: None.

XIII.	Item 7.15: Intellectual Property

Exceptions to Section 7.15:

	A.	The Operating Company - Michigan and Federal Trademarks:

	Country/	APPLICATION	Registration
MARK	State	#	Date	Registration #	STATUS

GREEKTOWN CASINO	US	75/308,994	3/21/2000	2,333,918	REGISTERED

GREEKTOWN CASINO	US	78/724,210	1/2/2007	3,192,247	REGISTERED

GREEKTOWN CASINO & DESIGN	US	78/724,206	5/29/2007	3,246,347	REGISTERED

LET THE PARTY BEGIN AT GREEKTOWN	US	78/724,201	1/30/2007	3,203,656	REGISTERED

THE ALLEY GRILLE STEAKHOUSE	MI		10/20/2005	M08248	REGISTERED

APOLLO	MI		10/20/2005	M08244	REGISTERED

GRAPEVINE CAFÉ	MI		10/20/2005	M08242	REGISTERED

THE OLIVE ROOM	MI		10/20/2005	M08246	REGISTERED

OUZO’S	MI		9/30/2008	M09299	REGISTERED

OPA! BAR	MI		9/30/2008	M09303	REGISTERED

GALLERIA BAR	MI		9/30/2008	M09298	REGISTERED

TRAPPER’S SNACK BAR	MI		9/8/2008	M08-667	REGISTERED

TRAPPER’S PATIO	MI		9/8/2008	M08-663	REGISTERED

AMAZING RACE & SLOTS TABLE GAMES	MI		9/5/2008	M08-935	REGISTERED

BONU$ PLAY	MI		9/8/2008	M08-661	REGISTERED

BONU$ POINTS	MI		9/8/2008	M08-665	REGISTERED

BISTRO 555	MI		9/30/2008	M09300	REGISTERED

SHADES LOUNGE	MI		9/30/2008	M09301	REGISTERED

INTERNATIONAL BUFFET	MI		9/30/2008	M09302	REGISTERED

BONU$ BET	MI		12/08/2008	M09166	REGISTERED

BONU$ BUCKS	MI		12/08/2008	M09159	REGISTERED

GREEKTOWN CASINO- HOTEL	US	77/686,463	07/21/2009	3,659,644	REGISTERED

CLUB GREEKTOWN	US	77/686,491	07/21/2009	3,659,645	REGISTERED

B.	Domain Name: “greektowncasino.com”

XIV.	Item 7.18: Existing Defaults

	•	The items set forth in Item 7.21 of this Schedule I are incorporated into this Item 7.18 by reference.

XV.	Item 7.21: Material Contracts

	A.	Jenkins/Skanska Contract

•

The Operating Company and Jenkins/Skanska Venture, LLC entered into a certain Standard Form of Agreement Between Owner and Construction Manager, dated October 3, 2002, as amended. The Jenkins Skanska Contract was not assumed and was not rejected by the Debtors in connection with the bankruptcy Case.

•

The construction work under the Jenkins Skanska Contract was completed in phases, and Substantial Completion of the last phase was achieved February 15, 2009. All Work items under the Jenkins Skanska Contract have been completed, and the Jenkins Skanska Contract has been closed out, except for obligations of the Operating Company and Jenkins Skanska, which, by the terms of the Jenkins Skanska Contract, survive termination of the Jenkins Skanska Agreement.

• The one-year construction warranty provided by Jenkins Skanska under the Jenkins Skanska Contract has expired with respect to certain components of the Permanent Casino Complex.

•

On May 12, 2009, Jenkins/Skanska submitted a claim against the Operating Company in the amount of $507,316 for reimbursement of legal fees alleged to be due under the Construction Contract. This amount is being negotiated by Jenkins/Skanska and the Operating Company and has not been paid.

	B.	Architect Agreement

•

The Operating Company and Hnedak Bobo Group entered into a certain Standard Form of Agreement Between Owner and Architect, dated December 1, 2005, as amended. The Architect Agreement was not assumed and was not rejected by the Debtors in connection with the bankruptcy Case.

•

All design services under the Architect Agreement have been completed, and the Architect Agreement has been closed out, except for obligations of the Operating Company and the architect which, by the terms of the Architect Agreement, survive termination of the Architect Agreement.

	C.	Impex Purchase Orders

•

The Operating Company, through its purchasing agent, Purchasing Management International, L.P., entered into a written contract (PMI Purchase Order Nos. 119 and 120) with Impex Development LLC for the provision of furniture and other FF&E items for the Hotel/Garage component of the Permanent Casino Complex. On January 8, 2009, Impex Development LLC defaulted under the Purchase Orders, and the Operating Company obtained the furniture and FF&E items from substitute suppliers so that the February 15, 2009 opening of the Hotel/Garage for business was not delayed. The Operating Company has asserted a claim against Impex Development LLC in the amount of $1,397,002.

D.	Development Agreement

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering.

E.	Other

• The construction liens set forth in Item 8.2.3(G) of this Schedule I are incorporated into this Item 7.21 by reference.

XVI.	Item 7.25: Labor Disputes; Acts of God; Casualty and Condemnation

	•	Exceptions to Section 7.25: None.

XVII.	Item 7.29: No Brokers

	•	Exceptions to Section 7.29: None.

XVIII.	Item 7.30: No Building Code Violation

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. More specifically, the City has alleged that the Operating Company has failed to comply with the City of Detroit SD-5 zoning ordinance by failing to construct the interior improvements to the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex.

•	The City has issued a violation for failure to submit as-built electrical drawings for the parking structure portion of the Hotel/Garage.

•	The matters set forth in Item 8.1.30 of this Schedule I are incorporated into this Item 7.30 by reference.

XIX.	Item 7.32: MGCB Approval

•

A Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005, exists.

•

A Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008, exists.

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering.

XX.	Item 8.1.6: Continued Effectiveness of Licenses

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. More specifically, the City has alleged that, under Detroit Municipal Code Chapter 10.5, the City has the right to revoke the Operating Company’s authorization to conduct gaming operations at the Permanent Casino Complex due to the Operating Company’s alleged violation of the City of Detroit SD-5 zoning ordinance for failure to construct the interior improvements for the Event Center in accordance with the July 15, 2006 conceptual drawings approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex.

•

A Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005, exists.

•

A Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008, exists.

•	The matters set forth in Item 8.1.30 of this Schedule I are incorporated into this Item 8.1.6 by reference

XXI.	Item 8.1.14: Compliance with Legal Requirements

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering. More specifically, the City has alleged that the Operating Company has failed to comply with the City of Detroit SD-5 zoning ordinance by failing to construct the interior improvements to the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex. The City has further alleged that, under Detroit Municipal Code Chapter 10.5, the City has the right to revoke the Operating Company’s authorization to conduct gaming operations at the Permanent Casino Complex due to the alleged violation of the SD-5 zoning ordinance.

•

The Operating Company obtained a building permit from the City’s Department of Building & Safety Engineering for the construction of the Permanent Casino based on permit drawings which showed the Event Center as completed space. The Operating Company has attempted to obtain an amended or replacement building permit for the Casino based on permit drawings showing the Event Center as core and shell space without interior improvements other than life safety improvements. The City’s Planning Department officials have determined that the completion of the Event Center as core and shell space would constitute a material change to the July 15, 2006 conceptual drawing approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex and that the amended or replacement building permit cannot be issued until the revised permit drawings are approved by City Council. The Operating Company has taken steps required to obtain the approval of City Council. The Planning Commission has scheduled a public hearing on the Operating Company’s requested change to the July 15, 2006 site plan approval drawings for December 3, 2009. It will be necessary for City Council to conduct a public hearing and approve the change to the July 15, 2006 site plan approval drawings.

•

A Michigan Gaming Control Board Order Approving Debt Transaction, Supplier-Licensing Exemption Requests, and Eligibility, Suitability, and Qualification of Certain Key Persons of Greektown Casino, L.L.C., dated November 15, 2005, exists.

•

A Michigan Gaming Control Board Order Reserving the Board’s Right to Invoke the Sale Transaction Process from the 2005 Debt Transaction Order (File No. GTC-2005-006) and Requiring Greektown Casino, L.L.C., to Provide Financial Status Reports at Future Board Meetings, dated June 10, 2008, exists.

•	The matters set forth in Item 8.1.30 of this Schedule I are incorporated into this Item 8.1.14 by reference.

XXII.	Item 8.1.19: Compliance with Project Documents

•

The City has alleged that the Operating Company is in default under the Development Agreement for certain matters including (i) failure to construct an auditorium-style theatre as part of the Permanent Casino Complex, (ii) failure to complete construction of the Permanent Casino Complex by the required completion date, (iii) failure to build-out the Event Center as shown in the July 15, 2006 conceptual drawings approved by City Council for the SD-5 zoning for the Permanent Casino Complex, (iv) failure to pay Development Process Costs, and (v) failure to conduct a public offering.

XXIII.	Item 8.1.25: Compliance with Construction Documents

•

On May 12, 2009, Jenkins/Skanska submitted a claim against the Operating Company in the amount of $507,316 for reimbursement of legal fees alleged to be due under the Construction Contract. This amount is being negotiated by Jenkins/Skanska and the Operating Company and has not been paid.

•	The construction liens set forth in Item 8.2.3(G) of this Schedule I are incorporated into this Item 8.1.25 by reference.

XXIV.	Item 8.1.30: Certificate of Occupancy

•

Hotel/Garage: The temporary Certificate of occupancy has expired. The Operating Company has submitted to the City of Detroit Building & Safety Engineering Department all required submittals for issuance of a permanent Certificate of Occupancy.

•

Permanent Casino: To obtain the permanent certificate of occupancy for the Permanent Casino, the Operating Company must first obtain from the City’s Building & Safety Engineering Department an amended or replacement building permit for the Permanent Casino based on permit drawings showing the Event Center as core and shell space without interior improvements other than life safety improvements. The City’s Planning Department officials have determined that the completion of the Event Center as core and shell space would constitute a material change to the July 15, 2006 conceptual drawing approved by City Council in connection with the SD-5 zoning for the Permanent Casino Complex and that the amended or replacement building permit cannot be issued until the revised permit drawings are approved by City Council. The Operating Company has taken steps required to obtain the approval of City Council. The Planning Commission has scheduled a public hearing on the Operating Company’s requested change to the July 15, 2006 site plan approval drawings for December 3, 2009. It will be necessary for City Council to conduct a public hearing and approve the Operating Company’s requested change to the July 15, 2006 site plan approval drawings.

XXV.	Item 8.1.31: Payment of Certain Fees and Expenses

•	$2,000,000 - Professional Fees

•	$6,000,000 – Financing Commitment Fees for Exit Financing

XXVI. Item 8.2.3: Permitted Liens

A.	Debtor: Greektown Holdings, L.L.C.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

MI-Dept. of State	2005209452-0	12/6/05	Merrill Lynch Capital Corporation	All personal property

B.	Debtor: Greektown Holdings II, Inc.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

MI-Dept. of State	2005209456-8	12/6/05	Merrill Lynch Capital Corporation	All personal property

C.	Debtor: Greektown Casino, L.L.C.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

MI-Wayne County Register of Deeds	Instrument No. 206057708, LIBER 44031, PAGE 309 as restated under file no. 207177633, Liber 46206, Page 1413	12/8/05	Merrill Lynch Capital Corporation, as Administrative Agent	*See Collateral Description for Instrument No. 206057708 below.(Site)

*Collateral Description for Instrument No. 206057708:

555 Lafayette Ave. - Real Property tax parcel no. 000165-73, Ward 03. Parcel K-1 (Parcel A) Lots 123 and 124, Plat of Lambert Beaubien Farm; Lots A, B and C of Candler’s Subdivision of Lots 125 and 126 of Lambert Beaubien Farm; Lots 8 and 9 of Plat of Antoine Beaubien Farm being that portion of Lots 8 and 9 lying northerly of East Lafayette St. and southerly of the public alley (now vacated) running from Beaubien to St. Antoine St. in the block bounded by Beaubien, East Lafayette, St. Antoine and Monroe Ave., and all of the vacated 20 feet alley lying north of and adjacent to the above described lots. Also part of Lot 7, and all of Lots 13, 14 and 15 of Plat of Antoine Beaubien Farm being that portion of Lot 7 lying

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

northerly of East Lafayette and southerly of public alley (now vacated), running from Beaubien to St. Antoine St. in the block bounded by Beaubien, East Lafayette, St. Antoine and Monroe Ave., and the south ½ of the vacated 20 foot alley, lying north of and adjacent to said Lots 7 and 15 of Plat of Antoine Beaubien Farm.

Parcels K-1 and K-2 insured together with a mutual perpetual, reciprocal and non-exclusive easement for ingress and egress and access to and from St. Antoine St.

(Trappers Alley) 555 Lafayette Ave. - Real Property tax parcel no. 000192, ward 03. Parcel K-2 Lots 127, 128, 129 and 130 of Plat of Lambert Beaubien Farm, and the northerly 138.36 feet of the southerly 296.92 feet of Lots 8 and 9 of Plat of Antoine Beaubien Farm being that portion of Lots 8 and 9 lying southerly of Monroe Ave. and northerly of the public alley (now vacated) running from Beaubien to St. Antoine St. in the block bounded by Beaubien, East Lafayette, St. Antoine and Monroe Ave.

Parcels K-1 and K-2 insured together with a mutual perpetual, reciprocal and non-exclusive easement for ingress and egress and access to and from St. Antoine St.

(Greektown parking garage) Monroe Ave - Real Property tax parcel no. 000161, ward 01. Parcel K-3 Lots A through N inclusive and Lots 4, 5, 6, 14, 15 and 16 and vacated alleys between said lots of Plat of Subdivision of the West Part of Block No. 7, Brush Farm.

(parking lots) 455 East Fort St. - Real Property tax parcel no. 000150-1, ward 01 (Parcel K-4) Lot 106 of Plat of Lambert Beaubien Farm.

(parking lots) 419 East Fort St. – Real Property tax parcel no. 000150-1, ward 01 (Parcel K-5) Lot 103 of Plat of Lambert Beaubien Farm, also the easterly portion of Lot 19, block 6 of Plat of Part of Brush Farm, said easterly portion being the easterly 11.61 feet at its south line and the easterly 11.64 feet at its north line of said Lot 19 and extending for a depth of 138.40 feet on the west line and for a depth of 138.33 feet on the east line of said easterly portion of said Lot 19, and 000150, ward 01.

(parking lots) 439 East Fort St. – Real Property tax parcel no. 000150-1, ward 01 (Parcel K-6) Lots 104 and 105 of Plat of Lambert Beaubien Farm.

(casino parcels) Gratiot Ave and St. Antoine St. - Real Property tax parcel nos. 000244, ward 03, 000247-60, ward 03, 000261-9, ward 03, 000276, ward 03, 000277, ward 03, 003094, ward 03. Parcel K-9 (Parcel H-1) Lots 2, 3 and 4 and Lot 1, except for the east 5.56 feet of the north line running south to a point to the east line of said Lot 1, north of Mullett St. of Antoine Beaubien Farm; also all that part of Lot 4 south of Catherine St. of said Antoine Beaubien Farm. (Parcel H-2) Lot 3, except Gratiot Ave, as widened and except certain other area of Plat of Antoine Beaubien Farm. (Parcel H-3) part of Lot 2 (south side of Madison and East of St. Antoine) of Plat of Antoine Beaubien Farm. (Parcel H-4) Lot 7 of Plat of the Front of Charles Moran Farms, except southeasterly corner. (Parcel H-5) part of Lot 4 (south side of Madison and East of St. Antoine) of Plat of Antoine Beaubien Farm. Parcel J Lots 1 and 2, except for that portion taken for Walter P. Chrysler Expressway, also all of Lots 3, 4 and 5, north side of Mullett St. between St. Antoine and Hastings St. of Plat of C. Moran Farm. (Parcel K) Lots 1, 2, 3, 4, 5, 6 and 7, south of Mullett St. and Lots 1, 2, 3, 4, 5, 6 and 7, north of Clinton St., and all of the vacated public alley, 20 feet wide, contiguous to said Lots 1 through 5 and part of Lot 6 of Subdivision of Part of C. Moran Farm, also Lots 1, 2 3 and 4 of the north side of Clinton St. and Lots 1, 2 and 3 on the south side of Mullett St. of Antoine Beaubien Farm and also part of said Antoine Beaubien Farm bounded on the north by Mullett St., west by St. Antoine St., South by Lot 4 and east by Lot 3, South of Mullett St. and Lot 3 north of Clinton St.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

(city parcel) Gratiot Ave. and St. Antoine St. - Real Property tax parcel nos. 000245-6, Ward 03, 000261-9, ward 03 (part of), 000270-5, ward 03, 000276, ward 03, 000277, ward 03. Parcel K-10 Lots 5 and 6, part of Lot 4, Lots 7 through 11, both inclusive, except that part taken for Gratiot Ave, as widened, Lot 3 and said Lot 11, except that part taken for Chrysler Freeway as opened, that part of vacated public alleys, 16 feet wide, all being northerly of and adjoining to Madison Ave., also all of Lots 3 through 7, both inclusive, and that part of Lot 2 not taken for Chrysler Freeway as opened, all southerly of and adjoining Madison Ave., also Lots 6 and 7, except a triangular portion, all northerly of and adjoining Mullett St., 50 feet wide, and that part of Madison Ave., 50 feet wide, between the west line of P.C. 5 and the Chrysler Freeway, all of the above contained within the Plat of the Front of Charles Moran Farm, also part of lot 1, being a portion of vacated Madison Ave within the Plat of Antoine Beaubien Farm.

(corrado parcel) 570 Monroe Ave. – Real Property tax parcel no. 000189, ward 03. (Parcel K-11) Parts of Lots 16, 17 and 18 on the west side of St. Antoine St. between Lafayette St. and Krogen St., or Monroe St. on the Antoine-Beaubien Farm and including the north 10 feet of the vacated alley at the rear of Lot 16

(Lavdas parcel) 566 Monroe Ave. – Real Property tax parcel no. 000190-01, ward 3 (Parcel K-12) Lot 7 including 10 feet of the vacated public alley at rear thereof of Antoine Beaubien Farm.

(St. Mary’s parcel) 1041 St. Antoine St. – Real Property tax parcel no. 003403-6, ward 03. Lot 18, except the west 30 feet thereof, also the east 88 feet of Lot 17, except the north 0.88 feet of the east 18 feet of the west 30 feet, also the east 8 feet of the north 9.12 feet of Lot 16, also the east 75 feet of the south 35 feet of Lot 16 and the north 10 feet of adjacent vacant alley west of St. Antoine of Plat of Antoine Beaubien Farm.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

	Instrument No. 207177633, Liber 46207 Page 1413	04/18/07	Merrill Lynch Capital Corporation, as Administrative Agent	UCC Amendment - restated collateral description for Instrument No. 206057708, Liber 44031 Page 309

	FILE NO. 206540352, Liber 45588 Page 431	11/16/06	Merrill Lynch Capital Corporation, as Administrative Agent

Real Property Commonly Known Address: 666 Macomb Street, Detroit, MI, Tax Parcel No. 000204-19 Ward 03, Parcel K-14, (Parcel 1) Lots 1 through 4 of the Plat of the A. Beaubien Farm, 1846.

Real Property Commonly Known Address: 1211 Chrysler, Detroit, MI, Tax Parcel No. 000220-8 Ward 03, Parcel K-14, (Parcel 2) Lot 1 and part of Lot 2 in the Plat of the Front of C. Moran’s Farm.

	FILE NO. 206540352, LIBER 45588, PAGE 431as	04/18/07	Merrill Lynch Capital Corporation, as Administrative	(premises) 666 Macomb St. - Real Property tax parcel no. 000204-19, ward 03. Parcel K-14, (Parcel 1) Lots 1 through 4 lying north of Monroe Ave, 50 feet wide, and all of

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

	restated under file no. 207177635, Liber 46207, Page 1440		Agent

Lots 1 through 4 lying south of Macomb St. of Plat of the A. Beaubien Farm, also all of Lots 3 through 7 and part of Lot 2 lying north of Monroe Ave, 50 feet wide and all of Lots 3 through 7, and part of Lot 2, lying south of Macomb St., 50 feet wide, of Plat of the Front of C. Moran’s Farm, also all that part of vacated 20 foot east-west public alley abutting the aforementioned lots and parts of lots within bounds of the parcel.
(premises) 1211 Chrysler – Real Property tax parcel no. 000220-8, ward 3. Parcel 2 Lot 1 and part of Lot 2 lying north of Monroe Ave, 50 feet wide, a of the Plat of the Front of C. Moran’s Farm, also all that part of the vacated 20 foot wide east-west public alley abutting the aforementioned lots and parts of lots within the bounds of the parcel.

MI-Dept. of State	D701305	10/5/00	Ameritech Credit Corporation	Lease of all telecommunication and data equipment under Equipment/Lease Number 2192600-001 MI 12746

	D786048	06/14/01	Ameritech Credit Corporation	UCC Amendment - restated collateral for Lease under Schedule No. 001-2192600-001. (related UCC No. D701305)

	2005131575-7	07/22/05	Ameritech Credit Corporation	UCC Continuation (related UCC No. D701305)

Not on summary	D895826	04/11/02	WMS Gaming, Inc.	lease of 12 WMS Gaming, Inc machines serial #s W1048449-W1048451-W1048452-W1048456- W1048471-W1048473-W1048482-W1048486-W1048193-W1048496-W1066367-W1066368

	2005144557-4	08/15/05	Atronic Americas LLC	19 Atronic slot machines serial #s 11030294-11030305, 11030217-11030223

	2005209455-6	12/6/05	Merrill Lynch Capital	All personal property, products and proceeds

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

Corporation

	2006172661-1	10/12/06	IOS Capital

Lease of all equipment in connection with that certain Master Agreement/Lease # CUSTOMER:
984147 RIAF1515 MF
K2159602681 RIAF3245C
K5160600968 RIAF3245C
K5160600997 RIAF3235C
K5060600248 RIAF3260C
K5960700170 RIAF3045
K9465601366 RIAF3035
K9365201531 RIAF3035
K9365201446 RIAF3035
K9365201757 RIAF3035
K9365201485 RIAF3035
K9365602827 RIMP6500
L7865600119 RIMP5500
L7765600202L RIAF3025
K8565501814 RIAF3025
K856500131 RIAF3025
K8565600123

	2006203020-1	12/07/06	IOS Capital	Lease of all equipment in connection with that certain Master Agreement/Lease # CUSTOMER: 984147 RIAF3025 K8565702219

	2008189501-6	12/15/08	Atronic Americas	Equipment – 10 Atronic and Sielo Slot Machines, Atronic invoice #93221531

	2008198217-4	12/31/08	Bally Technologies, Inc.	Bally machines, equipment furniture and fixtures – serial nos. V081122329 – V081122340 inclusive

	2008198218-6	12/31/08	Bally Technologies

Bally machines, equipment furniture and fixtures – serial nos.V081113057 thru V081113076; V081122360 thru V081122361; V081113078 thru V081113080; V081113082 thru V081113083; V081113085; V081122363 thru V081122382

	2008198219-8	12/31/08	Bally Technologies, Inc.	Bally machines, equipment furniture and fixtures – serial nos. V081122323 thru V081122328; V081122341 thru V081122359; V081122362; V081113077; V081113081; V081113086 thru

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

V081113116

	2009081805-3	06/01/09	IGT	Equipment – coin slot machines, $.01 to $1.00.

D.	Debtor: Trappers GC Partner, LLC

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

MI-Wayne County Register of Deeds	Instrument No. 206057730, Liber 44031, Page 329	12/8/05	Merrill Lynch Capital Corporation, as Administrative Agent

Real Property Tax Parcel No. 000192 Ward 03 and part of Tax Parcel Nos. 000190-1 Ward 03 and 003403-6 Ward 03 (as to Easement Parcel only) Parcel K-2, Lots 127, 128, 129 and 130 of the Plat of the Lambert Beaubien Farm, (Parcel C) K-1 and K-2

	Instrument No. 207177634, Liber 46207, Page 1433	04/18/07	Merrill Lynch Capital Corporation, as Administrative Agent	UCC Amendment - restated collateral description for Instrument No. 206057730, Liber 44031, Page 329

MI-Dept. of State	2005209457-0	12/6/05	Merrill Lynch Capital Corporation	All personal property

E.	Debtor: Contract Builders Corporation

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

MI-Wayne County Register of Deeds	Instrument No. 206057737, Liber 44031, Page 343	12/8/05	Merrill Lynch Capital Corporation, as Administrative Agent	Real Property Tax Parcel No. 00154-5 Ward 01, Parcel K-7, Lots 1, 2, and 3, EXCEPT the West 8 feet of Lot 3, Block 6, Plat of Brush Farm

MI-Dept. of State	2005209454-4	12/6/05	Merrill Lynch Capital Corporation	All personal property

F.	Debtor: Realty Equity Company, Inc.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

MI-Wayne County Register of Deeds	Instrument No. 206057733, Liber 44031, Page 336	12/8/05	Merrill Lynch Capital Corporation, as Administrative Agent	Real Property Tax Parcel No. 000153 Ward 01, Parcel K-8, Lot 118, Plat of Lambert Beaubien Farm

MI-Dept. of State	2005209453-2	12/6/05	Merrill Lynch Capital Corporation	All personal property

G.	Construction Liens

	1.	Debtor: Greektown Casino, L.L.C.

JURISDICTION	FILE NO.	FILING DATE	SECURED PARTY/ PLAINTIFF	COLLATERAL

Wayne County Register of Deeds	209312718 – liber 48114 page 412	9/11/09	Jenkins Skanska Venture LLC	Claim of Lien – $0

	209285975 – liber 48065 page 334	8/7/09	Jenkins Skanska Venture	Claim of Lien – $627,696.82

	209269385 – liber 48032 page 177	7/21/09	Jenkins Skanska Venture	Claim of Lien – $649,639.24

	209498863 – liber 47916 page 202	5/18/09	Jenkins Skanska Venture	Claim of Lien – $232,557,250.60

	209179600 – liber 47875 page 1074	4/23/09	Heights Heating & Cooling Inc.	Claim of Lien – $37,440.79

	209059781 – liber 47749 page 1103	3/9/09	Jenkins Skanska Venture	Claim of Lien – $9,641,382.11

	209032934 – liber 47703	2/9/09	LaBelle Electric Services Inc.	Claim of Lien – $369,756.47

209004736 – liber 47652 page 956	1/7/09	Jenkins Skanska Venture	Claim of Lien – $12,814,643.25

209002482 – liber 47648 page 670	1/5/09	LaBelle Electric Services Inc.	Claim of Lien – $57,457.64

209249330 – liber 47990 page 619	6/24/09	Jenkins Skanska Venture LLC	Claim of Lien – $3,844,943.60

209238866 – liber 47975 page 802	6/16/09	Chezcore Inc.	Claim of Lien – $110,055.25

2099193205 – liber 47904 page 985	5/11/09	Heights Heating & Cooling Inc.	Claim of Lien – $27,923.14

209192790 – liber 47903 page 985	5/11/09	LaBelle Electric Services Inc.	Claim of Lien – $2,237.50

209067535 – liber 47765 page 539	3/20/09	Lymtal International, Inc.	Claim of Lien – $89,308.54

209066841 – liber 47763 page 661	3/19/09	Cannon Electric Co.	Claim of Lien – $16,530.00

209036959 – liber 47712 page 1397	2/13/09	Wyandotte Electric Supply Company Inc.	Claim of Lien – 15,387.08

209033801 – liber 47705 page 1430	2/10/09	Jenkins Skanska Venture LLC	Claim of Lien – $12,663,223.86

209016301 – liber 47674 page 1403	1/22/09	Carboline Co.	Claim of Lien – $107,067.96

209011478 – liber 47665 page 395	1/14/09	LaBelle Electric Services Inc.	Claim of Lien – $67,032.72

H.	Gaming Equipment

•

The lien (first priority purchase money security interest) created by the Financing and Security Agreement by and between IGT and the Operating Company, dated April 27, 2009, for the financing of 280 IGT gaming devices.

•

The lien (purchase money security interest) created by the Master Sales Agreement, effective as of August 11, 2008, and the Sale of Equipment Order, dated September 22, 2008, each by and between Atronic Americas LLC and the Operating Company for the financing of 20 Atronic Americas LLC gaming devices.

•

Pursuant to the Linked/License Gaming Rental Agreement, effective as of August 28, 2006, between Atronic Americas, LLC and the Operating Company, Atronic Americas, LLC has been granted a security interest in the revenues generated from each “Device” (as defined therein) provided by Atronic Americas, LLC thereunder.

I.	Other:

	1.	Those encumbrances and exceptions to title listed on Schedules B to the following policies for title insurance issued by Commonwealth Land Title Insurance Company:

		•	Case No. L-099115A; File No. 07-101549, dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

		•	Case No. N-099115A; File No. 07-101549, dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

		•	Case No. N-099115(G)(ii); File No. 07-101549, dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

		•	Case No. N-099115(G)(i); File No. 07-101549, dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

2.

As to the property located at 570 and 574 Monroe Street, Detroit, Michigan, those encumbrances and exceptions to title listed on Schedule B to the policy for title insurance issued by Commonwealth Land Title Insurance Company (Case No. N-101149; File No. 07-101549), dated April 11, 2007, as updated as of the closing date and/or the applicable date of recording.

3.

As to the property located at 1041 St. Antoine Street, Detroit, Michigan, those encumbrances and exceptions to title listed on Schedule B to the policy for title insurance issued by Commonwealth Land Title Insurance Company (Case No. N-101151; File No. 07-101549), dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

4.

As to the property located at 660 Macomb Street, Detroit, Michigan and 1211 Chrysler Drive, Detroit Michigan, those encumbrances and exceptions to title listed on Schedule B to the policy for title insurance issued by Commonwealth Land Title Insurance Company (Case No. N-100227; File No. 07-101549), dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

5.

As to the property located at 562-566 Monroe Street, Detroit, Michigan, those encumbrances and exceptions to title listed on Schedule B to the policy for title insurance issued by Commonwealth Land Title Insurance Company (Case No. N-101150; File No. 07-101549), dated April 11, 2007, as updated as of the date of closing and/or the applicable date of recording.

6.

Wraparound Mortgage executed by TGCP, a Michigan limited liability company, to Trappers Alley Limited Partnership, a Michigan limited partnership, dated April 30, 2001 and recorded May 18, 2001 in Liber 33783, Page 22, which has been assigned to the Operating Company by a certain Collateral Assignment of Not and Wraparound Mortgage dated April 30, 2001 and recorded May 18, 2001 in Liber 33783, Page 31.

XXVII.		Item 8.2.8: Existing Operating Leases

The Operating Company is a party to the following Operating Leases:

	•	Linked/License Gaming Rental Agreement, effective as of August 28, 2006, by and between Atronic Americas, LLC and the Operating Company.

	•	Games Agreement, dated August 20, 2009, between Bally Gaming, Inc. and the Operating Company.

	•	Rental/Participation Agreement, effective as of April 18, 2008, by and between Bally Gaming, Inc. dba Bally Technologies and the Operating Company.

	•	Rental/Participation Agreement, effective as of June 6, 2007, by and between Bally Gaming, Inc. dba Bally Technologies and the Operating Company (for 6 C9000 CineVision GameMakers).

•

Rental/Participation Agreement, effective as of June 6, 2007, by and between Bally Gaming, Inc. dba Bally Technologies and the Operating Company (for equipment including S9000E Pair ‘Em Ups, S9000E Tournament Progressives, and C9000 Pongs).

	•	Rental/Participation Agreement, effective as of November 22, 2006, by and between Bally Gaming, Inc. dba Bally Technologies and the Operating Company.

	•	Lease Agreement, effective as of February 2, 2006, by and between Bally Gaming, Inc., and the Operating Company.

	•	Lease Agreement, effective as of October 13, 2005, by and between Bally Gaming, Inc. and the Operating Company.

	•	Lease Agreement, effective as of May 25, 2005, by and between Bally Gaming, Inc. and the Operating Company.

	•	License Agreement, dated July 14, 2003, by and between Hop Bet, Inc. and the Operating Company.

	•	Blackjack Switch License (including Contract Addendum thereto dated February 24, 2009), between Midwest Game Supply Company and the Operating Company.

	•	License and Lease Agreement, dated December 3, 2009, between Shuffle Master, Inc. and the Operating Company.

•	License and Lease Agreement, dated October 23, 2008, between Shuffle Master, Inc. and the Operating Company.

•	License and Lease Agreement, dated October 7, 2008, between Shuffle Master, Inc. and the Operating Company.

•	License and Lease Agreement, dated September 17, 2008, between Shuffle Master, Inc. and the Operating Company.

•	License and Lease Agreement, dated February 8, 2008, between Shuffle Master, Inc. and the Operating Company.

•	License and Lease Agreement, dated February 23, 2007, between Shuffle Master, Inc. and the Operating Company.

•	Sales and Lease Agreement, dated April 8, 2005, between Shuffle Master, Inc. and the Operating Company.

•	Sales and Lease Agreement, dated January 11, 2005, between Shuffle Master, Inc. and the Operating Company.

•	Sales and Lease Agreement, dated August 30, 2004, between Shuffle Master, Inc. and the Operating Company.

•	License Agreement, dated October 1, 2009, between TCS John Huxley America, Inc. and the Operating Company.

•	Sales and Lease Agreement, dated September 24, 2009, between TCS John Huxley America, Inc. and the Operating Company.

•	Sales/Lease Agreement, dated August 30, 2009, between TCS John Huxley America, Inc. and the Operating Company.

•	Licensing Agreement, dated April 25, 2009, between TCS John Huxley America, Inc. and the Operating Company.

•	Equipment Lease Agreement, dated April 15, 2009, between TCS John Huxley America, Inc. and the Operating Company.

•	License/Maintenance Agreement, dated May 13, 2008, by and between Tech Art Manufacturing, Inc. and the Operating Company.

•	Participation/Lease Order, dated July 6, 2009, between WMS Gaming, Inc. and the Operating Company.

•	Participation/Lease Order, dated October 30, 2007, between WMS Gaming Inc. and the Operating Company.

•	Lease Agreement, dated October 29, 2004, between WMS Gaming Inc. and the Operating Company.

•

Multi-Game Lease and License Agreement, dated May 30, 2002, between AC Coin & Slot Service Company, Inc. and the Operating Company, including Addendum dated June 22, 2004, Addendum dated December 11, 2008, and multiple Addendums dated April 2, 2009 for various games.

•

IGT Proposal, dated October 16, 2006, executed by International Game Technology and the Operating Company, including Order Nos. 6190, 73084, 149763, 160224, 179873, 230996, 236295, 242868, 310871, 321333, 332671, 324385, 368387, 379506, 394591, 430826, 433225, and 431641, PO ID 18427, and Purchase Request dated April 15, 2008.

•	License and Lease Agreement, dated March 9, 2005, between IGT and the Operating Company.

•	License and Lease Agreement, dated December 21, 2004, between IGT and the Operating Company.

•	License and Lease Agreement, dated November 8, 2004, between IGT and the Operating Company.

•	License and Lease Agreements, dated May 15, 2003, between IGT and the Operating Company.

•	License and Lease Agreement, dated January 23, 2003, between IGT and the Operating Company.

•	Multi-Hand Poker Intellectual Property License Agreement, dated June 5, 2002, between IGT and the Operating Company.

•	Playing Card Sale Contract, dated February 11, 2008, between Gemaco, Inc. and the Operating Company.

XXVIII.		Item 8.2.14: Transactions with Affiliates

Exceptions to Section 8.2.14:

•

Randall Fine is the Chief Executive Officer of the Operating Company and is also an equity holder in The Fine Point Group. The Fine Point Group is a party to that certain Consulting Agreement with the Operating Company dated as of December 31, 2008.

XXIX.		Item 9.1.10: Impairment of DIP Collateral, etc.

	•	The construction liens set forth in Item 8.2.3(G) of this Schedule I are incorporated into this Item 9.1.10 by reference.

SCHEDULE II

PREPETITION RATE PROTECTION AGREEMENTS

•

Interest Rate Swap Transaction entered into between Wells Fargo Bank, N.A. (“Party A”) and Greektown Holdings, L.L.C. (“Party B”) with a Trade Date of August 3, 2007 for a notional amount of $70,000,000 (Trade ID 201479) made pursuant to the ISDA Master Agreement, dated as of December 29, 2005, between Party A and Party B (the “Master Agreement”) and the Schedule to the ISDA Master Agreement, dated as of December 29, 2005, between Party A and Party B, that modifies and forms a part of the Master Agreement.

•	Rate Protection Agreements (as defined in the Prepetition Credit Agreement) held by Wachovia Capital Markets, LLC, or its Affiliate, pursuant to the Prepetition Credit Agreement.

Exhibit A

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

In re: Case No. 08-53104

GREEKTOWN HOLDINGS, L.L.C., et al1	In Proceedings Under Chapter 11 Jointly
Debtors	Administered

/	Hon. Walter Shapero

ORDER (I) AUTHORIZING POST-PETITION SECURED AND SUPER-PRIORITY FINANCING PURSUANT TO SECTIONS 105, 361, 362, 364(C)(1), 364(C)(2), 364(C)(3), 364(D)(1), 364(E) AND 503(B) OF THE BANKRUPTCY CODE; (II) AUTHORIZING DEBTORS TO PAY IN FULL ALL OUTSTANDING AMOUNTS UNDER ORIGINAL DIP FINANCING AND OBTAIN ADDITIONAL LOAN COMMITMENTS; (III) AUTHORIZING THE DEBTORS TO USE CASH COLLATERAL; (IV) PROVIDING ADEQUATE PROTECTION TO THE PRE-PETITION SECURED PARTIES PURSUANT TO SECTIONS 361, 362, 363 AND 364 OF THE BANKRUPTCY CODE; AND (V) MODIFYING THE AUTOMATIC STAY PURSUANT TO SECTION 362(D) OF THE BANKRUPTCY CODE

Upon the motion (the “Motion”), dated December 5, 2009 (Docket No. 1900), of Greektown Holdings, L.L.C. (“Greektown Holdings”), Greektown Holdings II, Inc. (“Greektown Holdings II” and, together with Greektown Holdings and any permitted assignee under Section 13.10(a) of the DIP Credit Agreement (as defined below), the “Borrowers”) and their affiliated debtors Greektown Casino, L.L.C. (“Greektown Casino”), Contract Builders Corporation (“Contract Builders”), Realty Equity Company, Inc. (“Realty Equity”) and Trappers GC Partner, LLC (“TGCP” and, together with Greektown Casino, Contract Builders

1 The Debtors’ bankruptcy cases that are jointly administered are Greektown Holdings, L.L.C. Case No. 08-53104, Greektown Casino, L.L.C., Case No. 08-53106; Kewadin Greektown Casino, L.L.C., Case No. 08-53105; Monroe Partners, L.L.C., 08-53107; Greektown Holdings II, Inc., Case No. 08-53108; Contract Builders

and Realty Equity, collectively, the “Guarantors”, and each, individually, a “Guarantor”; the Guarantors, the Borrowers, Kewadin Greektown Casino, L.L.C. (“Kewadin”) and Monroe Partners L.L.C. (“Monroe”), collectively, the “Debtors”) seeking entry of this Order:

(a) authorizing the Borrowers to obtain additional post-petition financing pursuant to sections 363 and 364 of title 11 of the United States Code (the “Bankruptcy Code”), and authorizing the Guarantors to guarantee the Borrowers’ obligations in connection therewith, in an aggregate principal amount of $210,000,000, consisting of, on a super-priority and priming basis, (x) a Term A Loan in the amount of $190,000,000 (the “Term A Loan”), to be used to repay in full the Original DIP Loans, including, the Original DIP Outstanding Amount (as defined below), and to satisfy, release and discharge all Original DIP Obligations (as defined below) in accordance with the Original DIP Loan Documents (as defined below) and to repay amounts to reimburse reasonable fees and expenses in accordance with the Budget (as defined below) and the DIP Credit Agreement; and (y) a delayed draw loan in the aggregate amount of $20,000,000 (the “Delayed Draw Loan”, together with the Term A Loan, collectively, the “DIP Loans”) for making capital contributions to Greektown Casino, which Greektown Casino shall use for operating costs and to repay amounts to reimburse reasonable fees and expenses, in each case in accordance with the Budget, pursuant to the Secured Superpriority Debtor-In-Possession Credit Agreement by and among the Borrowers, the Guarantors, the various financial institutions party thereto from time to time as “Lenders” thereunder (collectively, the “DIP Lenders”) and Jefferies Finance LLC, as post-petition administrative agent (in such capacity, the “Post-Petition Agent”), and Goldman Sachs Lending Partners LLC, as post-petition syndication agent (in such capacity the “Post-Petition Syndication Agent” and

Corporation, Case No. 08-53110; Realty Equity Company Inc., Case No. 08-53112; and Trappers GC Partner, LLC,

together with the Post-Petition Agent the “DIP Agents”) (as such agreement may be amended, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”, together with all other documents, agreements or instruments in connection therewith or related thereto, including this Order and all other agreements, documents notes or instruments related to the DIP Loans, as any may be amended, restated or otherwise modified from time to time, and including all exhibits, schedules and all other related documents, the “DIP Loan Documents”);

(b) granting priming liens and super-priority claims to, on behalf of and for the benefit of the DIP Agents and the DIP Lenders in all DIP Collateral (as defined below) in accordance with the DIP Loan Documents to secure any and all of the Post-Petition Obligations (as defined below);

(c) granting adequate protection to Merrill Lynch Capital Corporation, as Administrative Agent (together with its successors and assigns, in such capacity, the “Pre-Petition Agent”), and the lenders (the “Pre-Petition Lenders”; the Pre-Petition Agent and the Pre-Petition Lenders, all solely in such capacity and not in any other capacity, the “Pre-Petition Secured Parties”) from time to time parties to:

(i) that certain Credit Agreement, dated as of December 2, 2005, as amended by that certain First Amendment to Credit Agreement, dated as of April 13, 2007, among the Borrowers, the Pre-Petition Agent, Merrill Lynch, Pierce, Fenner and Smith Incorporated, as the sole lead arranger, sole book runner and syndication agent; and as further amended by the Limited Duration Waiver, among Greektown Holdings, Greektown Holdings II, the Guarantors, the Pre-Petition Lenders and the Pre-Petition Agent, dated March 28, 2008 (all as

Case No. 08-53111.

amended, restated or otherwise modified from time to time, and including all exhibits, schedules and all other related documents, the “Pre-Petition Credit Agreement”), whose liens, mortgages and security interests are being primed by the DIP Credit Agreement;

          (ii) that certain Consolidated, Amended and Restated Mortgage, dated as of April 13, 2007, and amended by that certain Amendment to Mortgage, dated May 22, 2007, made by and among Greektown Casino and TGCP, as Mortgagors, in favor of the Pre-Petition Agent, as Mortgagee;

          (iii) that certain Mortgage, dated November 9, 2006, and amended by that certain Amendment to Mortgage, dated April 13, 2007, made by and between Greektown Casino, as Mortgagor, and the Pre-Petition Agent, as Mortgagee;

(iv) that certain Mortgage, dated December 2, 2005, and amended by that certain Amendment to Mortgage, dated April 13, 2007, made by and between Contract Builders, as Mortgagor, and the Pre-Petition Agent, as Mortgagee;

(v) that certain Mortgage, dated December 2, 2005, and amended by that certain Amendment to Mortgage, dated April 13, 2007, made by and between Realty Equity, as Mortgagor, and the Pre-Petition Agent, as Mortgagee;

(vi) that certain Security Agreement, dated as of December 2, 2005, by and among Greektown Holdings, Greektown Holdings II, Greektown Casino, Contract Builders, Realty Equity, TGCP, each as a Grantor, and the Pre-Petition Agent;

(vii) that certain Trademark Security Agreement, dated as of December 2, 2005, by and among Greektown Holdings, Greektown Holdings 11, Greektown Casino, Contract Builders, Realty Equity, TGCP, each as a Grantor, and the Pre-Petition Agent;

(viii) that certain Pledge Agreement, dated as of December 2, 2005, by Greektown Holdings in favor of the Pre-Petition Agent;

(ix) that certain Pledge Agreement, dated as of December 2, 2005, by Greektown Casino in favor of the Pre-Petition Agent;

(x) that certain Collateral Assignment of Mortgage and Security Agreement, dated as of December 2, 2005, between Greektown Casino and the Pre-Petition Agent;

(xi) that certain Amendment, Ratification and Reaffirmation Agreement, dated April 11, 2007, by and among Greektown Holdings, Greektown Holdings 11, Greektown Casino, Contract Builders, Realty Equity, TGCP, each as a Grantor, and the Pre-Petition Agent;

          (xii) the security agreements, mortgages, pledge agreements, collateral assignments listed in clauses (ii) through (xi) above and any other agreement which grants any Pre-Petition Secured Party a lien, mortgage, security interest or similar interest in any asset or interest in property of any Debtor, the “Pre-Petition Security Agreements”; the Pre-Petition Security Agreements together with the Pre-Petition Credit Agreement and all other documents, agreements or instruments, including but not limited to any hedge, swap or derivative agreements, in connection therewith or related thereto, the “Pre-Petition Loan Documents”; any and all liens created under any Pre-Petition Security Agreement or other Pre-Petition Loan Document, collectively, the “Pre-Petition Liens”; any and all collateral posted, transferred, perfected, assigned, pledged or attached under any Pre-Petition Security Agreement or other Pre-Petition Loan Document, collectively, the “Pre-Petition Collateral”; any Pre-Petition Collateral also constituting cash collateral under section 363(a) of the Bankruptcy Code and, together with all cash and other cash collateral within the meaning of section 363(a) of the Bankruptcy Code that, since the Petition Date, became or becomes cash collateral during the Chapter 11 Cases (as defined below), “Cash Collateral”; all obligations, loans, financial accommodations and other amounts owing under, or in connection with, the Pre-Petition Loan Documents are hereinafter referred to as the “Pre-Petition Obligations”.

(d) authorizing the Debtors to continue to use Cash Collateral in which the Pre-Petition Secured Parties have an interest, and granting adequate protection to the Pre-Petition Secured Parties with respect to the post-petition diminution in the value of the Pre-Petition Collateral and Cash Collateral;

(e) modifying the automatic stay, under section 362 of the Bankruptcy Code, to permit, upon an Event of Default (as defined in the DIP Loan Documents), the Post-Petition Agent to accelerate the repayment of amounts due, terminate all commitments under the DIP Credit Agreement and take such other action as may be permitted under the DIP Loan Documents; and

(f) authorizing the Borrower to repay in full the Original DIP Outstanding Amount, and authorizing the satisfaction, release and discharge of all the Borrowers’ Original Post-Petition Obligations (as defined below) in accordance with the Original DIP Loan Documents (as defined below).

The Court having considered the Motion and the exhibits attached thereto, including the DIP Loan Documents, and the hearing on the Motion having been held on December 23, 2009 at 1:00 p.m. (the “DIP Hearing”) to consider approval of the Motion, and based upon all of the pleadings filed with the Court and all of the proceedings held before the Court and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS, DETERMINES, ORDERS AND ADJUDGES: 2

1. Bankruptcy Petition. On May 29, 2008 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (as further described in footnote #1, the “Chapter 11 Cases”). Each Debtor is continuing in the management and possession of its business and properties as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No request has been made for the appointment of a trustee or examiner in the Chapter 11 Cases. On June 6, 2008, the United States Trustee appointed a Committee of Unsecured Creditors (the “Committee”) [docket entry # 88]. The Committee has retained legal and financial advisors.

2. Jurisdiction. Consideration of this Motion constitutes a “core proceeding” as defined in 28 U.S.C. §§ 157(b)(2). This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

          3. Original Post-Petition Financing.

(i) Subsequent to the Petition Date, this Court entered the following orders authorizing, among other things, the Borrowers and the Guarantors to obtain certain post-petition financing:

(a) Interim Order (I) Authorizing Post-Petition Secured Financing Pursuant to Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 503(b) of the Bankruptcy Code; (II) Authorizing the Debtors to Use Cash Collateral; (III) Providing Adequate Protection to the Pre-Petition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code; (IV)

[2]
To the extent any findings of fact constitute conclusions of law they are adopted

Modifying the Automatic Stay Pursuant to Section 362(d) of the Bankruptcy Code; and (V) Scheduling a Final Hearing [docket entry #75] (the “Original Interim Order”);

(b) Final Order (I) Authorizing Post-Petition Secured Financing Pursuant to Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 503(b) of the Bankruptcy Code; (II) Authorizing the Debtors to Use Cash Collateral; (III) Providing Adequate Protection to the Pre-Petition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code; and

(IV) Modifying the Automatic Stay Pursuant to Section 362(d) of the Bankruptcy Code [docket entry # 175] (the “Original Final Order);

(c) Interim Amended Final Order (I) Authorizing Post-Petition Secured Financing Pursuant to Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) and 503(b) of the Bankruptcy Code; (II) Authorizing the Debtors to Use Cash Collateral; (III) Providing Adequate Protection to the Pre-Petition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code; (IV) Modifying the Automatic Stay Pursuant to Section 362(d) of the Bankruptcy Code; and (V) Scheduling a Final Hearing [docket entry #833] (the “Original Interim Additional DIP Order”); and

(d) Final Amended Order (I) Authorizing Post-Petition Secured And Super-Priority Financing Pursuant To Sections 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e) And 503(b) of the Bankruptcy Code; (II) as such, and vice versa, pursuant to Bankruptcy Rule 7052.

Authorizing the Debtors to Use Cash Collateral; (III) Providing Adequate Protection to the Pre-Petition Secured Parties Pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code; and (IV) Modifying the Automatic Stay Pursuant to Section 362(d) of the Bankruptcy Code [docket entry # 892 (the “Original Final Amended Order”, together with the Original Interim Order, the Original Final Order and the Original Interim Additional DIP Order, collectively, the “Original DIP Orders”).

(ii) The Original DIP Orders approved and authorized, among other things, the execution by the Borrowers and Guarantors, various financial institutions (the “Original DIP Lenders”), Merrill Lynch Capital Corporation, as the Administrative Agent (the “Original DIP Agent”), Wachovia Bank, National Association, as the Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Lead Arranger, Merrill Lynch Capital Corporation, as a Co-Manager, and Wells Fargo Foothill, Inc., as a Co-Manager, of the Amended and Restated Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of February 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Original DIP Credit Agreement”, together with all other documents, agreements or instruments in connection therewith or related thereto, and all other agreements, documents, notes or instruments related to the Original DIP Loans (as defined below), as any may have been amended, restated or otherwise modified from time to time, and including the Original DIP Orders and all exhibits, schedules and all other related documents, the “Original DIP Loan Documents”), which consisted of (w) a Tranche A delayed-draw term loan in the amount of $135,000,000, for construction in accordance with the Construction Component of the Budget (as defined in the Original DIP Credit Agreement) (the “Original Tranche A Loan”); (x) a Tranche B revolving loan in the amount of $15,000,000, including a letter of credit sub-facility in the amount of $1,000,000, for construction or operating costs in accordance with the Original DIP Loan Documents (the “Original Tranche B Loan”; together with the Original Tranche A Loan, the “Initial DIP Loans”); (y) a Tranche A-1 delayed draw term loan in the aggregate amount of $26,000,000 (the “Original Tranche A-1 Loan”) for costs of construction in accordance with the Original DIP Loan Documents; and (z) a Tranche B-1 delayed draw term loan in the aggregate amount of $20,000,000 (the “Original Tranche B-1 Loan”; together with the Original Tranche A-1 Loan, the “Original Additional DIP Loans”; the Initial DIP Loans and the Original Additional DIP Loans, the “Original DIP Loans”). As of the date hereof, the Original DIP Loans, plus accrued but unpaid interest thereon and exit fees provided for in the Original DIP Credit Agreement which have been agreed and settled upon in the amount of $750,000, are outstanding in the aggregate amount of $189,522,657.45 (the “December 28, 2009 Payoff Amount”) if payment is received by the Original DIP Agent by 11 a.m. Eastern Standard Time on December 28, 2009; provided, that for each day following such date, the December 28, 2009 Payoff Amount shall increase by the per diem amount of $83,819.11 (the “Per Diem Amount”) in accordance with the payoff letter among the Borrowers and the Original DIP Agent (the December 28, 2009 Payoff Amount, as increased by the Per Diem Amount, if applicable, the “Original DIP Outstanding Amount”).

(iii) In connection with the Original DIP Credit Agreement and the Original DIP Loans, as collateral securing the full payment, satisfaction and performance of the Original DIP Obligations (as defined below) by the Borrowers and the Guarantors, the Original DIP Agent, on behalf of the Original DIP Lenders was granted (A) as of the date of the entry of the Original Interim Order; and (B) with respect to the Original Additional DIP Loans, mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents the following security interest and other liens (collectively, the “Original DIP Liens”):

(a) Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected, first priority, senior security interest in and lien upon all pre-petition and post-petition property of the Debtors, whether existing on the Petition Date or thereafter acquired, to the extent such property was not subject to any valid, perfected, non-avoidable and enforceable lien in existence as of the Petition Date or any valid lien in existence as of the Petition Date that was perfected subsequent to such date to the extent permitted by section 546(b) of the Bankruptcy Code, including without limitation, all cash of the Debtors and any investment of such cash, inventory, accounts receivable, other rights to payment whether arising before, on or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds of all the foregoing.

(b) Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected, junior security interest in and lien upon all pre-petition and post-petition property of the Debtors, whether then existing or thereafter acquired, that was subject to valid, perfected non-avoidable and enforceable liens, if any, in existence as of the Petition Date (other than the Pre-Petition Liens), which security interests and liens in favor of the Original DIP

Agent were immediately junior to such valid, perfected and unavoidable liens, if any, including, without limitation, in all cash and cash collateral of the Debtors and any investment of such cash and cash collateral, inventory, any accounts receivable, other right to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds of all the foregoing.

(c) Pursuant to section 364(d) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected, first priority, senior security interest in and lien upon all Pre-Petition Collateral which was senior solely to the Pre-Petition Liens and any claims of the Pre-Petition Secured Parties.

(iv) Consistent with the terms of this Order, all obligations owed or at any time owing to the Original DIP Agent and/or any of the Original DIP Lenders under or in connection with the Original DIP Loan Documents, including, without limitation all post-petition obligations, loans, advances, letters of credit and other indebtedness, obligations, and amounts (contingent or otherwise), including fees, expenses (including any attorneys’, accountants’, appraisers’, consultants’ and financial advisors’ fees that are chargeable or reimburseable under the Original DIP Loan Documents), charges and any and all other obligations incurred in connection with, and as provided in the Original DIP Loan Documents, are defined and referred to herein as the “Original DIP Obligations”. Upon the Effective Date, a portion of the proceeds of the DIP Credit Agreement shall be used to repay, in full, in cash, the Original DIP Obligations, and all such obligations, including all liens granted in connection therewith, shall be repaid, satisfied, released and discharged in full in accordance with the Original DIP Loan Documents on the Effective Date; provided, however, that all outstanding reasonable professional fees owed to the Original DIP Agent under or in connection with the Original DIP Loan Documents shall be paid by the Debtors in ordinary course and the process for such reimbursement shall be done in accordance with the Original Final Amended Order; further, provided, however, that notwithstanding anything contained herein, certain obligations of the Borrowers under the Original DIP Loan Documents, including the obligations to pay the costs and expenses of the Original DIP Agent and to indemnify the Original DIP Agent and Original DIP Lenders against certain liabilities, including but not limited to the obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 13.3 and 13.4 of the Original DIP Credit Agreement, and Section 22 of the Original Final Amended Order, expressly survive the termination of the Original DIP Loan Documents to the extent provided for therein, and such obligations shall constitute allowed, super-priority claims that are entitled to super-priority treatment under section 364(c)(1) of the Bankruptcy Code.

          4. Need for Financing.

(i) There is an immediate and critical need for the Borrowers and the Guarantors to obtain additional funds and continue to use the Pre-Petition Collateral and DIP Collateral (as defined below), including Cash Collateral, in order, among other things, to: (a) maintain the construction of the permanent casino and hotel; (b) repay the Original DIP Outstanding Amount, which matures on December 31, 2009, and satisfy, release and discharge the Original DIP Obligations in accordance with the Original DIP Loan Documents pursuant to the DIP Credit Agreement; (c) continue the orderly operation of their businesses; (d) maintain their business relationships with vendors, suppliers and customers; (e) make payroll, capital expenditures and satisfy other working capital and operational needs; and (f) maintain the Debtors’ business while a plan of reorganization or other transaction is negotiated. The access of the Debtors to sufficient working capital and liquidity through the use of Cash Collateral, incurrence of new indebtedness for borrowed money and other financial accommodations is vital to the preservation and maintenance of the going concern values of the Debtors and to a successful reorganization of the Debtors.

(ii) The Debtors continue to be unable to obtain unsecured credit allowable only as an unsecured, administrative expense claim under section 503(b)(1) of the Bankruptcy Code. The Debtors also continue to be unable to obtain credit allowable under sections 364(c)(1), 364(c)(2) or 364(c)(3) of the Bankruptcy Code without the Debtors’ granting to the DIP Agents (for the benefit of the DIP Lenders) liens on the assets of the Borrowers and the Guarantors pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and super-priority claim status pursuant to section 364(c)(1) of the Bankruptcy Code for its administrative claim under section 503(b) of the Bankruptcy Code, in each case as provided by the DIP Loan Documents.

(iii) The terms of the DIP Credit Agreement and the use of Cash Collateral are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(iv) The ability of the Debtors to continue their businesses and reorganize under chapter 11 of the Bankruptcy Code depends upon the Debtors obtaining such additional financing and using Cash Collateral.

(v) Without the ability to obtain the requested borrowings under the DIP Credit Agreement, the Debtors’ ability to confirm a plan of reorganization and emerge successfully from the Chapter 11 Cases would be severely compromised.

(vi) It is in the best interests of the Debtors’ estates that they continue to be allowed to finance their operations and use Cash Collateral under the terms and conditions set forth herein and in the other DIP Loan Documents. The relief requested by the Motion is necessary to avoid immediate and irreparable harm to the Debtors’ estates, and good, adequate and sufficient cause has been shown to justify the granting of the relief requested herein, and the immediate entry of this Order.

(vii) Based upon the record before the Court, the use of Cash Collateral and the terms of the DIP Loan Documents have been negotiated at arm’s length and in “good faith,” as that term is used in section 364(e) of the Bankruptcy Code, and are in the best interests of the Debtors, their estates and creditors. The DIP Agents and DIP Lenders have extended and are extending financing to the Debtors, and have otherwise entered into the DIP Loan Documents, in good faith and are entitled to the benefits and protections of the provisions of section 364(e) of the Bankruptcy Code. The Pre-Petition Secured Parties have permitted and are permitting the use of their Cash Collateral and Pre-Petition Collateral in good faith.

5. Debtors’ Stipulations. The Debtors have stipulated, acknowledged, admitted, represented, and confirmed the following, as of the Petition Date which, consistent with the terms of the Original DIP Orders, now constitute findings of this Court that are binding on the estate and all parties in interest, except to the limited extent provided in the proviso of paragraph 23 (vi) of this Order: 3

(i) Pre Petition Loan Documents. The Pre-Petition Secured Parties made loans and other financial accommodations to the Borrowers that were unconditionally, jointly and severally guaranteed by the Guarantors. As of the Petition Date, each Borrower and each Guarantor was liable to the Pre-Petition Secured Parties in respect of loans made by the Pre-Petition Secured Parties pursuant to the Pre-Petition Loan Documents in an aggregate amount of not less than $314,500,000, plus interest thereon and fees, expenses (including any attorneys’, accountants’, appraisers’, consultants’ and financial advisors’ fees that are chargeable or reimbursable under the Pre-Petition Loan Documents), charges, costs resulting from termination of any hedge, swap or derivative agreements and other obligations incurred in connection therewith, as provided in the Pre-Petition Loan Documents.

(ii) Pre petition Collateral. The Pre-Petition Agent (on its own behalf and on behalf of the Pre-Petition Lenders) perfected its mortgages, security interests and liens in and on the Pre-Petition Collateral.

(iii) Pre-Petition Loan Documents. Each Pre-Petition Loan Document is a valid and binding agreement and the Debtors are obligated to the Pre-Petition Secured Parties to the extent provided thereunder.

(iv) Pre-Petition Obligations. The Pre-Petition Obligations constitute legal, valid and binding obligations of the Borrowers or the Guarantors, as applicable, enforceable in Pursuant3 to the Original DIP Orders, the Debtors agreed to various stipulations. The Committee and all other parties in interest were granted an opportunity to challenge or controvert any of the Debtors’ Stipulations (as defined in the Original DIP Orders), but did not assert such a challenge within the time period permitted under the Original DIP Orders.

accordance with their terms; the Debtors have no objection, offset, defense or counterclaim of any kind or nature to the Pre-Petition Obligations; and the Pre-Petition Obligations, and any amounts previously paid to any Pre-Petition Secured Party on account thereof or with respect thereto, are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law. The Pre-Petition Obligations constitute allowed secured claims against the Borrowers or the Guarantors, as applicable, in these Chapter 11 Cases and any Successor Case, including for purposes of receiving distributions made pursuant to a plan of reorganization, and for the purposes of effecting a credit bid under section 363(k) of the Bankruptcy Code or under a plan of reorganization, in the Chapter 11 Cases and any Successor Case.

(v) Pre-Petition Liens. The Pre-Petition Obligations are secured by the Pre-Petition Liens and each and every Pre-Petition Lien is a valid, binding, perfected, enforceable, first-priority mortgage, lien and security interest granted to the Pre-Petition Secured Parties, which is not subject to avoidance, reduction, disallowance, impairment or subordination by the Debtors pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

6. Michigan Gaming Commission. On December [15], 2009, the Michigan Gaming Control Board (the “MGCB”) approved the DIP Obligations, as required by applicable non-bankruptcy law. Subsequently, the Borrowers and Guarantors executed the DIP Loan Documents, with the effectiveness thereof subject to, among other things, the entry of this Order.

7. Consensual Priming. The Pre-Petition Secured Parties have not objected and thereby have consented to the priming of the Pre-Petition Liens by the Post-Petition Liens (as defined below) and the Debtors’ use of Cash Collateral on the terms and conditions set forth in the DIP Loan Documents. The adequate protection provided herein and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary in order to obtain such consent or non-objection of such parties.

8. Service of Motion; Objections and Disposition of Objections. Notice of the relief sought by the Motion and a form of this Order were served on December 5, 2009 electronically via this Court’s electronic case management system and hand delivery, facsimile, electronic mail, and/or delivery to by overnight delivery service to the Limited Notice Parties, as defined by and pursuant to, Order Establishing Certain Case Management and Administrative Procedures [docket entry #226]. Given the nature of the relief sought in the Motion, such notice constitutes sufficient and adequate notice of this Order pursuant to Bankruptcy Rules 2002, 4001(b), (c) and (d) and 9014 and section 102(1) of the Bankruptcy Code, as required by sections 363(b) and 364(d) of the Bankruptcy Code, and no further notice of the Motion or this Order is necessary or required.

9. Motion Granted. The Motion is granted in its entirety on the terms set forth in this Order. Any objection to the relief sought in the Motion that has not been previously resolved or withdrawn is hereby overruled on its merits. This Order shall become effective immediately upon its entry.

10. DIP Credit Agreement Authorization. Each of the Borrowers and each of the Guarantors, as applicable, is hereby authorized to enter into the DIP Credit Agreement and the other DIP Loan Documents, substantially in the form filed with the Court with such modifications as may be permitted by this Order, and the Borrowers are authorized to, on a joint and several basis, borrow funds, incur debt, reimbursement obligations and other obligations, grant liens, make deposits, provide guaranties and indemnities and perform its obligations solely in accordance with the terms and conditions of the DIP Loan Documents, including this Order.

(i) In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized and directed to perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution or recordation of security agreements, mortgages and financing statements), and to pay all fees and expenses that may be reasonably required or necessary for the Debtors’ performance of their obligations under the DIP Credit Agreement, including, without limitation:

(a) the execution, delivery and performance of the DIP Loan Documents and any exhibits attached thereto;

(b) the execution, delivery and performance of one or more amendments to the DIP Loan Documents for, among other things, the purpose of adding additional financial institutions as DIP Lenders and reallocating the commitments of the DIP Lenders, and further implementing and evidencing the terms of this Order and the DIP Credit Agreement, in each case in such form as the Debtors, the Post-Petition Agent and the DIP Lenders may agree (it being understood that no further approval of the Court shall be required for amendments to the DIP Loan Documents that do not shorten the maturity of the extensions of credit thereunder or increase the commitments or the rate of interest payable thereunder);

(c) the non-refundable payment to the DIP Agents, as applicable, of the fees referred to in the DIP Loan Documents (and in any separate letter agreements in connection with the DIP Credit Agreement) and the reasonable costs and expenses that may be due from time to time, including, without limitation, reasonable fees and expenses of the professionals retained by the Post-Petition Secured Parties as provided for in the DIP Loan Documents; and

(d) the performance of all other acts required under or in connection with the DIP Loan Documents.

(ii) All obligations owed or at any time owing to the DIP Agents and/or any of the DIP Lenders under or in connection with the DIP Loan Documents, including, without limitation, all post-petition obligations, loans (including the DIP Loans), advances, and other indebtedness, obligations and amounts (contingent or otherwise), and any and all other obligations at any time incurred by any of the Debtors to any of the DIP Agents or the DIP Lenders, are defined and referred to herein as the “Post-Petition Obligations”.

11. Post petition Obligations Enforceable and Valid. The DIP Loan Documents are and shall constitute valid and binding, joint and several obligations of the Borrowers and the Guarantors, enforceable in accordance with their terms. With respect to the Post-Petition Obligations, no obligation, payment, transfer or grant of security under this Order or the other DIP Loan Documents shall be stayed, restrained, voidable or recoverable under the Bankruptcy Code or any applicable non-bankruptcy law, or subject to any defense, reduction, setoff, recoupment or counterclaim.

          12. Cash, Cash Collateral & the Budget.

(i) Subject to the terms and conditions set forth in this Order and the other DIP Loan Documents, the Debtors are authorized, pursuant to section 363(c)(2) of the Bankruptcy Code, to use Cash Collateral and the DIP Loans until the earlier to occur of (i) the termination, acceleration or maturity of any Post-Petition Obligation pursuant to the DIP Loan

Documents; and (ii) this Order ceasing to be in full force and effect or is otherwise modified without the consent of the Post-Petition Agent (each of (i) and (ii) a “Cash Collateral Termination Event”). The Debtors’ authority to use Cash Collateral shall automatically terminate on a Cash Collateral Termination Event without further order or relief from the Court.

(ii) All of the Borrowers’ and the Guarantors’ cash flow shall be set forth in a budget prepared on a rolling 13-week basis (the “Budget”), as may be modified from time to time with the consent of the DIP Lenders. The Budget shall set forth all of the Borrowers’ and the Guarantors’ cash flow and certain expenditures. The Budget shall include various cash flow performance benchmarks, to be agreed upon by the DIP Lenders and the Debtors. The Borrowers shall provide to the DIP Lenders and the Committee weekly variance report/reconciliation relating to the Budget for the preceding week and cumulative 13-week period in form and substance satisfactory to the Post-Petition Agent. Within ten (10) business days prior to April 1, 2010 and each Budget Period (as defined in the DIP Credit Agreement) thereafter, the Borrowers shall deliver a Budget covering the 13-weeks commencing on the first Business Day (as defined in the DIP Credit Agreement) after the end of the current Budget Period. The Borrowers shall provide monthly updates to the Budget. Prior to the repayment in full and in cash of the DIP Credit Agreement and the termination of the commitments of the DIP Lenders and DIP Agents under the DIP Loan Documents, all payments (inclusive of contributions for operating expenses and reasonable costs, expenses and fees in accordance with paragraph 18 of this Order) to be made by the Borrowers and the Guarantors shall be made pursuant to the Budget.

(iii) The Term A Loan shall be available and drawn by the Borrowers immediately upon the Effective Date in the DIP Credit Agreement in accordance with the DIP Loan Documents and used to repay in full in cash the Original DIP Outstanding Amount and to fund the repayment of amounts to reimburse fees and expenses in accordance with the Budget and the Original DIP Loan Documents.

(iv) The Delayed Draw Loan shall be available and drawn by the Borrowers immediately upon the Effective Date in the DIP Credit Agreement in accordance with the DIP Loan Documents and used for making capital contributions to Greektown Casino, which Greektown Casino shall use for operating costs and to repay amounts to reimburse reasonable fees and expenses, in each case, in accordance with the Budget and the DIP Credit Agreement.

(v) The Borrowers and the Guarantors will use all of their cash that constitutes Cash Collateral, and any other cash (excluding the proceeds of the DIP Credit Agreement) (the “Available Cash”) to fund the Operating Component of the Budget in the manner provided for in the DIP Loan Documents; provided, that if at any time the Borrowers and the Guarantors have Available Cash in excess of $35,000,000 (the “Excess Available Cash”), such Excess Available Cash shall be applied, consistent with the DIP Loan Documents, to the pre-payment of the Term A Loan and the Delayed Draw Loans then outstanding on a pro rata basis. After repayment of the DIP Loans, the remainder shall be applied to repayment of the Pre-Petition Obligations as provided in the Pre-Petition Loan Documents. Available Cash will be measured on a monthly basis as of month-end, and shall be reported to the Post-Petition Agent, the Pre-Petition Agent and the Committee. All Excess Available Cash set forth in such report shall be paid to the Post-Petition Agent and the Pre-Petition Agent, as applicable, on the date that such report is delivered to the Post-Petition Agent and the Pre-Petition Agent.

13. Post-Petition Liens. As security for the full payment, satisfaction and performance of the Post-Petition Obligations by the Borrowers and the Guarantors, the DIP Agents, on behalf of themselves and the DIP Lenders are granted, as of the date of the entry of this Order, with respect to the Post-Petition Obligations, without the need for the execution or recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, the following security interests and other liens (collectively the “Post-Petition Liens”):

(i) First Lien on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, unavoidable, fully-perfected, first priority, senior security interest in and lien upon all pre-petition and post-petition property of the Debtors, whether existing on the Petition Date or thereafter acquired, to the extent such property is not subject to any valid, perfected, non-avoidable and enforceable lien in existence as of the Petition Date or any valid lien in existence as of the Petition Date that is perfected subsequent to such date to the extent permitted by section 546(b) of the Bankruptcy Code, including without limitation, all cash of the Debtors and any investment of such cash, inventory, accounts receivable, other rights to payment whether arising before, on or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds of all the foregoing.

(ii) Liens Junior to Perfected, Pre-Petition Liens. Pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, non-avoidable, enforceable, fully-perfected, junior security interest in and lien upon all pre-petition and post-petition property of the Debtors, whether now existing or hereafter acquired, that is finally determined to be subject to valid, perfected non-avoidable and enforceable liens, if any, in existence as of the Petition Date (other than the Pre-Petition Liens), which security interests and liens in favor of the Post-Petition Agent are immediately junior to such valid, perfected, enforceable, and unavoidable liens, if any, including, without limitation, in all cash and cash collateral of the Debtors and any investment of such cash and cash collateral, inventory, any accounts receivable, other right to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, capital stock of subsidiaries, and the proceeds of all the foregoing, but shall be senior to all other pre-petition and post-petition liens on such property other than with respect to an liens or security interests arising after the Petition Date and permitted under the DIP Loan Documents to be senior to the Post-Petition Liens.

(iii) Liens Senior to all Liens. Pursuant to section 364(d) of the Bankruptcy Code, a valid, binding, continuing, enforceable, non-avoidable, fully-perfected, first priority, senior security interest in and lien upon all Pre-Petition Collateral which shall be senior to the Pre-Petition Liens and any claims of the Pre-Petition Secured Parties (including, without limitation the Adequate Protection Liens and Adequate Protection Claims defined below).

(iv) Liens Senior to Certain Other Liens. The Post-Petition Liens and the Adequate Protection Liens (as defined below) shall not be subject or subordinate to: (a) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code; or (b) any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for any liability of the Debtors other than with respect to any liens or security interests arising after the Petition Date and permitted under the DIP Loan Documents to be senior to the Post-Petition Liens.

(v) DIP Collateral. All property identified in sub-paragraphs (ii) through (v) of this Paragraph 13 is collectively referred to as the “DIP Collateral”. The Post-Petition Liens in the DIP Collateral are subject and, in all cases, subordinate, to the Carve-out (defined below) and the interests (if any) described in Paragraph 30 below. DIP Collateral excludes the Debtors’ claims and causes of action under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code, including any proceeds of, or property and interests, unencumbered or otherwise, recovered in respect of any of the foregoing claims and causes of action (“Avoidance Action Property”). Notwithstanding anything to the contrary herein, including the preceding sentence, any property that would otherwise be Avoidance Action Property which: (i) involves or results from payments made by the Debtors or debtors in possession from funds which were provided to the Debtors under the Pre-Petition Loan Documents or the debtors in possession under the DIP Credit Agreement or Original DIP Credit Agreement; and

(ii) involves or results from a payment which resulted in the discharge of a non-consensual lien under applicable law, or which, had it not been made, would have enabled the recipient to have acquired a non-consensual lien under applicable law, shall be deemed excluded from the Avoidance Action Property and shall be remitted to the Pre-Petition Agent or the Post-Petition Agent, for allocation and payment to the appropriate lenders, depending on the source of the funds which initially gave rise to such property.

14. Super priority Claims and 503(b) Claims. In addition to the Post-Petition Liens granted herein, all Post-Petition Obligations shall constitute allowed, administrative expense claims under section 503(b) of the Bankruptcy Code and allowed, super-priority claims that are entitled to super-priority treatment under section 364(c)(1) of the Bankruptcy Code (the “Super-Priority Claims”) against each of the Debtors (jointly and severally), having priority over all administrative expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code, including, without limitation, the Adequate Protection Claims and those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 331, 503, 506(c), 507, 546(c), 726, 1113 and 1114 of the Bankruptcy Code, or otherwise, whether incurred in the Chapter 11 Cases or any conversion thereof to a case under chapter 7 of the Bankruptcy Code or any other proceeding related hereto (a “Successor Case”). The Super-Priority Claims shall be payable from, and have recourse to, all pre-petition and post-petition property of the Debtors and all proceeds thereof; provided, that, except as provided in Paragraph 13(v) above, the Super-Priority Claims shall not be payable from, or have recourse to, the Avoidance Action Property.

15. Fees & Expenses. The Debtors are authorized, directed, and shall pay (and the automatic stay imposed by section 362 of the Bankruptcy Code is hereby lifted to the extent necessary) (a) fees and expenses that may be required under the DIP Loan Documents, as such fees and expenses become due, including, without limitation, agent fees, commitment fees, syndication fees, arrangement fees and underwriting fees and reasonable attorneys’, financial advisors’, consultants’ and accountants’ fees and disbursements and fees in respect of internal auditors, all as provided for in and subject to the DIP Loan Documents, (b) all commitments and other fees and costs under the debt and equity commitment letters in connection with the exit financing contemplated by the Second Amended Joint Plans of Reorganization for the Debtors Proposed by the Noteholder Plan Proponents, Including Official Committee of Unsecured Creditors and Indenture Trustee, filed with the Court on November 2, 2009 and the related disclosure statement, each as amended, restated, supplemented or otherwise modified (the “Noteholder Plan”) in accordance with the Budget, (c) all reasonable fees and expenses of Goodwin Procter LLP and the local and regulatory counsel for the Put Parties (as defined in the Noteholder Plan) in accordance with the Budget and, to the extent applicable, paragraph 18 of this Order, (d) all reasonable fees and expenses of Bracewell & Giuliani LLP and the local and regulatory counsel for the Ad Hoc Lender Group (as defined in the Noteholder Plan) in accordance with the Budget and, to the extent applicable, paragraph 18 of this Order, and (e) all reasonable fees and expenses of Mayer Brown LLP, the local and regulatory counsel for the Original DIP Agent and the Pre-petition Agent and Capstone Advisory Group, LLC incurred in connection with coordinating the transfer and assignment of documents as may be required to the respective successor Pre-Petition Agent and/or DIP Agent. Except as otherwise contemplated by paragraph 18 of this Order, none of such reasonable attorneys’, financial advisors’, consultants’, accountants’ and internal auditors’ fees and disbursements shall be subject to the approval of this Court or the U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. In addition, the Debtors are hereby authorized and directed to indemnify the DIP Agents and the DIP Lenders, exclusively in their respective capacities as such, against any liability arising in connection with the DIP Loan Documents to the extent provided in and subject to the DIP Loan Documents. All such fees, expenses and indemnities of the DIP Agents and DIP Lenders shall constitute Post-Petition Obligations and shall be secured by the Post-Petition Liens and afforded all of the priorities and protections afforded to the Post-Petition Obligations under this Order and the other DIP Loan Documents.

16. Adequate Protection. The Pre-Petition Secured Parties are entitled, under sections 363(e) and 364(d)(1)(B) of the Bankruptcy Code, to adequate protection of their interests in the Pre-Petition Collateral for and equal in amount to the aggregate post-petition diminution in the value of the Pre-Petition Secured Parties’ interest in the Pre-Petition Collateral by reason of (i) the imposition of the automatic stay under section 362 of the Bankruptcy Code; (ii) the priming of the Pre-Petition Liens; (iii) the use of Cash Collateral; (iv) the use, sale or lease of Pre-Petition Collateral pursuant to section 363(b) of the Bankruptcy Code; and (v) post-petition changes in value of the Pre-Petition Collateral (clauses (i)-(v), the “Adequate Protection Obligations”). Subject and subordinate in all respects to (y) the Post-Petition Obligations, Post-Petition Liens and the rights of the DIP Agents and DIP Lenders under this Order and the other DIP Loan Documents (which shall at all times rank senior and prior to the Pre-Petition Obligations, Pre-Petition Liens, Adequate Protection Liens (as defined below) and the Adequate Protection Claims (as defined below)) and (z) the Carve-Out, the Pre-Petition Secured Parties are hereby provided with the following forms of adequate protection (which the DIP Agents and the DIP Lenders each acknowledge is acceptable):

(i) liens, mortgages and security interests in or on all DIP Collateral (the “Adequate Protection Liens”) in the amount of the Adequate Protection Obligations. Except as provided in this Order, the Adequate Protection Liens shall not be made subject to or pari passu with any lien on the DIP Collateral by any order subsequently entered in the Chapter 11 Cases or any Successor Case; and

(ii) allowed, super-priority claims under section 507(b) of the Bankruptcy Code against each Debtor’s estate (the “Adequate Protection Claims”), including the Avoidance Action Property, in the amount of the Adequate Protection Obligations. Except as provided in this Order, the Adequate Protection Claims shall have priority over all administrative expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code, whether incurred in the Chapter 11 Cases or any Successor Case.

(iii) The Debtors shall, upon entry of this Order, and on a monthly basis thereafter, promptly pay in cash, all accrued, but unpaid reasonable fees and expenses of the Pre-Petition Agent, the Ad Hoc Lender Group and the Put Parties to the extent they are Pre-Petition Secured Parties, in accordance with paragraph 18 of this Order, including but not limited to all reasonable fees and expenses of professionals engaged, including but not limited to the reasonable disbursements of counsel and any financial consultant and all other reasonable fees, expenses, costs and charges provided under the Pre-Petition Credit Agreement or any other Pre-Petition Loan Document for which an invoice was delivered to the Debtors, in each case regardless of whether such amounts accrued prior to the Petition Date, and all without further motion, fee application or order of the Court. In addition, the Debtors shall pay in accordance with the procedures set forth in paragraph 18 of this Order, as allowed post-petition administrative expenses entitled to the priority and security afforded to the Adequate Protection Claim, all of the reasonable (in all respects) attorneys’ and other professionals’ fees and reimbursable expenses of the Pre-Petition Agent, the Ad Hoc Lender Group and the Put Parties to the extent they are Pre-Petition Secured Parties arising from or related to: (v) this Order, including without limitation, the negotiating, closing, documenting and obtaining of Court approval thereof; (w) all proceedings in connection with the interpretation, amendment, modification, enforcement, enforceability, validity or implementation of the Pre-Petition Loan Documents or this Order; (x) the Noteholder Plan, including without limitation, the negotiating, documenting, proceedings and confirmation relating thereto; (y) all other matters and proceedings arising in or related to the Debtors’ bankruptcy cases; and (z) all reasonable expenses, costs and charges in any way or respect arising in connection with the foregoing.

(iv) The Debtors shall, upon entry of this Order, and on a monthly basis thereafter, accrue all interest on the Pre-Petition Obligations at the rate specified in the Pre-Petition Loan Documents. Such accrued interest shall be added to the secured claim of the Pre-Petition Secured Parties on the last business day of every month; provided, however, that the amounts payable by the Borrowers on each last business day of every month since the entry of the Original Final Amended Order pursuant to clause (iv) of Section 15 of the Final Amended Order (and all accrued interest thereon) shall be added to the secured claim of the Pre-Petition Secured Parties upon entry of this Order and shall be due and payable in cash on the DIP Facility Termination Date (as defined by the DIP Loan Documents).

(v) The consent of the Pre-Petition Secured Parties to the use of the Pre-Petition Collateral by the Debtors shall terminate upon (a) the occurrence of an Event of Default (as defined by the DIP Loan Documents) or (b) the occurrence of the DIP Facility Termination Date (as defined by the DIP Loan Documents); provided, however, that such termination shall occur only after notice has been provided to the Borrowers and the Subsidiary Guarantors and the Committee five (5) Business Days prior to such termination, and the termination shall be subject to the right of the Borrowers and Subsidiary Guarantors to seek, during such five (5) Business Days’ period, continued use of the Pre-Petition Collateral, on the terms set forth in this Order, solely on the basis that no Event of Default has occurred.

(vi) The Pre-Petition Secured Parties, the Committee and their respective experts and advisors shall be given reasonable access for purposes of monitoring the business of the Debtors and the value of the Pre-Petition Collateral; and the Debtors shall provide the Pre-Petition Secured Parties and the Committee with any written financial information or periodic reporting that is provided to, or required to be provided to, the Post-Petition Agent or the DIP

Lenders. The Post-Petition Agent shall be permitted to share with the Pre-Petition Secured Parties any information it receives from the Debtors or that otherwise comes into its possession.

(vii) Notwithstanding anything herein to the contrary, this Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Pre-Petition Secured Parties to seek modification of the grant of adequate protection provided in this Order so as to provide different or additional adequate protection at any time, and nothing herein shall affect the right of the Debtors, the Committee, the Post-Petition Agent or any other party in interest to oppose such modification of the grant of the adequate protection sought. However, if any additional adequate protection claims, liens or other rights are awarded at any time, such claims, liens and/or other rights shall be at all times junior in all respects to the claims and liens granted to or for the benefit of the DIP Agents and the DIP Lenders and shall not affect the priority, validity, binding nature, enforceability or perfection of any of such claims and liens granted to or for the benefit of the DIP Agents and the DIP Lenders.

          17. Perfection of Post petition Liens & Adequate Protection Liens.

(i) All liens granted or authorized pursuant to this Order, including the Post-Petition Liens and the Adequate Protection Liens, to or for the benefit of the DIP Agents, the DIP Lenders or the Pre-Petition Secured Parties, are valid, enforceable and perfected and non-avoidable, effective as of the Petition Date, and (notwithstanding any provisions of any agreement, instrument, document, the Uniform Commercial Code or any other relevant law or regulation of any jurisdiction) no further notice, filing or other act shall be required to effect such perfection, and all liens that may be created upon any deposit accounts or securities accounts are deemed to confer “control” for purposes of sections 8-106, 9-104 and 9-106 of the Uniform Commercial Code as in effect as of the Petition Date in favor of the DIP Agents or DIP

Lenders; provided, that if either the Post-Petition Agent or the Pre-Petition Agent shall, in its sole discretion, choose to require the execution of and/or file (as applicable) such mortgages, financing statements, notices of liens, blocked account or control agreements, and other similar instruments and documents, all such mortgages, financing statements, notices of liens, blocked account or control agreements, or other similar instruments and documents shall be deemed to have been executed, filed and/or recorded nunc pro tunc at the time and on the date of the Petition Date. Each and every federal, state and local government agency or department is hereby directed to accept the entry by this Court of this Order as evidence of the validity, enforceability and perfection on the Petition Date of the liens granted or authorized pursuant to this Order to or for the benefit of the DIP Agents, the DIP Lenders or the Pre-Petition Secured Parties.

(ii) The Pre-Petition Liens, the Post-Petition Liens and the Adequate Protection Liens shall not be: (a) subject to any lien that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code; or (b) subordinated to or made pari passu with any other lien under section 364(d) of the Bankruptcy Code or otherwise. No claim or lien having a priority superior to or pari passu with those granted by this Order with respect to the Post-Petition Obligations shall be granted or allowed until the indefeasible payment in full in cash and satisfaction of the Post-Petition Obligations in the manner provided in the DIP Loan Documents.

(iii) No expenses of administration of the Chapter 11 Cases or any Successor Case, shall be charged against or recovered from the DIP Collateral pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, including the “equities-of-the-case” exception under section 552(b) of the Bankruptcy Code, without the prior written consent of the Post-Petition Agent or the Pre-Petition Agent, as the case may be, and no such consent shall be implied from any other action, inaction, or acquiescence by the DIP Agents, the DIP Lenders or the Pre-Petition Secured Parties.

18. Process for Payment of Fees and Expenses. Notwithstanding anything else contained herein, all fees and expenses of any professionals for the DIP Agent, the Pre-Petition Agent, the Pre-Petition Lenders, the Ad Hoc Lender Group and the Put Parties and to be paid hereunder shall not be required to comply with the U.S. Trustee fee guidelines, provided, however, that such professionals seeking payment of fees and expenses incurred after the date hereof from the Debtors shall provide copies of its fee and expense statements to counsel to the DIP Agent, the Pre-Petition Agent, the Pre-Petition Lenders, the Ad Hoc Lender Group and the Put Parties with the delivery of such fee and expense statements to the Debtors. The Debtors, the DIP Agent, the Pre-Petition Agent, the Pre-Petition Lenders, the Ad Hoc Lender Group and the Plan Proponents may object to the reasonableness of the fees, costs, and expenses included in any professional fee invoice submitted hereunder; provided that, any such objection shall be forever waived and barred unless (i) it is filed with the Court and served on counsel for the party seeking reimbursement no later than ten (10) days after the applicable professional fee invoice is served on the objecting party, and (ii) it describes with particularity the items or categories of fees, costs and expenses that are the subject of the objection and provides the specific basis for the objection to each such item or category of fees, costs and expenses, provided further, however that the Debtors shall promptly pay all amount that are not the subject of any objection.

          19. Carve-out.

(i) All liens and claims granted pursuant to this Order, including the Post-Petition Liens, the Super-Priority Claims, the Adequate Protection Liens and the Adequate Protection Claims shall be subordinate to the following expenses:

(a) fees of the Clerk of the Bankruptcy Court and fees of the United States Trustee pursuant to 28 U.S.C. § 1930(a);

(b) prior to delivery of a Carve-out Trigger Notice (as defined below), the fees and expenses of professionals retained by the Debtors or the Committee that are allowed by this Court; and

(c) after delivery of a Carve-out Trigger Notice, $2,250,000 of fees and expenses of professionals, including investment bankers (but not any “success fee” or “transaction fee” owed to such professional), retained by the Debtors, any chapter 11 trustee appointed in the Chapter 11 Cases and the Committee that are allowed by this Court ((a), (b) and (c) together, the “Carve-out”).

(ii) The term “Carve-out Trigger Notice” shall mean a written notice, delivered by the Post-Petition Agent to bankruptcy counsel for the Debtors and lead counsel for the Committee, stating that an Event of Default (as defined in the DIP Loan Documents) has occurred and that the Post-Trigger Carve-out Account is to be funded (as defined and as provided below).

(iii) Upon delivery of a Carve-out Trigger Notice and to satisfy the Carve-out, the Borrowers and/or the Guarantors shall fund a segregated account in an aggregate amount of $2,250,000, plus the amount of professional fees and expenses incurred, but not paid by the Debtors and the Committee prior to the date of the Carve-out Trigger Notice (the “Post-Trigger Carve-out Account”). Amounts on deposit in the Post-Trigger Carve-out Account shall be used solely to satisfy the Carve-out and shall not be available to pay any Post-Petition Obligation or Pre-Petition Obligation unless and until the Carve-Out is fully paid.

(iv) The Carve-out and amounts in the Post-Trigger Carve-out Account shall not include, apply to, or be available for any fees or expenses incurred by any party, including the Debtors, the Committee, or any of their professionals, to: (a) object to or contest in any manner, or raise any defenses to, the validity, perfection, priority, extent, amount or enforceability of the Pre-Petition Obligations, the Pre-Petition Liens, the Post-Petition Obligations, the Post-Petition Liens or the Super-Priority Claims; or (b) assert any claims or causes of action against any Pre-Petition Secured Party, the DIP Agents or any DIP Lender, or their respective advisors, agents and sub-agents, including discovery proceedings in anticipation thereof, or in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against any Pre-Petition Secured Party, the DIP Agents or any DIP Lender.

(v) Nothing herein shall constitute a waiver by the Pre-Petition Secured Parties, the Post-Petition Agent or the DIP Lenders of their rights to object to the fees and expenses of any professional retained by the Debtors or the Committee, all such rights being fully reserved.

20. Limitation on Use of Collateral and DIP Credit Agreement Proceeds. Notwithstanding anything herein to the contrary, none of the amounts loaned or advanced under, or in connection with, the DIP Credit Agreement, the Original DIP Credit Agreement, proceeds of DIP Collateral or any existing and future Cash Collateral may be used, directly or indirectly, by any Debtor, the Committee, or any other person or entity to: (a) object to, contest in any manner, or raise any defenses to, the validity, perfection, priority, extent, amount or enforceability of the DIP Credit Agreement, any DIP Loan Document, any Post-Petition Obligation, any Post-Petition Lien, any Pre-Petition Lien or any Super-Priority Claim; (b) assert any claims or causes of action against the DIP Agents, any DIP Lender or any Pre-Petition Secured Party or their respective advisors, agents and sub-agents, including discovery in anticipation thereof, or in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation involving the DIP Agents, any DIP Lender or any Pre-Petition Secured Party; (c) except as otherwise provided in this Order, prevent, hinder or otherwise delay the Pre-Petition Secured Parties’, the DIP Agents’ or the DIP Lenders’ assertion, enforcement or realization on Pre-Petition Collateral or DIP Collateral, as applicable, in accordance with the DIP Loan Documents, the Pre-Petition Loan Documents or this Order; (d) seek to modify any of the rights granted to the DIP Agents, the DIP Lenders or the Pre-Petition Secured Parties hereunder, under the DIP Loan Documents or the Pre-Petition Loan Documents, in each of the foregoing cases without such parties’ prior written consent; (e) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (1) approved by an Order of this Court and (2) in accordance with the Budget; (f) seek authorization, or support any other person or entity seeking authorization, to use any Cash Collateral without the consent of the Post-Petition Agent; or (g) obtain a lien senior to, or on a parity with, the liens of the Post-Petition Agent in any DIP Collateral or any portion thereof. Cash Collateral and proceeds of Original DIP Loans that have been used prior to entry of this Order to compensate Committee professionals for their reasonable and necessary fees and expenses incurred in investigating the validity, perfection and background of the Pre-Petition Loan Documents, the Pre-Petition Liens and the Pre-Petition Obligations are permitted.

          21. Perfection Maintenance. To the extent the Pre-Petition Agent is the secured party or is listed as loss payee or additional insured under any Pre-Petition Loan Document, the Post-Petition Agent, is also deemed to be the secured party or loss payee in that capacity and shall act in that capacity and distribute any proceeds recovered or received first, for the benefit of the DIP Agents, DIP Lenders in accordance with the DIP Loan Documents and second, subsequent to indefeasible payment in full of all Post-Petition Obligations in cash, for the benefit of the Pre-Petition Secured Parties under the Pre-Petition Loan Documents.

          22. Preservation of Rights.

(i) Notwithstanding anything herein to the contrary, the entry of this Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair: (a) any of the rights of any of the DIP Agents, the DIP Lenders or the Pre-Petition Secured Parties under the Bankruptcy Code or under non-bankruptcy law, including, without limitation, any right of the DIP Agents or the DIP Lenders to: (1) request modification of the automatic stay of section 362 of the Bankruptcy Code (beyond that which is granted in this Order); (2) request dismissal of any of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, termination or expiration of exclusivity, or appointment of a chapter 11 trustee or examiner (including with expanded powers); or (3) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans; or (b) any other rights, claims or privileges (whether legal, equitable or otherwise) of the DIP Agents, the DIP Lenders or the Pre-Petition Secured Parties.

(ii) The Post-Petition Obligations and the Adequate Protection Obligations, and the claims and liens granted to or for the benefit of the DIP Agents, the DIP Lenders and the Pre-Petition Secured Parties pursuant to this Order and the other DIP Loan Documents, are not subject to any setoff or reduction of any kind, including, without limitation, under section 502(d) of the Bankruptcy Code, and shall not be discharged by the entry of an order: (a) confirming a chapter 11 plan in any of the Chapter 11 Cases (and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors hereby waive such discharge); or (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code. Under no circumstances shall any chapter 11 plan in any of these Chapter 11 Cases be confirmed or become effective unless such plan provides that the Post-Petition Obligations and the Adequate Protection Obligations shall be indefeasibly paid in full in cash and satisfied in the manner provided in the DIP Loan Documents on or before the effective date of such plan.

(iii) Based upon the findings set forth in this Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the commitments to extend DIP Loans and other Post-Petition Obligations contemplated by this Order, in the event that any or all of the provisions of this Order, or without the prior consent of the Post-Petition Agent, any other DIP Loan Document, are hereafter modified, amended or vacated by a subsequent order of this or any other Court, no such modification, amendment or vacation shall affect the validity, enforceability or priority of any lien or claim authorized or created hereby or thereby or any Post-Petition Obligations incurred hereunder or thereunder. Notwithstanding any such modification, amendment or vacation, any Post-Petition Obligation incurred and any claim granted to the DIP Agents and/or the DIP Lenders under this Order or under the other DIP Loan Documents, arising prior to the effective date of such modification, amendment or vacation shall be governed in all respects by the original provisions of this Order and the other DIP Loan Documents, and the DIP Agents and the DIP Lenders shall be entitled to all of the rights, remedies, privileges and benefits, including the liens and priorities granted herein and therein, with respect to any such Post-Petition Obligations.

(iv) The validity, enforceability, priority or amount of any of the claims and liens granted to or for the benefit of the DIP Agents and the DIP Lenders under this Order or any other DIP Loan Documents with respect to the Post-Petition Obligations shall not be affected by any finding or order of this Court or any other court regarding any Pre-Petition Secured Party or Pre-Petition Liens, including, without limitation, any order of this Court or any other Court invalidating any Pre-Petition Obligation or Pre-Petition Liens.

(v) To the extent that any Post-Petition Obligation remains unpaid, any amounts disgorged by the Pre-Petition Secured Parties in respect of any Pre-Petition Obligation (whether such amounts were received by the Pre-Petition Secured Parties prior or subsequent to the Petition Date) shall upon such disgorgement be immediately delivered by the Debtors to the Post-Petition Agent to be applied to repay the Post-Petition Obligations in accordance with the terms of the DIP Loan Documents.

          23. Release.

(i) Each Debtor in its individual capacity hereby forever releases, waives and discharges the Pre-Petition Agent, the Pre-Petition Secured Parties, the Original DIP Agent, the Original DIP Lenders, the DIP Agents and the DIP Lenders (each, whether in its pre-petition or post-petition capacity), together with its respective officers, directors, employees, agents, subagents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any: (a) Pre-Petition Loan Document; (b) aspect of the pre-petition relationship between a Debtor and any or all of the Released Parties; or (c) other acts or omissions by any or all of the Released Parties including, without limitation, any claims or defenses as to the extent, validity, priority or perfection of the Pre-Petition Liens or Pre-Petition Obligations, “lender liability” claims and causes of action, any actions, claims or defenses under chapter 5 of the Bankruptcy Code or any other claims and causes of action and any resulting subordination or recharacterization of any payments made to any Pre-Petition Secured Party pursuant to this Order (all such claims, defenses and other actions described in this paragraph are collectively defined as the “Claims and Defenses”).

(ii) Any and all Claims and Defenses against any of the Released Parties have been forever relinquished, released and waived.

(iii) [Reserved].

(iv) The Pre-Petition Liens have been deemed legal, valid, binding, enforceable, perfected, not subject to subordination (except for the subordination thereof to the Post-Petition Liens and as otherwise specified in this Order and the DIP Loan Documents, as applicable) or avoidance for all purposes in the Chapter 11 Cases and any Successor Case.

(v) The release of the Claims and Defenses are binding on all parties in interest in the Chapter 11 Cases and any Successor Case.

(vi) The Pre-Petition Obligations, the Pre-Petition Liens, releases of the Claims and Defenses against the Released Parties, and prior payments on account of or with respect to the Pre-Petition Obligations, respectively, shall not be subject to any other or further claims, cause of action, objection, contest, setoff, defense or challenge by any party in interest for any reason, including, without limitation, by any successor to or estate representative of any Debtor; provided, that the rights of the Committee to challenge the value of the Pre-Petition Collateral or the diminution in value, if any, of the Pre-Petition Collateral since the Petition Date is preserved. Nothing in this Order shall confer or deny standing upon the Committee or any other person or entity to bring, assert, commence, continue, prosecute or litigate the Claims and Defenses against any Released Party.

(vii) Notwithstanding anything to the contrary in this Paragraph 23 or elsewhere in this Order, none of the Debtors, the Committee or any other party in interest may challenge the right to receive the adequate protection provided in Paragraph 16(iv) and (v) of this Order.

24. Survival of Certain Rights. Notwithstanding anything herein or in any other DIP Loan Document, upon the occurrence of the DIP Facility Termination Date (as defined in the DIP Loan Documents), all of the rights, remedies, benefits and protections provided: (i) to the DIP Agents and the DIP Lenders under this Order and the other DIP Loan Documents; and (ii) to the Pre-Petition Secured Parties under this Order and the Pre-Petition Loan Documents, shall survive such DIP Facility Termination Date. Upon such DIP Facility Termination Date, the principal, all accrued interest and fees and all other Post-Petition Obligations shall be immediately due and payable and the DIP Agents and the DIP Lenders shall have all other rights and remedies provided in this Order, the other DIP Loan Documents and applicable law.

25. Rights Upon Case Dismissal. Until all obligations and indebtedness owing to the DIP Agents and the DIP Lenders shall have been paid in full in cash and satisfied in the manner provided in the DIP Loan Documents, no Debtor shall seek an order dismissing any of the Chapter 11 Cases. If an order dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349(b) of the Bankruptcy Code) that: (i) the claims and liens granted pursuant to this Order to or for the benefit of the DIP Agents and the DIP Lenders shall continue in full force and effect and shall maintain their priorities as provided in this Order until all Post-Petition Obligations shall have been indefeasibly paid in full in cash and satisfied in the manner provided in the DIP Loan Documents (and that such claims and liens shall, notwithstanding such dismissal, remain binding on all parties in interest); (ii) the claims and liens granted pursuant to this Order to or for the benefit of the Pre-Petition Secured Parties shall continue in full force and effect and shall maintain their priorities as provided in this Order (and that such claims and liens shall, notwithstanding such dismissal, remain binding on all parties in interest); (iii) that prior to dismissal, the applicable Debtors shall deliver to the Post-Petition Agent and record, at the Debtors’ cost, financing statements, mortgages and other documentation evidencing perfected liens in the DIP Collateral; and (iv) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing such claims and liens.

          26. Events of Default.

(i) The automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified to the extent necessary to permit the DIP Agents and the DIP Lenders to exercise, upon the occurrence of any Event of Default (as defined in the DIP Credit Agreement), all rights and remedies provided for in the DIP Loan Documents, and to take any or all of the following actions without further order of or application to this Court: (a) terminate the Debtors’ use of Cash Collateral and cease to make any loans or advances to the Debtors; (b) declare all Post-Petition Obligations to be immediately due and payable; (c) terminate any unfunded commitments under the proposed DIP Credit Agreement; (d) set off and apply immediately any and all amounts in accounts maintained by the Debtors with the DIP Agents or any DIP Lender against the Post-Petition Obligations, and otherwise enforce rights against the DIP Collateral in the possession of the Post-Petition Agent or any DIP Lenders for application towards the Post-Petition Obligations; and (e) take any other actions or exercise any other rights or remedies permitted under this Order, the other DIP Loan Documents or applicable law to effect the repayment and satisfaction of the Post-Petition Obligations; provided, that the DIP Agents or any applicable DIP Lender shall provide five (5) business days written notice (by facsimile, telecopy, electronic mail or otherwise) to the U.S. Trustee, counsel to the Debtors and counsel to the Committee prior to exercising any enforcement rights or remedies in respect of the DIP Collateral (other than the rights described in clauses (a), (b) and (c) above (to the extent they might be deemed remedies in respect of the DIP Collateral) and other than with respect to freezing any deposit accounts or securities accounts); provided further, that the Borrowers and the Guarantors shall have the right to seek continuation of the automatic stay during such five (5) days period solely on the basis that no Event of Default has occurred.

(ii) No holder of a lien primed by this Order or granted by the Debtors as adequate protection shall be entitled to object on the basis of the existence of any such lien to the exercise by the DIP Agents and the DIP Lenders of their respective rights and remedies under the DIP Loan Documents or under applicable law to effect satisfaction of the Post-Petition Obligations or to receive any amounts or remittances due hereunder or under the other DIP Loan Documents. The DIP Agents and the DIP Lenders shall be entitled to apply the payments or proceeds of the DIP Collateral in accordance with the provisions of this Order and the other DIP Loan Documents and, except to the extent specifically provided herein, the DIP Agents and the DIP Lenders shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or otherwise.

(iii) The rights and remedies of the DIP Agents and the DIP Lenders specified herein are cumulative and not exclusive of any rights or remedies that the DIP Agents and the DIP Lenders may have under the other DIP Loan Documents or otherwise. The failure or delay by the (a) DIP Agents and the DIP Lenders to seek relief or otherwise exercise its rights and remedies under this Order or any other DIP Loan Documents or (b) Pre-Petition Secured Parties to exercise its rights and remedies under this Order shall not constitute a waiver of any of the rights of the DIP Agents, the DIP Lenders or Pre-Petition Secured Party hereunder, thereunder or otherwise, and any single or partial exercise of such rights and remedies against any party or DIP Collateral shall not be construed to limit any further exercise of such rights and remedies against any or all of the other parties and/or DIP Collateral.

27. Binding Effect; Successors and Assigns. This Order is hereby deemed effective immediately pursuant to Rule 6004(h) of the Federal Rules of Bankruptcy Procedure. The provisions of this Order shall be binding upon and inure to the benefit of the DIP Agents, each DIP Lender, each Pre-Petition Secured Party, the Pre-Petition Agent, the Original DIP Agent, the Original DIP Lenders, the Debtors, their estates and their respective successors and assigns, including any chapter 7 trustee or other trustee or fiduciary hereafter appointed as a legal representative of the Debtors or with respect to the property of the estates of the Debtors in a Successor Case (each a “Successor Case Trustee”), but in the case of a Successor Case Trustee only, with respect to the matters reserved in paragraph 23 of this Order, the Successor Case Trustee shall only be bound if and to the extent the Committee is bound.

28. Conflict. In the event that any provision of this Order conflicts with any term of another DIP Loan Document, this Order shall govern.

          29. Michigan Gaming Control Board.

(i) On December [15], 2009, the MGCB entered an order approving the DIP Credit Agreement and other DIP Loan Documents.

(ii) Nothing in this Order shall constitute or be construed as a determination regarding the impact of the filing or continuation of these Chapter 11 Cases on the ongoing regulatory powers of the MGCB, and all rights of the MGCB with respect to its ongoing regulatory powers, and the rights of any other party in interest to oppose any interpretation, or the applicability or extent of any ongoing regulatory powers, are expressly preserved. The Debtors’ authorization to incur any Post-Petition Obligation authorized in this Order is subject to the Debtors first obtaining MGCB approval, including the approval required by R 432.1508 and R 432.1509, and the Debtors’ compliance with the provisions of the Gaming Control and Revenue Act, M.C.L.A. 432.201 et seq., and the MGCB’s administrative rules, resolutions, and orders that apply to the debt transaction at issue in this Order.

          30. Certain Liens and Alleged Liens.

(i) Notwithstanding anything to the contrary contained in this Order, including, without limitation, Paragraphs 13 and 16 hereof, or any provision of the DIP Loan Documents, any person that, under Michigan law, is entitled to and duly records a construction lien for work performed before or after the Petition Date, shall have the rights and priorities afforded under Michigan law with respect to the Post-Petition Agent, the DIP Lenders, the Pre-Petition Secured Parties and any other person;

(ii) None of the provisions of this Order or the other DIP Loan Documents shall affect the validity, extent, or priority of any assignment (s), pledge(s), security interest(s) or lien(s) (if any) in favor of any of Ted Gatzaros, Maria Gatzaros, Dimitrios “Jim” Papas and/or

Viola Papas (and the Debtors do not admit that any such assignment, pledge, security interest or lien exists) in:

(a) the membership interests of Kewadin in Monroe;

(b) the rights of Kewadin to distributions from Monroe;

(c) the rights of Kewadin to distributions from Greektown Holdings and/or Greektown Casino; and

(d) all products and/or proceeds of all of the foregoing, including, without limitation, the proceeds of any sale of any of Kewadin’s membership interests in Monroe, all monies due to Kewadin, directly or indirectly, for any reason, on account of any of the foregoing, and all other cash and non-cash proceeds of same.

31. Greektown Casino and Jenkins/Skanska Venture, LLC (“Jenkins/Skanska”) are parties to a pre-petition construction contract (the “Construction Contract”). Jenkins/Skanska has asserted that it is owed, under the Construction Contract or under law, the sum of $526,831.60 for professional fees it incurred in connection with the Cases, and that such obligations are secured under Michigan’s Construction Lien Laws. Nothing contained in this Order shall modify, alter, amend or in any manner affect, any of the rights, priorities or defenses of Jenkins/Skanska, on one hand, or the Borrowers, the Guarantors, the Pre-Petition Lenders, the DIP Lenders, Pre-Petition Agent, the DIP Agents, the Ad Hoc Lender Group or the Put Parties, on the other.

Signed on December 23, 2009	___ __/s/ Walter Shapero_
__Walter ShaperoUnited States
Bankruptcy Judge

EXHIBIT C

LENDER ASSIGNMENT AGREEMENT

          This ASSIGNMENT AGREEMENT (this “Agreement”) is entered into by and between the parties designated as Assignor (“Assignor”) and Assignee (“Assignee”) above the signatures of such parties on the Schedule of Terms attached hereto and hereby made an integral part hereof (the “Schedule of Terms”) and relates to that certain DIP Credit Agreement described in the Schedule of Terms (said DIP Credit Agreement, as amended, supplemented or otherwise modified to the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “DIP Credit Agreement”, the terms defined therein and not otherwise defined herein, whether in singular or plural form, being used herein as therein defined).

          IN CONSIDERATION of the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

          SECTION 1. Assignment and Assumption.

          a. Effective upon the Settlement Date specified in Item 4 of the Schedule of Terms (the “Settlement Date”), Assignor hereby sells and assigns to Assignee, without recourse, representation or warranty (except as expressly set forth herein), and Assignee hereby purchases and assumes from Assignor, that percentage interest in all of Assignor’s rights and obligations as a Lender arising under the DIP Credit Agreement and the other Loan Documents with respect to Assignor’s Commitments and outstanding Loans, if any, which represents, as of the Settlement Date, the percentage interest specified in Item 3 of the Schedule of Terms of all rights and obligations of Lenders arising under the DIP Credit Agreement and the other Loan Documents with respect to the Commitments and any outstanding Loans (the “Assigned Share”).

          b. In consideration of the assignment described above, Assignee hereby agrees to pay to Assignor, on the Settlement Date, the principal amount of any outstanding Loans included within the Assigned Share, such payment to be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth in Item 5 of the Schedule of Terms.

          c. Assignor hereby represents and warrants that Item 3 of the Schedule of Terms correctly sets forth the amount of the Commitments, the outstanding Loans and the Pro Rata Share corresponding to the Assigned Share.

          d. Assignor and Assignee hereby agree that, after giving effect to the assignment and assumption described above, (i) Assignee shall be a party to the DIP Credit Agreement and shall have all of the rights and obligations under the Loan Documents, and shall be deemed to have made all of the covenants and agreements contained in the Loan Documents, arising out of or otherwise related to the Assigned Share from and after the Settlement Date; provided, however, that nothing in this Agreement shall be construed to permit the Assignee to take any independent default-related action against the Borrowers or any of their Affiliates, nor any action that is not pursuant to the Loan Documents, and (ii) Assignor shall be absolutely released from any of such obligations, covenants and agreements assumed or made by Assignee in respect of the Assigned

Share first arising after the Settlement Date. Assignee hereby acknowledges and agrees that the agreement set forth in this clause (d) is expressly made for the benefit of the Borrowers, the Administrative Agent, Assignor and the other Lenders and their respective successors and permitted assigns.

          e. Assignor and Assignee hereby acknowledge and confirm their understanding and intent that (i) this Agreement shall effect the assignment by Assignor and the assumption by Assignee of Assignor’s rights and obligations with respect to the Assigned Share from and after the Settlement Date, (ii) any other assignments by Assignor of a portion of its rights and obligations with respect to the Commitments and any outstanding Loans shall have no effect on the Commitments, the outstanding Loans and the Pro Rata Share corresponding to the Assigned Share as set forth in Item 3 of the Schedule of Terms, and (iii) from and after the Settlement Date, the Administrative Agent shall make all payments under the DIP Credit Agreement in respect of the Assigned Share (including all payments of principal and accrued but unpaid interest, and commitment fees with respect thereto) (A) in the case of any such interest and fees that shall have accrued prior to the Settlement Date, to Assignor, and (B) in all other cases to Assignee; provided, however, that Assignor and Assignee shall make payments directly to each other to the extent necessary to effect any appropriate adjustments in any amounts distributed to Assignor and/or Assignee by the Administrative Agent under the Loan Documents in respect of the Assigned Share in the event that, for any reason whatsoever, the payment of consideration contemplated by clause (b) of this Section 1 occurs on a date other than the Settlement Date.

          SECTION 2. Certain Representations, Warranties and Agreements.

          a. Assignor represents and warrants that immediately prior to this Assignment it is the legal and beneficial owner of the Assigned Share, free and clear of any adverse claim.

          b. Assignor shall not be responsible to Assignee for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Assignor to Assignee or by or on behalf of the Borrowers to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrowers or any other Person liable for the payment of any Obligations, nor shall Assignor be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or potential Event of Default.

          c. Assignee represents and warrants that it is an Eligible Assignee; that it has acquired the Assigned Share for its own account in the ordinary course of its business and without a view to distribution of the Loans within the meaning of the Securities Exchange Act of 1934 or other federal securities laws (it being understood that, subject to the provisions of Section 13.11 of the DIP Credit Agreement, the disposition of the Assigned Share or any interests therein shall at all times remain within its exclusive control); that it has received,

2

reviewed and approved a copy of the DIP Credit Agreement (including all Exhibits and Schedules thereto).

          d. Assignee represents and warrants that it has received from Assignor such financial information regarding the Borrowers as is available to Assignor and as Assignee has requested, that it has made its own independent investigation of the financial condition and affairs of the Borrowers in connection with the assignment evidenced by this Agreement, and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers. Assignor shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any other credit or other information with respect thereto, whether coming into its possession before the making of the initial Loans or at any time or times thereafter, and Assignor shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Assignee.

          e. Each party to this Agreement represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

          SECTION 3. Miscellaneous.

          a. Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement.

          b. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

          c. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the notice address of each of Assignor and Assignee shall be as set forth on the Schedule of Terms or, as to either such party, such other address as shall be designated by such party in a written notice delivered to the other such party in accordance with clause (a) of Section 1 herein. In addition, the notice address of Assignee set forth on the Schedule of Terms shall serve as the initial notice address of Assignee for purposes of Section 13.2 of the DIP Credit Agreement.

3

          d. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          e. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          f. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

          g. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

          h. This Agreement shall become effective upon the date (the “Effective Date”) upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) notice of this Agreement, together with (A) payment instructions, (B) the Internal Revenue Service Forms or other statements contemplated or required to be delivered pursuant to Section 4.2 of the DIP Credit Agreement and (C) addresses and related information with respect to such Assignee, shall have been delivered to the Borrowers and the Administrative Agent by such Assignor and such Assignee, (iii) the receipt by the Administrative Agent of the processing and recordation fees referred to in Section 13.11.1 of the DIP Credit Agreement, (iv) in the event Assignee is a Non-US Lender, the delivery by Assignee to the Administrative Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Assignee may be required to deliver to the Administrative Agent pursuant to said Section 4.2 of the DIP Credit Agreement, (v) the execution of a counterpart hereof by the Administrative Agent as evidence of its acceptance hereof in accordance with Section 13.11.1 of the DIP Credit Agreement, and (vi) the receipt by the Administrative Agent of originals or facsimiles of the counterparts described above and authorization of delivery thereof.

4

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on the Schedule of Terms.

[Remainder of page intentionally left blank. Schedule of Terms follows.]

5

SCHEDULE OF TERMS

Item #

1.	Borrowers: Greektown Holdings, L.L.C. and Greektown Holdings II, Inc.

2.

Name and Date of DIP Credit Agreement: SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of December 29, 2009, among GREEKTOWN HOLDINGS, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (“Greektown Holdings”) and GREEKTOWN HOLDINGS II, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Greektown Corporation”, together with Greektown Holdings, the “Borrowers” and each, a “Borrower”), GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Operating Company”), TRAPPERS GC PARTNER, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“TGCP”), CONTRACT BUILDERS CORPORATION, a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Contract Builders”), and REALTY EQUITY COMPANY, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Realty Equity”, and together with the Operating Company, TGCP and Contract Builders, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the various financial institutions as are or may become parties hereto (collectively, the “Lenders”), JEFFERIES FINANCE LLC (“Jefferies”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as the syndication agent (in such capacity, the “Syndication Agent”), and Goldman Sachs and Jefferies, as co-lead arrangers (in such capacity, the “Co-Lead Arrangers”) and co-bookrunners (in such capacity, “Co-Bookrunners”).

3.	Amounts:

		Term A Loans			Delayed Draw Loans

a.	Aggregate Commitments of all Lenders:	$	______________		$	______________

b.	Aggregate Loans of all Lenders:	$	______________		$	______________

c.	Amount of Assigned Share of Commitments:	$	______________		$	______________

d.	Assigned Share/Pro Rata Share of Commitments:		______________	%		______________	%

e.	Amount of Assigned Share of Loans:	$	______________		$	______________

f.	Assigned Share/Pro Rata Share of Loans:		______________	%		______________	%

6

Schedule of Terms Continued

4.	Settlement Date: _________________, [200_]

5.	Payment Instructions:
	ASSIGNOR:	ASSIGNEE:

	Attention:_____________________	Attention:
	Reference:_____________________	Reference:

6.	Notice Addresses:
	ASSIGNOR:	ASSIGNEE:

7.	Signatures:

[NAME OF ASSIGNOR],	[NAME OF ASSIGNEE],
as Assignor	as Assignee

By:	By:
Title:
Title:

7

Accepted in accordance with Section
13.1l.1 of the DIP Credit Agreement

JEFFERIES FINANCE LLC, as
Administrative Agent

By:
Name:
Title:

Signature Page to Lender Assignment Agreement

EXHIBIT D

BORROWING REQUEST

[NAME OF AGENT]
[AGENT ADDRESS]

GREEKTOWN HOLDINGS, L.L.C.

GREEKTOWN HOLDINGS II, INC.

Gentlemen and Ladies:

          This Borrowing Request is delivered to you pursuant to Section 2.3 of the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of December 29, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “DIP Credit Agreement”), among GREEKTOWN HOLDINGS, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (“Greektown Holdings”) and GREEKTOWN HOLDINGS II, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Greektown Corporation”, together with Greektown Holdings, the “Borrowers” and each, a “Borrower”), GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Operating Company”), TRAPPERS GC PARTNER, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“TGCP”), CONTRACT BUILDERS CORPORATION, a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Contract Builders”), and REALTY EQUITY COMPANY, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Realty Equity”, and together with the Operating Company, TGCP and Contract Builders, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the various financial institutions as are or may become parties thereto (collectively, the “Lenders”), JEFFERIES FINANCE LLC (“Jefferies”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as the syndication agent (in such capacity, the “Syndication Agent”), and Goldman Sachs and Jefferies, as co-lead arrangers (in such capacity, the “Co-Lead Arrangers”) and co-bookrunners (in such capacity, “Co-Bookrunners”). Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the DIP Credit Agreement.

          [The Borrowers hereby request that the Term A Loan in the aggregate principal amount of $[190,000,000] be made on December 29, 2009 to fund (i) the repayment of the Borrowers’ outstanding obligations under that certain Amended and Restated Senior Superpriority Debtor-in-Possession Credit Agreement, dated as of February 20, 2009 (as heretofore amended, supplemented or otherwise modified) by and among the Borrowers, the Subsidiary Guarantors, the various lenders party thereto and Merrill Lynch Capital Corporation as administrative agent for the lenders party thereto in accordance with the Budget and (ii) the payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Credit Agreement.]

          [The Borrowers hereby request that a Delayed Draw Loan in the aggregate principal amount of $[___] be made on [DATE] to fund: (i) capital contributions to the Operating Company which the Operating Company will use in accordance with the Budget as approved by the Administrative Agent, and (ii) the payment of amounts necessary for the Borrowers and the Subsidiary Guarantors to reimburse the reasonable and documented fees and expenses incurred by the Administrative Agent and its professionals in connection with the preparation, negotiation, administration and enforcement of the terms of the DIP Credit Agreement.]

          The Borrowers hereby acknowledge that, pursuant to Section 6.2.3 of the DIP Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the Borrowers of the proceeds of the Loans requested hereby constitute a representation and warranty by the Borrowers that, on the date of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 6.2.3 and Section 6.2.6 are true and correct in all material respects.

          The Borrowers agree that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrowers, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such Borrowing as if then made.

          Please wire transfer the proceeds of the Borrowing to the account as set forth below:

[Term A Loan
Amount to be Transferred:	$
Transferee:	[_______________________________]
Account:	Account No.: [____________________]
ABA No.: [______________________]
Reference: [______________________]]
[Delayed Draw Loan
Amount to be Transferred:	$
Transferee:	[_______________________________]
Account:	Account No.: [____________________]
ABA No.: [_______________________]
Reference: [_______________________]]

2

          The Borrowers have caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Representative this ___ day of ___________, 200_.

GREEKTOWN HOLDINGS, L.L.C., as a debtor and debtor-in-possession

By:
Name:
Title:

GREEKTOWN HOLDINGS II, INC., as a debtor and debtor-in-possession

By:

Name:
Title:

Signature Page to Borrowing Request

EXHIBIT E

TAX CERTIFICATE

          Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of December 29, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “DIP Credit Agreement”), among GREEKTOWN HOLDINGS, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (“Greektown Holdings”) and GREEKTOWN HOLDINGS II, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Greektown Corporation”, together with Greektown Holdings, the “Borrowers” and each, a “Borrower”), GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Operating Company”), TRAPPERS GC PARTNER, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“TGCP”), CONTRACT BUILDERS CORPORATION, a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Contract Builders”), and REALTY EQUITY COMPANY, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Realty Equity”, and together with the Operating Company, TGCP and Contract Builders, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the various financial institutions as are or may become parties thereto (collectively, the “Lenders”), JEFFERIES FINANCE LLC (“Jefferies”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as the syndication agent (in such capacity, the “Syndication Agent”), and Goldman Sachs and Jefferies, as co-lead arrangers (in such capacity, the “Co-Lead Arrangers”) and co-bookrunners (in such capacity, “Co-Bookrunners”).

          The interest acquired by [______________] pursuant to the terms of Section 13.11.1 of the DIP Credit Agreement is herein referred to as the “Assigned Interest”. The undersigned hereby declares under penalties of perjury, that:

          1. [____________], [address], is the beneficial owner of the Assigned Interest;

          2. [____________] is a foreign corporation;

          3. The income from the Assigned Interest held by [____________] is not effectively connected with the conduct of a trade or business within the United States;

          4. [____________] is not a bank within the meaning of Section 881 (c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

          5. [____________] is not a controlled foreign corporation (within the meaning of Section 957(a) of the Code) that is related (within the meaning of Section 864(d)(4) of the Code) to the Borrowers;

          6. [____________] is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers; and

          7. [____________] is not (i) a citizen or resident of the United States of America or its possessions, (ii) a corporation, partnership or other entity created or organized under the laws of the United States, its possessions or any political subdivision thereof or therein, (iii) an estate (other than a foreign estate) or (iv) a trust over which a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

[No further text]

2

          IN WITNESS WHEREOF, the undersigned has caused this Tax Certificate to be executed as of the ____ day of ________, 200_.

[________________________]

By:

Name:
Title:

Signature Page to Tax Certificate

EXHIBIT F

COMPLIANCE CERTIFICATE

GREEKTOWN HOLDINGS, L.L.C.

GREEKTOWN HOLDINGS II, INC.

This Compliance Certificate is delivered pursuant to clause (d) of Section 8.1.1 of the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of December 29, 2009 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “DIP Credit Agreement”), among GREEKTOWN HOLDINGS, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) (“Greektown Holdings”) and GREEKTOWN HOLDINGS II, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Greektown Corporation”, together with Greektown Holdings, the “Borrowers” and each, a “Borrower”), GREEKTOWN CASINO, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Operating Company”), TRAPPERS GC PARTNER, L.L.C., a Michigan limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“TGCP”), CONTRACT BUILDERS CORPORATION, a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Contract Builders”), and REALTY EQUITY COMPANY, INC., a Michigan corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Realty Equity”, and together with the Operating Company, TGCP and Contract Builders, the “Subsidiary Guarantors” and each, a “Subsidiary Guarantor”), the various financial institutions as are or may become parties hereto (collectively, the “Lenders”), JEFFERIES FINANCE LLC (“Jefferies”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as the syndication agent (in such capacity, the “Syndication Agent”), and Goldman Sachs and Jefferies, as co-lead arrangers (in such capacity, the “Co-Lead Arrangers”) and co-bookrunners (in such capacity, “Co-Bookrunners”). Unless otherwise defined herein or the context otherwise requires, terms used herein, whether in singular or plural form, or in any of the attachments hereto, have the meanings provided in the DIP Credit Agreement.

          The Borrowers hereby certify, represent and warrant in respect of the period (the “Computation Period”) commencing on ________ __ ____, and ending on ________ __ ____ (such latter date being the “Computation Date”) that as of the Computation Date:

(a) No Default had occurred and was continuing[, except [for __________] [and] [as specified below]].

(b) Consolidated EBITDAR was _________, as computed on Attachment 1 hereto.

          (c) The sum of (i) all Available Cash, (ii) all unrestricted Investments of the Loan Parties permitted under Section 8.2.5 of the DIP Credit Agreement and (iii) the aggregate unused amount of the Commitments in effect at such time is not less than $5,000,000 in the aggregate.

          The chief executive office and principal place of business of the Borrowers and the Operating Company is located as indicated on Item A of Attachment 2 hereto or as set forth on the relevant [________________] or in a previous Compliance Certificate.

          Neither the Borrowers nor the Operating Company has changed its legal name, used any tradename or been the subject of any merger or other corporate reorganization except (i) as indicated on Item B of Attachment 2 hereto, (ii) as set forth on the relevant [____________________] or (iii) as set forth in a previous Compliance Certificate.

[No further text]

          IN WITNESS WHEREOF, the Borrowers have caused this Compliance Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief [financial] [accounting] Authorized Representative on this ____ day of ________, 200_.

GREEKTOWN HOLDINGS, L.L.C., as a debtor and debtor-in-possession

By:
Name:
Title:

GREEKTOWN HOLDINGS II, INC., as a debtor and debtor-in-possession

By:

Name:
Title:

Signature Page to Comliance Certificate

Attachment 1
(to __/__/__ Compliance
Certificate)

CONSOLIDATED EBITDAR

[Borrowers to Attach Computation]

Attachment 2
(to __/__/__ Compliance
Certificate)

Item A. Change of Place of Business, etc.

New Address

Item B. Change of Trade or Legal Names

New Legal Name	New Trade Name

Exhibit G

CASH COLLATERAL ACCOUNT AGREEMENT

          This Agreement is entered into as of January __, 2010, among GREEKTOWN CASINO, L.L.C. (“Company”), JEFFERIES FINANCE LLC, as administrative agent for the benefit of the Secured Parties (as defined below) (“Agent”) and PNC BANK, NATIONAL ASSOCIATION (“Bank”) with respect to the following:

A.

Company has entered into that certain SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of December 29, 2009, by and among GREEKTOWN HOLDINGS, L.L.C. and GREEKTOWN HOLDINGS II, INC., as borrowers, the Company together with the other subsidiary guarantors party thereto, the various financial institutions from time to time party thereto (such institutions, collectively, the “Lenders”), the Agent, and GOLDMAN SACHS LENDING PARTNERS LLC (together with the Agent and the Lenders, the “Secured Parties”).

B.	Bank has agreed to establish and maintain for Company deposit account numbers 628652637, 644878249 and 978808160 (each, an “Account” and collectively, the “Accounts”).

C.	Company has assigned to Agent on behalf of the Secured Parties a security interest in each Account and in checks and other payment instructions deposited in the Accounts (“Checks”).

D.

Company, Agent and Bank are entering into this Agreement to evidence Agent’s security interest in each Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Accounts.

     Accordingly, Company, Agent and Bank agree as follows:

     1.          (a) Each Account is a “deposit account” as such term is defined in Article 9 of the Uniform Commercial Code as in effect in the State of Michigan (the “UCC”) and the Bank is a “bank” as such term is defined in the UCC.

             (b) This Agreement evidences Agent’s control (as defined in Section 9-104 of the UCC) at all times over the Accounts. Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Accounts, Bank will comply with instructions originated by Agent as set forth herein directing the disposition of funds in the Accounts without further consent of the Company.

             (c) Company represents and warrants to Agent and Bank that it has not assigned or granted a security interest in the Accounts or any Check deposited in the Accounts, except to the Agent for the benefit of the Secured Parties.

             (d) Company will not permit the Accounts to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than Agent’s security interest referred to herein.

             (e) Except for the claims and interest of the Secured Parties and of the Company in the Accounts, the Bank to its best knowledge on the date hereof does not know of any claim to, or security interest in, any of the Accounts or in any funds credited thereto and to its best knowledge does not know of any claim that any Person other than the Agent has been given “control” of any of the Accounts or any such funds. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process and any claim of “control”) against any funds in the Accounts, the Bank will promptly notify the Company thereof and the Company will promptly provide the Agent with a copy of any such notice.

2. During the Activation Period (as defined below), Bank shall prevent Company from making any withdrawals from any of the Accounts. Prior to the Activation Period, Company may operate and transact business through the Accounts in its normal fashion, including making withdrawals from the Accounts, but covenants to Agent it will not close any of the Accounts. Bank shall have no liability in the event Company breaches this covenant to Agent. Immediately upon the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all collected and available balances in the Accounts to Agent at its account specified in the Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from Agent in the form of Exhibit A (the “Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal. Notwithstanding the foregoing, Bank reserves the right to suspend all activities in an Account in the event Bank reasonably believes that fraudulent or illegal activities have occurred in such Account.

3. In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in any of the Accounts, the Bank hereby agrees that such security interest shall be subordinate to that of the Secured Parties. The funds deposited into the Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Secured Parties except as expressly provided in this Agreement. Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Accounts, except as permitted by Section 4, so long as this Agreement is in effect.

4. Bank is permitted to charge the Accounts:

          (a) for its fees and charges relating to such Account or this Agreement; and

          (b) in the event any Check deposited into such Account is returned unpaid for any reason or for any breach of warranty claim.

     5. (a) If the balances in an Account are not sufficient to compensate Bank for any fees or charges due Bank in connection with such Account or this Agreement, Company agrees to pay Bank on demand the amount due Bank. Company will have breached this Agreement if it has not paid Bank, within five Business Days after such demand, the amount due Bank.

          (b) If the balances in an Account are not sufficient to compensate Bank for any returned Check, Company agrees to pay Bank on demand the amount due Bank. If Company fails to so pay

Bank within five Business Days after demand therefor, Agent agrees to pay Bank within five Business Days after Bank’s demand to Agent to pay any amount received by, or distributed at the direction of, Agent pursuant to this Agreement, with respect to such returned Check. The failure to so pay Bank shall constitute a breach of this Agreement. If Bank is stayed from making demand upon Company as a result of a bankruptcy or similar proceeding, then Bank shall not be required to make such demand upon Company prior to making demand upon Agent.

          (c) Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company may have with Bank for the amount or amounts due Bank under subsection 5(a) or 5(b).

          (d) The provisions of this Section 5 shall survive the termination of this Agreement.

     6. In addition to the original Bank statement provided to Company, Bank will provide Agent with a duplicate of such statement.

     7. (a) Bank will not be liable to Company or Agent for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.

          (b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

          (c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or Agent or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

          (d) Bank shall have no duty to inquire or determine whether Company’s obligations to Agent are in default or whether Agent is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

          (e) Notwithstanding any of the other provisions of this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank reasonably deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

          (f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning any Account or any Check and shall not be in violation of this Agreement for so doing.

8. (a) Company shall indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to reasonable allocated costs of staff counsel, other reasonable attorney’s fees and any other reasonable fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement. Agent shall indemnify Bank against, and hold it harmless from, any and all documented liabilities, claims, costs, expenses and damages of any nature (including but not limited to reasonable costs of outside counsel and any other reasonable documented fees and expenses) that Bank may incur as a result of following any instructions or directions it receives from Agent with respect to the Accounts during the term of this Agreement. In no event will Agent be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank.

          (b) Company shall pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and reasonable attorneys’ fees incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and reasonable attorneys’ fees (including reasonable allocated costs for in-house legal services) incurred by Bank in the administration of this Agreement (including preparation of any amendments hereto or instruments or agreements required hereunder).

(c) Company’s and Agent’s obligations under this section shall survive termination of this Agreement.

9.Termination and assignment of this Agreement shall be as follows:

          Agent may terminate this Agreement upon notice to Company and Bank. Agent may assign this Agreement upon thirty days’ prior notice to Company and Bank. Bank may terminate this Agreement upon thirty days’ prior notice to Company and Agent. Company may not terminate this Agreement.

10. Company represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) there are no other agreements entered into between the Bank and the Company with respect to the Accounts and the Checks (other than the standard and customary documentation with respect to establishment and maintenance of the Accounts); (iii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iv) all approvals and authorizations, required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

11. (a) This Agreement may be amended only by a writing signed by Company, Agent and Bank. Each of the Accounts is subject to: (i) Bank’s right to place holds for uncollected funds pursuant to Federal Reserve Regulation CC, (ii) Bank’s account and applicable service agreements, disclosures, other deposit account documentation, and (iii) Bank’s customary procedures and practices in connection therewith (all of the foregoing collectively, the “Account Rules”) as may be in effect from time to time. In the event of a conflict between the terms of this Agreement and the Account Rules, the terms of this Agreement shall prevail.

          (b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

          (c) This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

          (d) This Agreement shall be interpreted in accordance with New York law without reference to that state’s principles of conflicts of law. EACH OF THE PARTIES WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE NATURE OF THE CLAIM OR FORM OF THE ACTION.

12. Any notice or other communication to be given under this Agreement shall be in writing and shall be addressed to the appropriate party at its address or facsimile number set forth on the signature page of this Agreement or to such other address or facsimile number as such party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt; provided, however, that notice given by facsimile transmission shall be effective only after receipt thereof has been orally confirmed by the recipient.

13. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or Agent.

(Signature pages follow)

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

GREEKTOWN CASINO, L.L.C., as Company

By:

Name:

Title:

Address for notices:

555 E. Lafayette Street
Detroit, Michigan 48226
Telephone:	(313) 223-2999
Facsimile:	(313) 961-3006
Attention:	Cliff Vallier, Chief Executive Officer and Chief Financial Officer

with a copy to:

Sault Ste. Marie Tribe of Chippewa Indians
523 Ashmun Street
Sault Ste. Marie, Michigan 49783
Telephone:	(906) 635-6050
Facsimile:	(906) 635-4969
Attention:	Darwin McCoy, Tribal Chairman James Bias, Tribal Counsel

and:

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Telephone:	(513) 651-6156
Facsimile:	(513) 651-6981
Attention:	Ronald E. Gold, Esq.

Signature Page to Control Agreement

JEFFERIES FINANCE LLC, as Agent

By:

Name:

Title:

Address for notices:

Jefferies Finance LLC
520 Madison Ave, 16th Floor
New York NY 10022
Telephone: (212) 708-2748
Facsimile: (212) 284-3444
Attn: General Counsel

with a copy to:

Bracewell & Giuliani LLP
1177 Avenue of the Americas
New York, New York 10036
Telephone:	(212) 508-6100
Facsimile:	(212) 508-6101
Attention:	Kurt A. Mayr, Esq.
Kristen V. Campana, Esq.

Signature Page to Control Agreement

PNC BANK, NATIONAL ASSOCIATION, as Bank

By:

Name:

Title:

Address for notices:

PNC Bank, National Association
101 West Washington Street
Locator I1-Y013-06-5
Indianapolis, IN 46255
Telephone:(317) 267-6269
Facsimile: (317) 267-3669
Attn.: TMIS Manager

Signature Page to Control Agreement

EXHIBIT A
DEPOSIT ACCOUNT CONTROL AGREEMENT

Jefferies Finance LLC
520 Madison Ave, 16th Floor
New York NY 10022

To:	PNC Bank, National Association 101 West Washington Street Locator I1-Y013-06-5 Indianapolis, IN 46255 Telephone: (317) 267-6269 Facsimile: (317) 267-3669 Attn.: TMIS Manager

Re:  Greektown Holdings, L.L.C. Account Nos. 628652637, 644878249 and 978808160

Ladies and Gentlemen:

          Reference is made to the Deposit Account Control Agreement dated as of January __, 2010 (the “Agreement”) among Greektown Holdings, L.L.C., us and you regarding the above-described accounts (the “Accounts”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Accounts and we hereby instruct you to transfer funds to our account as follows:

Bank Name:

ABA No.:

Account Name:

Account No.:

Very truly yours,

JEFFERIES FINANCE LLC, as Agent

By:

Name:

Title:

Exhibit A to Control Agreement

EXHIBIT H

REAL PROPERTY DESCRIPTIONS

I.	L-1 – the Permanent Casino

	A.	Parcel K-1 (555 E. Lafayette, Detroit, Michigan)

(Parcel A) Lots 123 and 124, PLAT OF LAMBERT BEAUBIEN FARM, as surveyed into town lots for the proprietors by John Mullett, Surveyor, July 1831 and recorded January 30, 1935 in Liber 6 of City Records, Pages 475, 476, 477, and 478; and Lots A, B, and C of CANDLER’S SUBDIVISION of Lots 125 and 126 of Lambert Beaubien Farm, as recorded in Liber 1 of Plats, Page 148; and Lots 8 and 9, PLAT OF THE ANTOINE BEAUBIEN FARM, as recorded in Liber 27 of Deeds, Pages 197, 198, and 199, Wayne County Records, being that portion of Lots 8 and 9 lying Northerly of East Lafayette Street and Southerly of the public alley (now vacated) running from Beaubien to St. Antoine Street in the block bounded by Beaubien, East Lafayette, St. Antoine and Monroe Avenue, and all of the vacated 20 feet alley lying North of and adjacent to the above described lots. Also part of Lot 7, and all of Lots 13, 14 and 15 of the PLAT OF ANTOINE BEAUBIEN FARM, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, Wayne County Records, being that portion of Lot 7, lying Northerly of East Lafayette and Southerly of the public alley (now vacated), running from Beaubien to St. Antoine Street in the block bounded by Beaubien, East Lafayette, St. Antoine and Monroe Avenue, and the South ½ of the vacated 20 foot alley, lying North of and adjacent to said Lots 7 and 15 of the PLAT OF ANTOINE BEAUBIEN FARM.

ALSO DESCRIBED AS: Beginning at the intersection of the North line of East Lafayette and the West line of St. Antoine Street (50 feet wide) said intersection also being the Southeast corner of Lot 13 of PLAT OF ANTOINE BEAUBIEN FARM and proceeding thence South 60 degrees West, 449.48 feet (measured as 450.75 feet) along the North line of East Lafayette; thence North 26 degrees West, 158.38 feet (measured as North 25 degrees 53 minutes 34 seconds West, 158.85 feet) along the East line of Beaubien Street (60 feet wide); thence North 60 degrees East, 299.00 feet (measured as North 60 degrees 01 minutes 33 seconds East, 299.70 feet) along the North line of the vacated 20 foot alley; thence South 26 degrees East, 10.03 feet (measured as South 25 degrees 43 minutes 40 seconds East, 10.03 feet); thence North 60 degrees East, 150.00 feet (measured as North 60 degrees 01 minute 33 seconds East, 150.59 feet) along the centerline of the 20 foot vacated alley; thence South 26 degrees East, 148.39 feet (measured as South 26 degrees 04 minutes 20 seconds East, 148.59 feet) along the West line of St. Antoine Street to the point of beginning.

(Parcel C) K-1 and K-2 insured together with a mutual perpetual, reciprocal and non-exclusive easement for ingress and egress and access to and from St. Antoine

Street over lands described as The Casino Easement parcel, the Archdiocese Easement parcel, and the Monroe Street Realty Easement parcel, as created by and more fully disclosed in a certain Reciprocal Easement Agreement, dated as November 30, 1999 and recorded December 20, 1999 in Liber 30850, Page 354.

B.	Parcel K-11

Parts of Lots 16, 17 and 18 on the West side of St. Antoine Street, between Lafayette Street and Krogen Street, or Monroe Street on the Antoine-Beaubien Farm and more particularly described as: Commencing on the Northwest corner of Lot 18 as aforesaid running thence East along the South line of Monroe Avenue, 30 feet; thence Southerly across said Lot 18 and part of Lot 17 and parallel with the Westerly line of said Lots, 45 feet; thence Westerly parallel with the Northerly line of Lot 17 aforesaid 18 feet; thence Southerly across Lot 17 and part of Lot 16 aforesaid parallel with the Westerly or rear line of said Lot, 58.36 feet; thence Easterly parallel with the Southerly line of Lot 16, aforesaid 13 feet; thence Southerly across said Lot 16 parallel with the West line thereof, 35 feet to the Southerly line of said Lot 16 and to an alley; thence Westerly along the Northerly line of said alley 25 feet to the Southwesterly corner of said Lot 16; thence Northerly along the Westerly line of Lots 16, 17 and 18 aforesaid to the place of beginning, according to the plat thereof recorded in Liber 27, Page 198, of Deeds, Wayne County Records and including the North 10 feet of the vacated alley at the rear of Lot 16.

C.	Parcel K-12

Lot 7 including 10 feet of the vacated public alley at rear thereof South of Monroe Avenue of the ANTOINE BEAUBIEN FARM, as recorded in Liber 27, Pages 197, 198 and 199 of Deeds, Wayne County Records.

D.	Parcel K-13 (1041 St. Antoine Street, Detroit, Michigan)

Lot 18, EXCEPT the West 30 feet thereof, ALSO the East 88 feet of Lot 17, EXCEPT the North 0.88 feet of the East 18 feet of the West 30 feet, ALSO the East 88 feet of the North 9.12 feet of Lot 16, ALSO the East 75 feet of the South 35 feet of Lot 16 and the North 10 feet of adjacent vacant alley West of St. Antoine, PLAT OF ANTOINE BEAUBIEN FARM, as recorded in Liber 27 of Deeds, Page 197 thru 199, Wayne County Records.

Also known as the St. Mary’s Church Building.

E.	Parcel K-15

Land in the City of Detroit, Wayne County, Michigan, being part of East Lafayette Avenue, 120 feet wide, (as established in the City Council resolution adopted on July 17, 1996- J.C.C. Pgs 1561-71), between Beaubien Street and St. Antoine Street; the North 75 feet of said East Lafayette Avenue, having been

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vacated in the City Council resolution adopted May 17, 2006; being described in three parts as follows:

(1) The reversionary interests in the Northerly 25.00 feet of Lafayette Street (as platted, 50 feet wide) lying Southerly of and abutting the South line of Lots 123 and 124 in the “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835,” as recorded in Liber 6, Pages 475-478, City Records, Wayne County Records; and abutting Lots A, B and C in the “Candler’s Subdivision of Lots 125 and 126 Lambert Beaubien Farm,” as recorded in Liber 1, Page 148, Plats, Wayne County Records; and abutting Lots 7 through 9, both inclusive, and Lot 13 (North of Lafayette) in the “Plat of the Antoine Beaubien Farm,” April 22, 1846 including Catholic and Protestant Cemeteries, as recorded in Liber 27, Page 197, Deeds, Wayne County Records; and

(2) The reversionary interests in the Southerly 25.00 feet of Lafayette Street (as platted, 50 feet wide) lying Northerly of and abutting the North line of Lots 111 through 114 in the “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullet Surveyor recorded January 13, 1835,” as recorded in Liber 6, Pages 475-478, City Records, Wayne County Records; and abutting Lots 7, 8, 9 and 12 (South of Lafayette Street) in the “Plat of the Antoine Beaubien Farm,” April 22, 1846 including Catholic and Protestant Cemeteries, as recorded in Liber 27, Page 197, Deeds, Wayne County Records; and

(3) The North 25.00 feet of Lots 111 through 114 in the “Plat of a part of Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor, recorded January 13, 1835,” as recorded in Liber 6, Pages 475-478, City Records, Wayne County Records; and the North 25.00 feet of Lots 7, 8, 9 and 12 (South of Lafayette Street) in the “Plat of the Antoine Beaubien Farm,” April 22, 1846 including Catholic and Protestant Cemeteries, as recorded in Liber 27, Page 197, Deeds, Wayne County Records;

Excepting therefrom a triangular-shape (part of Lot 114 of said “Plat of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835” and public street) to maintain operation space for the Detroit People Mover Guideway System, described as follows:

Commencing at the Southwesterly corner of Lot 123 of said “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835,” also being the intersection of the Easterly line of said Beaubien Street and the Northerly line of said vacated 75.00 feet of East Lafayette Avenue (120 feet wide); thence South 26 degrees 06 minutes 22 seconds East along the Southerly extension of Beaubien Street (60 feet wide) 39.97 feet, to the Point of Beginning;

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thence continuing South 26 degrees 06 minutes 22 seconds East, along said Southerly extension of Beaubien Street (60 feet wide) 35.20 feet to a point being 25 feet South, measured at right angle, of the Southerly line of Lafayette Street (as platted, 50 feet wide), also being a point on the Westerly line of Lot 114 of said “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835”;

thence North 60 degrees 04 minutes 57 seconds East along a line being 25 feet South, measured at right angle, of the Southerly line of Layette Street (as platted, 50 feet wide) 21.76 feet to a point being 5 feet, measured at right angle, from the Easterly line of the line 12 feet wide people mover vehicle envelope;

thence North 58 degrees 51 minutes 31 seconds West, along said line being 5 feet, measured at right angle, from the Easterly line of the 12 feet wide people mover vehicle envelope 40.13 feet to a point on the Southerly extension of Beaubien Street (60 feet wide), also being the Point of Beginning;

Said three parts of East Lafayette Avenue being more particularly described as follows:

Beginning at the Southeasterly corner of Lot 13 of said “Plat of the Antoine Beaubien Farm,” also being the intersection of the Northerly line of vacated North 75.00 feet of East Lafayette Avenue (120 feet wide) and the Westerly line of St. Antoine Street (50 feet wide); thence South 25 degrees 59 minutes 10 seconds East along the Southerly extension of the Westerly line of said St. Antoine Street, a distance of 75.18 feet to a point being 25 feet South, measured at right angle, of the Southerly line of Lafayette Street (as platted, 50 feet wide), also being a point on the Easterly line of Lot 12 of said “Plat of the Antoine Beaubien Farm,”

thence South 60 degrees 02 minutes 32 seconds West along said line being 25 feet South, measured at right angle, of the Southerly line of Lafayette Street (as platted, 50 feet wide) 237.03 feet to a point on the Westerly line of Lot 9 of said “Plat of the Antoine Beaubien Farm,” also being a point on the Easterly line of Lot 111 of said “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835”;

thence South 60 degrees 04 minutes 57 seconds West along said line being 25 feet South, measured at right angle, of the Southerly line of Lafayette Street (as platted, 50 feet wide) 191.44 feet to point being 5 feet measured at right angles, from the Easterly line of the 12 feet wide people mover vehicle envelope;

thence North 58 degrees 51 minutes 31 seconds West along said line being 5 feet, measured at right angles, from the Easterly line of the 12 feet wide people mover envelope 40.13 feet to a point on the Southerly extension of Beaubien Street (60 feet wide);

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thence North 26 degrees 06 minutes 22 seconds West along the Southerly extension of Beaubien Street (60 feet wide) 39.97 feet to the intersection of the Easterly line of said Beaubien Street and the Northerly line of the said vacated North 75.00 feet of the East Lafayette Avenue (120 feet wide) also being the Southwesterly corner of Lot 123 of said “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835”;

thence North 60 degrees 04 minutes 57 seconds along the Northerly line of the said vacated North 75.00 feet of East Lafayette Avenue (120 feet wide) 218.38 feet to the Southeasterly corner of Lot 126 of said “Plat of a part of the Beaubien Farm in the City of Detroit as Surveyed into town Lots for proprietors by John Mullett Surveyor recorded January 13, 1835,” also being the Southwesterly corner of Lot 9 of said “Plat of the Antoine Beaubien Farm”;

thence North 60 degrees 02 minutes 32 seconds East along the Northerly line of said vacated North 75.00 feet of East Lafayette Avenue (120 feet wide) 231.85 feet to the Southeasterly corner of Lot 13 of said “Plat of the Antoine Beaubien Farm,” also being the intersection of the Northerly line of said vacated North 75.00 feet of East Lafayette Avenue and the Westerly line of said St. Antoine Street, also being the Point of Beginning.

Also known as the Lafayette Street Vacation.

	F.	Note, the Permanent Casino also includes the Trappers Alley Parcel described on Exhibit L-2.

II.	L-2 – the Trappers Alley Parcel

	A.	Parcel K-2

(Parcel B) Lots 127, 128, 129 and 130, PLAT OF THE LAMBERT BEAUBIEN FARM, as surveyed into town lots for the proprietors by John Mullett, Surveyor, July 1831 and recorded January 30, 1835, in Liber 6 of City Records, Pages 475, 476, 477, and 478, Wayne County Records. AND, the Northerly 138.36 feet more or less of the Southerly 296.92 feet more or less of Lots 8 and 9, PLAT OF THE ANTOINE BEAUBIEN FARM, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, Wayne County Records, being that portion of Lots 8 and 9 lying Southerly of Monroe Avenue and Northerly of the public alley (now vacated) running from Beaubien to St. Antoine Street in the block bounded by Beaubien, East Lafayette, St. Antoine and Monroe Avenue.

ALSO DESCRIBED AS: Beginning at the intersection of the South line of Monroe Avenue (50 feet wide) and the East line of Beaubien Street (60 feet wide) said point also being the Northwest corner of Lot 130 of said PLAT OF THE LAMBERT BEAUBIEN FARM and proceeding thence North 60 degrees East, 299.00 feet (measured as North 60 degrees 01 minute 19 seconds East, 300.10 feet) along the South line of Monroe Avenue; thence South 26 degrees East,

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138.36 feet (measured as South 25 degrees 43 minutes 40 seconds East, 138.05 feet); thence South 60 degrees West, 299.00 feet (measured as South 60 degrees 01 minute 33 seconds West, 299.70 feet) along the North line of the vacated 20 foot alley; thence North 26 degrees West, 138.33 feet (measured as North 25 degrees 53 minutes 34 seconds West, 138.00) along the East line of Beaubien Street to the point of beginning.

(Parcel C) K-1 and K-2 insured together with a mutual perpetual, reciprocal and non-exclusive easement for ingress and egress and access to and from St. Antoine Street over lands described as The Casino Easement parcel, the Archdiocese Easement parcel, and the Monroe Street Realty Easement parcel, as created by and more fully disclosed in a certain Reciprocal Easement Agreement, dated as November 30, 1999 and recorded December 20, 1999 in Liber 30850, Page 354.

III.	L-3 – the Hotel/Garage

	A.	Parcel K-14 (1200 St. Antoine, Detroit, Michigan)

Parcel 1: (originally 666 Macomb Street, Foster-Winter Parking Structure)

A parcel of land in the City of Detroit, Wayne County, Michigan, being all of Lots 1 through 4, inclusive, lying North of Monroe Avenue, 50 feet wide, and all of Lots 1 through 4, inclusive, lying South of Macomb Street, these lots having been platted in the PLAT OF THE A. BEAUBIEN FARM, 1846, as recorded in Liber 27, Pages 197, 198, and 199 of Deeds, on April 22, 1846, Wayne County Records; ALSO all of Lots 3 through 7, inclusive, and part of Lot 2 lying North of Monroe Avenue, 50 feet wide, and all of Lots 3 through 7, inclusive, and part of Lot 2, lying South of Macomb Street, 50 feet wide, these lots having been platted in the PLAT OF THE FRONT OF C. MORAN’S FARM, Charles Moran, Proprietor, A.E. Hathon, Civil Engineer, 1837, as recorded in Liber 10, Page 5 of Deeds, City Records, on August 5, 1837; ALSO all that part of vacated 20 foot East-West public alley abutting the aforementioned lots and parts of lots within bounds of the parcel which is more particularly described as follows:

Beginning at the intersection of the East line of St. Antoine Street, 50 feet wide, and the South line of Macomb Street, 50 feet wide, both as platted in the aforementioned Plat of the A. Beaubien Farm; thence North 59 degrees 52 minutes 20 seconds East 474.90 feet along the South line of Macomb Street; thence South 30 degrees 08 minutes 54 seconds East, 230.42 feet to a point on the North line of Monroe Avenue, 50 feet wide; thence South 59 degrees 51 minutes 30 seconds West, 490.85 feet along the North line of Monroe Avenue to its intersection with the East line of St. Antoine Street; thence North 26 degrees 11 minutes 00 seconds West 231.12 feet along the East line of St. Antoine Street to the place of beginning.

Parcel 2: (originally 1211 Chrysler, Parkwycke Tower)

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All of Lot 1 and part of Lot 2, lying North of Monroe Avenue, 50 feet wide, and all of Lot 1 and part of Lot 2, lying South of Macomb Street, 50 feet wide, all as platted in the PLAT OF THE FRONT OF C. MORAN’S FARM, Charles Moran, Proprietor, A. E. Hathon Civil Engineer, 1837, as recorded in Liber 10 of City Records, Page 5, Wayne County Records, also all that part of the vacated 20 foot wide East-West public alley abutting the aforementioned lots and parts of lots within the bounds of the parcel which is more particularly described as follows: Beginning at the intersection of the West line of the Walter P. Chrysler Freeway West Service Drive (originally platted as Hastings Street, 50 feet wide) and the South line of Macomb Street, 50 feet wide, both as platted in the aforementioned PLAT OF THE FRONT OF C. MORAN’S FARM; thence South 26 degrees 03 minutes 20 seconds East 230.98 feet along said West line of the Chrysler Freeway West Service Drive to its intersection with the North line of Monroe Street, 50 feet wide; thence along said North line of Monroe Street, South 59 degrees 51 minutes 06 seconds West 85.27 feet; thence North 30 degrees 08 minutes 54 seconds West 230.42 feet to a point on the said South line of Macomb Street; thence North 52 degrees 52 minutes 10 seconds East 101.75 feet along said South line of Macomb Street to the point of beginning.

Being more particularly described as:

Beginning at the intersection of the easterly line of St. Antoine Street (50 feet wide) and the southerly line of said Macomb Street (50 feet wide), of said “PLAT OF THE A. BEAUBIEN FARM, 1846”; Thence N60º02’32”E along the southerly line of said Macomb Street (50 feet wide), also being the northerly line of Lots 1 through 4 lying South of Macomb St. (50 feet wide) of said “PLAT OF THE A. BEAUBIEN FARM, 1846” and Lots 1 through 7 lying South of said Macomb Street (50 feet wide) of said “PLAT OF THE FRONT OF C. MORAN’S FARM, Charles Moran, Proprietor, A. E. Hathon, Civil Engineer, 1837”, 575.96 feet;

Thence S25º52’55”E along the westerly line of the Walter P. Chrysler Freeway West Service Drive, also being the easterly line of lot 1 lying North of Monroe Avenue (50 fee wide) and lot 1 lying South of Macomb Street, 50 feet wide, all as platted in said “Plat of the front of C. Moran’s Farm, Charles Moran, Proprietor, A. E. Hathon Civil Engineer, 1837”, 230.58 feet to the northerly line of Monroe Street (50 feet wide), also being the southeasterly corner of lot 1 lying North of Monroe Avenue (50 feet wide) as platted in said “Plat of the front of C. Moran’s Farm, Charles Moran, Proprietor, A. E. Hathon Civil Engineer, 1837”;

Thence S60º02’32”W, along the northerly line of said Monroe Avenue (50 feet wide), also being the southerly line of lots 1 through 4 lying North of Monroe Ave (50 feet wide) of said “PLAT OF THE A. BEAUBIEN FARM, 1846” and lots 1 through 7, lying north of said Monroe Avenues (50 feet wide) of said “PLAT OF THE FRONT OF C. MORAN’S FARM, Charles Moran, Proprietor, A. E. Hathon, Civil Engineer, 1837”, 575.54 feet to the easterly line of St. Antoine Street, also being the southwesterly corner of lot 4 lying North of Monroe Ave (50 feet wide) of said “PLAT OF THE A. BEAUBIEN FARM, 1846”;

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Thence N25º59’10”W, along the easterly line of said St. Antoine, also being the westerly line of lots 4 lying North of Monroe Ave (50 feet wide) of said “PLAT OF THE A. BEAUBIEN FARM, 1846” and the westerly line of lot 4 lying South of Macomb St. (50 feet wide) of said “PLAT OF THE A. BEAUBIEN FARM, 1846”, 230.55 feet to the southerly line of said Macomb Street, also being the northwesterly corner of lot 4 lying South of Macomb St. (50 feet wide) of said “PLAT OF THE A. BEAUBIEN FARM, 1846”, also being the Point of Beginning.

IV.	L-4 – the Parking Structures

	A.	Parcel K-3 (1001 Brush St., Detroit, Michigan)

Lots A through N, inclusive, and Lots 4, 5, 6, 14, 15 and 16 and vacated alleys between said Lots, PLAT OF SUBDIVISION OF THE WEST PART OF BLOCK NO. 7, BRUSH FARM, as recorded in Liber 5 of Plats, Page 14, Wayne County Records, and further described as:

Beginning at the Southwest corner of said Lot N and proceeding North 26 degrees 11 minutes 00 seconds West, 296.58 feet; thence North 59 degrees 51 minutes 40 seconds East, 249.74 feet; thence South 26 degrees 13 minutes 22 seconds East, 296.60 feet; thence South 59 degrees 52 minutes 09 seconds West, 249.94 feet to the Point of Beginning.

	B.	Parcel K-4 (455 East Fort Street, Detroit, Michigan)

Lot 106, PLAT OF LAMBERT BEAUBIEN FARM, as recorded in Liber 6 of City Records, Pages 474 through 478, also recorded in Liber 1 of Plats, Pages 46 through 54, inclusive, Wayne County Records.

	C.	Parcel K-5 (419 East Fort Street, Detroit, Michigan)

Lot 103, PLAT OF LAMBERT BEAUBIEN FARM, as recorded in Liber 6 of City Records, Pages 474 through 478, also recorded in Liber 1 of Plats, Pages 46 through 54, inclusive, Wayne County Records. ALSO the Easterly portion of Lot 19, Block 6, PLAT OF PART OF BRUSH FARM, as recorded in Liber 28 of Deeds, Pages 164 and 165, Wayne County Records, said Easterly portion being the Easterly 11.61 feet at its South line and Easterly 11.64 feet at its North line of said Lot 19 and extending for a depth of 138.40 feet on the West line and for a depth of 138.33 feet on the East line of said Easterly portion of said Lot 19

	D.	Parcel K-6 (439 East Fort Street, Detroit, Michigan)

Lots 104 and 105, PLAT OF LAMBERT BEAUBIEN FARM, as recorded in Liber 6 of City Records, Pages 474 through 478, also recorded in Liber 1 of Plats, Pages 46 through 54, inclusive, Wayne County Records.

V.	L-5 – the Contract Builders Parcel

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	A.	Parcel K-7 (748 Randolph, Detroit, Michigan)

Lots 1, 2 and 3, Except the West 8 feet of Lot 3, Block 6, PLAT OF BRUSH FARM, as subdivided into Lots by John Mullett, Surveyor, as recorded in Liber 7 of Deeds, Pages 224 and 225, Wayne County Records.

VI.	L-6 – the Realty Equity Parcel

	A.	Parcel K-8 (422 East Lafayette, Detroit Michigan)

Lot 118, PLAT OF LAMBERT BEAUBIEN FARM, as recorded in Liber 6 of City Records, Pages 474 through 478, inclusive, also recorded in Liber 1 of Plats, Pages 46 through 54, inclusive, Wayne County Records.

VII.	L-7 – the Greektown Surplus Parcels

	A.	Parcel K-9

(Parcel H-1) Lots 2, 3 and 4, and Lot 1, Except the East 5.56 feet on the North line running South to a point to the East line of said Lot 1, North of Mullett Street, of ANTOINE BEAUBIEN FARM; Also, all that part of Lot 4, South of Catherine Street of said ANTOINE BEAUBIEN FARM, lying South of a line, described as: Commencing on the East line of said Lot, 107.97 feet, South of the South line of Catherine Street, and running thence South 64 degrees 22 minutes West to a point in the West line of said Lot, 104.60 feet, South of the South line of Catherine Street; also that part of said ANTOINE BEAUBIEN FARM, described as: Beginning at the Northeasterly corner of St. Antoine and Mullett Streets; thence Easterly 77 feet along the Northerly line of Mullett Street to a stake; thence Northerly 61.01 feet to a stake 76.92 feet East of the Easterly line of St. Antoine Street; thence Westerly to St. Antoine Street to a stake 66.40 feet Northerly from the place of beginning; thence Southerly along the Easterly line of St. Antoine Street to the place of beginning.

(Parcel H-2) Lot 3, Except Gratiot Avenue, as widened and except the following described parcel: Beginning at a point the Westerly line of Lot 3, North 26 degrees 11 minutes 20 seconds West, 30 feet from the Southwest corner of said Lot; thence North 26 degrees 11 minutes 20 seconds West, 66.82 feet along said Westerly line to the Southerly line of Gratiot Avenue, 120 feet wide; thence North 29 degrees 40 minutes 13 seconds East, 60.27 feet along said Southerly line to a point in the Easterly line of Lot 3 extended; thence South 26 degrees 11 minutes 20 seconds East, 97.19 feet along said Easterly line; thence South 59 degrees 52 minutes 03 seconds West to the point of beginning, all of the above located within the PLAT OF ANTOINE BEAUBIEN FARM, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, Wayne County Records.

(Parcel H-3) That part of Lot 2 (South side of Madison and East of St. Antoine) of the PLAT OF ANTOINE BEAUBIEN FARM, 1846, City of Detroit, Wayne County, Michigan, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199,

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Wayne County Records, described as: Beginning at the Southwest corner of Lot 2; thence North 26 degrees 11 minutes 20 seconds West, 30 feet along the Westerly line of said Lot; thence North 59 degrees 52 minutes 03 seconds East, 10 feet; thence South 26 degrees 11 minutes 20 seconds East, 30 feet to the Southerly line of said Lot; thence South 59 degrees 52 minutes 03 seconds West, 10 feet along said Southerly line to the point of beginning.

(Parcel H-4) And Lot 7 of the PLAT OF THE FRONT OF CHARLES MORAN FARMS, as recorded in Liber 10 of City Records, Page 5, Except beginning at the Southeasterly corner of said Lot 7; thence along the Easterly line of said Lot 7, North 30 degrees 04 minutes West, 115.05 feet to a point on the Northerly line of said Lot 7; thence along the Northerly lines of Lots 1 and 7, South 60 degrees West, 50 feet to a point; thence along a line South 30 degrees 04 minutes East, 115.05 feet to a point on the Southerly line of said Lot 7, being also the Northerly line of Mullett Street, as now established; thence along said line, North 60 degrees East, 50 feet to the place of beginning.

(Parcel H-5) That part of Lot 4 (South side of Madison and East of St. Antoine) of the PLAT OF ANTOINE BEAUBIEN’S FARM. 1856, City of Detroit, Wayne County, Michigan, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, Wayne County Records, described as: Beginning at a point in the Westerly line of Lot 4, North 26 degrees 11 minutes 20 seconds West, 10.40 feet from the Southwest corner of said Lot; thence North 26 degrees 11 minutes 20 seconds West, 19.60 feet along said Westerly line; thence North 59 degrees 52 minutes 03 seconds East, 50 feet to the Easterly line of Lot 4; thence South 26 degrees 11 minutes 20 seconds East, 22.69 feet along said Easterly line; thence South 63 degrees 25 minutes 00 seconds West, 49.88 feet to the point of beginning.

ALL OF THE ABOVE ARE ALSO DESCRIBED AS: (Parcel H) (Parcel 1, Sheet 1, from Survey by Conestoga-Rovers & Associates) Lots 1, 2, 3 and 4, located on the North side of Mullett Street, also parts of Lots 2, 3 and 4, located on the South side of Madison Avenue, between St. Antoine and Hastings Streets on the PLAT OF ANTOINE BEAUBIEN FARM, 1846, South of Gratiot Avenue, City of Detroit, County of Wayne, State of Michigan, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, Wayne County, Michigan; Also part of Lot 7 of the PLAT OF C. MORAN FARM SUBDIVISION, as recorded in Liber 10 of City Records, Page 5, Wayne County, Michigan, more particularly described as: Beginning at the Northeasterly corner of St. Antoine (50 feet wide) and Mullett Streets (50 feet wide); thence North 27 degrees 04 minutes 10 seconds West along the Easterly right-of-way of said St. Antoine Street and the Westerly line of Lot 4, a distance of 145.59 feet; thence North 58 degrees 57 minutes 45 seconds East, a distance of 110.00 feet; thence South 27 degrees 04 minutes 10 seconds East, a distance of 30.00 feet to a point on the North line of said Lot 2, which lies North of Mullett Street, also being the South line of said Lot 2, which lies South of Madison Street; thence North 58 degrees 55 minutes 48 seconds East along said North lot line, a distance of 84.42 feet to the Northerly most corner of an existing building; thence South 31 degrees 19 minutes 26 seconds East following along the

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Northeasterly wall of said existing building, a distance of 115.44 feet to a point on the South line of Lot 7 of C. MORAN FARM SUBDIVISION, said point also being on the Northwesterly right-of-way line of said Mullett Street; thence South 58 degrees 59 minutes 06 seconds West along said right-of-way line, a distance of 203.00 feet to the Point of Beginning.

(Parcel J) Lots 1 and 2, Except that portion taken for Walter P. Chrysler Expressway, described as: Beginning at the Southeast corner of said Lot 1; thence South 59 degrees 52 minutes 03 seconds West, 17.22 feet along the Northerly line of Mullett Street; thence North 49 degrees 23 minutes 19 seconds West, 121.84 feet along the West line of Walter P. Chrysler Freeway West Service Drive; thence North 59 degrees 52 minutes 03 seconds East, 65.49 feet along the Northerly line of said Lot 2 to the Northeast corner of Lot 2; thence South 26 degrees 07 minutes 21 seconds East, 115.29 feet to the point of beginning; Also, all of Lots 3, 4 and 5, North side of Mullett Street between St. Antoine and Hastings Streets on the PLAT OF C. MORAN FARM in the City of Detroit, Wayne County, Michigan, as recorded in Liber 1 of Plats, Page 43, Wayne County Records.

ALSO DESCRIBED AS: (Parcel II, Sheet 2 from Survey by Conestoga-Rovers & Associates) A parcel of land which lies North of Mullett Street between St. Antoine and Hastings Street, located in the PLAT OF C. MORAN FARM SUBDIVISION, as recorded in Liber 1 of Plats, Page 43, Wayne County Records, and located in the City of Detroit, Lots 3, 4 and 5 of said Plat, together with Lots 1 and 2 of the PLAT OF SUBDIVISION OF LOTS 1 AND 2 OF MULLETT AND HASTINGS STREETS OF C. MORAN SUBDIVISION, as recorded in Liber 10 of City Records, Page 5, (also previously recorded in Liber 1, Page 43) of Wayne County Records, located in the City of Detroit, Excepting that portion of Lots 1 and 2 taken for Walter P. Chrysler Expressway, being more particularly described as: Beginning at the Southerly most point of said Lot 5, said point being on the Northwesterly right-of-way of Mullett Street (50 feet wide); thence North 30 degrees 55 minutes and 33 seconds West along the Southwesterly line of said Lot 5, a distance of 115.47 feet (recorded as 115 feet) to the Westerly most point of said Lot 5; thence North 58 degrees 58 minutes 18 seconds East along the Northwesterly lines of said Lots 5, 4, 3 and 2, a distance of 213.17 feet to a found concrete monument, said monument being on the Southwesterly right-of-way line of W.P. Chrysler West Service Drive; thence South 50 degrees 20 minutes 05 seconds East along said Southwesterly right-of-way line, 122.41 feet (recorded as South 49 degrees 23 minutes 19 seconds East, 121.84 feet) to a set capped iron rod, said rod being on the Northwesterly right-of-way line of Mullett Street; thence along said right-of-way line of Mullett Street and the Southwesterly said of said Lots 1, 3, 4 and 5, a bearing South 58 degrees 59 minutes 06 seconds West, 253.85 feet to the Point of Beginning.

(Parcel K) Lots 1, 2, 3, 4, 5, 6 and 7, South of Mullett Street, and Lots 1, 2, 3, 4, 5, 5 and 7, North of Clinton Street, and all of the vacated public alley, 20 feet wide, contiguous to said Lots 1 through 5 and part of Lot 6 of the SUBDIVISION

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OF PART OF C. MORAN FARM, City of Detroit, County of Wayne, State of Michigan, as recorded in Liber 10 of City Records, Page 5, Wayne County Records, and also Lots 1, 2, 3 and 4 on the North side of Clinton Street, and Lots 1, 2 and 3 on the South side of Mullett Street of the ANTOINE BEAUBIEN FARM and also part of said ANTOINE BEAUBIEN FARM bounded on the North by Mullett Street, West by St. Antoine Street, South by Lot 4 as above described and East by Lot 3, South of Mullett Street and Lot 3, North of Clinton Street, as above described, City of Detroit, County of Wayne and State of Michigan, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, Wayne County Records, more particularly described as: Beginning at the intersection of the Easterly line of St. Antoine Street, 50 feet wide, with the Southerly line of Mullett Street, 50 feet wide; thence along said line of Mullett Street, North 59 degrees 53 minutes 50 seconds East, 577.63 feet; thence along the Westerly line of Chrysler Freeway Service Drive (formerly Westerly line of Hastings Street); thence South 26 degrees 05 minutes 40 seconds East, 230.75 feet; thence along the Northerly line of Clinton Street, 40 feet wide, South 59 degrees 56 minutes 09 seconds West, 577.24 feet; thence along said line of St. Antoine Street, North 26 degrees 11 minutes 00 seconds West, 230.41 feet to the Point of Beginning.

ALSO DESCRIBED AS (Parcel III, Sheet 3 from Survey of Conestoga-Rovers & Associates) Lots 1, 2, 3, 4, 5, 6 and 7, South of Mullett Street, and Lots 1, 2, 3, 4, 5, 6 and 7, North of Clinton Street and all of the vacated public alley, 20 feet wide, contiguous to said Lots 1 through 6, which lie South of Mullett Street, and also contiguous to said Lots 1 through 6, which lie North of Clinton Street, all of the SUBDIVISION OF PART OF C. MORAN FARM, City of Detroit, as recorded in Liber 10 of City Records, Page 5, Wayne County Records, and Lots 1, 2, 3 and 4 on the North side of Clinton Street, and Lots 1, 2 and 3, on the South side of Mullett Street of the ANTOINE BEAUBIEN FARM SUBDIVISION, and Also that part of said ANTOINE BEAUBIEN FARM SUBDIVISION bounded on the North by Mullett Street, West by St. Antoine Street, South by Lot 4 as above described, and East by Lot 3, South of Mullett Street, and Lot 3, North of Clinton Street, as above described, of said ANTOINE BEAUBIEN FARM SUBDIVISION, as recorded in Liber 27 of Deeds, Pages 197, 198 and 199, (and previously incorrectly recorded as Liber 29, 199), Wayne County Records, more particularly described as: Beginning at the intersection of the Easterly line of St. Antoine Street, 50 feet wide, with the Southerly line of Mullett Street, 50 feet wide; thence along said line of Mullett Street, North 59 degrees 00 minutes 51 seconds East, 577.39 feet (recorded as North 59 degrees 53 minutes 50 seconds East, 577.63 feet); thence along the Westerly line of the Chrysler Freeway Service Drive (formerly West line of Hastings Street), South 27 degrees 06 minutes 07 seconds East, 230.46 feet (recorded as South 26 degrees 05 minutes 40 seconds East, 230.75 feet); thence along the Northerly line of Clinton Street, 40 feet wide, South 59 degrees 50 minutes 51 seconds West, 577.29 feet (recorded as South 59 degrees 56 minutes 09 seconds West, 577.24 feet); thence along said line of St. Antoine Street, North 27 degrees 12 minutes 04 seconds West (recorded as North 26 degrees 11 minutes 00 seconds West), 230.34 feet to the point of beginning.

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B.	Parcel K-10

Being all of Lots 5 and 6, part of Lot 4, Lots 7 through 11, both inclusive, Except that part taken for Gratiot Avenue, as widened, Lot 3 and said Lot 11, Except that part taken for Chrysler Freeway as opened, that part of vacated public alleys, 16 feet wide, all of the above being Northerly of and adjoining to Madison Avenue, also all of Lots 3 through 7, both inclusive, and that part of Lot 2 not taken for Chrysler Freeway as opened, all Southerly of and adjoining Madison Avenue, also Lots 6 and 7, Except a triangular portion being the West 3.0 feet on the South line and the South 40.32 feet on the West line of said Lot 7, all Northerly of and adjoining Mullett Street, 50 feet wide, and that part of Madison Avenue, 50 feet wide, between the West line of P.C. 5 and the Chrysler Freeway, all of the above contained within the PLAT OF THE FRONT OF CHARLES MORAN FARM, A.E. Haton, Civil Engineer, 1837, Charles Moran, Proprietor, as recorded in Liber 10, Pages 3, 4 and 5 of City Records, Wayne County Records; also part of Lot 1 being a portion of vacated Madison Avenue and being more particularly described as: Beginning at the Southeasterly corner of Lot 1; thence Westerly along the Southerly line of said Lot 1 to the Easterly line of Gratiot Avenue, 120 feet wide; thence Northerly along said Easterly line of Gratiot Avenue to the Easterly line of said Lot 1; thence Southerly along the Easterly line of said Lot 1 to the Point of Beginning, being the Northerly line of Madison Avenue, and all of Lot 1 and Lot 1 Except the West 10 feet of the South 30 feet of said Lot 2, lying Southerly of and adjoining Madison Avenue, and part of Lot 3, Southerly of and adjoining Madison Avenue, and part of said vacated Madison Avenue adjoining, Except Gratiot Avenue as widened, described as, beginning at a point on the Westerly line of Lot 3, North 26 degrees 11 minutes 20 seconds West, 68.82 feet along said Westerly line to the Southerly line of Gratiot Avenue, 120 feet wide; thence North 29 degrees 40 minutes 10 seconds East, 60.27 feet along said Southerly line to a point on the Easterly line of Lot 3 extended; thence South 26 degrees 11 minutes 20 seconds East 97.19 feet along said Easterly line; thence South 59 degrees 52 minutes 03 seconds West, 50.00 feet to the Point of Beginning, and part of Lot 4 Southerly of Gratiot Avenue, 120 feet wide, being the North 75.05 feet on the East line, and that part of vacated Madison Avenue between the Southerly line of Gratiot Avenue and the Easterly line of P.C. 2 being also the Westerly line of P.C. 5, all within PLAT OF ANTOINE BEAUBIEN FARM, April 22, 1846 including Catholic and Protestant Cemeteries, as recorded in Liber 27, Page 197 of Deeds, Wayne County Records.

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